Exhibit 10.1

EXECUTION VERSION

CORNERSTONE INVESTMENT AGREEMENT

dated as of March 31, 2010

between

REP INVESTMENTS LLC

and

GENERAL GROWTH PROPERTIES, INC.

i

LIST OF EXHIBITS

Exhibit A:	Plan Summary Term Sheet

Exhibit B:	Post-Bankruptcy GGP Corporate Structure

Exhibit C-1:	Fairholme Agreement

Exhibit C-2:	Pershing Agreement

Exhibit D:	REIT Representation Letter

Exhibit E:	GGO Assets

Exhibit F:	Form of Approval Order

Exhibit G:	Form of Warrant Agreement

Exhibit H:	[Intentionally Omitted]

Exhibit I:	[Intentionally Omitted]

Exhibit J:	Form of REIT Opinion

Exhibit K:	Form of Equity Commitment Letter

Exhibit L:	Form of Escrow Agreement

Exhibit M:	Form of Non-Control Agreement

Exhibit N:	Certain REIT Investors

INDEX OF DEFINED TERMS

Defined Term	Page

2006 Bank Loan	62
Acceptable LC	62
Additional Financing	52
Additional Sales Period	63
Adequate Reserves	22
Affiliate	63
Agreement	1
Anticipated Debt Paydowns	52
Approval Motion	28
Approval Order	28
Asset Sales	52
Backstop Commitment	6
Backstop Consideration	7
Bankruptcy Cases	1
Bankruptcy Code	1
Bankruptcy Court	1
Brazilian Entities	63
Brookfield Consortium Member	63
Brookfield Equity Commitment Letter	62
Business Day	63
Capital Raising Activities	29
Cash Equivalents	63
Chapter 11	1
Claims	64
Closing	3
Closing Date	3
Closing Date Net Debt	64
Closing Date Net Debt W/O Reinstatement Adjustment and Permitted Claims Amounts	64
Closing Funding Certification	80
Closing Restraint	61
CMPC	5
Code	16
Commitment Amount	47
Common Stock	1
Company	1
Company Benefit Plan	65
Company Board	65
Company Disclosure Letter	8
Company Ground Lease Property	20
Company Mortgage Loan	21
Company Option Plans	9
Company Properties	18
Company Property	18

v

Company Property Lease	20
Company Rights Offering	4
Company SEC Reports	13
Competing Transaction	65
Conclusive Net Debt Adjustment Statement	65
Confidentiality Agreement	30
Confirmation Order	49
Confirmed Debtors	72
Contract	65
Conversion Shares	66
Corporate Level Debt	66
Debt	66
Debtors	1
Designation Conditions	3
DIP Loan	66
Disclosure Statement	66
Disclosure Statement Order	49
Dispute Notice	41
Disputed Items	42
Effective Date	3
Eligible Holder	6
Encumbrances	18
Environmental Laws	15
Equity Exchange	1
Equity Financing	80
Equity Provider	62
Equity Securities	10
ERISA	66
ERISA Affiliate	16
Escrow Agreement	62
Escrow Agreements	62
Excess Surplus Amount	66
Exchangeable Notes	66
Excluded Claims	67
Excluded Non-US Plans	17
Expiration Time	6
Fairholme Agreement	2
Fairholme Investors	2
Fairholme/Pershing Agreements	2
Fairholme/Pershing Backstop Commitment	7
Fairholme/Pershing Investors	2
Foreign Plan	17
Fully Diluted Basis	68
Funding Document	75
GAAP	68
GGO	2

GGO Agreement	36
GGO Backstop Limit	6
GGO Board	36
GGO Common Share Amount	68
GGO Common Stock	4
GGO Minimum Allocation Right	6
GGO Note Amount	68
GGO Per Share Purchase Price	6
GGO Promissory Note	68
GGO Purchase Price	68
GGO Representative	4
GGO Rights Offering	5
GGO Rights Offering Shares	5
GGO Setup Costs	69
GGO Share Distribution	5
GGO Shares	69
GGO Warrants	28
GGP	1
Governmental Entity	69
Hazardous Materials	16
Hughes Agreement	69
Hughes Amount	68
Hughes Heirs Obligation	69
Identified Assets	4
Indebtedness	69
Indemnified Person	58
Indemnity Cap	42
Joint Venture	70
Knowledge	70
Law	70
Liquidity Equity Issuances	70
Liquidity Target	51
Material Adverse Effect	70
Material Contract	71
Material Lease	21
Measurement Date	9
Most Recent Statement	18
MPC Assets	71
MPC Tax Reserve	71
MPC Taxes	71
Net Debt Deficiency Amount	72
Net Debt Excess Amount	71
New Common Stock	1
New Debt	51
New Warrants	28
Non-Controlling Properties	72

NYSE	29
Offering Premium	72
Operating Partnership	72
Other Sponsor	75
PBGC	16
Per Share Purchase Price	3
Permitted Claims	72
Permitted Claims Amount	73
Permitted Title Exceptions	18
Pershing Agreement	2
Pershing Investors	2
Person	73
Petition Date	1
Plan	1
Plan Debtors	72
Plan Summary Term Sheet	1
PMA Claims	72
Preliminary Closing Date Net Debt Review Deadline	73
Preliminary Closing Date Net Debt Review Period	73
Preliminary Closing Date Net Debt Schedule	41
Proceedings	58
Proportionally Consolidated Debt	73
Proportionally Consolidated Unrestricted Cash	73
Proposed Approval Order	28
Proposed Securities	31
Purchase Notice	7
Purchase Price	3
Purchaser	1
Purchaser Board Designees	34
Purchaser Debt Holdings	66
Purchaser GGO Board Designees	36
Record Date	6
Refinance Cap	54
Reinstated Amounts	51
Reinstatement Adjustment Amount	74
Reinstatement Amount	74
REIT	23
REIT Subsidiary	23
Release Date	46
Reorganized Company	1
Reorganized Company Organizational Documents	39
Reserve	73
Reserve Surplus Amount	74
Resolution Period	42
Right	6
Rights Agreement	74

Rights Offering Election	3
Rouse Bonds	74
Rule 144	44
Sales Cap	53
SEC	13
Securities Act	13
Share Cap Number	52
Share Equivalent	74
Shares	3
Significant Subsidiaries	74
Stockholder Protection Agreement	72
Subscribing Entities	30
Subscribing Entity	30
Subscription Agent	6
Subscription Right	31
Subsidiary	74
Synthetic Lease Obligation	69
Target Net Debt	75
Tax Protection Agreements	75
Tax Return	23
Taxes	23
Termination Date	75
Termination Date Extension Notice	75
Total Unsubscribed Shares	7
Transactions	76
Transfer	45
TRUPS	76
Unrestricted Cash	76
Unsecured Indebtedness	76
Unsubscribed Shares	6
UPREIT Units	76
Warrant Agreement	28
Warrants	28

CORNERSTONE INVESTMENT AGREEMENT, dated as of March 31, 2010 (this “Agreement”), by and between General Growth Properties, Inc., a Delaware corporation (“GGP”), and REP Investments LLC, a Delaware limited liability company (together with its permitted assigns, “Purchaser”).

RECITALS

WHEREAS, GGP is a debtor in possession in that certain bankruptcy case under chapter 11 (“Chapter 11”) of Title 11 of the United States Code, 11 U.S.C. §§ 101 -1532 (as amended, the “Bankruptcy Code”) filed on April 16, 2009 (the “Petition Date”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), Case No. 09-11977 (ALG).

WHEREAS, Purchaser desires to assist GGP in its plans to recapitalize and emerge from bankruptcy and has agreed to sponsor the implementation of a joint chapter 11 plan of reorganization based on the Plan Summary Term Sheet (as defined below) (together with all documents and agreements that form part of such plan or related plan supplement or are related thereto, and as it may be amended, modified or supplemented from time to time, in each case, to the extent it relates to the implementation and effectuation of the Plan Summary Term Sheet and this Agreement, the “Plan”), of GGP and its Subsidiaries and Affiliates who are debtors and debtors-in-possession (the “Debtors”) in the chapter 11 cases pending and jointly administered in the Bankruptcy Court (the “Bankruptcy Cases”).

WHEREAS, principal elements of the Plan (including a table setting forth the proposed treatment of allowed claims and equity interests in the Bankruptcy Cases) are set forth on Exhibit A hereto (the “Plan Summary Term Sheet”).

WHEREAS, the Plan shall provide, among other things, that (i) each holder of common stock, par value $0.01 per share, of GGP (the “Common Stock”) shall receive, in exchange for each share of Common Stock held by such holder, one share (subject to adjustment as contemplated by Section 5.13(a) hereof) of new common stock (the “New Common Stock”) of a new company that succeeds to GGP in the manner contemplated by Exhibit B upon consummation of the Plan (the “Reorganized Company”) and (ii) any Equity Securities (other than Common Stock) of the Company (as defined below) or any of its Subsidiaries (as defined below) outstanding immediately after the Effective Date that were previously convertible into, or exercisable or exchangeable for, Common Stock shall thereafter be convertible into, or exercisable or exchangeable for, New Common Stock (based upon the number of shares of Common Stock underlying such Equity Securities) (the transactions contemplated by clauses (i) and (ii) of this recital being referred to herein as the “Equity Exchange”). For purposes of this Agreement, the “Company” shall be deemed to refer, prior to consummation of the Plan, to GGP and, on and after consummation of the Plan, the Reorganized Company, as the context requires.

WHEREAS, Purchaser desires to make an investment in the Reorganized Company on the terms and subject to the conditions described herein in the form of the purchase of shares of New Common Stock as contemplated hereby.

WHEREAS, in addition to the Equity Exchange and the sale of the Shares (as defined below), the Plan shall provide for the incorporation by the Company of a new subsidiary, General Growth Opportunities, Inc. (“GGO”), the contribution of certain assets (and/or equity interests related thereto) of the Company to GGO and the assumption by GGO of the liabilities associated with such assets, the distribution to the shareholders of the Company (subject to adjustment as contemplated by Section 5.13(b) hereof and prior to the issuance of the Shares and the issuance of other shares of New Common Stock contemplated by this Agreement other than pursuant to the Equity Exchange) on a pro rata basis and certain holders of UPREIT Units of all of the capital stock of GGO and the consummation of the GGO Rights Offering (as described herein).

WHEREAS, the Company has requested that Purchaser commit to purchase the Shares and the GGO Shares at a fixed price for the term hereof.

WHEREAS, Purchaser has agreed to enter into this Agreement and commit to purchase the Shares and the GGO Shares only on the condition that the Company, as promptly as practicable following the date hereof (but no later than the date provided in Section 5.2 hereof), issue the Warrants contemplated herein and perform its other obligations hereunder.

WHEREAS, on the date hereof, the Company entered into an agreement (in the form attached hereto as Exhibit C-1 together with any amendments thereto as have been approved by Purchaser, the “Fairholme Agreement”) with The Fairholme Fund and The Fairholme Focused Income Fund (the “Fairholme Investors”) pursuant to which the Fairholme Investors have agreed to make (i) an investment of up to $2,713,200,000 in the Reorganized Company in the form of the purchase of shares of New Common Stock and (ii) an investment of up to $62,500,000 in GGO in the form of the purchase of shares of GGO Common Stock pursuant to a commitment to backstop a portion of the GGO Rights Offering.

WHEREAS, on the date hereof, the Company entered into an agreement (in the form attached hereto as Exhibit C-2 together with any amendments thereto as have been approved by Purchaser, the “Pershing Agreement” and, together with the Fairholme Agreement, the “Fairholme/Pershing Agreements”) with Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd. (the “Pershing Investors” and, together with the Fairholme Investors, the “Fairholme/Pershing Investors”) pursuant to which the Pershing Investors have agreed to make (i) an investment of up to $1,086,800,000 in the Reorganized Company in the form of the purchase of shares of New Common Stock and (ii) an investment of up to $62,500,000 in GGO in the form of the purchase of shares of GGO Common Stock pursuant to a commitment to backstop a portion of the GGO Rights Offering.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE OF NEW COMMON STOCK; CLOSING

SECTION 1.1         Purchase of New Common Stock.

(a)           On the terms and subject to the conditions set forth herein, at the Closing (as defined below), Purchaser shall purchase from the Company, and the Company shall sell to Purchaser, 250,000,000 shares of New Common Stock minus the Conversion Shares, if any (the “Shares”), for a price per share equal to $10.00 (the “Per Share Purchase Price” and, in the aggregate, the “Purchase Price”).

(b)           All Shares shall be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Company to the extent required under the Confirmation Order or applicable Law.

(c)           Purchaser, in its sole discretion, may designate that some or all of the Shares be issued in the name of, and delivered to, one or more Brookfield Consortium Members, subject to (i) such action not causing any delay in the obtaining of, or significantly increasing the risk of not obtaining, any material authorizations, consents, orders, declarations or approvals necessary to consummate the transactions contemplated by this Agreement or otherwise delaying the consummation of such transactions, (ii) such Person shall be an “accredited investor” (within the meaning of Rule 501 of Regulation D under the Securities Act) and shall have agreed in writing with and for the benefit of the Company to be bound by the terms of this Agreement applicable to Purchaser set forth in Section 6.4, including the delivery of the letter certifying compliance with the representations and covenants set forth on Exhibit D to the extent applicable and (iii) Purchaser not being relieved of any of its obligations under this Agreement ((i), (ii) and (iii) collectively, the “Designation Conditions”).

SECTION 1.2         Closing. Subject to the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) set forth in Article VII and Article VIII, the closing of the purchase of the Shares by Purchaser pursuant hereto (the “Closing”) shall occur at 9:30 a.m., New York time, on the effective date of the Plan (the “Effective Date”), at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, NY 10153, or such other date, time or location as agreed by the parties. The date of the Closing is referred to as the “Closing Date”. Each of the Company and Purchaser hereby agree that in no event shall the Closing occur unless all of the Shares are sold to Purchaser (or to such other Brookfield Consortium Members as Purchaser may designate in accordance with and subject to the Designation Conditions) on the Closing Date.

SECTION 1.3         Company Rights Offering Election. The Company may at any time prior to the date of filing of the Disclosure Statement, upon written notice to Purchaser in accordance with the terms hereof (the “Rights Offering Election”), irrevocably elect to convert the obligation of Purchaser to purchase the Shares as contemplated by Section 1.1 hereof into an obligation of Purchaser to participate in a rights offering by the Company pursuant to which shareholders and/or creditors of the Company are offered rights to subscribe for shares of New

Common Stock (a “Company Rights Offering”), subject to the execution and delivery of definitive documentation therefor and the satisfaction of the conditions described therein and other customary conditions for a public rights offering. To the extent the Company makes a Rights Offering Election, (i) Purchaser shall be entitled to a minimum allocation of shares of New Common Stock in the Company Rights Offering equal to the number of shares Purchaser would otherwise be required to purchase pursuant to Section 1.1 hereof had no such election been made, (ii) the purchase price per share payable by Purchaser shall be equal to the Per Share Purchase Price and Purchaser shall not be otherwise adversely affected as compared to the transactions contemplated hereby, (iii) the Company Rights Offering shall be effected in a manner substantially consistent with the procedures contemplated by Section 2.2 with respect to the GGO Rights Offering, provided that the Company Rights Offering shall be completed by the Effective Date, and (iv) the Company and Purchaser shall cooperate in good faith to develop and agree upon documentation that is reasonably acceptable to both the Company and Purchaser governing the further terms and conditions of the Company Rights Offering.

ARTICLE II

GGO SHARE DISTRIBUTION AND GGO RIGHTS OFFERING

SECTION 2.1         GGO Share Distribution. On the terms and subject to the conditions (including Bankruptcy Court approval) set forth herein, the Plan shall provide for the following:

(a)           On or prior to the Effective Date, the Company shall incorporate GGO with issued and outstanding capital stock consisting of at least the GGO Common Share Amount of shares of common stock (the “GGO Common Stock”), designate an employee of the Company familiar with the Identified Assets and reasonably acceptable to Purchaser to serve as a representative of GGO (the “GGO Representative”) and shall contribute to GGO (directly or indirectly) the assets (and/or equity interests related thereto) set forth in Exhibit E hereto and have GGO assume directly or indirectly the associated liabilities (the “Identified Assets”); provided, however, that to the extent the Company is prohibited by Law from contributing one or more of the Identified Assets to GGO or the contribution thereof would breach or give rise to a default under any Contract, agreement or instrument that would, in the good faith judgment of the Company in consultation with the GGO Representative, impair in any material respect the value of the relevant Identified Asset or give rise to additional liability (other than liability that would not, in the aggregate, be material) on the part of GGO or the Company or a Subsidiary of the Company, the Company shall (i) to the extent not prohibited by Law or would give rise to such a default, take such action or cause to be taken such other actions in order to place GGO, insofar as reasonably possible, in the same economic position as if such Identified Asset had been transferred as contemplated hereby and so that, insofar as reasonably possible, substantially all the benefits and burdens (including all obligations thereunder but excluding any obligations that arise out of the transfer of the Identified Asset to the extent included in Permitted Claims) relating to such Identified Asset, including possession, use, risk of loss, potential for gain and control of such Identified Asset, are to inure from and after the Closing to GGO (provided, that as soon as a consent for the contribution of an Identified Asset is obtained or the contractual impediment is removed or no longer applies, the applicable Identified Asset shall be promptly contributed to GGO), or (ii) to the extent the actions contemplated by clause (i) are not possible without resulting in a material and adverse effect on the Company and its Subsidiaries (as reasonably determined by the Company in consultation with the GGO Representative), contribute other assets, with the consent of Purchaser (which Purchaser shall not unreasonably withhold, condition or delay), having an economically equivalent value and related financial impact on the Company (in each case, as reasonably agreed by Purchaser and the Company in consultation with the GGO Representative) to the Identified Asset not so contributed.

(b)           Subject to Section 5.13(b), the GGO Common Share Amount of shares of GGO Common Stock, representing all of the outstanding capital stock of GGO (other than shares of GGO Common Stock to be issued (x) in the GGO Rights Offering, (y) in connection with the Backstop Consideration and the backstop consideration issuable to the Fairholme/Pershing Investors pursuant to the Fairholme/Pershing Agreements and (z) upon exercise of the GGO Warrants and the warrants issued to the Fairholme/Pershing Investors pursuant to the Fairholme/Pershing Agreements, shall be distributed, on or prior to the Effective Date, to the shareholders of the Company (pre-issuance of the Shares) on a pro rata basis and certain holders of common UPREIT Units (the “GGO Share Distribution”).

(c)           It is agreed that neither the Company nor any of its Subsidiaries shall be required to pay or cause payment of any fees or make any financial accommodations to obtain any third-party consent, approval, waiver or other permission for the contribution contemplated by Section 2.1(a), or to seek any such consent, approval, waiver or other permission that is inapplicable to the Company or any of its Debtor Subsidiaries pursuant to the Bankruptcy Code.

(d)           The parties currently contemplate that the GGO Share Distribution will be structured as a “tax free spin-off” under the Code. To the extent that the Company and Purchaser jointly determine that it is desirable for the GGO Share Distribution to be structured as a taxable dividend, the parties will work together to structure the transaction to allow for such outcome.

(e)           With respect to the Columbia Master Planned Community (the “CMPC”), it is the intention of the parties that office assets currently producing any material amount of income at the CMPC (including any associated right of access to parking spaces) will be retained by the Company and the remaining non-income producing assets at the CMPC will be transferred to GGO (including all rights to develop and/or redevelop (as appropriate) the remainder of the CMPC). On or prior to the Effective Date, the Company and GGO shall enter into a mutually satisfactory development and cooperation agreement with respect to the CMPC, which agreement shall provide, among other things, that GGO shall grant mutually satisfactory easements, to the extent not already granted, such that the office buildings retained by GGP (as provided above) continuously shall have access to parking spaces appropriate for such office buildings.

SECTION 2.2         GGO Rights Offering.

(a)           On the terms and subject to the conditions set forth herein, the Plan shall provide for the following:

(i)            That GGO shall offer 50,000,000 shares of GGO Common Stock (the “GGO Rights Offering Shares”) pursuant to a rights offering (the “GGO Rights Offering”) which shall be completed at the Company’s election either (A) on or prior to the Effective Date or (B) promptly (but in no event later than 90 days) following the Effective Date. Pursuant to the GGO Rights Offering, each holder of shares of Common Stock entitled to subscribe to the GGO Rights Offering (each, an “Eligible Holder”), as of the record date approved by the Bankruptcy Court in connection with the Plan (the “Record Date”), shall be offered a transferable subscription right (each, a “Right”) to purchase up to its pro rata share (after giving effect to the GGO Minimum Allocation Right and minimum allocation rights granted to other investors in the Plan) of the GGO Rights Offering Shares at a purchase price of $5.00 per share of GGO Common Stock (the “GGO Per Share Purchase Price”).

(ii)           That Purchaser shall be entitled to receive a minimum allocation in connection with the GGO Rights Offering of 10,000,000 shares of GGO Common Stock at the GGO Per Share Purchase Price (the “GGO Minimum Allocation Right”).

(iii)          That if the subscription agent for the GGO Rights Offering (the “Subscription Agent”) for any reason does not receive from a given Eligible Holder both a timely and duly completed subscription form for the GGO Rights Offering and timely payment of such Eligible Holder’s aggregate GGO Per Share Purchase Price prior to the expiration time for the GGO Rights Offering (the “Expiration Time”), such Eligible Holder shall be deemed to have relinquished and waived its right to participate in the GGO Rights Offering.

(iv)          The Expiration Time shall occur no later than ninety (90) days after the Effective Date.

(b)           In order to facilitate the GGO Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, the Plan will provide that GGO will sell to Purchaser in the GGO Rights Offering, and Purchaser hereby agrees to subscribe and pay for, a number of shares of GGO Common Stock (not to exceed the GGO Backstop Limit (as such term is defined below)) equal to (i) the GGO Rights Offering Shares minus (ii) the number of shares of GGO Common Stock offered pursuant to the GGO Rights Offering and duly subscribed for and paid for on or before the Expiration Time (the difference between (i) and (ii) after applying the GGO Backstop Limit, the “Unsubscribed Shares” and Purchaser’s commitment to purchase such Unsubscribed Shares being referred to as the “Backstop Commitment”); provided, however, that the Backstop Commitment is conditioned upon GGO having filed, and the SEC declaring effective, a shelf registration statement on Form S-1 or S-11, as applicable, prior to the date of completion of the GGO Rights Offering (unless Purchaser shall consent to GGO filing such registration statement after such date, such consent not to be unreasonably withheld) covering resales by Purchaser of the GGO Shares and shares issuable upon exercise of the GGO Warrants, containing a plan of distribution reasonably satisfactory to Purchaser, but subject to the provisions of Section 6.4 and the Non-Control Agreement. For purposes of this Agreement, “GGO Backstop Limit” means the number of shares of GGO Common Stock equal to (i) the quotient obtained by dividing (x) $125,000,000 by (y) the GGO

Per Share Purchase Price minus (ii) the number of shares of GGO Common Stock subscribed, and paid for, on or before the Expiration Time by Purchaser pursuant to the GGO Minimum Allocation Right. If the Fairholme Investors and/or the Pershing Investors have any obligation to subscribe and pay for shares of GGO Common Stock offered pursuant to the GGO Rights Offering (the “Fairholme/Pershing Backstop Commitment”) in the Fairholme/Pershing Agreements, the Backstop Commitment shall be applied pro rata with the Fairholme/Pershing Backstop Commitment, such that the total number of shares of GGO Common Stock not subscribed for in the GGO Rights Offering (the “Total Unsubscribed Shares”) shall be allocated in proportion to their respective backstop commitments (subject in the case of Purchaser to the GGO Backstop Limit and in the case of the Fairholme/Pershing Investors to the applicable limits in the Fairholme/Pershing Agreements).

(c)           The Subscription Agent shall be instructed to give Purchaser as soon as reasonably practicable after the Expiration Time by electronic facsimile transmission or by electronic mail a notice conforming to the requirements specified herein of either (i) the calculation of the number of Unsubscribed Shares and a summary of the portion of the Total Unsubscribed Shares required to be purchased by each of Purchaser and, if applicable, the Fairholme/Pershing Investors (a “Purchase Notice”), or (ii) in the absence of any Unsubscribed Shares, the fact that there are no Unsubscribed Shares. If at the Expiration Time the Total Unsubscribed Shares are in excess of the Backstop Commitment and the Fairholme/Pershing Backstop Commitment, then Purchaser shall also have the right, but not the obligation, to purchase on the same terms as the Backstop Commitment fifty percent (50%) of the number of Total Unsubscribed Shares in excess of each of the Backstop Commitment and the Fairholme/Pershing Backstop Commitment, exercisable within 30 days after receipt of the Purchase Notice.

(d)           The Plan shall provide that unless this Agreement has been previously terminated, on the Effective Date GGO shall issue to Purchaser (or its designees in accordance with and subject to the Designation Conditions) a number of shares of GGO Common Stock equal to the quotient obtained by dividing (x) 6,250,000 by (y) the GGO Per Share Purchase Price (the “Backstop Consideration”) as compensation for the risk and efforts of the Backstop Commitment.

(e)           In the GGO Rights Offering, Purchaser shall purchase at the GGO Per Share Purchase Price, and GGO shall sell, such number of Unsubscribed Shares as are listed in the final Purchase Notice provided by the Company pursuant to Section 2.2(c) hereof, without prejudice to the rights of Purchaser or GGO to seek later an upward or downward adjustment if the number of Unsubscribed Shares in such Purchase Notice is miscalculated.

(f)            On the terms and subject to the conditions set forth herein, the Plan shall provide that delivery of the Unsubscribed Shares shall be made promptly by GGO to the account of Purchaser (or to such other accounts as Purchaser may designate in accordance with and subject to the Designation Conditions) against payment of the aggregate GGO Per Share Purchase Price for the Unsubscribed Shares by wire transfer of immediately available funds to the account specified by GGO to Purchaser at least twenty-four hours in advance.

(g)           All GGO Shares shall be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by GGO to the extent required under the Confirmation Order or applicable Law.

(h)           Purchaser, in its sole discretion, may designate that some or all of the GGO Shares be issued in the name of, and delivered to, one or more Brookfield Consortium Members in accordance with and subject to the Designation Conditions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser, as set forth below, except (i) as set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (but not in documents filed as exhibits thereto or documents incorporated by reference therein) filed with the SEC on March 1, 2010 (other than in any “risk factor” disclosure or any other forward-looking disclosures contained in such reports under the headings “Risk Factors” or “Cautionary Note” or any similar sections) or (ii) as set forth in the disclosure schedule delivered by the Company to Purchaser on the date of this Agreement (the “Company Disclosure Letter”):

SECTION 3.1         Organization and Qualification. The Company and each of its direct and indirect Significant Subsidiaries is duly organized and is validly existing as a corporation or other form of entity, where applicable, in good standing under the Laws of their respective jurisdictions of organization, with the requisite power and authority to own, operate or manage its properties and conduct its business as currently conducted, subject, as applicable, to the restrictions that result from any such entity’s status as a debtor-in-possession under Chapter 11, except to the extent the failure of such Significant Subsidiary to be in good standing (to the extent the concept of good standing is applicable in its jurisdiction of organization) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Significant Subsidiaries has been duly qualified as a foreign corporation or other form of entity for the transaction of business and, where applicable, is in good standing under the Laws of each other jurisdiction in which it owns, manages, operates or leases properties or conducts business so as to require such qualification, except to the extent the failure to be so qualified or, where applicable, be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.2         Corporate Power and Authority.

(a)           Subject to the authorization of the Bankruptcy Court, which shall be contained in the Confirmation Order, and the expiration or waiver by the Bankruptcy Court of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order, the Company has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder (except with respect to (i) the issuance of the Warrants, (ii) the provisions of the Approval Order and (iii) Article IX hereof). The Company has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement.

(b)           Subject to the entry of the Approval Order, the Company has the requisite power and authority to (i) issue the Warrants (assuming the accuracy of the representations of Purchaser contained in Exhibit D), (ii) perform its obligations pursuant to the provisions of the Approval Order and (iii) Article IX hereof. No approval by any securityholders of the Company or any Subsidiary of the Company is required in connection with the issuance of the Warrants or the issuance of the shares of Common Stock upon exercise of the Warrants.

(c)           The Company has received written confirmation from the NYSE that the shares of New Common Stock or other Equity Securities issuable by the Company to Purchaser and each Subscribing Entity in connection with each Subscribing Entity’s exercise of its Subscription Rights contemplated by Section 5.9(a) hereof shall not require stockholder approval and shall be eligible for listing on the NYSE in the hands of Purchaser without any requirement for stockholder approval, in each case, during the five (5) year period following the Closing Date.

SECTION 3.3         Execution and Delivery; Enforceability.

(a)           This Agreement has been duly and validly executed and delivered by the Company, and subject to the authorization of the Bankruptcy Court, which shall be contained in the Confirmation Order, and the expiration or waiver by the Bankruptcy Court of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order, shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity) (except with respect to (i) the issuance of the Warrants, (ii) the provisions of the Approval Order and (iii) Article IX hereof).

(b)           Subject to the entry of the Approval Order, the provisions of this Agreement relating to (i) the issuance of the Warrants, (ii) the provisions of the Approval Order and (iii) Article IX hereof shall constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

SECTION 3.4         Authorized Capital Stock. As of the date of this Agreement, the authorized capital stock of the Company consists of 875,000,000 shares of Common Stock and of 5,000,000 shares of preferred stock. The issued and outstanding capital stock of the Company and the shares of Common Stock available for grant pursuant to the Company’s 1993 Stock Incentive Plan, 1998 Stock Incentive Plan and 2003 Stock Incentive Plan (collectively, the “Company Option Plans”) or otherwise as of March 26, 2010 (the “Measurement Date”) is set forth on Section 3.4 of the Company Disclosure Letter. From the Measurement Date to the date of this Agreement, other than in connection with the issuance of shares of Common Stock pursuant to the exercise of options outstanding as of the Measurement Date, there has been no change in the number of outstanding shares of capital stock of the Company or the number of outstanding Equity Securities (as defined below). Except as set forth on Section 3.4 of the Company Disclosure Letter, on the Measurement Date, there was not outstanding, and there was not reserved for issuance, any (i) share of capital stock or other voting securities of the Company or its Significant Subsidiaries; (ii) security of the Company or its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or its Significant Subsidiaries; (iii) option or other right to acquire from the Company or its

Subsidiaries, or obligation of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or security convertible into or exercisable or exchangeable for shares of capital stock or voting securities of the Company or its Significant Subsidiaries, as the case may be; or (iv) equity equivalent interest in the ownership or earnings of the Company or its Significant Subsidiaries or other similar right, in each case to which the Company or a Significant Subsidiary is a party (the items in clauses (i) through (iv) collectively, “Equity Securities”). Other than as set forth on Section 3.4 of the Company Disclosure Letter or as contemplated by this Agreement, or pursuant to Contracts entered into by the Company after the date hereof and prior to the Closing that are otherwise not inconsistent with Purchaser’s rights hereunder and with respect to the transactions contemplated hereby, and do not confer on any other Person rights that are superior to those received by Purchaser hereunder or pursuant to the transactions contemplated hereby other than rights and terms that are customarily granted to holders of any such Equity Securities so issued and not customarily granted in transactions such as the transactions contemplated hereby, there is no outstanding obligation of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Security. Other than as set forth on Section 3.4 of the Company Disclosure Letter or as contemplated by this Agreement, or pursuant to Contracts entered into by the Company in connection with the issuance of Equity Securities after the date hereof and prior to the Closing that are otherwise not inconsistent with Purchaser’s rights hereunder and with respect to the transactions contemplated hereby, and do not confer on any other Person rights that are superior to those received by Purchaser hereunder or pursuant to the transactions contemplated hereby other than rights and terms that are customarily granted to holders of any such Equity Securities so issued and not customarily granted in transactions such as the transactions contemplated hereby, there is no stockholder agreement, voting trust or other agreement or understanding to which the Company is a party or by which the Company is bound relating to the voting, purchase, transfer or registration of any shares of capital stock of the Company or preemptive rights with respect thereto. Section 3.4 of the Company Disclosure Letter sets forth a complete and accurate list of the outstanding Equity Securities of the Company as of the Measurement Date, including the applicable conversion rates and exercise prices (or, in the case of options to acquire Common Stock, the weighted average exercise price) relating to the conversion or exercise of such Equity Securities into or for Common Stock.

SECTION 3.5         Issuance.

(a)           Subject to the authorization of the Bankruptcy Court, which shall be contained in entry of the Confirmation Order, and the expiration or waiver by the Bankruptcy Court of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order, the issuance of the Shares and the New Warrants has been duly and validly authorized. Subject to the entry of the Approval Order and assuming the accuracy of the representations of Purchaser contained in Exhibit D, the issuance of the Warrants is duly and validly authorized. When the Shares are issued and delivered in accordance with the terms of this Agreement against payment therefor, the Shares shall be duly and validly issued, fully paid and non-assessable and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal and subscription rights, other than rights and restrictions under this Agreement, the Non-Control Agreement and applicable state and federal securities Laws. When the Warrants and the New Warrants are issued and delivered in accordance with the terms of this Agreement, the Warrants and New Warrants shall be duly and validly issued and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal and subscription rights, other than rights and restrictions under this Agreement, the terms of the Warrants and New Warrants and under applicable state and federal securities Laws. When the shares of Common Stock issuable upon the exercise of the Warrants and the shares of New Common Stock issuable upon the exercise of the New Warrants are issued and delivered against payment therefor, the shares of Common Stock and New Common Stock, as applicable, shall be duly and validly issued, fully paid and non-assessable and free and clear of all taxes, liens, preemptive rights, rights of first refusal and subscription rights, other than rights and restrictions under this Agreement, the Non-Control Agreement and applicable state and federal securities Laws.

(b)                                 Subject to the authorization of the Bankruptcy Court, which shall be contained in the entry of the Confirmation Order, and the expiration or waiver by the Bankruptcy Court of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order, when the GGO Shares and the GGO Warrants are issued, the GGO Shares and GGO Warrants shall be duly and validly authorized, duly and validly issued, fully paid and non-assessable and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal and subscription rights, other than rights and restrictions under this Agreement and under applicable state and federal securities Laws. When the shares of GGO Common Stock issuable upon the exercise of the GGO Warrants are issued and delivered against payment therefor, the shares of GGO Common Stock shall be duly and validly issued, fully paid and non-assessable and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal and subscription rights, other than rights and restrictions under this Agreement and under applicable state and federal securities Laws.

SECTION 3.6                          No Conflict.

(a)                                  Subject to (i) the receipt of the consents set forth on Section 3.6 of the Company Disclosure Letter, (ii) such authorization as is required by the Bankruptcy Court or the Bankruptcy Code, which shall be contained in the entry of the Confirmation Order, and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order, (iii) any provisions of the Bankruptcy Code that override, eliminate or abrogate such consents or as may be ordered by the Bankruptcy Court and (iv) the ability to employ the alternatives contemplated by Section 2.1 of the Agreement, the execution and delivery (or, with respect to the Plan, the filing) by the Company of this Agreement and the Plan, the performance by the Company of its respective obligations under this Agreement and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, (x) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any lien under, or give rise to any termination right under, any Contract to which the Company or any of the Company’s Subsidiaries is a party or by which any of their material assets are subject or encumbered, (y) shall not result in any violation or breach of any terms, conditions or provisions of the certificate of incorporation or bylaws of the Company, or the comparable organizational documents of the Company’s Subsidiaries, and (z) shall not conflict with or result in any violation or breach of, or any termination or impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets, except, in the case of each of clauses (x) and (z) above, for any such conflict, breach, acceleration, lien, termination, impairment, failure to comply, default or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect (except with respect to (i) the issuance of the Warrants and (ii) the provisions of the Approval Order and (iii) Article IX hereof).

(b)                                 Subject to the entry of the Approval Order, (i) the issuance of the Warrants (assuming the accuracy of the representations of Purchaser contained in Exhibit D), (ii) the performance by the Company of its respective obligations under the Approval Order and compliance by the Company with all of the provisions thereof, and (iii) the performance by the Company of respective obligations under Article IX hereof (x) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any lien under, or give rise to any termination right under, any Contract, (y) shall not result in any violation or breach of any terms, conditions or provisions of the certificate of incorporation or bylaws of the Company, or the comparable organizational documents of the Company’s Subsidiaries, and (z) shall not conflict with or result in any violation or breach of, or any termination or impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets, except, in the case of each of clauses (x) and (z) above, for any such conflict, breach, acceleration, lien, termination, impairment, failure to comply, default or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

SECTION 3.7                          Consents and Approvals.

(a)                                  No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties is required for (i) (1) the issuance and delivery of the New Warrants, (2) the issuance, sale and delivery of Shares, (3) the issuance and delivery of the Warrants, (4) the issuance, sale and delivery of the GGO Shares, (5) the issuance and delivery of the GGO Warrants, (6) the issuance of New Common Stock upon exercise of the New Warrants, (7) the issuance of GGO Common Stock upon exercise of the GGO Warrants and (8) the issuance of Common Stock upon exercise of the Warrants and (ii) the execution and delivery by the Company of this Agreement or the Plan and performance of and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except (A) such authorization as is required by the Bankruptcy Court or the Bankruptcy Code, which shall be contained in the entry of the relevant Court Order, and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order, as applicable (except with respect to (i) the issuance of the Warrants, (ii) the provisions of the Approval Order and (iii) Article IX hereof), (B) filings required under, and compliance with (other than shareholder approval requirements in respect of the issuance of the Warrants), the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, the Securities Act and the rules and regulations promulgated thereunder, and the rules of the New York Stock Exchange, and (C) such other consents, approvals, authorizations, orders, registrations or qualifications that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)                                 No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties is required for (1) the issuance and delivery of the Warrants, (2) the performance of and compliance by the Company with all of the provisions of the Approval Order, and (3) the performance of and compliance by the Company with Article IX hereof, except (A) the entry of the Approval Order, (B) filings required under, and compliance with (other than shareholder approval requirements in respect of the issuance of the Warrants), the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, the Securities Act and the rules and regulations promulgated thereunder, and the rules of the New York Stock Exchange, and (C) such other consents, approvals, authorizations, orders, registrations or qualifications that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.8                          Company Reports.

(a)                                  The Company has filed with or otherwise furnished to the Securities and Exchange Commission (the “SEC”) all material forms, reports, schedules, statements and other documents required to be filed or furnished by it under the United States Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act since December 31, 2007 (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein, the “Company SEC Reports”). No Subsidiary of the Company is required to file with the SEC any such forms, reports, schedules, statements or other documents pursuant to Section 13 or 15 of the Exchange Act. As of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Reports), except as and to the extent modified, amended, restated, corrected, updated or superseded by any subsequent Company SEC Report filed and publicly available prior to the date of this Agreement, the Company SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The Company maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15a-15(f) under the Exchange Act) that provides reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP and that includes policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(c)                                  The Company maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that is reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that information relating to the Company is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

(d)                                 Since December 31, 2008, the Company has not received any oral or written notification of a “material weakness” in the Company’s internal controls over financial reporting. The term “material weakness” shall have the meaning assigned to it in the Statements of Auditing Standards 112 and 115, as in effect on the date hereof.

(e)                                  Except as and to the extent modified, amended, restated, corrected, updated or superseded by any subsequent Company SEC Report filed and publicly available prior to the date of this Agreement, the audited consolidated financial statements and the unaudited consolidated interim financial statements (including any related notes) included in the Company SEC Reports fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods set forth therein (subject, in the case of financial statements for quarterly periods, to normal year-end adjustments) and were prepared in conformity with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

SECTION 3.9                          No Undisclosed Liabilities. None of the Company or its Subsidiaries has any material liabilities (whether absolute, accrued, contingent or otherwise) required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP, except for liabilities (i) reflected or reserved against or provided for in the Company’s consolidated balance sheet as of December 31, 2009 or disclosed in the notes thereto, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, (ii) incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, (iii) for fees and expenses incurred in connection with the Bankruptcy Cases, which have been estimated and included in the Admin/Priority Claims identified in the Plan Summary Term Sheet; provided, however, that such amount is an estimate and actual results may be higher or lower, (iv) incurred in the ordinary course of performing this Agreement and certain other asset sales, transfers and other actions permitted under this Agreement and (v) other liabilities at Closing as contemplated by the Plan Summary Term Sheet.

SECTION 3.10                    No Material Adverse Effect. Since December 31, 2009, there has not occurred any event, fact or circumstance that has had or would reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect.

SECTION 3.11                    No Violation or Default: Licenses and Permits. The Company and its Subsidiaries (a) are in compliance with all Laws, statutes, ordinances, rules, regulations, orders, judgments and decrees of any court or governmental agency or body having jurisdiction over the

Company or any of its Subsidiaries or any of their respective properties, and (b) has not received written notice of any alleged material violation of any of the foregoing except, in the case of each of clauses (a) and (b) above, for any such failure to comply, default or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or as may be the result of the Company’s or any of its Subsidiaries’ Chapter 11 filing or status as a debtor-in-possession under Chapter 11. Subject to the restrictions that result from the Company’s or any of its Subsidiaries’ status as a debtor-in-possession under Chapter 11 (including that in certain instances the Company’s or such Subsidiary’s conduct of its business requires Bankruptcy Court approval), each of the Company and its Subsidiaries holds all material licenses, franchises, permits, certificates of occupancy, consents, registrations, certificates and other governmental and regulatory permits, authorizations and approvals required for the operation of the business as currently conducted by it and for the ownership, lease or operation of its material assets except, in each case, where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.12                    Legal Proceedings. There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which, individually, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.13                    Investment Company Act. The Company is not, and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof, shall not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder. As of the Effective Date, GGO, after giving effect to the offering and sale of the GGO Shares and the application of the proceeds thereof, shall not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

SECTION 3.14                    Compliance With Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Company and its Subsidiaries are and have been in compliance with and each of the Company Properties are and have been maintained in compliance with, any and all applicable federal, state, local and foreign Laws relating to the protection of the environment or natural resources, human health and safety as such relates to the environment, or the presence, handling, or release of Hazardous Materials (collectively, “Environmental Laws”), which compliance includes obtaining, maintaining and complying with all permits, licenses or other approvals required under Environmental Laws to conduct operations as presently conducted, and no action is pending or, to the Knowledge of the Company, threatened that seeks to repeal, modify, amend, revoke, limit, deny renewal of, or otherwise appeal or challenge any such permits, licenses or other approvals, (ii) none of the Company or its Subsidiaries have received any written notice of, and none of the Company Properties have been the subject of any written notice received by the Company or any of its Subsidiaries of, any actual or potential liability or violation for the presence, exposure to, investigation, remediation, arrangement for disposal, or release of any material classified, characterized or regulated as hazardous, toxic, pollutants, or contaminants under Environmental Laws, including petroleum products or byproducts, radioactive materials, asbestos-containing materials, radon, lead-containing materials, polychlorinated biphenyls, mold, and hazardous building materials (collectively, “Hazardous Materials”), (iii) none of the Company and its Subsidiaries are a party to or the subject of any pending, or, to the Knowledge of the Company, threatened, legal proceeding alleging any liability, responsibility, or violation under any Environmental Laws with respect to their past or present facilities or their respective operations, (iv) none of the Company and its Subsidiaries have released Hazardous Materials on any real property in a manner that would reasonably be expected to result in an environmental claim or liability against the Company or any of its Subsidiaries or Affiliates, (v) none of the Company Properties is the subject of any pending, or, to the Knowledge of the Company, threatened, legal proceeding alleging any liability, responsibility, or violation under any Environmental Laws, and (vi) to the Knowledge of the Company, there has been no release of Hazardous Materials on, from, under, or at any of the Company Properties that would reasonably be expected to result in an environmental claim or liability against the Company or any of its Subsidiaries or Affiliates.

SECTION 3.15                    Company Benefit Plans.

(a)                                  Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Benefit Plan is in compliance in design and operation in all material respects with all applicable provisions of ERISA and the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to its qualified status under Section 401(a) of the Code and its related trust’s exempt status under Section 501(a) of the Code and the Company is not aware of any circumstances likely to result in the loss of the qualification of any such plan under Section 401(a) of the Code.

(b)                                 Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (A) no Company Benefit Plan has failed to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) applicable to such Company Benefit Plan, whether or not waived and no application for a waiver of the minimum funding standard with respect to any Company Benefit Plan has been submitted; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred (other than in connection with the Bankruptcy Cases); (C) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or is expected to be incurred by the Company or any entity that is required to be aggregated with the Company pursuant to Section 414 of the Code (an “ERISA Affiliate”); (D) the PBGC has not instituted proceedings to terminate any such plan or made any inquiry which would reasonably be expected to lead to termination of any such plan, and, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; and (E) no Company Benefit Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).

(c)                                  Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Benefit Plan maintained primarily for the benefit of current or former employees, officers or directors employed, or otherwise engaged, outside the United States (each a “Foreign Plan”), excluding any Foreign Plans that are statutorily required, government sponsored or not otherwise sponsored, maintained or controlled by the Company or any of its Significant Subsidiaries (“Excluded Non-US Plans”): (A) (1) all employer and employee contributions required by Law or by the terms of the Foreign Plan have been made, and all liabilities of the Company and its Significant Subsidiaries have been satisfied, or, in each case accrued, by the Company and its Significant Subsidiaries in accordance with generally accepted accounting principles, and (2) the Company and its Significant Subsidiaries are in compliance with all requirements of applicable Law and the terms of such Foreign Plan; (B) as of the Effective Date, the fair market value of the assets of each funded Foreign Plan, or the book reserve established for each Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan determined on an ongoing basis (rather than on a plan termination basis) according to the actuarial assumptions and valuations used to account for such obligations as of the Effective Date in accordance with applicable generally accepted accounting principles; and (C) the Foreign Plan has been registered as required and has been maintained in good standing with applicable regulatory authorities.

SECTION 3.16                    Labor and Employment Matters. (i) Neither the Company nor any of its Significant Subsidiaries is a party to or bound by any collective bargaining agreement or any labor union contract, nor are any employees of the Company or any of its Significant Subsidiaries represented by a works council or a labor organization (other than any industrywide or statutorily mandated agreement in non-U.S. jurisdictions); (ii) to the Knowledge of the Company, as of the date hereof, there are no activities or proceedings by any labor union or labor organization to organize any employees of the Company or any of its Significant Subsidiaries or to compel the Company or any of its Significant Subsidiaries to bargain with any labor union or labor organization; and (iii), except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened material labor strike, lock-out, walkout, work stoppage, slowdown, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, or similar form of organized labor disruption.

SECTION 3.17                    Insurance. The Company maintains for itself and its Subsidiaries insurance policies in those amounts and covering those risks, as in its judgment, are reasonable for the business and assets of the Company and its Subsidiaries.

SECTION 3.18                    No Unlawful Payments. No action is pending or, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries or Affiliates, or any of their respective directors, officers, or employees resulting from any (a) use of corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (c) violations of any provision of the Foreign Corrupt Practices Act of 1977 or any other applicable local anti-bribery or anti-corruption Laws in any relevant jurisdictions or (d) other unlawful payment, except in any such case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.19                    No Broker’s Fees. Other than pursuant to agreements (including amendments thereto) by and between the Company and each of UBS Securities LLC and Miller Buckfire & Co., LLC, or otherwise disclosed to Purchaser prior to the date hereof and which fees and expenses would be included in the definition of “Permitted Claims”, none of the Company or any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its Subsidiaries for an investment banking fee, finder’s fee or like payment in respect of the sale of the Shares contemplated by this Agreement. None of the Company or any of its Subsidiaries is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against Purchaser for a brokerage commission, finder’s fee, investment banking fee or like payment in connection with the transactions contemplated by this Agreement.

SECTION 3.20                    Real and Personal Property.

(a)                                  Section 3.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list in all material respects of each material real property asset owned or leased (as lessee), directly or indirectly, in whole or in part, by the Company and/or any of its Subsidiaries (other than Identified Assets) (each such property that is not a Non-Controlling Property and has a fair market value (in the reasonable determination of the Company) in excess of $10,000,000 is individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”). All Company Properties, Non-Controlling Properties and the Identified Assets are reflected in accordance with the applicable rules and regulations of the SEC in the Annual Report in Form 10-K as of, and for the year ended, December 31, 2009 (the “Most Recent Statement”).

(b)                                 Except (i) for such breach of this Section 3.20(b) as may be caused fully or substantially by the third party member or partner in any Joint Venture, without the Knowledge or consent of the Company or any of its Subsidiaries or (ii) as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect, the Company or one of its Subsidiaries owns good and valid fee simple title or valid and enforceable leasehold interests (except with respect to the Company’s right to reject any such ground lease as part of a Bankruptcy plan of reorganization for the remaining Debtor entities and subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity)), as applicable, to each of the Company Properties, in each case, free and clear of liens, mortgages or deeds of trust, claims against title, charges that are liens or other encumbrances on title, rights of way, restrictive covenants, declarations or reservations of an interest in title (collectively, “Encumbrances”), except for the following (collectively, the “Permitted Title Exceptions”): (i) Encumbrances relating to the DIP Loan and to debt obligations reflected in the Company’s financial statements and the notes thereto (including with respect to debt obligations which are not consolidated) or otherwise disclosed to Purchaser in Section 3.20(g)(i) of the Company Disclosure Letter, (ii) Encumbrances that result from any statutory or other liens for Taxes or assessments that are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which a sufficient and appropriate reserve has been set aside for the full payment thereof, (iii) any contracts, or other occupancy agreements to third parties for the occupation or use of portions of the Company Properties by such third parties in the ordinary course of the business of the Company or its Subsidiaries, (iv) Encumbrances imposed or promulgated by Law or any Governmental Entity, including zoning, entitlement and other land use and environmental regulations, (v) Encumbrances disclosed on existing title policies and current title insurance commitments or surveys made available to Purchaser, (vi) Encumbrances on the landlord’s fee interest at any Company Property where the Company or its Subsidiary is the tenant under any ground lease, provided that, except as disclosed to Purchaser in Section 3.20(b)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have received a notice indicating the intention of the landlord under such ground lease, or of any other Person, to (1) exercise a right to terminate such ground lease, evict the lessee or otherwise collect the sub-rents thereunder, or (2) take any other action that would be reasonably likely to result in a termination of such ground lease, (vii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar liens (1) incurred in the ordinary course of business which (A) are being challenged in good faith by appropriate proceedings and for which a sufficient and appropriate reserve has been set aside for the full payment thereof or (B) have been otherwise fully bonded and discharged of record or for which a sufficient and appropriate reserve has been set aside for the full payment thereof or (2) disclosed on Section 3.20(b)(i) of the Company Disclosure Letter and (viii) any other easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and title limitations or title defects, if any, that (I) are customary for office, industrial, master planned communities and retail properties or (II) individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect. Other than as set forth on Section 3.20(b)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received a written notice of a material default, beyond any applicable grace and cure periods, of or under any Permitted Title Exceptions, except (w) as may have been caused fully or substantially by the third party member or partner in any Joint Venture, without the Knowledge or consent of the Company or any of its Subsidiaries (x) as a result of the filing of the Bankruptcy Cases, (y) where the Permitted Title Exceptions are in and of themselves evidence of default (such as mechanics’ liens and recorded notices of default) or (z) as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that where the Company has otherwise represented and warranted to Purchaser hereunder (including as set forth on the Company Disclosure Letter pursuant to such representations and warranties) with respect to the Company’s Knowledge of, the Company’s receipt of notice of or the existence of a default in connection with a particular category of Permitted Title Exceptions, such categories of Permitted Title Exceptions shall not be included in the representation set forth in this sentence (by way of illustration, but not exclusion, the representations set forth in Section 3.20(f) with respect to defaults under Material Leases shall be deemed to address the Company’s representations and warranties with respect to the entire category of Permitted Title Exceptions detailed in clause (iii) above).

(c)                                  To the extent available, the Company and its Subsidiaries have made commercially reasonable efforts to make available or will use commercially reasonable efforts to make available upon request to Purchaser those policies of title insurance that the Company or its Subsidiaries have obtained in the last six months.

(d)                                 With respect to each Company Ground Lease Property, except as set forth on Section 3.20(d) of the Company Disclosure Letter and except as may have been caused by, or disclosed in the filing of the Bankruptcy Cases, as of the date hereof, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received notice of material defaults (including, without limitation, payment defaults, but limited to those circumstances where such default may grant the landlord under such ground lease the right to terminate such ground lease, evict the lessee or otherwise collect the sub-rents thereunder) at such Company Ground Lease Property beyond any applicable grace and cure periods, except (x) as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (y) as may be caused fully or substantially by the third party member or partner in any Joint Venture, without the Knowledge or consent of the Company or any of its Subsidiaries and (z) with respect to any Company Ground Lease Property which is leased by a Subsidiary of the Company which has consummated a plan of reorganization in the Bankruptcy Cases, all such material defaults at such Company Ground Lease Property which existed prior to the effective date of such Person’s plan of reorganization have been or will be cured in accordance with such plan. As used herein the term “Company Ground Lease Property” shall mean any Company Property having a fair market value (in the reasonable determination of the Company) in excess of $25,000,000 which is leased by a Subsidiary of the Company as tenant pursuant to a ground lease. With respect to the defaults referenced in clause (z) above, the Bankruptcy Court approved the Debtors’ assumption of the applicable ground leases and the fixed cure amounts for such defaults which predated assumption; provided however, nothing contained herein precludes any Person from raising issues in the future with respect to defaults that may have predated such assumption.

(e)                                  Except as set forth on Section 3.20(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement relating to the property management (but not including any leasing, development, construction or brokerage agreements) of any of the Company Properties by a party other than Company or any wholly owned Company Subsidiaries, except (i) management agreements that may be terminated without cause or payment of a termination fee upon no more than 60 days notice or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)                                    Except as set forth on Section 3.20(f) of the Company Disclosure Letter, to the Company’s Knowledge, as of February 15, 2010, (i) each Material Lease is in full force and effect, (ii) no tenant is in arrears in the payment of rent, additional rent or any other material charges due under any Material Lease, and no tenant is materially in default in the performance of any other obligations under any Material Lease, (iii) no bankruptcy or insolvency proceeding has been commenced (and is continuing) by or against any tenant under any Material Lease, and (iv) neither the Company nor any of its Subsidiaries has received a written notice from a current tenant under any Material Lease exercising a right to terminate or otherwise cancel its Material Lease (y) as a result of or in connection with the termination or cancellation of any other lease, sublease, license or occupancy agreement for space at any Company Property (each, a “Company Property Lease”), or (z) as a result of or in connection with any other tenant that occupies, or had previously occupied, another Company Property Lease, allowing, or having had allowed, all or any portion of the premises leased pursuant to such other Company Property Lease to “go dark” or otherwise be abandoned or vacated; except, (A) in the case of each of clauses (i), (ii) (iii) and (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (B) as a result of the filing of the Bankruptcy Cases or in connection with any Bankruptcy Court approved process and (C) as may have been caused fully or substantially by the third party member or partner in any Joint Venture, without the

Knowledge or consent of the Company or its Subsidiaries. “Material Lease” means for any Company Property any lease in which the Company or its Subsidiaries is the landlord, and all amendments, modifications, supplements, renewals, exhibits, schedules, extensions and guarantees related thereto, (1) to an “anchor tenant” occupying at least 80,000 square feet with respect to such Company Property or (2) that is one of the five (5) largest leases, in terms of gross annual minimum rent, with respect to a Company Property that has an annual net operating income, as determined in accordance with GAAP (provided, however, that for purposes of such calculation, the following were reflected as expenses: (a) ground rent payments to a third party and (b) an assumed management fee equal to 3% of base minimum and percentage rent) with respect to the trailing twelve (12) calendar month period, equal to at least $7,500,000.00. For purposes of Section 7.1(c), (y) the representations and warranties made in Section 3.20(f)(i), (iii) and (iv), disregarding all qualifications and exceptions contained therein relating to “materiality” or “Material Adverse Effect”, shall be shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (z) the representation and warranties contained in Section 3.20(f)(ii), disregarding all qualifications and exceptions contained therein relating to “materiality” or “Material Adverse Effect”, shall be true and correct (A) at and as of the last day of the calendar month that is two (2) calendar months prior to the calendar month in which the Closing Date occurs as if made at and as of such date, if the Closing Date occurs on or prior to the fifteenth (15th) day of a calendar month, or (B) at and as of the fifteenth (15th) day of the calendar month that is one (1) calendar month prior to the calendar month in which the Closing Date occurs as if made at and as of such date, if the Closing Date occurs on or after the sixteenth (16th) day of a calendar month, except for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g)                                 With respect to each Company Property:

(i)                                    as of the date listed thereunder, Section 3.20(g) of the Company Disclosure Letter sets forth a true, correct and complete list in all material respects of (i) all loans (other than the DIP Loan) and other indebtedness secured by a mortgage, deed of trust, deed to secure debt or indemnity deed of trust in such Company Property (each, a “Company Mortgage Loan”), (ii) the outstanding principal balance of each such Company Mortgage Loan, (iii) the rate of interest applicable to such Company Mortgage Loan and (iv) the maturity date of such Company Mortgage Loan; and

(ii)                                Except as set forth in Section 3.20(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have received a written notice of default (beyond any applicable grace or cure periods) in the (y) payment of interest, principal or other material amount due to the lender under any Company Mortgage Loan, whether as the primary obligor or as a guarantor thereof or (z) performance of any other material obligations under any Company Mortgage Loan, except (i) with respect to (y) and (z) above, as a result of the filing of the Bankruptcy Cases, or as is prohibited, stayed or otherwise suspended as a result of the Company’s or any

Subsidiary’s Chapter 11 filing or status as a debtor-in-possession under Chapter 11, and (ii) with respect solely to (z) above, which would not individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(iii)                             For purposes of Section 7.1(c)the representations and warranties made in Section 3.20(g)(i), disregarding all qualifications and exceptions contained therein relating to “materiality” or “Material Adverse Effect”, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except for (A) such inaccuracies caused by sales, purchases, transfers of assets, refinancing or other actions effected in accordance with, subject to the limitations contained in, and not otherwise prohibited by, the terms and conditions in this Agreement, including, without limitation, in Article VII, (B) amortization payments made pursuant to any applicable Company Mortgage Loans and (C) such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(h)                                 To the Knowledge of the Company, (i) except as set forth on Section 3.20(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received a written notice exercising an option, “buy-sell” right or other similar right to purchase a Company Property or any material portion thereof which has not previously closed, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to such Company Property and (ii) no Company Property is subject to a purchase and sale agreement or any similar legally binding agreement to purchase such Company Property or any material portion thereof (other than (x) with respect to condominium purchase and sale agreements and purchase and sale and early occupancy agreements or other similar agreements for the sale of condominium units at the Natick Nouvelle, (y) with respect to builder lot purchase agreements and other similar agreements for the sale of vacant lots of land to builders at Bridgeland and (z) as set forth in (i) above) which has not previously closed.

(i)                                     The Company has conducted due inquiry with respect to the representations and warranties made in Section 3.20(d), Section 3.20(f) and Section 3.20(h).

SECTION 3.21                    Tax Matters. Except as disclosed on Section 3.21(a) of the Company Disclosure Letter:

(a)                                  Except in cases where the failure of any of the following to be true would not result in a Material Adverse Effect: (i) the Company and each of its Significant Subsidiaries have filed all Tax Returns required to be filed by applicable Law prior to the date hereof; (ii) all such Tax Returns were true, complete and correct in all respects and filed on a timely basis (taking into account any applicable extensions); (iii) the Company and each of its Significant Subsidiaries have paid all amounts of Taxes that are due, claimed or assessed by any taxing authority to be due for the periods covered by such Tax Returns, other than any Taxes for which adequate reserves (“Adequate Reserves”) have been established in accordance with GAAP or a claim has been filed in the Bankruptcy Cases; and (iv) all adjustments of federal U.S. Tax liability of the Company and its Significant Subsidiaries resulting from completed audits or examinations have been reported to appropriate state and local taxing authorities and all resulting Taxes payable to state and local taxing authorities have been paid. “Taxes” means any U.S. federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, including, where permitted or required, combined or consolidated returns for any group of entities that include the Company or any of its Significant Subsidiaries.

(b)                                 The Company and each of its REIT Subsidiaries (x) for all taxable years commencing with the taxable year ended December 31, 2005 through December 31, 2009, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years; (y) has operated since January 1, 2010 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; and (z) intends to continue to operate in such a manner as to qualify as a REIT for the current taxable year. None of the transactions contemplated by this Agreement will prevent the Company or any of its REIT Subsidiaries from so qualifying. No Subsidiary of the Company other than a REIT Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code. For the purposes of this Agreement, “REIT Subsidiary” means each of GGP Ivanhoe, Inc., GGP Holding, Inc., GGP Holding II, Inc., Victoria Ward, Limited, GGP -Natick Trust and GGP/Homart, Inc.

(c)                                  Each Company Subsidiary other than its REIT Subsidiaries that is a partnership, joint venture, or limited liability company and which has not elected to be a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, except where failure to do so would not have a Material Adverse Effect.

(d)                                 Except where the failure to be true would not have a Material Adverse Effect, the Company and each of its Significant Subsidiaries have (i) complied in all respects with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes (including withholding and reporting requirements under sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any other Laws) and (ii) within the time and in the manner prescribed by Law, withheld from employee wages and paid to the proper Governmental Entities all amounts required to be withheld and paid over.

(e)                                  Except where the failure to be true would not have a Material Adverse Effect, no audits or other administrative proceedings or court proceedings are presently pending or to the Knowledge of the Company threatened with regard to any Taxes or Tax Returns of the Company or any of its Significant Subsidiaries, other than any audit or administrative proceeding relating to Taxes for which a claim has been filed in a Debtor’s Chapter 11 case or any other audit or administrative or court proceeding that is not reasonably expected to result in a material Tax liability to the Company or any of its Significant Subsidiaries.

(f)                                    The Company has made available to Purchaser complete and accurate copies of all material Tax Returns requested by Purchaser and filed by or on behalf of the Company or any of its Significant Subsidiaries for all taxable years ending on or prior to the Effective Date and for which the statute of limitations has not expired.

(g)                                 There are no Tax Protection Agreements except for those the breach of which would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Significant Subsidiary has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign Law), or as a transferee or successor (by contract or otherwise), other than (i) to a Subsidiary of the Company or (ii) where any such liability would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.22                    Material Contracts. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract that shall survive the Bankruptcy Cases is valid and binding on the Company or any of its Subsidiaries, as applicable, and, to the Knowledge of the Company, on each other Person party thereto, and is in full force and effect. Other than as a result of the commencement of the Bankruptcy Cases, each of the Company and its Subsidiaries has performed, in all material respects, all obligations required to be performed by it under each Material Contract that shall survive the Bankruptcy Cases, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Other than those caused as a result of the filing of the Bankruptcy Cases, neither the Company nor any of its Significant Subsidiaries is in breach or default of any Material Contract to which it is a party and which shall survive the Bankruptcy Cases, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Purchaser true, accurate and complete copies of the Material Contracts as of the date of this Agreement, except for those Material Contracts available to the public on the website maintained by the SEC. To the Knowledge of the Company, no party to any Material Contract that shall survive the Bankruptcy Cases has given written notice of any action to terminate, cancel, rescind or procure a judicial reformation of such Material Contract or any material provision thereof, which termination, cancellation, rescission or reformation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For the avoidance of doubt, Material Contracts do not include intercompany contracts.

SECTION 3.23                    Certain Restrictions on Charter and Bylaws Provisions; State Takeover Laws.

(a)                                  The Company and the Company Board have taken all appropriate and necessary actions to ensure that the ownership limitations set forth in Article IV of the Company’s certificate of incorporation shall not apply to (i) the acquisition of beneficial ownership by Purchaser and any Brookfield Consortium Member of the Warrants and the shares of Common Stock issuable upon exercise of the Warrants, (ii) any antidilution adjustments to those Warrants pursuant to the Warrant Agreement and (iii) any shares of Common Stock that Purchaser or any Brookfield Consortium Member may be deemed to own by no actions of its own and (iv) the acquisition of beneficial ownership of up to an additional 2.5% of the issued and outstanding shares of Common Stock by any Purchaser or any Brookfield Consortium Member; provided, however, that such exception to the ownership limitations are only effective as to Purchaser or any particular Brookfield Consortium Member only so long as (i) the Company has received executed copies of the representation certificate contained in Exhibit D from Purchaser or such Brookfield Consortium Member, it being understood that a Brookfield Consortium Member shall be required to provide such representations at such times and only at such times as such Brookfield Consortium Member beneficially owns Common Stock or New Common Stock in excess of the relevant ownership limit set forth in the certificate of incorporation of the Company or any stock or other equity interest owned by such Brookfield Consortium Member in a tenant of the Company would be treated as constructively owned by Purchaser and (ii) the representations so provided are true, correct and complete as of the date made and continue to be true, correct and complete.

(b)                                 The Company Board has taken all action necessary to render inapplicable to Purchaser the restrictions on “business combinations” set forth in Section 203 of the Delaware General Corporation Law and, to the knowledge of the Company, any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law applicable to transactions between Purchaser and the Company.

SECTION 3.24                    No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as set forth below:

SECTION 4.1                          Organization. Purchaser is duly organized and is validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization, with the requisite limited liability company power and authority to undertake and effectuate the transactions contemplated by this Agreement. Purchaser has been duly qualified as a foreign corporation or other form of entity for the transaction of business and, where applicable, is in good standing under the Laws of each other jurisdiction in which it operates so as to require such qualification, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have or be reasonably expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement.

SECTION 4.2                          Power and Authority. Purchaser has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

SECTION 4.3                          Execution and Delivery. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes its valid and binding obligation, enforceable against Purchaser in accordance with its terms.

SECTION 4.4                          No Conflict. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder and compliance by Purchaser with all of the provisions hereof and the consummation of the transactions contemplated herein (i) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any lien under, or give rise to any termination right under, any material contract to which Purchaser is a party, (ii) shall not result in any violation or breach of any provisions of the organizational documents of Purchaser and (iii) shall not conflict with or result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over Purchaser or Purchaser’s properties or assets, except with respect to each of (i), (ii) and (iii), such conflicts, violations or defaults as would not be reasonably expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereunder.

SECTION 4.5                          Consents and Approvals. No consent, approval, order, authorization, registration or qualification of or with any Governmental Entity having jurisdiction over Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement or the consummation of the transactions contemplated hereby, except such consents, approvals, orders, authorizations, registration or qualification as would not reasonably be expected to materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement.

SECTION 4.6                          Compliance with Laws. Since the date of its formation, Purchaser has been in compliance with all Laws applicable to Purchaser, except, in each case, for such non-compliance as would not reasonably be expected to materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement.

SECTION 4.7                          Legal Proceedings. There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser which, individually or in the aggregate, if determined adversely to Purchaser, would materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement.

SECTION 4.8                          No Broker’s Fees. Purchaser is not party to any contract, agreement or understanding with any Person that would give rise to a valid claim against the Company for an investment banking fee, commission, finder’s fee or like payment in connection with the transactions contemplated by this Agreement.

SECTION 4.9                          Sophistication. Purchaser is, as of the date hereof and shall be as of the Effective Date, an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Purchaser understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding such Shares and GGO Shares for an indefinite period of time).

SECTION 4.10                    Purchaser Intent. Purchaser is acquiring the Shares, the Warrants, the GGO Shares, the New Warrants and the GGO Warrants for investment purposes only and not with a view to or for distributing or reselling such Shares, Warrants, GGO Shares, New Warrants and GGO Warrants or any part thereof, without prejudice, however, to Purchaser’s right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Shares, Warrants, GGO Shares, New Warrants and GGO Warrants pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities Laws. Purchaser understands that Purchaser must bear the economic risk of its investment indefinitely.

SECTION 4.11                    Reliance on Exemptions. Purchaser understands that the Shares and the GGO Shares are being offered and sold to Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws.

SECTION 4.12                    REIT Representations. The representations provided by Purchaser and, to the extent applicable, its Affiliates, members or Affiliates of members, set forth on Exhibit D are true, correct and complete as of the date hereof, and shall be true as of the date of the issuance of the Warrants and as of the Closing Date, it being understood that Purchaser’s Affiliates, members or Affiliates of members shall be required to provide such representations only if such Person beneficially owns Common Stock or New Common Stock in excess of the relevant ownership limit set forth in the certificate of incorporation of the Company or any stock or other equity interest owned by such Person in a tenant of the Company would be treated as constructively owned by Purchaser.

SECTION 4.13                    No Other Representations or Warranties. Except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other Person on behalf of Purchaser makes any representation or warranty with respect to Purchaser or its assets, liabilities, condition (financial or otherwise) or prospects.

SECTION 4.14                    Acknowledgement. Purchaser acknowledges that (a) neither the Company nor any Person on behalf of the Company is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article III of this Agreement and (b) Purchaser has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article III of this Agreement. Without limiting the generality of the foregoing, except with respect to the representations and warranties contained in Article III, Purchaser acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, plans or prospect information that may have been made available to Purchaser or any of its representatives.

ARTICLE V

COVENANTS OF THE COMPANY AND PURCHASER

SECTION 5.1                          Bankruptcy Court Motions and Orders.

(a)                                  No later than the close of business on the date that is two (2) Business Days following the date of this Agreement, the Company shall file with the Bankruptcy Court a motion in form and substance satisfactory to Purchaser (the “Approval Motion”) seeking to obtain entry of an order in the form attached hereto as Exhibit F (the “Proposed Approval Order”), which order in the final form if approved by the Bankruptcy Court (the “Approval Order”) shall approve, among other things, the issuance of the Warrants to Purchaser and the performance by the Company of its obligations under the Warrant Agreement.

(b)                                 The Approval Motion, including any exhibits thereto and any notices or other materials in connection therewith, and any modifications or amendments to the foregoing, must be in form and substance reasonably satisfactory to Purchaser.

(c)                                  If the Approval Order shall be appealed by any Person (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to such order), the Company shall diligently defend against any such appeal, petition or motion and shall use its reasonable best efforts to obtain an expedited resolution of any such appeal, petition or motion. The Company shall keep Purchaser reasonably informed and updated regarding the status of any such appeal, petition or motion.

(d)                                 The Company shall provide draft copies of all motions, notices, statements, schedules, applications, reports and other papers the Company intends to file with the Bankruptcy Court in connection with the Approval Order to Purchaser within a reasonable period of time prior to the date the Company intends to file any of the foregoing, and shall consult in advance in good faith with Purchaser regarding the form and substance of any such proposed filing with the Bankruptcy Court.

SECTION 5.2                          Warrants, New Warrants and GGO Warrants. Within one Business Day of the date of the entry of the Approval Order, the Company and the warrant agent shall execute and deliver the warrant agreement in the form attached hereto as Exhibit G (with only such changes thereto as may be reasonably requested by the warrant agent and reasonably approved by Purchaser) (the “Warrant Agreement”) evidencing 60,000,000 warrants (the “Warrants”) each of which entitles the holder to purchase one (1) share of Common Stock at an initial price of $15.00 per share subject to adjustment as provided in the Warrant. The Warrants and the Plan shall provide that upon the effectiveness of the Plan, the Warrants shall be exchanged for and converted into the right to receive (i) 60,000,000 warrants each of which entitles the holder to purchase one (1) share of New Common Stock (the “New Warrants”) at an initial purchase price of $10.00 per share subject to adjustment as provided in the underlying warrant agreement and (ii) 40,000,000 warrants each of which entitles the holder to purchase one (1) share of GGO Common Stock (the “GGO Warrants”) at a price of $5.00 per share subject to adjustment as provided in the underlying warrant agreement, each in accordance with the terms set forth in the applicable warrant agreement. Purchaser, in its sole discretion, may designate that some or all of the New Warrants or GGO Warrants be issued in the name of, and delivered to, one or more Brookfield Consortium Members in accordance with and subject to the Designation Conditions.

SECTION 5.3                          Assistance with Capital Raising Activities. Until the earliest to occur of (i) the termination of this Agreement pursuant to its terms, (ii) the date that is sixty (60) days following the Closing and (iii) the date the Company or any Subsidiary of the Company makes a public announcement, enters into an agreement or files any pleading or document with the Bankruptcy Court, in each case, evidencing its decision to support any Competing Transaction, or the Company or any Subsidiary of the Company enters into a Competing Transaction:

(a)                                  Purchaser shall provide or shall use reasonable best efforts to cause an appropriate Affiliate to provide, all cooperation and assistance as may be reasonably requested by the Company in connection with the Company’s efforts to consummate equity and debt financings for the Company, and sales of properties and other assets of the Company and its Subsidiaries for cash (collectively, the “Capital Raising Activities”), including to: (A) participate in a reasonable number of customary meetings (including lender meetings, if any), presentations, road shows, due diligence and drafting sessions and sessions with rating agencies, investors or underwriters; (B) assist with the preparation of materials for rating agency presentations, bank information memoranda, prospectuses and similar documents necessary in connection with the Capital Raising Activities; and (C) cooperate with the Company in connection with applications to obtain such consents, approvals or authorizations which may be reasonably necessary or desirable in connection with the Capital Raising Activities; provided, that Purchaser shall not be required to provide cooperation under this paragraph that: (w) unreasonably interferes with the business of Purchaser, its Affiliates, members or partners or the Affiliates of its members or partners; (x) causes any closing condition set forth in Article VII to fail to be satisfied or otherwise causes a breach of this Agreement; (y) violates applicable Law; or (z) requires Purchaser, its Affiliates, members or partners or the Affiliates of its members or partners, to pay any fees or incur any liabilities for which they are not reimbursed when such fees or liabilities are incurred or adequately indemnified or require Purchaser to expend any financial resources on behalf of the Company which they are not reimbursed or fully indemnified or guarantee or otherwise support the extension of credit to the Company; and

(b)                                 the Company shall consult in good faith with Purchaser regarding the appropriate balance among Capital Raising Activities with a view toward employing the alternatives that generate the most value for the Company with the lowest cost of capital and to avoid unnecessary dilution, and the Company shall also consider in good faith structuring certain asset sales as sales of minority positions in the relevant assets, thereby enabling the Company to maintain majority ownership and management of those assets.

SECTION 5.4                          Listing. The Company shall use its reasonable best efforts to cause the Shares and the New Warrants to be listed on the New York Stock Exchange (the “NYSE”). The Plan shall provide that the Company shall use its reasonable best efforts to cause GGO to use its reasonable best efforts to cause the GGO Shares and the GGO Warrants to be listed on a U.S. national securities exchange.

SECTION 5.5                          Use of Proceeds. The Plan shall provide that the Company and its Subsidiaries, and GGO, shall apply the net proceeds from the sale of the Shares and the GGO

Rights Offering and the Capital Raising Activities, as applicable, as provided in the Plan Summary Term Sheet and the Plan.

SECTION 5.6                          Access to Information. Subject to applicable Law and the existing confidentiality agreement between Brookfield Asset Management Inc., an Affiliate of Purchaser, and the Company, dated February 27, 2010 (the “Confidentiality Agreement”), upon reasonable notice, the Company shall afford Purchaser and its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, reasonable access during normal business hours, throughout the period prior to the Effective Date, to its employees, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Purchaser such information concerning its business, properties and personnel as may reasonably be requested by Purchaser, including, copies of all monthly financial information provided to its lenders under its existing debtor-in possession financing agreements; provided, that, notwithstanding anything to the contrary, the Company shall not be required to share confidential information relating to any Competing Transaction except as contemplated by Section 5.7. Subject to the Confidentiality Agreement, the Company shall provide, and shall cause its Subsidiaries, and shall use all reasonable efforts to cause their respective representatives, including legal and accounting, to provide all cooperation reasonably requested by Purchaser in connection with the assistance contemplated to be provided by Purchaser in connection with the Capital Raising Activities contemplated by Section 5.3.

SECTION 5.7                          Competing Transactions. From the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement, the Company shall provide written notice to Purchaser not less than 48 hours prior to the Company or any Subsidiary of the Company (i) entering into a definitive agreement providing for a Competing Transaction or (ii) filing a motion with the Bankruptcy Court seeking to obtain bid procedures or bid protections for or in connection with a Competing Transaction.

SECTION 5.8                          Reservation for Issuance. The Company shall reserve that number of shares of Common Stock sufficient for issuance upon exercise or conversion of the Warrants. In connection with the issuance of the New Warrants, the Plan shall provide that the Company shall reserve for issuance that number of shares of New Common Stock sufficient for issuance upon exercise of the New Warrants. The Plan shall provide that GGO shall reserve for issuance that number of shares of GGO Common Stock sufficient for issuance upon exercise of the GGO Warrants.

SECTION 5.9                          Subscription Rights.

(a)                                  Company Subscription Right.

(i)                                     Sale of New Equity Securities. Following the Closing Date, Purchaser shall have the right, or shall at any time and from time to time thereafter have the right to appoint Brookfield Consortium Members in accordance with and subject to the Designation Conditions, to exercise the Subscription Right set forth in this Section 5.9 (Purchaser or one or more Brookfield Consortium Members, each a “Subscribing Entity” and collectively the “Subscribing Entities”). If the Company or any Subsidiary of the Company at any time or from time to time following the Closing Date makes any public or non-public offering of any shares of New Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, New Common Stock) (other than (1) pursuant to the granting or exercise of employee stock options or other stock incentives pursuant to the Company’s stock incentive plans and employment arrangements as in effect from time to time or the issuance of stock pursuant to the Company’s employee stock purchase plan as in effect from time to time, (2) pursuant to or in consideration for the acquisition of another Person, business or assets by the Company or any of its Subsidiaries, whether by purchase of stock, merger, consolidation, purchase of all or substantially all of the assets of such Person or otherwise, (3) to strategic partners or joint venturers in connection with a commercial relationship with the Company or its Subsidiaries or to parties in connection with such Persons providing the Company or its Subsidiaries with loans, credit lines, cash price reductions or similar transactions, under arm’s-length arrangements, (4) pursuant to the Equity Exchange or any conversion or exchange of debt or other claims into equity in connection with the Plan or (5) as set forth on Section 5.9(a) of the Company Disclosure Letter) (the “Proposed Securities”), the Subscribing Entities shall have the right to acquire from the Company (the “Subscription Right”) for the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) and on the same terms as such Proposed Securities are proposed to be offered to others, up to the amount of such Proposed Securities in the aggregate required to enable it to maintain its proportionate New Common Stock-equivalent interest in the Company on a Fully Diluted Basis determined in accordance with the following sentence, in each case, subject to such limitations as may be imposed by applicable Law or stock exchange rules. The amount of such Proposed Securities that the Subscribing Entities shall be entitled to purchase in the aggregate in any offering pursuant to the above shall (subject to such limitations as may be imposed by applicable Law or stock exchange rules) be determined by multiplying (x) the total number of such offered shares of Proposed Securities by (y) a fraction, the numerator of which is the number of shares of New Common Stock held by Purchaser and Brookfield Consortium Members on a Fully Diluted Basis as of the date of the Company’s notice pursuant to Section 5.9(b) in respect of the issuance of such Proposed Securities, and the denominator of which is the number of shares of New Common Stock then outstanding on a Fully Diluted Basis. For the avoidance of doubt, the actual amount of securities to be sold or offered to the Subscribing Entities pursuant to its exercise of the Subscription Right hereunder shall be proportionally reduced if the aggregate amount of Proposed Securities sold or offered is reduced. Any offers and sales pursuant to this Section 5.9 in the context of a registered public offering shall be conditioned upon reasonably acceptable representations and warranties of each Subscribing Entity regarding its status as the type of offeree to whom a private sale can be made concurrently with a registered public offering in compliance with applicable securities Laws.

(ii)                                  Notice. In the event the Company proposes to offer Proposed Securities, it shall give Purchaser written notice of its intention, describing the estimated price (or range of prices), anticipated amount of securities, timing and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than ten Business Days after the commencement of marketing with respect to such offering or after the Company takes substantial steps to pursue any other offering. The Subscribing Entity shall have three Business Days from the date of receipt of such a notice to notify the Company in writing that it intends to exercise its Subscription Right and as to the amount of Proposed Securities the Subscribing Entity desires to purchase, up to the maximum amount calculated pursuant to Section 5.9(a)(i). In connection with an underwritten public offering, such notice shall constitute a non-binding indication of interest to purchase Proposed Securities at such a range of prices as the Subscribing Entity may specify and, with respect to other offerings, such notice shall constitute a binding commitment of the Subscribing Entity to purchase the amount of Proposed Securities so specified at the price and other terms set forth in the Company’s notice to such Subscribing Entity. The failure of the Subscribing Entity to so respond within such three Business Day period shall be deemed to be a waiver of the Subscription Right under this Section 5.9 only with respect to the offering described in the applicable notice. In connection with an underwritten public offering or a private placement, the Subscribing Entity shall further enter into an agreement (in form and substance customary for transactions of this type) to purchase the Proposed Securities to be acquired contemporaneously with the execution of any underwriting agreement or purchase agreement entered into with the Company, the underwriters or initial purchasers of such underwritten public offering or private placement, and the failure to enter into such an agreement at or prior to such time shall constitute a waiver of the Subscription Right in respect of such offering.

(iii)                               Purchase Mechanism. If the Subscribing Entity exercises its Subscription Right provided in this Section 5.9, the closing of the purchase of the Proposed Securities with respect to which such right has been exercised shall take place concurrently with the sale to the other investors in the applicable offering, which period of time for the closing of the purchase of the Proposed Securities with respect to which such right has been exercised shall be extended for a maximum of 180 days in order to comply with applicable Laws (including receipt of any applicable regulatory or stockholder approvals). Each of the Company and the Subscribing Entity shall use its reasonable best efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any Law necessary in connection with the offer, sale and purchase of, such Proposed Securities.

(iv)                              Failure of Purchase. In the event (A) the Subscribing Entity fails to exercise its Subscription Right provided in this Section 5.9 within said three Business Day period or, (B) if so exercised, the Subscribing Entity fails or is unable to consummate such purchase within the 180 day period specified in Section 5.9(a)(iii), without prejudice to other remedies, the Company shall thereafter be entitled during the Additional Sale Period to sell the Proposed Securities not elected to be purchased pursuant to this Section 5.9 or which the Subscribing Entity fails to, or is unable to, purchase, at a price and upon terms no more favorable in any material respect to the purchasers of such securities than were specified in the Company’s notice to Purchaser. In the event the Company has not sold the Proposed Securities within the Additional Sale Period, the Company shall not thereafter offer, issue or sell such Proposed Securities without first offering such securities to Purchaser in the manner provided above.

(v)                                 Non-Cash Consideration. In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Company Board; provided, however, that such fair value as determined by the Company Board shall not exceed the aggregate market price of the securities being offered as of the date the Company Board authorizes the offering of such securities.

(vi)                               Cooperation. The Company and Purchaser shall cooperate in good faith to facilitate the exercise of the Subscribing Entity’s Subscription Right hereunder, including using reasonable efforts to secure any required approvals or consents.

(vii)                           General. Notwithstanding anything herein to the contrary, (A) if (1) the Subscribing Entity exercises its Subscription Right pursuant to this Section 5.9 and is unable to complete the purchase of the Proposed Securities concurrently with the sales to the other investors in the applicable offering as contemplated by Section 5.9(a)(iii) due to applicable regulatory or stockholder approvals and (2) the Company or the Company Board determines in good faith that any delay in completion of an offering in respect of which the Brookfield Consortium Members are entitled to Subscription Rights would materially impair the financing objective of such offering, the Company may proceed with such offering without the participation of Purchaser in such offering, in which event the Company and Purchaser shall promptly thereafter agree on a process otherwise consistent with this Section 5.9 as would allow Purchaser to purchase, at the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) as in such offering, up to the amount of shares of New Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, New Common Stock) as shall be necessary to enable Purchaser to maintain its proportionate New Common Stock-equivalent interest in the Company on a Fully Diluted Basis, (B) if the Company or the Company Board determines in good faith that compliance with the notice provisions in Section 5.9(a)(ii) would materially impair the financing objective of an offering in respect of which the Brookfield Consortium Members are entitled to Subscription Rights, the Company shall be permitted by notice to the Subscribing Entity to reduce the notice period required under Section 5.9(a)(ii) (but not to less than one (1) Business Day) to the minimum extent required to meet the financing objective of such offering, and the Subscribing Entity shall have the right to either (x) exercise its Subscription Rights during the shortened notice periods specified in such notice or (y) require the Company to promptly thereafter agree on a process otherwise consistent with this Section 5.9 as would allow Purchaser to purchase, at the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) as in such offering, up to the amount of shares of New Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, New Common Stock) as shall be necessary to enable Purchaser to maintain its proportionate New Common Stock-equivalent interest in the Company on a Fully Diluted Basis and (C) in the event the Company is unable to issue shares of New Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, New Common Stock) to Purchaser as a result of a failure to receive regulatory or stockholder approval therefor, the Company shall take such action or cause to be taken such other action in order to place the Subscribing Entity, in so far as reasonably practicable (subject to any limitations that may be imposed by applicable Law or stock exchange rules), in the same position in all material respects as if the Subscribing Entity was able to effectively exercise its Subscription Rights hereunder, including, at the option of the Subscribing Entity, issuing to the Subscribing Entity another class of securities of the Company having terms to be agreed by the Company and Purchaser having a value at least equal to the value per share of New Common Stock, in each case, as shall be necessary to enable Purchaser to maintain its proportionate New Common Stock-equivalent interest in the Company on a Fully Diluted Basis.

(viii)                        Termination. This Section 5.9 shall terminate at such time as Purchaser together with the Brookfield Consortium Members collectively beneficially own less than 5% of the outstanding shares of New Common Stock on a Fully Diluted Basis.

(b)                                 GGO Subscription Rights. The Plan shall provide that in connection with the consummation of the Plan, GGO shall enter into an agreement with Purchaser with substantially similar terms to those set forth in Section 5.9(a) above with respect to any issuance of GGO Common Stock (or securities that are convertible into or exchangeable or exercisable for, or otherwise linked to, GGO Common Stock) after the Effective Date.

SECTION 5.10                    Company Board of Directors.

(a)                                  Company Board of Directors.

(i)                                     The Plan shall provide that as of the Effective Date, the Company Board shall have nine (9) members and three (3) of such members shall be persons designated by Purchaser (the “Purchaser Board Designees”), one to each class of directors of the Company Board (if the Company has a staggered board of directors); provided, that such designees shall be identified by name and in writing to the Company no later than 10 Business Days prior to the voting deadline established by the Bankruptcy Court. Subject to the rights provided under the Fairholme/Pershing Agreements, the remaining members of the Company Board on the Effective Date shall be chosen by the Company in consultation with Purchaser.

(ii)                                  Following the Closing, the Company shall nominate as part of its slate of directors and use its reasonable best efforts to have elected to the Company Board (including through the solicitation of proxies for such person to the same extent as it does for any of its other nominees to the Company Board) (subject to applicable Law and stock exchange rules (provided that Purchaser Board Designees need not be “independent” under the applicable rules of the applicable stock exchange or the SEC)) (x) so long as Purchaser and the Brookfield Consortium Members beneficially own (directly or indirectly) in the aggregate at least 20% of the shares of New Common Stock on a Fully Diluted Basis, three (3) Purchaser Board Designees, (y) so long as Purchaser and the Brookfield Consortium Members beneficially own (directly or indirectly) in the aggregate at least 15%, but less than 20%, of the shares of New Common Stock on a

Fully Diluted Basis, two (2) Purchaser Board Designees, and (z) so long as Purchaser and the Brookfield Consortium Members beneficially own (directly or indirectly) in the aggregate at least 10%, but less than 15%, of the shares of Common Stock on a Fully Diluted Basis, one (1) Purchaser Board Designee. For the avoidance of doubt, at and following such time as Purchaser and the Brookfield Consortium Members beneficially own (directly or indirectly) in the aggregate less than 10% of the shares of Common Stock on a Fully Diluted Basis, Purchaser and the Brookfield Consortium Members shall no longer have the right to designate directors for election to the Company Board. Following the Closing, and subject to applicable Law and stock exchange rules, there shall be proportional representation by Purchaser Board Designees on any committee of the Company Board, except for special committees established for potential conflict of interest situations involving any Brookfield Consortium Member or any Affiliate thereof, and except that only Purchaser Board Designees who qualify under the applicable rules of the applicable stock exchange or the SEC may serve on committees where such qualification is required. If at any time the number of Purchaser Board Designees serving on the Company Board exceeds the number of Purchaser Board Designees that Purchaser is then otherwise entitled to designate as a result of a decrease in the percentage of shares of New Common Stock beneficially owned by Purchaser and the Brookfield Consortium Members, Purchaser shall, to the extent it is within Purchaser’s control, use its commercially reasonable efforts to cause any such additional Purchaser Board Designees to offer to resign such that the number of Purchaser Board Designees serving on the Company Board after giving effect to such resignation does not exceed the number of Purchaser Board Designees that Purchaser is entitled to designate for election to the Company Board.

(iii)                               Except with respect to the resignation of a Purchaser Board Designee pursuant to Section 5.10(a)(ii), Purchaser shall have the power to designate a Purchaser Board Designee’s replacement upon the death, resignation, retirement, disqualification or removal from office of such Purchaser Board Designee. The Company Board shall promptly take all action reasonably required to fill any vacancy resulting therefrom with such replacement Purchaser Board Designee (including nominating such person, subject to applicable Law, as the Company’s nominee to serve on the Company Board and causing the Company to use all reasonable efforts to have such person elected as a director of the Company and solicit proxies for such person to the same extent as it does for any of the Company’s other nominees to the Company Board).

(iv)                              The Purchaser Board Designees shall be entitled to the same compensation and same indemnification in connection with his or her role as a director as the members of the Company Board, and each Purchaser Board Designee shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Company Board or any committees thereof, to the same extent as other members of the Company Board. The Company shall notify each Purchaser Board Designee of all regular and special meetings of the Company Board and shall notify each Purchaser Board Designee of all regular and special meetings of any committee of the Company Board of which such Purchaser Board Designee is a member. The Company shall provide each Purchaser Board Designee with copies of all notices, minutes, consents and other materials provided to all other members of the Company Board concurrently as such materials are provided to the other members (except, for the avoidance of doubt, as are provided to members of committees of which such Purchaser Board Designee is not a member).

(v)                                 Purchaser Board Designees candidates shall be subject to such reasonable eligibility criteria as are applied in good faith by the nominating, corporate governance or similar committee of the Company Board to other candidates for the Company Board. Purchaser shall designate one of the Purchaser Board Designees to serve as the initial chairman of the Company Board as of the Effective Date.

(b)                                 GGO Board of Directors.

(i)                                     The Plan shall provide that as of the Effective Date, the board of directors of GGO (the “GGO Board”) shall have nine (9) members and two (2) of such members shall be persons designated by Purchaser (the “Purchaser GGO Board Designees”), to separate classes of directors of the GGO Board (if GGO has a staggered board of directors); provided, that such designees shall be identified by name and in writing to the Company no later than 10 Business Days prior to the voting deadline established by the Bankruptcy Court. Subject to the rights provided under the Fairholme/Pershing Agreements, the remaining members of the GGO Board on the Effective Date shall be chosen by the Company in consultation with Purchaser.

(ii)                                  The Plan shall provide, in connection with the consummation of the Plan, for GGO to enter into an agreement with Purchaser (the “GGO Agreement”) providing as follows:

(1)                                  That following the Closing, GGO shall nominate as part of its slate of directors and use its reasonable best efforts to have elected to the GGO Board (including through the solicitation of proxies for such person to the same extent as it does for any of its other nominees to the GGO Board) (subject to applicable Law and stock exchange rules (provided that the Purchaser GGO Board Designees need not be “independent” under the applicable rules of the applicable stock exchange or the SEC)) (A) so long as Purchaser and the Brookfield Consortium Members have not sold any of their GGO Shares or GGO Warrants, two (2) Purchaser GGO Board Designees (provided, that in the event that the chief executive officer of GGO is an employee of Purchaser or one if its Affiliates, such individual shall be one of the Purchaser GGO Board Designees) and (B) following the sale by Purchaser or any Brookfield Consortium Member of any GGO Shares or GGO Warrants, so long as Purchaser and the Brookfield Consortium Members beneficially own (directly or indirectly) in the aggregate at least 10% of the shares of GGO Common Stock on a Fully Diluted Basis, one (1) Purchaser GGO Board Designees. For the avoidance of doubt, at and following such time as Purchaser and the Brookfield Consortium Members have sold GGO Shares or GGO Warrants and at such time beneficially own (directly or indirectly) in the aggregate less than 10% of the shares of GGO Common Stock on a Fully

Diluted Basis, Purchaser and the Brookfield Consortium Members shall no longer have the right to designate directors for election to the GGO Board.

(2)                                  That following the Closing, and subject to applicable Law and stock exchange rules, there shall be proportional representation by Purchaser GGO Board Designees on any committee of the GGO Board, except for special committees established for potential conflict of interest situations involving any Brookfield Consortium Member or any Affiliate thereof, and except that only Purchaser GGO Board Designees who qualify under the applicable rules of the applicable stock exchange or the SEC may serve on committees where such qualification is required. If at any time the number of Purchaser GGO Board Designees serving on the GGO Board exceeds the number of Purchaser GGO Board Designees that Purchaser is then otherwise entitled to designate as a result of a decrease in the percentage of shares of GGO Common Stock beneficially owned by Purchaser and the Brookfield Consortium Members, Purchaser shall, to the extent it is within Purchaser’s control, use commercially reasonable efforts to cause any such additional Purchaser GGO Board Designees to offer to resign such that the number of Purchaser GGO Board Designees serving on the GGO Board after giving effect to such resignation does not exceed the number of Purchaser GGO Board Designees that Purchaser is entitled to designate for election to the GGO Board.

(3)                                  That except with respect to the resignation of a Purchaser GGO Board Designee pursuant to Section 5.10(b)(ii)(2), (A) Purchaser shall have the power to designate a Purchaser GGO Board Designee’s replacement upon the death, resignation, retirement, disqualification or removal from office of such Purchaser GGO Board Designee and (B) the GGO Board shall promptly take all action reasonably required to fill any vacancy resulting therefrom with such replacement Purchaser GGO Board Designee (including nominating such person, subject to applicable Law, as GGO’s nominee to serve on the GGO Board and causing GGO to use all reasonable efforts to have such person elected as a director of GGO and solicit proxies for such person to the same extent as it does for any of GGO’s other nominees to the GGO Board).

(4)                                  That (A) each Purchaser GGO Board Designee shall be entitled to the same compensation and same indemnification in connection with his or her role as a director as the members of the GGO Board, and each Purchaser GGO Board Designee shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the GGO Board or any committees thereof, to the same extent as other members of the GGO Board, (B) GGO shall notify each Purchaser GGO Board Designee of all regular and special meetings of the GGO Board and shall notify the Purchaser GGO Board Designee of all regular and special meetings of any committee of the GGO Board of which such Purchaser GGO Board Designee is a member, and (C) GGO shall provide each Purchaser GGO Board Designee with copies of all notices, minutes, consents and other materials provided to all other members of the GGO Board concurrently as such materials are provided to the other members (except, for the avoidance of doubt, as are provided to members of committees of which such Purchaser GGO Board Designee is not a member).

(5)                                  Purchaser GGO Board Designee candidates shall be subject to such reasonable eligibility criteria as applied in good faith by the nominating, corporate governance or similar committee of the GGO Board to other candidates for the GGO Board.

SECTION 5.11                    Notification of Certain Matters.

(a)                                  The Company shall (i) give prompt written notice to Purchaser of any written notice or other written communication from any Person alleging that the consent of such Person which is or may be required in connection with the transactions contemplated by this Agreement is not likely to be obtained prior to Closing, if the failure to obtain such consent would reasonably be expected to be adverse and material to the Company and its Subsidiaries taken as a whole or would materially impair the ability of the Company to consummate the transactions contemplated hereby or perform its obligations hereunder, and (ii) facilitate adding such individuals as designated by Purchaser to the electronic notification system such that the designated individuals will receive electronic notice of the entry of any Bankruptcy Court Order.

(b)                                 To the extent permitted by applicable Law, (i) the Company shall give prompt notice to Purchaser of the commencement of any investigation, inquiry or review by any Governmental Entity with respect to the Company or its Subsidiaries which would reasonably be expected to be adverse and material to the Company and its Subsidiaries taken as a whole or would materially impair the ability of the Company to consummate the transactions contemplated hereby or perform its obligations hereunder, and (ii) the Company shall give prompt notice to Purchaser, and Purchaser shall give written prompt notice to the Company, of any event or circumstance that would result in any representation or warranty of the Company or Purchaser, as applicable, being untrue or any covenant or agreement of the Company or Purchaser, as applicable, not being performed or complied with such that, in each such case, the conditions set forth in Article VII or Article VIII, as applicable, would not be satisfied if such event or circumstance existed on the Closing Date.

(c)                                  No information received by a party pursuant to this Section 5.11 nor any information received or learned by a party or any of its representatives pursuant to an investigation made under this Section 5.11 shall be deemed to (A) qualify, modify, amend or otherwise affect any representations, warranties, conditions, covenants or other agreements of the other party set forth in this Agreement, (B) amend or otherwise supplement the information set forth in the Company Disclosure Letter, (C) limit or restrict the remedies available to such party under this Agreement, applicable Law or otherwise arising out of a breach of this Agreement, or (iv) limit or restrict the ability of such party to invoke or rely on, or effect the satisfaction of, the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement set forth in Article VII or Article VIII, as applicable.

SECTION 5.12                    Further Assurances. From and after the Closing, the Company shall (and shall cause each of its Subsidiaries to) execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action and cause entities controlled by them to take such action as may be reasonably necessary (or as reasonably requested by Purchaser) to carry out the transactions contemplated by this Agreement.

SECTION 5.13                    Hughes Heirs Obligations.

(a)                                  In the event holders of Hughes Heirs Obligations receive shares of New Common Stock on account of such Hughes Heirs Obligations in the Plan, the number of shares of New Common Stock otherwise available for distribution on the Effective Date under the Plan in the Equity Exchange shall be reduced by the number of shares of New Common Stock issued or issuable to such holders of Hughes Heirs Obligations.

(b)                                 In the event holders of Hughes Heirs Obligations receive shares of GGO Common Stock on account of such Hughes Heirs Obligations in the Plan, the number of shares of GGO Common Stock otherwise available for distribution on the Effective Date under the Plan in the GGO Share Distribution shall be reduced by the number of shares of GGO Common Stock issued or issuable to such holders of Hughes Heirs Obligations.

SECTION 5.14                    Rights Agreement; Reorganized Company Organizational Documents.

(a)                                  Prior to the issuance of the Warrants, the Rights Agreement shall be amended to provide that (i) the Rights Agreement is inapplicable to (1) the acquisition by Purchaser of the Warrants and the underlying securities thereof, (2) any antidilution adjustments to those Warrants pursuant to the Warrant Agreement, (3) any shares of New Common Stock that Purchaser or any Brookfield Consortium Member may be deemed to own by no actions of its own and (4) up to an additional 2.5% of the issued and outstanding shares of Common Stock by Brookfield Consortium Members, (ii) neither Purchaser, nor any Brookfield Consortium Member, shall be deemed to be an Acquiring Person (as defined in the Rights Agreement), (iii) neither a Shares Acquisition Date (as defined in the Rights Agreement) nor a Distribution Date (as defined in the Rights Agreement) shall be deemed to occur and (iv) the Rights (as defined in the Rights Agreement) shall not separate from the Common Stock, in each case under (ii), (iii) and (iv), as a result of the acquisition by Purchaser of the Warrants, the underlying securities thereof and the acquisition of beneficial ownership of up to an additional 2.5% of the issued and outstanding shares of Common Stock by Brookfield Consortium Members.

(b)                                 The certificate of incorporation and bylaws of the Reorganized Company (the “Reorganized Company Organizational Documents”) shall be in form mutually agreed to by the Company and Purchaser, provided, that in the event that the Company and Purchaser are not able to agree on such form prior to the Effective Date, the Reorganized Company Organizational Documents shall be substantially in the same form as the certificate of incorporation and bylaws of the Company as in existence on the date of this Agreement (except that the number of authorized shares of capital stock of the Reorganized Company shall be increased), provided, however, that (i) the restriction on Beneficial Ownership (as such term is defined in the certificate of incorporation of the Company) shall be set at 9.9% of the outstanding capital stock of the Reorganized Company, (ii) the restriction on Constructive Ownership (as such term is defined in the certificate of incorporation of the Company) shall be set at 9.9% of the outstanding capital stock of the Reorganized Company, (iii) there shall not be an exemption from the restrictions set forth in the foregoing clauses (i) and (ii) for the current Existing Holder (as such term is defined in the existing certificate of incorporation of the Company), (iv) the Reorganized Company shall provide a waiver from the restrictions set forth in the foregoing clauses (i) and (ii) to any Brookfield Consortium Member if such Brookfield Consortium Member provides the Reorganized Company with a certificate containing the representations and covenants set forth on Exhibit D and (v) the definition of “Person” shall be revised so that it does not include a “group” as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

(c)                                  In the event the Reorganized Company adopts a rights plan analogous to the Rights Agreement on or prior to the Closing, the Plan shall provide that (i) the Reorganized Company’s Rights Agreement shall be inapplicable to this Agreement and the transactions contemplated hereby, (ii) neither Purchaser, nor any Brookfield Consortium Member, shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) whether in connection with the acquisition of Shares, New Warrants, shares issuable upon exercise of the New Warrants or otherwise, (iii) neither a Shares Acquisition Date (as defined in the Rights Agreement) nor a Distribution Date (as defined in the Rights Agreement) shall be deemed to occur and (iv) the Rights (as defined in the Rights Agreement) will not separate from the New Common Stock, in each case under (ii), (iii) and (iv), as a result of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby including the acquisition of shares of New Common Stock by Purchaser and any Brookfield Consortium Member after the date hereof as otherwise permitted by this Agreement, the New Warrants or as otherwise contemplated by the Non-Control Agreement.

(d)                                 In the event GGO adopts a rights plan analogous to the Rights Agreement on or prior to the Closing, the Plan shall provide that (i) GGO’s Rights Agreement shall be inapplicable to this Agreement and the transactions contemplated hereby, (ii) neither Purchaser, nor any Brookfield Consortium Member, shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) whether in connection with the acquisition of shares of GGO Common Stock or GGO Warrants or the shares issuable upon exercise of the GGO Warrants, (iii) neither a Shares Acquisition Date (as defined in the Rights Agreement) nor a Distribution Date (as defined in the Rights Agreement) shall be deemed to occur and (iv) the Rights (as defined in the Rights Agreement) will not separate from the GGO Common Stock, in each case under (ii), (iii) and (iv), as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby including the acquisition of shares of GGO Common Stock by Purchaser and any Brookfield Consortium Member after the date hereof as otherwise permitted by this Agreement, or the GGO Warrants.

SECTION 5.15                    Stockholder Approval. For so long as Purchaser has Subscription Rights as contemplated by Section 5.9(a), in connection with the expiration of the five (5) year period referenced in Section 3.2(c), the Company shall put up for a stockholder vote at the immediately prior annual meeting of its stockholders, and include in its proxy statement distributed to such stockholders in connection with such annual meeting, approval of Purchaser’s Subscription Rights for the maximum period permitted by the NYSE. The Plan shall provide that GGO shall, for the benefit of Purchaser, to the extent required by any U.S. national securities exchange upon which shares of GGO Common Stock are listed, for so long as Purchaser has subscription rights as contemplated by Section 5.9(b), put up for a stockholder vote at the annual meeting of its stockholders, and include in its proxy statement distributed to such stockholders in connection with such annual meeting, approval of Purchaser’s subscription rights for the maximum period permitted by the rules of such U.S. national securities exchange.

SECTION 5.16                    Registration Statements.

(a)                                  Prior to or promptly following the Effective Date, the Company shall file with the SEC a shelf registration statement on Form S-1 or Form S-11, as applicable, covering the resale by Purchaser of the Shares and the shares of New Common Stock issuable upon exercise of the New Warrants, containing a plan of distribution reasonably satisfactory to Purchaser, and the Company shall use its reasonable best efforts to cause such registration statement to be declared effective by the SEC no later than 180 days after the Effective Date. Notwithstanding the foregoing, in the event that the Company files a registration statement covering the resale of shares of New Common Stock for any Other Sponsor prior to such date, the Company shall include the Shares and shares of New Common Stock issuable upon exercise of the New Warrants for resale by Purchaser in such registration statement.

(b)                                 The Plan shall provide that, prior to or promptly following the Effective Date, GGO shall file with the SEC a shelf registration statement on Form S-1 or Form S-11, as applicable, covering the resale by Purchaser of the GGO Shares and the shares of GGO Common Stock issuable upon exercise of the GGO Warrants, containing a plan of distribution reasonably satisfactory to Purchaser, and GGO shall use its reasonable best efforts to cause such registration statement to be declared effective by the SEC no later than 180 days after the Effective Date. Notwithstanding the foregoing, in the event that GGO files a registration statement covering the resale of shares of GGO Common Stock for any Other Sponsor prior to such date, GGO shall include the GGO Shares and shares of GGO Common Stock issuable upon exercise of the GGO Warrants for resale by Purchaser in such registration statement.

SECTION 5.17                    Closing Date Net Debt.

(a)                                  The Company shall deliver to Purchaser a schedule (the “Preliminary Closing Date Net Debt Schedule”) on or before the first Business Day that is five calendar days following approval of the Disclosure Statement, that: (i) sets forth the Company’s good faith estimate for each of the three components of the Closing Date Net Debt W/O Reinstatement Adjustment and Permitted Claims Amounts along with a reasonably detailed explanation and calculation of each such component and (ii) discloses the Company’s good faith estimate of the Closing Date Net Debt W/O Reinstatement Adjustment and Permitted Claims Amounts and GGO Setup Costs.

(b)                                 Purchaser shall review the Preliminary Closing Date Net Debt Schedule during the Preliminary Closing Date Net Debt Review Period, during which time the Company shall allow Purchaser reasonable access to all non-privileged or work product documents or records or personnel used in the preparation of the Preliminary Closing Date Net Debt Schedule. On or prior to the Preliminary Closing Date Net Debt Review Deadline, Purchaser may deliver to the Company a notice (the “Dispute Notice”) listing those items on the Preliminary Closing Date Net Debt Schedule to which Purchaser takes exception, which Dispute Notice shall (i) specifically identify such items, and provide a reasonably detailed explanation of the basis upon which Purchaser has delivered such list, (ii) set forth the amount of Closing Date Net Debt W/O Reinstatement Adjustment and Permitted Claims Amounts that Purchaser has calculated based on the information contained in the Preliminary Closing Date Net Debt Schedule, and (iii) specifically identify Purchaser’s proposed adjustment(s). If Purchaser timely provides the Company with a Dispute Notice, then Purchaser and the Company shall, within ten (10) days following receipt of such Dispute Notice by the Company (the “Resolution Period”), attempt to resolve their differences with respect to the items specified in the Dispute Notice (the “Disputed Items”). If Purchaser and the Company do not resolve all Disputed Items by the end of the Resolution Period, then all Disputed Items remaining in dispute shall be submitted to the Bankruptcy Court for resolution at or concurrent with the Confirmation Hearing. The Bankruptcy Court shall consider only those Disputed Items that Purchaser, on the one hand, and the Company, on the other hand, were unable to resolve. All other matters shall be deemed to have been agreed upon by Purchaser and the Company. If Purchaser does not timely deliver a Dispute Notice, then Purchaser shall be deemed to have accepted and agreed to the Preliminary Closing Date Net Debt Schedule and to have waived any right to dispute the matters set forth therein.

(c)                                  On or prior to the Effective Date, the Company shall deliver to Purchaser the Conclusive Net Debt Adjustment Statement.

(d)                                 It is the intention of the parties that releases from the Reserve are not intended to alter the allocation of value between GGO and the Company. Accordingly, the Plan shall provide that if there is a Reserve Surplus Amount as of the end of any fiscal quarter prior to the maturity of the GGO Promissory Note, the principal amount of the GGO Promissory Note shall be reduced (not below zero) (i) by 80% of the balance of the Reserve Surplus Amount corresponding to any Net Debt Surplus Amount and (ii) if after application of the Reserve Surplus Amount pursuant to clause (i), any Reserve Surplus Amount remains, by 100% of the remaining balance of the Reserve Surplus Amount. In the event that any party requests an equitable adjustment to this formula, the other parties shall consider the request in good faith.

(e)                                  The Plan shall provide that, if there is an Offering Premium, the principal amount of the GGO Promissory Note shall be reduced (but not below zero) by 80% of the aggregate Offering Premium on the 31st day following the Closing Date.

(f)                                    The Plan and the agreements relating to the GGO Share Distribution shall provide that from and after the Closing, the Company shall indemnify GGO and its Subsidiaries from and against 93.75% of any and all losses, claims damages, liabilities and reasonable expenses to which GGO and its Subsidiaries may become subject, in each case solely to the extent directly attributable to MPC Taxes actually paid at or after the Effective Date; provided that in no event shall the Company be required to make any indemnification payment hereunder to the extent such payment would result in aggregate payments under this Section 5.17(f) that would exceed the lower of (i) $303,750,000 and (ii) the then effective Excess Surplus Amount (the “Indemnity Cap”). The Plan shall provide that if GGO or its Affiliates receives any refund or realizes any reduction of its Tax liability in respect of the MPC Assets for which it has received a payment or realized a benefit pursuant to this Agreement, GGO shall pay an amount equal to such refund or reduction in Tax liability (less any costs or Taxes incurred with respect to the receipt thereof) to the Reorganized Company within ten (10) Business Days of the receipt or realization thereof.

(g)                                 If GGO is obligated to pay MPC Taxes with respect to the tax year 2010 and the Company is not then obligated to indemnify GGO as a consequence of the Indemnity Cap, then solely with respect to such payments, the Company shall pay such amount of MPC Taxes and the principal amount of the GGO Promissory Note shall be increased by the amount of such payment and if at such time no GGO Promissory Note is outstanding, on the date of any such payment, GGO shall issue in favor of the Company a promissory note in the aggregate principal amount of such payment on the same terms as the GGO Promissory Note.

ARTICLE VI

ADDITIONAL COVENANTS OF PURCHASER

SECTION 6.1                          Information. From and after the date of this Agreement until the earlier to occur of the Closing Date and the termination of this Agreement, Purchaser agrees to provide the Debtors with such information as the Debtors reasonably request regarding Purchaser for inclusion in the Disclosure Statement as necessary for the Disclosure Statement to contain adequate information for purposes of Section 1125 of the Bankruptcy Code.

SECTION 6.2                          Purchaser Efforts. Purchaser shall use its reasonable best efforts to obtain all material permits, consents, orders, approvals, waivers, authorizations or other permissions or actions required for the consummation of the transactions contemplated by this Agreement from, and shall have given all necessary notices to, all Governmental Entities necessary to satisfy the condition in Section 8.1(b) (provided, however, that Purchaser shall not be required to pay or cause payment of any fees or make any financial accommodations to obtain any such consent, approval, waiver or other permission, except filing fees as required), and provide to such Governmental Entities all such information as may be necessary or reasonably requested relating to the transactions contemplated hereby.

SECTION 6.3                          Plan Support. From and after the date of this Agreement until the earliest to occur of (i) the Effective Date, (ii) the termination of this Agreement and (iii) the date the Company or any Subsidiary of the Company makes a public announcement, enters into an agreement or files any pleading or document with the Bankruptcy Court, in each case, evidencing its intention to support any Competing Transaction, or the Company or any Subsidiary of the Company enters into a Competing Transaction, Purchaser agrees (unless otherwise consented to by the Company) (provided, that (x) the Company is not in material breach of this Agreement and (y) the terms of the Plan are and remain consistent with the Plan Summary Term Sheet and this Agreement, and are otherwise in form and substance satisfactory to Purchaser) to (and shall use reasonable best efforts to cause its Affiliates to):

(a)                                  Not pursue, propose, support, vote to accept or encourage the pursuit, proposal or support of, any Chapter 11 plan, or other restructuring or reorganization for the Company, or any Subsidiary of the Company, that is not consistent with the Plan;

(b)                                 Not, nor encourage any other Person to, interfere with, delay, impede, appeal or take any other negative action, directly or indirectly, in any respect regarding acceptance or implementation of the Plan; and

(c)                                  Not commence any proceeding, or prosecute any objection to oppose or object to the Plan or to the Disclosure Statement and not to take any action that would delay approval or confirmation, as applicable, of the Disclosure Statement and the Plan, in each case (i) except as intended to ensure the consistency of the Disclosure Statement and the Plan with the terms of this Agreement and the rights and obligations of the parties thereto and (ii) without limiting any rights Purchaser may have to terminate this Agreement pursuant to Section 11.1(b) (including Section 11.1(b)(x)) hereof.

SECTION 6.4                          Transfer Restrictions. Purchaser covenants and agrees that the Shares and the GGO Shares (and shares issuable upon exercise of Warrants, New Warrants and GGO Warrants) shall be disposed of only pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities Laws. Purchaser agrees to the imprinting, so long as is required by this Section 6.4, of the following legend on any certificate evidencing the Shares or GGO Shares (and shares issuable upon exercise of Warrants, New Warrants and GGO Warrants):

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “ACT”) OR UNDER ANY STATE SECURITIES LAWS (“BLUE SKY”) OR THE SECURITIES LAWS OF ANY OTHER RELEVANT JURISDICTION. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE. THE SHARES MAY NOT BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, ENCUMBERED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS EITHER (I) A REGISTRATION STATEMENT WITH RESPECT TO THE SHARES IS EFFECTIVE UNDER THE ACT AND APPLICABLE BLUE SKY LAWS AND THE SECURITIES LAWS OF ANY OTHER RELEVANT JURISDICTION ARE COMPLIED WITH OR (II) UNLESS WAIVED BY THE ISSUER, THE ISSUER RECEIVES AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE ISSUER THAT NO VIOLATION OF THE ACT OR OTHER APPLICABLE LAWS WILL BE INVOLVED IN SUCH TRANSACTION.

Certificates evidencing the Shares (and shares issuable upon exercise of Warrants and New Warrants) shall not be required to contain such legend (A) while a registration statement covering the resale of the Shares is effective under the Securities Act, or (B) following any sale of any such Shares pursuant to Rule 144 of the Exchange Act (“Rule 144”), or (C) following receipt of a legal opinion of counsel to Purchaser that the remaining Shares held by Purchaser are eligible for resale without volume limitations or other limitations under Rule 144. In addition, the Company will agree to the removal of all legends with respect to shares of New Common Stock deposited with DTC from time to time in anticipation of sale in accordance with the volume limitations and other limitations under Rule 144, subject to the Company’s approval of appropriate procedures, such approval not to be unreasonably withheld, conditioned or delayed.

Following the time at which such legend is no longer required (as provided above) for certain Shares, the Company shall promptly, following the delivery by Purchaser to the Company of a legended certificate representing such Shares, deliver or cause to be delivered to Purchaser a certificate representing such Shares that is free from such legend. In the event the above legend is removed from any of the Shares, and thereafter the effectiveness of a registration statement covering such Shares is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities Laws, then the Company may require that the above legend be placed on any such Shares that cannot then be sold pursuant to an effective registration statement or under Rule 144 and Purchaser shall cooperate in the replacement of such legend. Such legend shall thereafter be removed when such Shares may again be sold pursuant to an effective registration statement or under Rule 144.

The Plan shall provide, in connection with the consummation of the Plan, for GGO to enter into an agreement with Purchaser with respect to GGO Shares and GGO Warrants containing the same terms as provided above in this Section 6.4 but replacing references to (A) “the Company” with GGO, (B) “New Common Stock” with GGO Common Stock, (C) “Shares” with “GGO Shares” and (D) “Warrants” or “New Warrants” with GGO Warrants.

In addition to the covenants provided in the Non-Control Agreement, Purchaser further covenants and agrees not to sell, transfer or dispose of (each, a “Transfer”) (x) any Shares, New Warrants, or shares issuable upon exercise of the New Warrants during the period from and after the Closing Date to the six (6) month anniversary of the Closing Date, (y) in excess of (A) 8.25% of the Shares and (B) 8.25% of the New Warrants or shares issuable upon exercise of the New Warrants, in the aggregate, during the period from and after the six (6) month anniversary of the Closing Date to the one (1) year anniversary of the Closing Date and (z) in excess of (A) 16.5% of the Shares and (B) 16.5% of the New Warrants or the shares issuable upon exercise of the New Warrants, in the aggregate (and taken together with any Transfers effected under clause (y)), during the period from and after the six (6) month anniversary of the Closing Date to the eighteen (18) month anniversary of the Closing Date. For clarity, Purchaser shall not be restricted from Transferring any Shares, New Warrants, or shares issuable upon exercise of the New Warrants from and after the eighteen (18) month anniversary of the Closing Date.

Purchaser shall further covenant and agree in an agreement to be entered into with GGO in connection with the Plan not to Transfer (x) GGO Shares, GGO Warrants, or shares issuable upon exercise of the GGO Warrants during the period from and after the Closing Date to the six (6) month anniversary of the Closing Date, (y) in excess of (A) 8.25% of the GGO Shares and (B) 8.25% of the GGO Warrants or the shares issuable upon exercise of the GGO Warrants, in the aggregate, during the period from and after the six (6) month anniversary of the Closing Date to the one (1) year anniversary of the Closing Date and (z) in excess of (A) 16.5% of the GGO Shares and (B) 16.5% of the GGO Warrants or the shares issuable upon exercise of the GGO Warrants, in the aggregate (and taken together with any Transfers effected under clause (y)), during the period from and after the six (6) month anniversary of the Closing Date to the eighteen (18) month anniversary of the Closing Date. For clarity, Purchaser shall not be restricted from Transferring any GGO Shares, GGO Warrants, or shares issuable upon exercise of the GGO Warrants from and after the eighteen (18) month anniversary of the Closing Date.

Prior to the Closing, Purchaser shall not Transfer the Warrants or the shares of Common Stock issuable upon exercise of the Warrants prior to the earlier of (i) termination of this Agreement or (ii) the date the Company or any Subsidiary of the Company (A) makes a public announcement, enters into an agreement or files any pleading or document with the Bankruptcy Court, in each case, evidencing its decision to support any Competing Transaction, or the Company or any Subsidiary of the Company enters into a definitive agreement providing for a Competing Transaction or (B) provides notice to Purchaser of its or any of its Subsidiaries decision to enter into, or entry into, a definitive agreement providing for a Competing Transaction.

Notwithstanding anything herein to the contrary, Purchaser shall be permitted to Transfer any portion or all of its Shares, GGO Shares, the Warrants, the New Warrants, the GGO Warrants and the shares of Common Stock or New Common Stock issuable upon exercise of the Warrants, the New Warrants and the GGO Warrants at any time under the following circumstances (provided, that none of Purchaser’s rights and benefits under this Agreement shall inure to the benefit of any transferee under clause (ii) or (iii) below):

(i)                                     Transfers to any Affiliate of Purchaser, any member of Purchaser, any Brookfield Consortium Member and any member, partner or shareholder or any Affiliate of any Brookfield Consortium Member, in accordance with and subject to the Designation Conditions.

(ii)                                  Transfers pursuant to a merger or tender offer or exchange offer involving the Company in which any Person acquires more than 50% of the outstanding Common Stock on a Fully Diluted Basis.

(iii)                               Any bona fide mortgage, encumbrance, pledge or hypothecation of capital stock to a financial institution in connection with any bona fide loan.

For the avoidance of doubt, Purchaser’s rights to designate for nomination the Purchaser Board Designees and Purchaser GGO Board Designees pursuant to Section 5.10 and Subscription Rights pursuant to Section 5.9 may not be Transferred to a Person that is not a Brookfield Consortium Member.

Purchaser agrees to the imprinting of a legend referencing the above transfer restrictions on any certificate evidencing the Shares or GGO Shares (and shares issuable upon exercise of Warrants, New Warrants and GGO Warrants). In connection with any transfer of the Shares or GGO Shares (and shares issuable upon exercise of Warrants, New Warrants and GGO Warrants), the Company shall remove such legends from such certificates to the extent the transferee thereof is not bound by such transfer restrictions.

SECTION 6.5                          Equity Commitments; Source of Funds.

(a)                                  Without the prior written consent of the Company, prior to the Release Date (as defined in the Escrow Agreements), except as contemplated by Section 6.5(b) below, Purchaser shall not (i) enter into any amendments or waive any provision of or terminate the Brookfield Equity Commitment Letter or the Escrow Agreements or any Acceptable LC or (ii) instruct the

Escrow Agent to distribute any of the Escrow Amount to an Equity Provider pursuant to Section4(a)(ii) of the Escrow Agreements.

(b)                                 In the event that at any time following the execution of the Escrow Agreements, one or more Equity Providers secures and delivers to Purchaser an Acceptable LC in replacement for its Commitment Amount (as defined in the applicable Escrow Agreement), Purchaser shall be entitled to amend or terminate the applicable Escrow Agreement replaced by an Acceptable LC without the consent of the Company. Without the consent of the Company, Purchaser shall not permit any amendments, waivers or terminations of any Acceptable LC.

(c)                                  Prior to the earlier to occur of the Closing and the termination of this Agreement, Purchaser shall not dividend, distribute or otherwise transfer or dispose of any cash or other assets other than to pay the Purchase Price and the GGO Purchase Price and pursuant to Article II.

SECTION 6.6                          REIT Representations and Covenants. At such times as shall be reasonably requested by the Company, for so long as Purchaser (or, to the extent applicable, its Affiliates, members or Affiliates of members) beneficially or constructively owns in excess of the relevant ownership limit set forth in the certificate of incorporation of the Company of the outstanding Common Stock or New Common Stock, Purchaser shall (and, to the extent applicable, cause its Affiliates, members or Affiliates of members to) use reasonable best efforts to provide the Company with customary representations and covenants, in the form attached hereto as Exhibit D which shall, among other things, enable the Company to provide a waiver of the ownership limit set forth in the certificate of incorporation of the Company to Purchaser and ensure that the Company can appropriately monitor any “related party rent” issues raised by the Warrants and the purchase of the Shares by Purchaser, it being understood that Purchaser’s Affiliates, members or Affiliates of members shall be required to provide such representations and covenants only if such Person beneficially owns Common Stock or New Common Stock in excess of the relevant ownership limit set forth in the certificate of incorporation of the Company or any stock or other equity interest owned by such Person in a tenant of the Company would be treated as constructively owned by Purchaser.

SECTION 6.7                          Non-Control Agreement. At or prior to the Closing, Purchaser shall enter into the Non-Control Agreement with the Company.

SECTION 6.8                          Purchaser Formed Entities. Purchaser Formed Entities were formed by Purchaser solely for the purpose of engaging in the reorganization transactions contemplated by Exhibit B hereto. None of the Purchaser Formed Entities has engaged in any other business activities and has conducted and will conduct its operations prior to the Closing only as contemplated by this Agreement, including Exhibit B. Prior to the Closing, Purchaser shall cause the Purchaser Formed Entities not to (i) incur any liabilities (other than as contemplated by this Agreement) or (ii) take any action to cause any condition to the Closing hereunder not to be satisfied.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF PURCHASER

SECTION 7.1         Conditions to the Obligations of Purchaser. The obligation of Purchaser to purchase the Shares (and the GGO Shares if the GGO Rights Offering shall have occurred) pursuant to this Agreement on the Closing Date are subject to the satisfaction (or waiver (to the extent permitted by applicable Law) by Purchaser) of the following conditions as of the Closing Date:

(a)           No Injunction. No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan or the transactions contemplated by this Agreement.

(b)           Regulatory Approvals; Consents. All permits, consents, orders, approvals, waivers, authorizations or other permissions or actions of third parties and Governmental Entities required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received, as the case may be, and shall be in full force and effect, except for those permits, consents, orders, approvals, waivers, authorizations or other permissions or actions the failure of which to make or receive would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (it being agreed that any permit, consent, order, approval, waiver, authorization or other permission or action in respect of any Identified Asset for which any of the alternatives in Section 2.1(a) shall have been employed shall be deemed hereunder to have been made or received, as the case may be, and in full force and effect).

(c)           Representations and Warranties and Covenants. Except for changes permitted or contemplated by this Agreement or the Plan Summary Term Sheet, each of (i) the representations and warranties of the Company contained in Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 3.20(a) (except for such inaccuracies in Section 3.20(a) caused by sales, purchases or transfers of assets which have been effected in accordance with, subject to the limitations contained in, and not otherwise prohibited by, the terms and conditions in this Agreement, including, without limitation, this Article VII) and Section 3.23 shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct only as of such specific date), (ii) the representations and warranties of the Company contained in Section 3.4 shall be true and correct (except for de minimis inaccuracies) at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct (except for de minimis inaccuracies) only as of such specific date) and (iii) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to “materiality” or “Material Adverse Effect”, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (it being agreed that the condition in this subclause (iii) as it relates to undisclosed liabilities of the Company and its Subsidiaries comprised of Indebtedness shall be deemed to be satisfied if the condition in Section 7.1(p) is satisfied. The

Company shall have complied in all material respects with all of its obligations under this Agreement, provided that with respect to its obligations under Section 5.13 and Section 5.14(a), Section 5.14(b) (to the extent applicable) and Section 5.14(c) hereof, the Company shall have complied therewith in all respects. The Company shall have provided to Purchaser a certificate delivered by an executive officer of the Company, acting in his or her official capacity on behalf of the Company, to the effect that the conditions in this clause (c) and the immediately following clause (d) have been satisfied as of the Closing Date and Purchaser shall have received such other evidence of the conditions set forth in this Section 7.1 as it shall reasonably request.

(d)           No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, fact or circumstance, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)           Plan and Confirmation Order. The Plan, in form and substance satisfactory to Purchaser, shall have been confirmed by the Bankruptcy Court by order in form and substance satisfactory to Purchaser (the “Confirmation Order”), which Confirmation Order shall be in full force and effect (without waiver of the 14 day period set forth in Bankruptcy Rule 3020(e)) as of the Effective Date and shall not be subject to a stay of effectiveness.

(f)            Disclosure Statement. The Disclosure Statement, in form and substance acceptable to Purchaser, shall have been approved by order of the Bankruptcy Court in form and substance satisfactory to Purchaser (the “Disclosure Statement Order”).

(g)           Conditions to Confirmation. The conditions to confirmation and the conditions to the Effective Date of the Plan, including the consummation of the transactions contemplated by Exhibit B, shall have been satisfied or waived in accordance with the Plan and the Reorganized Company Organizational Documents as set forth in the Plan shall be in effect.

(h)           GGO. The GGO Share Distribution and the issuance by GGO of the GGO Warrants shall have occurred in accordance with this Agreement. In connection with the implementation of the GGO Share Distribution, (i) the Company shall have provided Purchaser with reasonable access to all relevant information and consulted and cooperated in good faith with Purchaser and the GGO Representative with respect to the contribution of the Identified Assets to GGO in accordance with Section 2.1(a), and (ii) all actions taken by the Company and its Subsidiaries related thereto and all documentation related to the formation and organization of GGO, the implementation of the GGO Share Distribution, to separate the business of the Company and GGO and other intercompany arrangements between the Company and GGO, in each case, shall be reasonably satisfactory to Purchaser and shall be in full force and effect.

(i)            GGO Common Stock. GGO shall not have issued and outstanding on a Fully Diluted Basis immediately following the Closing more than (i) the GGO Common Share Amount of shares of GGO Common Stock (plus (A) a number of shares of GGO Common Stock equal to the sum of the Backstop Consideration and the backstop consideration issuable to the Fairholme/Pershing Investors pursuant to the Fairholme/Pershing Agreements, (B) 40,000,000 shares of GGO Common Stock issuable upon exercise of the GGO Warrants, and (C) 40,000,000 shares of GGO Common Stock issuable upon the exercise of warrants that may be issued to the Fairholme/Pershing Investors pursuant to the Fairholme/Pershing Agreements, plus (ii) if the

GGO Rights Offering shall have occurred, 50,000,000 shares of GGO Common Stock issued pursuant to the GGO Rights Offering in accordance with this Agreement.

(j)            Valid Issuance. The Shares, Warrants, New Warrants and GGO Warrants and, if the GGO Rights Offering shall have occurred, the GGO Shares, shall be validly issued to Purchaser (against payment therefor in the case of the Shares and the GGO Shares). The Company and GGO shall have executed and delivered the warrant agreement for each of the New Warrants and the GGO Warrants, together with such other customary documentation as Purchaser may reasonably request in connection with such issuance; each warrant agreement shall be in full force and effect and neither the Company nor GGO shall be in breach of any representation, warranty, covenant or agreement thereunder in any material respect.

(k)           No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that prohibits the issuance or sale of, pursuant to this Agreement, the Shares, the issuance of Warrants, New Warrants, GGO Shares, GGO Warrants, the issuance of New Common Stock upon exercise of the New Warrants or the issuance of GGO Common Stock upon exercise of the GGO Warrants; and no injunction or order of any federal, state or foreign court shall have been issued that prohibits the issuance or sale, pursuant to this Agreement, of the Shares, the GGO Shares, the Warrants, New Warrants, GGO Warrants, the issuance of New Common Stock upon exercise of the New Warrants or the issuance of GGO Common Stock upon exercise of the GGO Warrants.

(l)            Registration Rights Agreements. Each of the Company and GGO shall have entered into a registration rights agreement with Purchaser with respect to all registrable securities issued to or held by Purchaser or any Brookfield Consortium Member from time to time in a manner that permits the registered offering of securities pursuant to such methods of sale as Purchaser may reasonably request from time to time. Each registration rights agreement shall provide for (i) an unlimited number of shelf registration demands on Form S-3 to the extent that the Company or GGO, as applicable, is then permitted to file a registration statement on Form S-3, (ii) if the Company or GGO, as applicable, is not eligible to use Form S-3, the filing by the Company or GGO, as applicable, of a registration statement on Form S-1 or Form S-11, as applicable, and the Company or GGO, as applicable, using its reasonable best efforts to keep such registration statement continuously effective; (iii) piggyback rights not less favorable than those provided in the Warrant Agreement; (iv) with respect to the Company, underwritten offerings during the term of the registration rights agreement, but not more than one (1) underwritten offering in any 12-month period during the three (3) year period following the Closing Date and not more than two (2) underwritten offerings in any 12-month period thereafter, provided that in no event shall the Company be required to effect more than three (3) underwritten offerings in the aggregate in any 12-month period at the request of Purchaser and the Other Sponsors and, with respect to GGO, at least three underwritten offerings during the term of the registration rights agreement, but not more than one in any 12-month period; (v) “black-out” periods not less favorable than those provided in the Warrant Agreement; (vi) “lockup” agreements by the Company or GGO, as applicable, to the extent requested by the managing underwriter in any underwritten public offering requested by Purchaser consistent with those provided in the Warrant Agreement (it being understood that the registration rights agreement will include procedures, reasonably acceptable to Purchaser and the Company, designed to ensure that total number of days that the Company or GGO, as applicable, may be subject to a lock-up shall not, in the aggregate after taking into account any applicable lock-up periods resulting from registration rights agreements between the Company or GGO, as applicable, and the Fairholme/Pershing Investors, exceed 120 days in any 365-day period); (vii) to the extent that Purchaser and any Brookfield Consortium Member in the aggregate hold in excess of 20% of the New Common Stock or GGO Common Stock, as applicable, on a fully diluted basis at the time of an underwritten public offering by the Company or GGO, as applicable, Purchaser and such Brookfield Consortium Member will agree to a 60-day customary lock up to the extent requested by the managing underwriter; and (viii) other terms and conditions reasonably acceptable to Purchaser. The registration rights agreement shall be in full force and effect and neither the Company nor GGO shall be in breach of any representation, warranty, covenant or agreement thereunder in any material respect.

(m)          Listing. The Shares shall be authorized for listing on the NYSE, subject to official notice of issuance, and the shares of New Common Stock issuable upon exercise of the New Warrants shall be eligible for listing on the NYSE. If the GGO Rights Offering shall have occurred, the GGO Shares shall be authorized for listing on a U.S. national securities exchange, subject to official notice of issuance, and the shares of GGO Common Stock issuable upon exercise of the GGO Warrants shall be eligible for listing on a U.S. national securities exchange.

(n)           Liquidity. The Company shall have, upon the consummation of the Plan and after giving effect to the use of proceeds from Capital Raising Activities permitted under this Agreement and the issuance of the Shares, and the payment and/or reserve for all allowed and disputed claims under the Plan, transaction fees and other amounts required to be paid in cash under the Plan as contemplated by the Plan Summary Term Sheet, an aggregate amount of not less than $500,000,000 of Proportionally Consolidated Unrestricted Cash (the “Liquidity Target”) plus, the net proceeds of the Additional Financings and the aggregate principal amount of the Anticipated Debt Paydowns (or such higher number as may be agreed to by Purchaser and the Company).

(o)           Board of Directors. Three persons designated by Purchaser pursuant to Section 5.10(a) shall have been duly appointed to the Company Board and two persons designated by Purchaser pursuant to Section 5.10(b) shall have been duly appointed to the GGO Board.

(p)           Debt of the Company. Immediately following the Closing after giving effect to the Plan, the aggregate outstanding Proportionally Consolidated Debt shall not exceed $22,100,000,000 in the aggregate minus (i) the amount of Proportionally Consolidated Debt attributable to assets sold, returned, abandoned, conveyed, transferred or otherwise divested during the period between the date of this Agreement through the Closing and minus (ii) the excess, if any, of $1,500,000,000 over the aggregate principal amount of new Unsecured Indebtedness incurred after the date of this Agreement and on or prior to the Closing Date for cash (“New Debt”) and the aggregate principal amount of any Debt under the Rouse Bonds or the Exchangeable Notes that is reinstated under the Plan (such amounts reinstated, the “Reinstated Amounts”) minus (iii) the amount of Proportionally Consolidated Debt attributable to Identified Assets contributed to GGO pursuant to Section 2.1(a), minus (iv) the amount of Proportionally Consolidated Debt attributable to assets other than Identified Assets contributed to GGO pursuant to Section 2.1(a) minus (v) the principal and/or liquidation preference of the

TRUPS and the UPREIT Units not reinstated, plus (vi) in the event the Closing occurs prior to September 30, 2010, the amount of scheduled amortization on Proportionally Consolidated Debt (other than Corporate Level Debt) from the Closing Date to September 30, 2010 that otherwise would have been paid by September 30, 2010, minus (vii) in the event the Closing occurs on or after September 30, 2010, the amount of actual amortization paid on Proportionally Consolidated Debt (other than Corporate Level Debt) from September 30, 2010 to the Closing Date, plus (viii) (A) the excess of the aggregate principal amount of new Debt incurred to refinance existing Debt in accordance with Section 7.1(r)(vii) hereof over the principal amount of the Debt so refinanced and (B) new Debt incurred to finance unencumbered Company Properties and Non-Controlling Properties after the date of this Agreement and on or prior to the Closing (such amounts contemplated by clauses (A) and (B) collectively, the “Additional Financing”) plus (ix) the amount of other principal paydowns, writedowns and resulting impact on amortization (or payments in the anticipated amortization schedule with respect to Fashion Show Mall (Fashion Show Mall LLC), The Shoppes at the Palazzo and Oakwood Shopping Center (Gretna, LA)) currently anticipated to be made by the Company in connection with refinancings, or completion of negotiations in respect of its property level Debt which the Company determines in good faith are not actually required to be made prior to Closing (“Anticipated Debt Paydowns”).

(q)           Outstanding Common Stock. The number of issued and outstanding shares of New Common Stock on a Fully Diluted Basis (including the Shares) shall not exceed the Share Cap Number. The “Share Cap Number” means 1,104,683,256 plus up to 50,000,000 shares of New Common Stock issued in Liquidity Equity Issuances, plus 60,000,000 shares of New Common Stock issuable upon the exercise of the New Warrants, plus 60,000,000 shares of New Common Stock issuable upon the exercise of those certain warrants issued to the Fairholme/Pershing Investors pursuant to the Fairholme/Pershing Agreements and plus the number of shares of Common Stock issued as a result of the exercise of employee stock options to purchase Common Stock outstanding on the date hereof; provided, that if Indebtedness under the Rouse Bonds or the Exchangeable Notes is reinstated under the Plan, or the Company shall have incurred New Debt, or between the date of this Agreement and the Closing Date the Company shall have sold for cash real property assets outside of the ordinary course of business (“Asset Sales”), the Share Cap Number shall be reduced by the quotient (rounded up to the nearest whole number) obtained by dividing (x) the sum of Reinstated Amounts and the net cash proceeds to the Company from Asset Sales in excess of $150,000,000 and the issuance of New Debt by (y) the Per Share Purchase Price.

(r)            Conduct of Business. The following shall be true in all material respects as of the Closing Date:

Except as otherwise expressly provided or permitted, or contemplated, by this Agreement or the Plan Summary Term Sheet (including, without limitation, in connection with implementing the matters contemplated by Article II hereof) or any order of the Bankruptcy Court in effect on the date of the Agreement, during the period from the date of this Agreement to the Closing, the following actions shall not have been taken without the prior written consent of Purchaser (which consent Purchaser agrees shall not be unreasonably withheld, conditioned or delayed):

(i)                                     the Company shall not have (A) declared, set aside or paid any dividends on, or made any other distributions in respect of, any of the Company’s capital stock (other than dividends required to retain REIT status or to avoid the imposition of entity level taxes), (B) split, combined or reclassified any of its capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, or (C) purchased, redeemed or otherwise acquired (other than as set forth on Section 7.1(r)(i) of the Company Disclosure Letter or pursuant to Company Benefit Plans) any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(ii)                                  the Company shall not have amended the Company’s certificate of incorporation or bylaws other than to increase the authorized shares of capital stock;

(iii)                               neither the Company nor any of its Subsidiaries shall have acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof except (A) in the ordinary course of business, (B) for transactions with respect to joint ventures existing on the date hereof valued at less than $10,000,000 or (C) for transactions valued at less than $10,000,000 in the aggregate;

(iv)                              none of the Company Properties, Non-Controlling Properties or Identified Assets shall have been sold or otherwise transferred, except, (A) in the ordinary course of business, (B) to a wholly owned Subsidiary of the Company (which Subsidiary shall be subject to the same restrictions under this subsection (iv)), and (C) for sales or other transfers, the net proceeds of which shall not exceed $1,000,000,000 in the aggregate, when taken together with all such sales and other transfers of Company Properties, Non-Controlling Properties and Identified Assets (the “Sales Cap”); provided that the Sales Cap shall not apply with respect to sales or transfers of Identified Assets to the extent the same shall have been consummated in accordance with the express terms and conditions set forth in Article II hereof;

(v)                                 [Intentionally Omitted]

(vi)                              none of the Company or any of its Subsidiaries shall have issued, delivered, granted, sold or disposed of any Equity Securities (other than (A) issuances of shares of Common Stock issued pursuant to, and in accordance with, Section 7.1(u), but subject to Section 7.1(q),

(B) pursuant to the Equity Exchange, (C) the issuance of shares pursuant to the exercise of employee stock options issued pursuant to the Company Option Plans or (D) as set forth on Section 7.1(u) of the Company Disclosure Letter);

(vii)                           none of the Company Properties or Identified Assets shall have been mortgaged, or pledged, nor shall the owner or lessee thereof have granted a lien, mortgage, pledge, security interest, charge, claim or other Encumbrance relating to debt obligations of any kind or nature on, or otherwise encumbered, any Company Property or Identified Assets except in the ordinary course of business consistent with past practice, other than encumbrances of Company Properties or Identified Assets of Debtors in connection with (A) a restructuring of existing indebtedness for borrowed money related to any such Company Property or Identified Asset with the existing lender(s) thereof or (B) a refinancing of existing indebtedness for borrowed money related to any Company Property or Identified Asset in an amount not to exceed $300,000,000 (the “Refinance Cap”), provided that (x) the Refinance Cap shall not apply to a refinancing of the existing first lien indebtedness secured by the Fashion Show Mall, (y) in the event that a refinancing is secured by mortgages, deeds of trust, deeds to secure debt or indemnity deeds of trust encumbering multiple Company Properties and Identified Assets, the proceeds of such refinancing shall not exceed an amount equal to the Refinance Cap multiplied by the number of Company Properties and Identified Assets so encumbered, and (z) in connection with refinancing the indebtedness of a Company Property or Identified Asset owned by a Joint Venture, the Refinance Cap shall apply with respect to the aggregate share of such indebtedness which is allocable to, or guaranteed by (but without duplication), the Company and/or its Subsidiaries;

(viii)                        none of the Company or any of its Subsidiaries shall have undertaken any capital expenditure that is out of the ordinary course of business consistent with past practice and material to the Company and its Subsidiaries taken as a whole, except as contemplated in the Company’s business plan for fiscal year 2010 adopted by the board of directors of the Company prior to the date hereof; or

(ix)                                the Company shall not have changed any of its methods, principles or practices of financial accounting in effect, other than as required by GAAP or regulatory guidelines (and except to implement purchase accounting and/or “fresh start” accounting if the Company elects to do so).

(s)           REIT Opinion. Purchaser shall have received an opinion of Arnold & Porter LLP, dated as of the Closing Date, substantially in the form attached hereto as Exhibit J, that the Company (x) for all taxable years commencing with the taxable year ended December 31, 2005 through December 31, 2009, has been subject to taxation as a REIT and (y) has operated since January 1, 2010 to the Closing Date in a manner consistent with the requirements for qualification and taxation as a REIT.

(t)            Non-Control Agreement. The Company shall have entered into the Non-Control Agreement with Purchaser. The Non-Control Agreement shall be in full force and effect and the Company shall not be in breach of any representation, warranty, covenant or agreement thereunder in any material respect.

(u)           Issuance or Sale of Common Stock. Neither the Company nor any of its Subsidiaries shall have issued or sold any shares of Common Stock (or securities, warrants or options that are convertible into or exchangeable or exercisable for, or linked to the performance of, Common Stock) (other than (A) pursuant to the Equity Exchange, (B) the issuance of shares pursuant to the exercise of employee stock options issued pursuant to the Company Option Plans or (C) as set forth on Section 7.1(u) of the Company Disclosure Letter), unless (1) the purchase price (or, in the case of securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, Common Stock, the conversion, exchange or exercise price) shall not be less than $10.00 per share (net of all underwriting and other discounts, fees and any other compensation), (2) following such issuance or sale, (x) no Person (other than (i) the Fairholme/Pershing Investors pursuant to the Fairholme/Pershing Agreements and (ii) any institutional underwriter or initial purchaser acting in an underwriter capacity in an underwritten offering) shall, after giving effect to such issuance or sale, beneficially own more than 10% of the Common Stock of the Company on a Fully Diluted Basis, and (y) no five Persons (other than Purchaser, Brookfield Consortium Members, and the Fairholme/Pershing Investors) shall, after giving effect to such issuance or sale, beneficially own more than thirty percent (30%) of the Common Stock on a Fully Diluted Basis; provided, that this clause (2) shall not be applicable to any conversion or exchange of claims against the Debtors into New Common Stock pursuant to the Plan; provided, further, that subclause (y) of this clause (2) shall not be applicable with respect to any Person listed on Exhibit N and (3) Purchaser shall have been offered the right to purchase up to 15% of such shares of Common Stock (or securities, warrants or options that are convertible into or exchangeable or exercisable for Common Stock) on terms otherwise consistent with Section 5.9 (except the provisions of such Section 5.9 with respect to issuances contemplated by this Section 7.1(u) shall apply from the date of this Agreement) (provided that the right described in this clause (3) shall not be applicable to the issuance of shares or warrants contemplated by the Fairholme/Pershing Agreements, or any conversion or exchange of debt or other claims into equity in connection with the Plan).

(v)           Hughes Heirs Obligations. The Hughes Heirs Obligations shall have been determined by order of the Bankruptcy Court entered on or prior to the Effective Date (which order may be the Confirmation Order or another order entered by the Bankruptcy Court) and satisfied in accordance with the terms of the Plan.

(w)          GGO Promissory Note. The GGO Promissory Note, if any, shall have been issued by GGO in favor of the Reorganized Company.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

SECTION 8.1         Conditions to the Obligations of the Company. The obligation of the Company to issue the Shares (and the obligation of GGO to issue the GGO Shares, if the GGO Rights Offering shall have occurred) pursuant to this Agreement on the Closing Date are subject to the satisfaction (or waiver by the Company) of the following conditions as of the Closing Date:

(a)           No Injunction. No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan or the transactions contemplated by this Agreement.

(b)           Regulatory Approvals; Consents. All permits, consents, orders, approvals, waivers, authorizations or other permissions or actions of third parties and Governmental Entities required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received, as the case may be, and shall be in full force and effect, except for those permits, consents, orders, approvals, waivers, authorizations or other permissions or actions the failure of which to make or receive would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Representations and Warranties and Covenants. Each of (i) the representations and warranties of Purchaser contained in Section 4.1, Section 4.2, Section 4.3, and Section 4.12 in this Agreement shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct only as of such specific date), and (ii) the other representations and warranties of Purchaser contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to “materiality”, shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement. Purchaser shall have complied in all material respects with all of its obligations under this Agreement. Purchaser shall have provided to the Company a certificate delivered by an executive officer of the managing member of Purchaser, acting in his or her official capacity on behalf of Purchaser, to the effect that the conditions in this clause (c) have been satisfied as of the Closing Date.

(d)           Plan and Confirmation Order. The Plan shall have been confirmed by the Bankruptcy Court by order, which order shall be in full force and effect and not subject to a stay of effectiveness.

(e)           Conditions to Confirmation. The conditions to confirmation and the conditions to the Effective Date of the Plan shall have been satisfied or waived in accordance with the Plan.

(f)            GGO. The GGO Share Distribution shall have occurred.

(g)           No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that prohibits the issuance or sale of, pursuant to this Agreement, the Shares, the issuance of Warrants, New Warrants, GGO Shares, GGO Warrants, the issuance of New Common Stock upon exercise of the New Warrants or the issuance of GGO Common Stock upon exercise of the GGO Warrants; and no injunction or order of any federal, state or foreign court shall have been issued that prohibits the issuance or sale, pursuant to this Agreement, of the Shares, the GGO Shares, the Warrants, the New Warrants, GGO Warrants, the issuance of New Common Stock upon exercise of the New Warrants or the issuance of GGO Common Stock upon exercise of the GGO Warrants.

(h)           Reorganization Opinion. The Company shall have received an opinion of Weil, Gotshal & Manges LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the exchange of Common Stock for New Common Stock in the Equity Exchange should be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Weil, Gotshal & Manges LLP may require and rely upon representations and covenants made by the parties to this Agreement.

(i)            IRS Ruling. The Company shall have obtained a favorable written ruling from the United States Internal Revenue Service confirming the qualification of the GGO Share Distribution and the prerequisite internal spin-offs each as a “tax free spin-off” under the Code.

(j)            Funding. Purchaser shall have paid to the Company and, if the GGO Rights Offering shall have occurred, GGO, as applicable, all amounts payable by Purchaser under Article I and Article II of this Agreement, by wire transfer of immediately available funds to such account or accounts as shall have been designated in writing by the Company at least three (3) Business Days prior to the Closing Date.

(k)           REIT Matters. The representations and covenants set forth on Exhibit D in respect of Purchaser and, to the extent applicable, its Affiliates, members, Affiliates of members or designees, shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date, it being understood that Purchaser’s Affiliates, members or Affiliates of members shall be required to provide such representations and covenants only if such Person beneficially owns Common Stock or New Common Stock in excess of the relevant ownership limit set forth in the certificate of incorporation of the Company or any stock or other equity interest owned by such Person in a tenant of the Company would be treated as constructively owned by Purchaser.

(l)            Non-Control Agreement. Purchaser shall have entered into the Non-Control Agreement with the Company. The Non-Control Agreement shall be in full force and effect and Purchaser shall not be in breach of any representation, warranty, covenant or agreement thereunder in any material respect.

(m)          GGO Promissory Note. The GGO Promissory Note, if any, shall have been issued by GGO in favor of the Reorganized Company.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1         Indemnification.

(a)           Subject to Section 9.1(b), the Company shall indemnify and hold harmless Purchaser, its members and partners and their respective Affiliates, officers, directors, employees, agents, advisors and controlling persons (each an “Indemnified Person”), from and against any and all losses, claims, damages, liabilities and reasonable expenses to which any such Indemnified Person may become subject, in each case, to the extent arising solely and directly out of any claim, challenge, litigation, investigation or proceeding initiated by a third party with respect to cooperation and assistance provided by Purchaser to the Company pursuant to Section 5.3(a) of this Agreement (but, for the avoidance of doubt, not other transactions relating to the Plan), and to reimburse such Indemnified Persons for any reasonable legal or other out-of-pocket expenses as they incur in connection with investigating, responding to or defending any of the foregoing. Notwithstanding the foregoing or anything to the contrary, the Company will not be responsible to indemnify or reimburse any Indemnified Person for anything resulting from willful misconduct or gross negligence of any Indemnified Person.

(b)           Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, litigation, investigation or proceeding for which indemnification is provided pursuant to this Agreement (“Proceedings”), Purchaser shall, if a claim is to be made hereunder against the Company in respect thereof, notify the Company in writing of the commencement thereof; provided that the omission so to notify the Company shall not relieve it from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure. In case any such Proceedings are brought against any Indemnified Person, the Company shall be entitled to participate therein, and, to the extent that it may elect by written notice delivered to Purchaser, to assume the defense thereof, with counsel reasonably satisfactory to Purchaser, provided that if the defendants in any such Proceedings include both such Indemnified Person and the Company and such Indemnified Person shall have reasonably concluded based on the advice of outside counsel that there are legal defenses available to it that are different from or additional to those available to the Company such that representation by counsel for the Company would involve a material conflict of interest, such Indemnified Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person. The Company shall not be liable to any Indemnified Person for legal expenses incurred by such Indemnified Person in connection with the defense of any Proceeding unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the Company shall not be liable under either this (i) or the following clause (ii) for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Proceedings) or (ii) the Company shall not have employed counsel reasonably satisfactory to Purchaser to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings.

(c)           The Company shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld). If any settlement of any Proceeding is consummated with the written consent of the Company or if there is a final judgment for the plaintiff in any such Proceedings, the Company agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with, and subject to the limitations of, the provisions of this Article IX. The Company shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity is provided hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability on the claims that are (1) the subject matter of such Proceedings and (2) subject to indemnification under this Article IX and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

ARTICLE X

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

SECTION 10.1       Survival of Representations and Warranties. The representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement but shall terminate and be of no further force and effect following the earlier of (i) the termination of this Agreement in accordance with Article XI and (ii) the Closing.

ARTICLE XI

TERMINATION

SECTION 11.1       Termination. This Agreement and the obligations of the parties hereunder shall terminate automatically without any action by any party if (i) the Company has not filed the Approval Motion within two Business Days following the date of this Agreement, (ii) the Approval Order, in form and substance satisfactory to Purchaser, approving, among other things, the issuance of the Warrants, is not entered by the Bankruptcy Court on or prior to the date that is 43 days after the date of this Agreement or (iii) if the Debtors withdraw the Approval Motion, in each of cases (i), (ii) and (iii) unless Purchaser and the Company otherwise agree in writing. In addition, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)           by mutual written consent of Purchaser and the Company;

(b)           by Purchaser by written notice to the Company upon the occurrence of any of the following events (which notice shall specify the event upon which such termination is based):

(i)            if the Effective Date and the purchase and sale contemplated by Article I have not occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available to Purchaser if it has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the Closing Date not to occur on or before the Termination Date;

(ii)           if any Bankruptcy Cases of the Company or any Debtor which is a Significant Subsidiary shall have been dismissed or converted to cases under chapter 7 of the Bankruptcy Code or if an interim or permanent trustee or an examiner shall be appointed to oversee or operate any of the Debtors in their Bankruptcy Cases, in each case, except (x) as would not reasonably be expected to have a Material Adverse Effect or (y) with respect to the Bankruptcy Cases for Phase II Mall Subsidiary, LLC, Oakwood Shopping Center Limited Partnership and Rouse Oakwood Shopping Center, LLC;

(iii)          if, from and after the issuance of the Warrants, the Approval Order shall, without the prior written consent of Purchaser, cease to be in full force and effect resulting in the cancellation of the Warrants or a modification of the Warrants that adversely affects Purchaser;

(iv)          if, without Purchaser’s consent, the Warrants have not been issued to Purchaser in accordance with Section 5.2, or if after the Warrants are issued, any shares of Common Stock underlying the Warrants cease at any time to be authorized for issuance on a U.S. national securities exchange;

(v)           if there has been a breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement or the Company shall have taken any action which (A) would result in a failure of a condition set forth in Article VII and (B) cannot be cured prior to the Termination Date, after written notice to the Company of such breach and the intention to terminate this Agreement pursuant to this Section; provided, however, that the right to terminate this Agreement under this Section shall not be available to Purchaser if it has breached in any material respect its obligations under this Agreement;

(vi)          if the Company consummates a Competing Transaction;

(vii)         if the Company or any Subsidiary of the Company issues any shares of Common Stock or New Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock or New Common Stock) at a purchase price (or in the case of securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, Common Stock or New Common Stock, the conversion, exchange, exercise or comparable price) of less than $10.00 per share (net of all underwriting and other discounts, fees and any other compensation and related expenses) of Common Stock or New Common Stock or converts any claim against any of the Debtors into New Common Stock at a conversion price less than $10.00 per share of Common Stock or New Common Stock (in each case, other than pursuant to (A) the exercise, exchange or conversion of Share Equivalents of the Company existing on the date of this Agreement in accordance with the terms thereof as of the date of this Agreement, (B) the Equity Exchange, (C) the issuance of shares upon the exercise of employee stock options issued pursuant to the Company Option Plans or (D) the issuance of shares as set forth on Section 7.1 (u) of the Company Disclosure Letter);

(viii)        [Intentionally Omitted]

(ix)           if the Bankruptcy Court shall have entered a final and non-appealable order denying confirmation of the Plan;

(x)            if this Agreement, including the Plan Summary Term Sheet, or the Plan, is revised or modified (except as otherwise permitted pursuant to this Agreement) by the Company or an order of the Bankruptcy Court or other court of competent jurisdiction in a manner that is unacceptable to Purchaser or a plan of reorganization with respect to the Debtors involving the Transactions that is unacceptable to Purchaser is filed by the Debtors with the Bankruptcy Court or another court of competent jurisdiction;

(xi)           if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (the “Closing Restraint”); or

(xii)          prior to the issuance of the Warrants, if the Company (A) makes a public announcement, enters into an agreement or files any pleading or document with the Bankruptcy Court, in each case, evidencing its decision to support any Competing Transaction, or the Company or any Subsidiary of the Company enters into a definitive agreement providing for a Competing Transaction or (B) the Company provides notice to Purchaser of the Company’s or any of its Subsidiaries’ decision to enter into a definitive agreement providing for a Competing Transaction pursuant to Section 5.7;

(c)           by the Company upon the occurrence of any of the following events:

(i)            if the Effective Date and the purchase and sale contemplated by Article I have not occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 11.1(c)(i) shall not be available to the Company to the extent that it has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the Closing Date not to occur on or before the Termination Date (it being agreed that this proviso shall not limit the Company’s ability to terminate this Agreement pursuant to Section 11.1(c)(ii) or any other clause of this Section 11.1(c));

(ii)           prior to the entry of the Confirmation Order, upon notice to Purchaser, for any reason or no reason, effective as of such time as shall be specified in such notice; provided, however, that prior to the entry of the Approval Order, the Company shall not have the right to terminate this Agreement under this Section 11.1(c)(ii) during the 48 hour notice period contemplated by Section 5.7;

(iii)          if all conditions to the obligations of Purchaser to consummate the transactions contemplated by this Agreement set forth in Article VII shall have been satisfied (other than those conditions that are to be satisfied (and capable of being satisfied) by action taken at the Closing if Purchaser had complied with its obligations under this Agreement) and the transactions contemplated by this Agreement fail to be consummated as a result of the failure of Purchaser to have paid to the Company and

GGO, as applicable, all amounts payable by Purchaser under Article I and Article II of this Agreement, by wire transfer of immediately available funds in accordance with the terms of this Agreement;

(iv)          if as of the twentieth (20th) day (or if this twentieth (20th) day is not a Business Day the next Business Day following the date of this Agreement), Purchaser has not (i) received an executed equity commitment from Brookfield Asset Management Inc. (the “Brookfield Equity Commitment Letter”) in the form attached hereto as Exhibit K and (ii) either (A) entered into escrow agreements with members of Purchaser (each an “Equity Provider”) in the form attached hereto as Exhibit L (each an “Escrow Agreement”, and together, the “Escrow Agreements”) pursuant to which such members of Purchaser shall have deposited into an escrow account with Deutsche Bank National Trust Company such funds that when taken together with the commitment contemplated by the Brookfield Equity Commitment Letter shall be sufficient in the aggregate to pay the Purchase Price and the GGO Purchase Price, or (B) such members of Purchaser shall have established one or more Acceptable LCs (as defined in the Escrow Agreements) in lieu of one or more of the escrow accounts contemplated by the Escrow Agreements; or

(v)           if a Closing Restraint is in effect.

SECTION 11.2       Effects of Termination.

(a)           In the event of the termination of this Agreement pursuant to Article XI, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except after the entry of the Approval Order the covenants and agreements made by the parties herein under Section 5.1(c), Section 5.14(a), Article IX and in all circumstances Article XIII shall survive indefinitely in accordance with their terms. Except as otherwise expressly provided in the Warrants or paragraph (b) below, the Warrants when issued in accordance with Section 5.2 hereof and all obligations of the Company under the Warrant Agreement shall survive any termination of this Agreement.

(b)           In the event of a termination of this Agreement by the Company pursuant to Section 11.1(c)(iii), the Warrants shall automatically be canceled, shall no longer be outstanding or capable of exercise and shall cease to exist. The foregoing shall be a term of the Warrants.

ARTICLE XII

DEFINITIONS

SECTION 12.1       Defined Terms. For purposes of this Agreement, the following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Agreement:

(a)           “2006 Bank Loan” means that certain Second Amended and Restated Credit Agreement, dated as of February 24, 2006, by and among the Company, the Operating Partnership and GGPLP L.L.C., as borrowers, the lenders named therein, Banc of America Securities LLC, Eurohypo AG, New York Branch and Wachovia Capital Markets, LLC, as joint arrangers and joint bookrunners, Eurohypo AG, New York Branch, as administrative agent,

Bank of America, N.A. and Wachovia Bank, National Association, as syndication agents, and Commerzbank AG and Lehman Commercial Paper, Inc., as co-documentation agents.

(b)           “Additional Sales Period” means in the case of Section 5.9(a)(iv)(A), the 120 day period following the date of the Company’s notice to Purchaser pursuant to Section 5.9(a)(ii), and in the case of Section 5.9(a)(iv)(B), the 120 day period following (x) the expiration of the 180 day period specified in Section 5.9(a)(iii) or (y) if earlier, the date on which it is finally determined that Purchaser is unable to consummate such purchase contemplated by Section 5.9(a)(iii) within such 180 day period specified in Section 5.9(a)(iii).

(c)           “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

(d)           “Brazilian Entities” means those certain Persons in which the Company indirectly owns an interest which own real property assets or have operations located in Brazil.

(e)           “Brookfield Consortium Member” means Brookfield Asset Management Inc. or any controlled Affiliate of Brookfield Asset Management Inc. or any Person of which Brookfield Asset Management Inc. or any Subsidiary or controlled Affiliate of Brookfield Asset Management Inc. is a general partner, managing member or equivalent thereof or a wholly owned subsidiary of the foregoing.

(f)            “Business Day” means any day other than (a) a Saturday, (b) a Sunday, (c) any day on which commercial banks in New York, New York are required or authorized to close by Law or executive order.

(g)           “Cash Equivalents” means as to any Person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 90 days from the date of acquisition by such Person, (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the Laws of the United States, any State thereof or the District of Columbia having capital, surplus and undivided profits aggregating in excess of $500,000,000, having maturities of not more than 90 days from the date of acquisition by such Person, (c) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (b) above, (d) commercial paper issued by any issuer rated at least A-1 by S&P or at least P-1 by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and in each case maturing not more than one year after the date of acquisition by such Person or (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in subsections (a) through (d) above.

(h)           “Claims” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

(i)            “Closing Date Net Debt” means, as of the Effective Date but prior to giving effect to the Plan, the sum of, without duplication:

(i)                                     the aggregate outstanding Proportionally Consolidated Debt plus any accrued and unpaid interest thereon plus the amount of the New Debt,

(ii)           less the Reinstatement Adjustment Amount,

(iii)          plus the Permitted Claims Amount,

(iv)                              plus the amount of Proportionally Consolidated Debt attributable to assets of the Company, its Subsidiaries and other Persons in which the Company, directly or indirectly, holds a minority interest sold, returned, abandoned, conveyed, transferred or otherwise divested during the period between the date of this Agreement and through the Closing, but excluding any deficiency, guaranty or other similar claims associated with the Special Consideration Properties (as such term is defined in the plan of reorganization for the applicable Confirmed Debtor),

(v)                                 less Proportionally Consolidated Unrestricted Cash; provided, however, that the net proceeds attributable to sales of assets of the Company, its Subsidiaries and other Persons in which the Company, directly or indirectly, holds a minority interest sold, returned, abandoned, conveyed, or otherwise transferred during the period between the date of this Agreement and through the Closing shall be deducted prior to subtracting Proportionally Consolidated Unrestricted Cash.

(j)            “Closing Date Net Debt W/O Reinstatement Adjustment and Permitted Claims Amounts” means, as of the Effective Date but prior to giving effect to the Plan, the sum of, without duplication:

(i)                                     the aggregate outstanding Proportionally Consolidated Debt plus any accrued and unpaid interest thereon plus the amount of the New Debt,

(ii)                                  plus the amount of Proportionally Consolidated Debt attributable to assets of the Company, its Subsidiaries and other Persons in which the Company, directly or indirectly, holds a minority interest sold, returned, abandoned, conveyed, transferred or otherwise divested during the period between the date of this Agreement and through the Closing, but excluding any deficiency, guaranty or other similar claims associated with the Special Consideration Properties (as such term is defined in the plan of reorganization for the applicable Confirmed Debtor), and

(iii)                               less Proportionally Consolidated Unrestricted Cash; provided, however, that the net proceeds attributable to sales of assets of the Company, its

Subsidiaries and other Persons in which the Company, directly or indirectly, holds a minority interest sold, returned, abandoned, conveyed, or otherwise transferred during the period between the date of this Agreement and through the Closing shall be deducted prior to subtracting Proportionally Consolidated Unrestricted Cash.

(k)           “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case sponsored or maintained by the Company or any of its Significant Subsidiaries for the benefit of any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Significant Subsidiaries has any present or future right to benefits.

(l)            “Company Board” means the board of directors of the Company.

(m)          “Competing Transaction” means, other than the transactions contemplated by this Agreement or the Plan Summary Term Sheet, or by the Fairholme/Pershing Agreements, any offer or proposal relating to (i) a merger, consolidation, business combination, share exchange, tender offer, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or (ii) any direct or indirect purchase or other acquisition by a “person” or “group” of “beneficial ownership” (as used for purposes of Section 13(d) of the Exchange Act) of, or a series of transactions to purchase or acquire, assets representing 30% or more of the consolidated assets or revenues of the Company and its Subsidiaries taken as a whole or 30% or more of the Common Stock of the Company (or securities convertible into or exchangeable or exercisable for 30% or more of the Common Stock of the Company) or (iii) any recapitalization of the Company or the provision of financing to the Company, in each case, other than the recapitalization and financing transactions contemplated by this Agreement and the Plan Summary Term Sheet (or the financing provided by the Fairholme/Pershing Investors pursuant to the Fairholme/Pershing Agreements) or that will be effected together with the transactions contemplated hereby.

(n)           “Conclusive Net Debt Adjustment Statement” means a statement that: (i) sets forth each of the five components of the Closing Date Net Debt (for the avoidance of doubt, this shall include (x) the Permitted Claims Amount, which shall include the Reserve in the amount established by the Bankruptcy Court, (y) the Reinstatement Adjustment Amount, and (z) with respect to clauses (i), (iv) and (v) of the definition of Closing Date Net Debt, the Closing Date Net Debt Amount W/O Reinstatement Adjustment and Permitted Claims Amounts as determined through the process provided for in this Agreement shall be used), and (ii) sets forth the Net Debt Excess Amount or the Net Debt Surplus Amount, as applicable.

(o)           “Contract” means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract.

(p)           “Conversion Shares” means a number of shares of New Common Stock determined by dividing (x) an amount (not to exceed $500,000,000) equal to (i) the aggregate allowed amount (inclusive of prepetition and postpetition interest fees and costs) of claims against the Debtors held by Purchaser and its Affiliates outstanding as of the Effective Date (the “Purchaser Debt Holdings”) minus (ii) the amount of cash paid to the holders of the Purchaser Debt Holdings in respect thereof under the Plan by (y) the Per Share Purchase Price.

(q)           “Corporate Level Debt” means the debt described in Sections II A, H through O, Q, R, S, W and X of the Plan Summary Term Sheet plus accrued and unpaid interest thereon.

(r)            “Debt” means all obligations of the Company, its Subsidiaries and other Persons in which the Company, directly or indirectly, holds a minority interest (a) evidenced by (i) notes, bonds, debentures or other similar instruments (including, for avoidance of doubt, mezzanine debt), or (ii) trust preferred shares, trust preferred units and other preferred instruments, and/or (b) secured by a lien, mortgage or other encumbrance; provided, however, that Debt shall exclude (x) any form of municipal financing including, but not limited to, special improvement district bonds or tax increment financing, (y) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment), and (z) intercompany notes or preferred interests between and among the Company and its wholly owned Subsidiaries.

(s)           “DIP Loan” means that certain Senior Secured Debtor in Possession Credit, Security and Guaranty Agreement, dated as of May 15, 2009, by and among the lenders named therein, UBS AG, Stamford Branch, as administrative agent for the lenders, the Company and the Operating Partnership, as borrowers, and the certain subsidiaries of the Company named therein, as guarantors.

(t)            “Disclosure Statement” means the disclosure statement to accompany the Plan as amended, modified or supplemented.

(u)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(v)           “Excess Surplus Amount” means the sum of (i) 100% or 80%, as applicable, of the balance, if any, of the Reserve Surplus Amount (after giving effect to the application of the Reserve Surplus Amount to reduce the principal amount of the GGO Promissory Note pursuant to Section 5.17(d) and (ii) (A) if a GGO Promissory Note is required to be issued at Closing, 80% of the aggregate Offering Premium, if any, less the amount of any reduction in the principal amount of the GGO Promissory Note pursuant to Section 5.17(e) hereof or (B) if the GGO Promissory Note is not required to be issued at Closing, the sum of (x) 80% of the aggregate Offering Premium and (y) 80% of the excess, if any, of the Net Debt Surplus Amount over the Hughes Amount.

(w)          “Exchangeable Notes” means the 3.98% Exchangeable Senior Notes Due 2027 issued pursuant to that certain Indenture, dated as of April 16, 2007, by and between the Operating Partnership, as issuer, and The Bank of New York Mellon Corporation, as trustee.

(x)                                   “Excluded Claims” means:

(i)                                     prepetition and postpetition Claims secured by cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar liens,

(ii)                                  except with respect to Claims related to GGO or the assets or businesses contributed thereto, prepetition and postpetition Claims for all ordinary course trade payables for goods and services related to the operations of the Company and its Subsidiaries (including, without limitation, ordinary course obligations to tenants, anchors, vendors, customers, utility providers or forward contract counterparties related to utility services, employee payroll, commissions, bonuses and benefits (but excluding the Key Employee Incentive Plan approved by the Bankruptcy Court pursuant to an order entered on October 15, 2009 at docket no. 3126), insurance premiums, insurance deductibles, self insured amounts and other obligations that are accounted for, consistent with past practice prior to the Petition Date, as trade payables); provided, however, that Claims or expenses related to the administration and conduct of the Bankruptcy Cases (such as professional fees and disbursements of financial, legal and other advisers and consultants retained in connection with the administration and conduct of the Company’s and its Subsidiaries Bankruptcy Cases and other expenses, fees and commissions related to the reorganization and recapitalization of the Company pursuant to the Plan, including related to this Agreement, the Pershing/Fairholme Agreement, the issuance of the New Debt, Liquidity Equity Issuances and any other equity issuances contemplated by this Agreement and the Plan) shall not be Excluded Claims,

(iii)                               except with respect to Claims related to GGO or the assets or businesses contributed thereto, Claims and liabilities arising from the litigation or potential litigation matters set forth in that certain Interim Litigation Report of the Company dated March 29, 2010 and the Company’s litigation audit response to Deloitte & Touche dated February 25, 2010, both have been made available to Purchaser prior to close of business on March 29, 2010 and other Claims and liabilities arising from ordinary course litigation or potential litigation that was not included in such schedule solely because the amount of estimated or asserted liabilities or Claims did not meet the threshold amount used for the preparation of such schedule, in each case, to the extent that such Claims and liabilities have not been paid and satisfied as of the Effective Date, are continuing following the Effective Date, excluding the Hughes Heirs Obligations,

(iv)                              except with respect to Claims related to GGO or the assets or businesses contributed thereto, all tenant, anchor and vendor Claims required to be cured pursuant to section 365 of the Bankruptcy Code, in connection with the assumption of an executor contract or unexpired lease under the Plan,

(v)                                 except with respect to Claims related to GGO or the assets or businesses contributed thereto, any deficiency, guaranty or other similar Claims associated with the Special Consideration Properties (as such term is defined in the plan of reorganization for the applicable Confirmed Debtor),

(vi)                              the MPC Tax Reserve, and

(vii)                           surety bond Claims relating to Claims of the type identified in clauses (i) through (vi) of this definition.

(y)                                 “Fully Diluted Basis” means all outstanding shares of the Common Stock, New Common Stock or GGO Common Stock, as applicable, assuming the exercise of all outstanding Share Equivalents (other than (x) any options issued to an employee of the Company or its Subsidiaries pursuant to the terms of a Company Benefit Plan or to an employee of GGO or its Subsidiaries pursuant to the terms of an employee equity plan of GGO or (y) preferred UPREIT Units) without regard to any restrictions or conditions with respect to the exercisability of such Share Equivalents.

(z)                                   “GAAP” means generally accepted accounting principles in the United States.

(aa)                            “GGO Common Share Amount” means 324,683,256 plus the number of shares of Common Stock issued on or after the Measurement Date and prior to the record date of the GGO Share Distribution as a result of the exercise, conversion or exchange of any Share Equivalents of the Company outstanding on the Measurement Date into Common Stock and employee stock options issued pursuant to the Company Option Plans.

(bb)                          “GGO Note Amount” means: (i) in the event there is a Net Debt Excess Amount, the aggregate of the Net Debt Excess Amount set forth on the Conclusive Net Debt Adjustment Statement and the Hughes Heirs Obligations to the extent satisfied with assets (including cash, but excluding shares of New Common Stock or Identified Assets) of the Company (such amount so satisfied, the “Hughes Amount”); and (ii) in the event there is a Net Debt Surplus Amount, the Hughes Amount less the Net Debt Surplus Amount, provided, that in no event shall the GGO Note Amount be less than zero.

(cc)                            “GGO Promissory Note” means an unsecured promissory note payable by GGO in favor of the Reorganized Company in the aggregate principal amount of the GGO Note Amount, as adjusted pursuant to Section 5.17(d), Section 5.17(e) and Section 5.17(g), (i) bearing interest at a rate equal to the lower of (x) 7.5% per annum and (y) the weighted average effective rate of interest payable (after giving effect to the payment of any underwriting and all other discounts, fees and any other compensation) on each series of New Debt issued in connection with the Plan and (ii) maturing on the fifth anniversary of the Closing Date (or if such date is not a Business Day, the next immediately following Business Day), and (iii) including prohibitions on dividends and distributions, no financial covenants and such other customary terms and conditions as reasonably agreed to by Purchaser and the Company.

(dd)                          “GGO Purchase Price” means the product of (a) the GGO Per Share Purchase Price multiplied by (b) the sum of (i) the number of Unsubscribed Shares and (ii) the number of shares of GGO Common Stock subscribed on or before the Expiration Time by Purchaser pursuant to the GGO Minimum Allocation Right.

(ee)                            “GGO Setup Costs” means such liabilities, costs and expenses as may be incurred by the Company in connection with the formation and organization of GGO and the implementation of the GGO Share Distribution, including any and all liabilities for any sales, use, stamp, documentary, filing, recording, transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Taxing authority.

(ff)                                “GGO Shares” means the shares of GGO Common Stock purchased by Purchaser in or in connection with the GGO Rights Offering and the shares of GGO Common Stock received as Backstop Consideration.

(gg)                          “Governmental Entity” means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, court or tribunal, or other entity), (d) multinational organization or body or (e) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature or any other self-regulatory organizations.

(hh)                          “Hughes Agreement” means that certain Contingent Stock Agreement, effective as of January 1, 1996, by The Rouse Company in favor of and for the benefit of the Holders (named in Schedule I thereto) and the Representatives (therein defined), as amended.

(ii)                                  “Hughes Heirs Obligations” means claims or interests against the Debtors arising under or related to the Hughes Agreement.

(jj)                                  “Indebtedness” means, with respect to a Person without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property (other than trade payables and accrued expenses incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, trust preferred shares, trust preferred units and other preference instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations in respect of capital leases under GAAP of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) the monetary obligations of a Person under (x) a so-called synthetic, off-balance sheet or tax retention lease, or (y) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment) (each, a “Synthetic Lease Obligation”), (h) guaranties of such Person with respect to obligations of the type described clauses (a) through (g) above, (i) all obligations of other Persons of the kind referred to in clauses (a) through (h) above secured by any lien on property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) the net obligations of such Person in respect of hedge agreements and swaps and (k) any obligation that, in accordance with GAAP, would be required to be reflected as debt on the consolidated balance sheet of such Person.

(kk)                            “Joint Venture” means a Subsidiary of the Company which is owned partly by another Subsidiary of the Company and partly by a third party.

(ll)                                  “Knowledge” of the Company means the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 12.1(ll) of the Company Disclosure Letter.

(mm)                      “Law” means any statutes, laws (including common law), rules, ordinances, regulations, codes, orders, judgments, decisions, injunctions, writs, decrees, applicable to the Company or any of its Subsidiaries or Purchaser, as applicable, or their respective properties or assets.

(nn)                          “Liquidity Equity Issuances” means issuances of shares of New Common Stock in the Plan for cash in excess of 1,104,683,256 shares of New Common Stock minus the number of shares of New Common Stock equal to the (x) sum of the Reinstated Amounts and the net cash proceeds to the Company from Asset Sales and the issuance of New Debt divided by (y) the Per Share Purchase Price.

(oo)                          “Material Adverse Effect” means any change, event or occurrence which (x) has a material adverse effect on the results of operations or financial condition of the Company and its direct and indirect Subsidiaries taken as a whole, other than changes, events or occurrences (i) generally affecting (A) the retail mall industry in the United States or in a specific geographic area in which the Company operates, or (B) the economy, or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates or the availability of capital, or (ii) arising out of, resulting from or attributable to (A) changes in Law or regulation or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, (B) the negotiation, execution, announcement or performance of any agreement between the Company and/or its Affiliates, on the one hand, and Purchaser and/or its Affiliates, on the other hand, or the consummation of the transactions contemplated hereby or operating performance or reputational issues arising out of or associated with the Bankruptcy Cases, including the impact thereof on relationships, contractual or otherwise, with tenants, customers, suppliers, distributors, partners or employees, or any litigation or claims arising from allegations of breach of fiduciary duty or violation of Law or otherwise, related to the execution or performance of this Agreement or the transactions contemplated hereby, including, without limitation, any developments in the Bankruptcy Cases, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the this Agreement, (D) earthquakes, hurricanes, tornadoes or other natural disasters, (E) any action taken by the Company or its Subsidiaries as contemplated or permitted by any agreement between the Company and/or its Affiliates, on the one hand, and Purchaser and/or its Affiliates, on the other hand, or with Purchaser’s consent, or any failure by the Company to take any action as a result of any restriction contained in any agreement between the Company and/or its Affiliates, on the one hand, and Purchaser and/or its Affiliates, on the other hand, or (F) in each case in and of itself, any decline in the market price, or change in trading volume, of the capital stock or debt securities of the Company or any direct or indirect subsidiary thereof, or any failure to meet publicly announced or internal revenue or earnings projections, forecasts, estimates or guidance for any period, whether relating to financial performance or business metrics, including, without limitation, revenues, net operating incomes, cash flows or cash positions, it being further understood that any event, change, development, effect or occurrence giving rise to such decline in the trading price or trading volume of the capital stock or debt securities of the Company or such failure to meet internal projections or forecasts as described in the preceding clause (F), as the case may be, may be the cause of a Material Adverse Effect; so long as, in the case of clauses (i)(A) and (i)(B), such changes or events do not have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other entities that own and manage retail malls throughout the United States, or (y) materially impairs the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations hereunder or under the other agreements executed in connection with the transactions contemplated hereby.

(pp)                          “Material Contract” means, with respect to the Company and its Subsidiaries, any:

(i)                                     Contract that would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC, had the Company been the registrant referred to in such regulation; or

(ii)                                  Contract for capital expenditures, the future acquisition or construction of fixed assets or the future purchase of materials, supplies or equipment that provides for the payment by the Company or its Subsidiaries of more than $5,000,000 and is not terminable by the Company or any of its Subsidiaries by notice of not more than sixty (60) days for a cost of less than $1,000,000.

(qq)                          “MPC Assets” means residential and commercial lots in the “master planned communities” owned by the Howard Hughes Corporation or The Hughes Corporation or related to the Emerson Master Planned Community.

(rr)                                “MPC Taxes” means all liability for income Taxes in respect of sales of MPC Assets sold prior to the date of this Agreement.

(ss)                            “MPC Tax Reserve” means any reserve for MPC Taxes to be established under the Plan as determined by the Bankruptcy Court in the Confirmation Order or such other order as may be entered by the Bankruptcy Court on or prior to the Effective Date, less any MPC Taxes paid prior to the Effective Date.

(tt)                                “Net Debt Excess Amount” means, the amount, which shall in no event be less than $0, that is calculated by subtracting the Target Net Debt from the Closing Date Net Debt (as reflected on the Conclusive Net Debt Adjustment Statement).

(uu)                          “Net Debt Surplus Amount” means, the amount, which shall in no event be less than $0, that is calculated by subtracting Closing Date Net Debt (as reflected on the Conclusive Net Debt Adjustment Statement) from the Target Net Debt.

(vv)                          “Non-Control Agreement” means the Non-Control Agreement the form of which is attached hereto as Exhibit M.

(ww)                      “Non-Controlling Properties” means the Company Properties listed on Section 12.1(ww) of the Company Disclosure Letter. Each of the Non-Controlling Properties is owned by a Joint Venture in which neither the Company nor any of its Subsidiaries is a controlling entity. For purposes of this Section 12.1(ww), the term “control” shall mean, possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise; provided, however, that the rights of any Person to exercise Major Decision Rights under a Joint Venture shall not constitute or be deemed to constitute “control” for the purposes hereof. “Controlling” and “controlled” shall have meanings correlative thereto. For purposes of this Section 12.1(ww), the term “Major Decision Rights” shall mean, the right to, directly or indirectly, approve, consent to, veto or exercise a vote in connection with a Person’s voting or other decision-making authority in respect of the collective rights, options, elections or obligations of such Person under a Joint Venture.

(xx)                              “Offering Premium” means, with respect to any shares of New Common Stock issued for cash in conjunction with issuances of New Common Stock permitted by this Agreement (including any Liquidity Equity Issuance) prior to, or on the Effective Date together with shares of New Common Stock issued in Liquidity Equity Issuances completed within thirty (30) days of the Effective Date, the product of (i) (A) the per share offering price of the shares of New Common Stock issued (net of all underwriting and other discounts, fees or other compensation, and related expenses) less (B) the Per Share Purchase Price and (ii) the number of shares of New Common Stock sold pursuant thereto.

(yy)                          “Operating Partnership” means GGP Limited Partnership, a Delaware limited partnership and a Subsidiary of the Company.

(zz)                              “Permitted Claims” means, as of the Effective Date, other than Excluded Claims, (a) all Claims against the Debtors covered by the Plan (the “Plan Debtors”) that are classified in those certain classes of Claims described in Sections II B through E, G and P in the Plan Summary Term Sheet (the “PMA Claims”), (b) all Claims or other amounts required to be paid pursuant to the Plan to indenture trustees or similar servicing or administrative agents, with respect to administrative fees incurred by or reimbursement obligations owed to such indenture trustees or similar servicing or administrative agents in their capacity as such under the Corporate Level Debt documents, (c) any claims of a similar type as the PMA Claims that are or have been asserted against affiliates of the Plan Debtors that are or were debtors in the Bankruptcy Cases and for which a plan of reorganization has already been consummated (the “Confirmed Debtors”), (d) surety bond Claims relating to the types of Claims identified in clauses (a) through (c) of this definition, and (e) GGO Setup Costs.

(aaa)                      “Permitted Claims Amount” means, as of the Effective Date, an amount equal to the sum of (a) the aggregate amount of accrued and unpaid Permitted Claims that have been allowed (by order of the Bankruptcy Court or pursuant to the terms of the Plan) as of the Effective Date, plus (b) the aggregate amount of the reserve to be established under the Plan with respect to Permitted Claims, as determined by the Bankruptcy Court in the Confirmation Order or such other order as may be entered by the Bankruptcy Court on or prior to the Effective Date (the “Reserve”), to provide for distributions on account of all other accrued and unpaid Permitted Claims that have not been allowed or disallowed (in each case by order of the Bankruptcy Court or pursuant to the terms of the Plan) as of the Effective Date, plus (c) the aggregate amount of the GGO Setup Costs as of the Effective Date; provided, however, that there shall be no duplication with any amounts otherwise included in Closing Date Net Debt.

(bbb)                   “Person” means an individual, a group (including a “group” under Section 13(d) of the Exchange Act), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

(ccc)                      “Preliminary Closing Date Net Debt Review Deadline” means the end of the Preliminary Closing Date Net Debt Review Period, which date shall be the first business day that is at least twenty (20) calendar days after delivery of the Preliminary Closing Date Net Debt Schedule, and which shall be the deadline by which Purchaser shall deliver to the Company a Dispute Notice.

(ddd)                   “Preliminary Closing Date Net Debt Review Period” means the period between the Company’s delivery of the Preliminary Closing Date Net Debt Schedule and the Preliminary Closing Date Net Debt Review Deadline.

(eee)                      “Proportionally Consolidated Debt” means consolidated Debt of the Company less (1) all Debt of Subsidiaries of the Company that are not wholly-owned and other Persons in which the Company, directly or indirectly, holds a minority interest, to the extent such Debt is included in consolidated Debt, plus (2) the Company’s share of Debt for each non-wholly owned Subsidiary of the Company and each other Persons in which the Company, directly or indirectly, holds a minority interest based on the company’s pro-rata economic interest in each such Subsidiary or the extent to which the Company or its Subsidiary or Person is liable therefor, whichever is greater; provided, however, for purposes of calculating Proportionally Consolidated Debt, the Debt of the Brazilian Entities shall be deemed to be $110,437,781.

(fff)                            “Proportionally Consolidated Unrestricted Cash” means the consolidated Unrestricted Cash of the Company less (1) all Unrestricted Cash of Subsidiaries of the Company that are not wholly-owned and Persons in which the Company, directly or indirectly, owns a minority interest, to the extent such Unrestricted Cash is included in consolidated Unrestricted Cash of the Company, plus (2) the Company’s share of Unrestricted Cash for each non-wholly owned Subsidiary of the Company and Persons in which the Company, directly or indirectly, owns a minority interest based on the Company’s pro-rata economic interest in each such Subsidiary or Person; provided, however, for purposes of calculating Proportionally Consolidated Unrestricted Cash, the Unrestricted Cash of the Brazilian Entities shall be deemed to be $82,000,000, provided, further, that any distributions of Unrestricted Cash made from the date of this Agreement to the Closing by Brazilian Entities to the Company or any of its Subsidiaries shall be disregarded for purposes of calculating Proportionally Consolidated Unrestricted Cash.

(ggg)                   “Reinstatement Adjustment Amount” means the difference resulting from subtracting the Reinstatement Amount from the aggregate amount of Corporate Level Debt.

(hhh)                   “Reinstatement Amount” means the amount of Corporate Level Debt to the extent such obligations will be reinstated pursuant to the Plan, including, to the extent applicable, based on the elections of the holders of such Corporate Level Debt prior to the election deadline established by the Bankruptcy Court.

(iii)                               “Reserve Surplus Amount” means, as of any date of determination, the excess, if any, of the Reserves over (x) any Permitted Claims paid prior to such date from Reserves for such Permitted Claims, plus (y) the remaining balance of the Reserve maintained by the Company as of such date as determined by the Company Board.

(jjj)                               “Rights Agreement” means that certain Rights Agreement, dated as of November 18, 1998, by and between the Company and BNY Mellon Shareowner Services, as successor to Norwest Bank Minnesota, N.A., as amended on November 10, 1999, December 31, 2001 and November 18, 2008, and from time to time.

(kkk)                      “Rouse Bonds” means (i) the 6-3/4% Senior Notes Due 2013 issued pursuant to the Indenture, dated as of May 5, 2006, by and among The Rouse Company LP and TRC Co-Issuer, Inc., as co-issuers and The Bank of New York Mellon Corporation, as trustee, and (ii) unsecured debentures issued pursuant to the Indenture, dated as of February 24, 1995, by and between The Rouse Company, as issuer, and The Bank of New York Mellon Corporation, as trustee.

(lll)                               “Share Equivalent” means any stock, warrants, rights, calls, options or other securities exchangeable or exercisable for, or convertible into, shares of Common Stock, New Common Stock or GGO Common Stock, as applicable.

(mmm)             “Significant Subsidiaries” means the operating Subsidiaries of the Company that generated revenues in excess of $30,000,000 for the year ended December 31, 2009.

(nnn)                   “Subsidiary” means, with respect to a Person (including the Company), (a) a company a majority of whose capital stock with voting power, under ordinary circumstances, to elect a majority of the directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership, (c) a limited liability company of which such Person, or a Subsidiary of such Person, is a managing member or (d) any other Person (other than a company) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

(ooo)                   “Target Net Debt” means $22,970,800,000.

(ppp)                   “Tax Protection Agreements” means any written agreement to which the Company, its Operating Partnership or any other Subsidiary is a party pursuant to which: (i) in connection with the deferral of income Taxes of a holder of interests in the Operating Partnership, the Company, the Operating Partnership or the other Subsidiaries have agreed to (A) maintain a minimum level of Indebtedness or continue any particular Indebtedness, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner; and/or (ii) limited partners of the Operating Partnership have guaranteed Indebtedness of the Operating Partnership.

(qqq)                   “Termination Date” means December 31, 2010; provided, that in the event the Company delivers a written notice (the “Termination Date Extension Notice”) identifying the applicable clause below pursuant to which the extension is being effected to Purchaser on or prior to December 31, 2010, the Company may elect to extend the Termination Date if:

(i)                                     the Confirmation Order shall have been entered on or before December 15, 2010, to any date on or prior to January 31, 2011 (as specified in the Termination Date Extension Notice), provided that, during such extension, the Company shall use its reasonable best efforts to take all actions and to do all things necessary, proper and advisable to consummate the transactions contemplated hereby and to cause the conditions to Closing to be satisfied in a timely manner; or

(ii)                                  (A) all conditions to the obligations of Purchaser to consummate the Closing set forth in Article VII shall have been satisfied (other than those conditions that are to be satisfied (and capable of being satisfied) by action taken at the Closing if (1) Purchaser and each purchaser under the Fairholme/Pershing Agreements (each, an “Other Sponsor”) had complied with its obligations under this Agreement and the Fairholme/Pershing Agreements, as applicable, and (2) the Brookfield Equity Commitment Letter, the Escrow Agreements and any letter of credit contemplated thereby (each, a “Funding Document”) had been complied with) and (B) the transactions contemplated by this Agreement or the Fairholme/Pershing Agreements fail to be consummated as a result of a failure of any Funding Document to be complied with, the failure of Purchaser to fund the amounts it is required to fund pursuant to Article I or the failure of the Fairholme/Pershing Investors to fund the purchase price under the Fairholme/Pershing Agreements, to any date on or prior to (X) if either Fairholme/Pershing Agreement shall not have been terminated in accordance with its terms and any Other Sponsor fails to fund, March 31, 2011 (as specified in the Termination Date Extension Notice) in order to pursue remedies against the non-compliant Other Sponsors or (Y) if Purchaser fails to fund, the earlier of the one (1) year anniversary of the date of a Termination Date Extension Notice given pursuant to this clause (Y) and December 31, 2011 (as specified in the Termination Date Extension Notice) in order to pursue remedies against Purchaser, in each case, to seek to cause the Closing to be consummated, provided that, during such extensions specified in clause (X) or (Y) of this clause (ii), the Company shall use its reasonable best efforts to take all actions and to do all things necessary, proper and advisable to consummate the transactions contemplated hereby and to cause the conditions to Closing to be satisfied in a timely manner.

(rrr)                            “Transactions” means the purchase of the Shares and the GGO Shares and the other transactions contemplated by this Agreement.

(sss)                      “TRUPS” means certain preferred securities issued by GGP Capital Trust I.

(ttt)                            “Unrestricted Cash” means all cash and Cash Equivalents of the Company and of the Subsidiaries of the Company, but excluding any cash or Cash Equivalents that are controlled by or subject to any lien, security interest or control agreement, other preferential arrangement in favor of any creditor or otherwise encumbered or restricted in any way.

(uuu)                   “Unsecured Indebtedness” means all indebtedness of the Company for borrowed money or obligations of the Company evidenced by notes, bonds, debentures or other similar instruments that are not secured by a lien on any Company Property or other assets of the Company or any Subsidiary.

(vvv)                   “UPREIT Units” means preferred or common units of limited partnership interests of the Operating Partnership.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1  Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be considered given if given in the manner, and be deemed given at times, as follows: (x) on the date delivered, if personally delivered; (y) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; or (z) on the next Business Day after being sent by recognized overnight mail service specifying next business day delivery, in each case with delivery charges pre-paid and addressed to the following addresses:

(a)                                  If to Purchaser, to:

REP Investments LLC

c/o Brookfield Asset Management Inc.

Brookfield Place, Suite 300

181 Bay Street

P.O. Box 762

Toronto, Ontario M5J 2T3

Canada

Attention: Joseph Freedman

Facsimile: (416) 365-9642

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:                          Marc Abrams, Esq.

Gregory B. Astrachan, Esq.

Paul V. Shalhoub, Esq.

Facsimile: (212) 728-8111

(b)                                 If to the Company, to:

General Growth Properties, Inc.

110 N. Wacker Drive

Chicago, IL 60606

Attention: Ronald L. Gern, Esq.

Facsimile: (312) 960-5485

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:                          Marcia L. Goldstein, Esq.

Frederick S. Green, Esq.

Gary T. Holtzer, Esq.

Malcolm E. Landau, Esq.

Facsimile: (212) 310-8007

SECTION 13.2  Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party without the prior written consent of the other party. Notwithstanding the previous sentence, this Agreement, or Purchaser’s rights, interests or obligations hereunder, may be assigned or transferred, in whole or in part, by Purchaser to Brookfield Consortium Members; provided, that any such assignee assumes the obligations of Purchaser hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as Purchaser and the Designation Conditions are otherwise satisfied. Notwithstanding the foregoing or any other provisions herein, no such assignment shall relieve Purchaser of its obligations hereunder if such assignee fails to perform such obligations. Except as provided in Article IX with respect to the Indemnified Parties, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement. Notwithstanding the foregoing or any other provisions herein to the contrary, Purchaser may not assign any of its rights, interests or obligations under this Agreement, to the extent such assignment would affect the securities Laws exemptions applicable to this transaction.

SECTION 13.3  Prior Negotiations; Entire Agreement. This Agreement (including the exhibits hereto and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that the Confidentiality Agreement shall continue in full force and effect in accordance with their terms and shall terminate no earlier than this Agreement.

SECTION 13.4  Governing Law; Venue. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. BOTH PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF, AND VENUE IN, THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND BOTH PARTIES WAIVE ANY OBJECTION BASED ON FORUM NON CONVENIENS.

SECTION 13.5  Company Disclosure Letter. The Company Disclosure Letter shall be arranged to correspond to the Articles and Sections of this Agreement, and the disclosure in any portion of the Company Disclosure Letter shall qualify the corresponding provision in Article III and any other provision of Article III to which it is reasonably apparent on the face of the disclosure that such disclosure relates. No disclosure in the Company Disclosure Letter relating to any possible non-compliance, breach or violation of any Contract or Law shall be construed as an admission that any such non-compliance, breach or violation exists or has actually occurred. In the Company Disclosure Letter, (a) all capitalized terms used but not defined therein shall have the meanings assigned to them in this Agreement and (b) the Section numbers correspond to the Section numbers in this Agreement.

SECTION 13.6  Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties; and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

SECTION 13.7  Expenses. Each party shall bear its own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

SECTION 13.8  Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance, and subject, to the extent required, to the approval of the Bankruptcy Court. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

SECTION 13.9  Construction.

(a)                                  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(b)                                 Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined in this Agreement has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) references to “written” or “in writing” include in visual electronic form; (vi) words of one gender shall be construed to apply to each gender; (vii) the terms “Article,” “Section,” and “Schedule” refer to the specified Article, Section, or Schedule of or to this Agreement; and (viii) the term “beneficially own” shall have the meaning determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date hereof; provided, however, that a Person will be deemed to beneficially own (and have beneficial ownership of) all securities that such Person has the right to acquire, whether such right is exercisable immediately or with the passage of time or the satisfaction of conditions. The terms “beneficial ownership” and “beneficial owner” have correlative meanings.

(c)                                  Notwithstanding anything to the contrary, and for all purposes of this Agreement, any public announcement or filing of factual information relating to the business, financial condition or results of the Company or its Subsidiaries, or a factually accurate (in all material respects) public statement or filing that describes the Company’s receipt of an offer or proposal for a Competing Transaction and the operation of this Agreement with respect thereto, or any entry into a confidentiality agreement, shall not be deemed to evidence the Company’s or any Subsidiary’s support, or intention to support, any Competing Transaction.

(d)                                 In the event of a conflict between the terms and conditions of this Agreement and the Plan Summary Term Sheet, the terms and conditions of this Agreement shall govern.

SECTION 13.10  Adjustment of Share Numbers and Prices. The number of Shares to be purchased by Purchaser at the Closing pursuant to Article I, the Per Share Purchase Price, the GGO Per Share Purchase Price, the number of GGO Shares to be purchased by Purchaser pursuant to Article II and any other number or amount contained in this Agreement which is based upon the number or price of shares of GGP or GGO shall be proportionately adjusted for any subdivision or combination (by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise) of the Common Stock, New Common Stock or GGO Common Stock that occurs during the period between the date of this Agreement and the Closing. In addition, if at any time prior to the Closing, the Company or GGO shall declare or make a dividend or other distribution whether in cash or property (other than a dividend or distribution payable in common stock of the Company or GGO, as applicable, the GGO Share Distribution or a distribution of rights contemplated hereby), the Per Share Purchase Price or the GGO Per Share Purchase Price, as applicable, shall be proportionally adjusted thereafter by the Fair Market Value (as defined in the Warrant) per share of the dividend or distribution.

SECTION 13.11  Certain Remedies.

(a)                                  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, subject to clause (c) below, the parties shall be entitled to specific performance of the terms of this Agreement. This right shall include the right of the Company to (i) fully enforce, or require Purchaser to fully enforce, the terms of the Brookfield Equity Commitment Letter against the Equity Provider party thereto to the fullest extent possible pursuant to the Brookfield Equity Commitment Letter and applicable Law and (ii) require Purchaser to deliver a Closing Funding Certification (as defined in the Escrow Agreements) in accordance with, and subject to, the applicable provisions of the Escrow Agreement, including Section 4(d) thereof (or the corollary provisions of any Acceptable LC) and upon concurrent funding pursuant to the Brookfield Equity Commitment Letter (the financing referred to in clauses (i) and (ii) of this Section 13.11(a) being referred to herein as the “Equity Financing”) and to cause Purchaser to pay the Purchase Price and the GGO Purchase Price and consummate the Transactions on the terms and subject to the provisions set forth in this Agreement. It is explicitly agreed that the Company shall be entitled to seek specific performance of Purchaser’s obligation to cause the Equity Financing to be funded to fund the Purchase Price and the GGO Purchase Price only in the event that (x) all conditions in Article VII have been satisfied (other than those conditions that are to be satisfied (and capable of being satisfied) by action taken at the Closing if Purchaser had complied with its obligations under this Agreement and the Financing Commitments had been complied with) at the time when the Closing would have occurred but for the failure of the Purchase Price and the GGO Purchase Price to be funded, and (y) the Company has irrevocably confirmed that if specific performance is granted and the Purchase Price and the GGO Purchase Price are funded, then the Closing will occur. Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. Further, the parties agree that the Company’s right to demand specific performance of the purchase obligations contained herein shall be limited to complete performance, and not subject to partial performance or the sale of less than all of the Shares to be purchased by Purchaser hereunder and shall be further conditioned upon the concurrent funding pursuant to, and in accordance with, the Brookfield Equity Commitment Letter.

(b)                                 THE COMPANY HEREBY AGREES THAT, PRIOR TO THE CLOSING, SPECIFIC PERFORMANCE (AND AN INJUNCTION OR INJUNCTIONS, WITHOUT NECESSITY OF PROVING DAMAGES OR POSTING A BOND OR OTHER SECURITY, TO PREVENT BREACHES OF THIS AGREEMENT) SHALL BE ITS SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO BREACHES BY PURCHASER IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THAT IT MAY NOT SEEK OR ACCEPT ANY OTHER FORM OF RELIEF THAT MAY BE AVAILABLE FOR BREACH UNDER THIS AGREEMENT, THE ESCROW AGREEMENTS, THE

BROOKFIELD EQUITY COMMITMENT LETTER, ANY ACCEPTABLE LC OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING MONETARY DAMAGES).

(c)                                  Prior to the entry of the Confirmation Order, other than with respect to (i) the indemnification obligations of the Company set forth in Article IX and (ii) the Company’s obligations under Section 5.1(c), Purchaser’s right to receive the Warrants on the terms and subject to the conditions set forth in this Agreement shall constitute the sole and exclusive remedy of any nature whatsoever (whether for monetary damages, specific performance, injunctive relief, or otherwise) of Purchaser against the Company for any harm, damage or loss of any nature relating to or as a result of any breach of this Agreement by the Company or the failure of the Closing to occur for any reason; provided, that, following the entry of the Approval Order, Purchaser shall be entitled to specific performance of the Company’s obligation to issue the Warrants as well as the Company’s obligations under Article IX and Section 5.1(c) hereof.

(d)                                 Following entry of the Confirmation Order, Purchaser shall be entitled to specific performance of terms of this Agreement, in addition to any other applicable remedies at law.

(e)                                  Following the Closing, each of the parties shall be entitled to an injunction or injunctions (without necessity of proving damages or posting a bond or other security) to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement, in addition to any other applicable remedies at law or equity.

(f)                                    The Company, on behalf of itself and its respective heirs, successors, and assigns, hereby covenants and agrees never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against any member of Purchaser by reason of or in connection with the Transaction, provided, however, that nothing shall prohibit the Company from instituting an action for specific performance against Purchaser in connection with this Agreement in accordance with the provisions of this Section 13.11 or from instituting an action against Escrow Agent for release of the Escrow Amounts.

SECTION 13.12  Bankruptcy Matters. For the avoidance of doubt, all obligations of the Company and its Subsidiaries in this Agreement are subject to and conditioned upon (a) with respect to the issuance of the Warrants and the other obligations contained in the Approval Order, including approval of the indemnification provisions of Article IX hereof, entry of the Approval Order, and (b) with respect to the remainder of the provisions hereof, entry of the Confirmation Order.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

GENERAL GROWTH PROPERTIES, INC.

By:	/s/ Thomas H. Nolan Jr
	Name:	Thomas H. Nolan Jr
	Title:	President & COO

[SIGNATURE PAGE TO CORNERSTONE INVESTMENT AGREEMENT]

REP INVESTMENTS LLC

BY:	Brookfield Asset Management Private
Institutional Capital Adviser (Canada) L.P.,
its managing member

	By:	Brookfield Private Funds Holdings Inc.,
its general partner

	By:	/s/ Ric Clark
		Name:	Ric Clark
		Title:	President

	By:	/s/ Asha Richards
		Name:	Asha Richards
		Title:	Chief Compliance Officer

[SIGNATURE PAGE TO CORNERSTONE INVESTMENT AGREEMENT]

Exhibit A

GENERAL GROWTH PROPERTIES, INC.

PLAN SUMMARY TERM SHEET(1)

3/31/2010

This term sheet (the “Term Sheet”) describes the material terms of a proposed chapter 11 joint plan of reorganization (the “Plan”) of the Plan Debtors (as defined below) solely for the purposes of the Investment Agreements (as defined below).  The transactions contemplated by this term sheet are subject to conditions to be set forth in definitive documents, including the Investment Agreements and to the approval by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  This Term Sheet is not an offer or solicitation for any chapter 11 plan and is being presented for discussion and settlement purposes only.  Acceptance of any such plan by any party (including those named herein) will not be solicited from any person or entity until such person or entity has received the disclosures required under or otherwise in compliance with applicable law.  Accordingly, this Term Sheet does not bind any creditor or other party to vote in favor of or support any chapter 11 plan.  In the event of any inconsistency between the terms of the Plan and this Term Sheet, or the terms of any applicable Investment Agreement and this Term Sheet, the terms of the Plan and the Investment Agreements, respectively, shall control for their respective purposes.

I.                                         PARTIES/AGREEMENTS

A.	GGP	General Growth Properties, Inc. (“GGP”) on or before the Effective Date and GGP, as reorganized, from and after the Effective Date

B.	Plan Debtors

The debtors, including GGP, whose chapter 11 cases are pending in the Bankruptcy Court under Chapter 11 Case No. 09-11977 (ALG), whose chapter 11 cases have not otherwise been confirmed and whose chapter 11 cases will be treated pursuant to the Plan (collectively, the “Plan Debtors”)

C.	Confirmed Debtors	The subsidiary debtors other than the Plan Debtors whose chapter 11 plans have been confirmed as of the Effective Date (the “Confirmed Debtors”)

D.	Debtors	Plan Debtors, Confirmed Debtors and to the extent applicable, any debtor whose chapter 11 case is pending under Chapter 11 Case No. 09-11977 (ALG) but that is not a Plan Debtor or a Confirmed Debtor

E.	REP	REP Investments LLC (“REP”)

F.	Fairholme	Fairholme Capital Management, LLC, on behalf of one or more of its managed funds or affiliates of such managed funds (“Fairholme”)

(1)                                  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Investment Agreement to which this Term Sheet is attached.

G.	Pershing	Pershing Square Capital Management, L.P., on behalf of one or more of its managed funds (“Pershing” and together with REP and Fairholme, the “Purchasers”)

H.	Confirmed Plans	The chapter 11 plans of the Confirmed Debtors (the “Confirmed Plans”)

I.	CIA	Cornerstone Investment Agreement dated as of 2010 between REP and GGP (the “CIA”)

J.	Fairholme Stock Purchase Agreement	Stock Purchase Agreement dated as of , 2010 between the purchasers parties thereto and GGP (the “Fairholme SPA”)

K.	Pershing Stock Purchase Agreement	Stock Purchase Agreement dated as of , 2010 between the purchasers parties thereto and GGP (the “Pershing SPA” and together with the CIA and the Fairholme SPA, the “Investment Agreements”)

II.                                     TREATMENT OF CLAIMS AND INTERESTS

A.	DIP Loan Claims	•	Treatment: Paid in full, in cash on the effective date (the “Effective Date”) of the Plan.

•

The Plan Debtors may, at their option, satisfy all or a portion of the DIP Loan Claims through a conversion to New Common Stock (a “DIP Conversion”), provided GGP engages in a “Qualified Rights Offering” in accordance with the terms of the order approving the DIP facility or on such other terms as the parties may agree.

B.	Allowed Administrative Expense Claims	•	Treatment: Paid in full, in cash on the Effective Date or on such other terms as the parties may agree.

C.	Allowed Priority Non-Tax Claims	•	Treatment: Paid in full, in cash on the Effective Date or on such other terms as the parties may agree.

D.	Allowed Priority Tax Claims	•

Treatment: At the Plan Debtors’ election, (i) paid in full, in cash on the Effective Date, (ii) receive the treatment provided for in section 1129(a)(9)(c) of the Bankruptcy Code or (iii) receive treatment on such other terms as the parties may agree.

E.	Allowed Secured Tax Claims	•

Treatment: At the Plan Debtors’ election, (i) paid in full, in cash on the Effective Date, (ii) receive the treatment provided for in section 1129(a)(9)(d) of the Bankruptcy Code or (iii) receive treatment on such other terms as the parties may agree.

F.	Allowed Mechanics’ Lien Claims	•

Treatment: Paid in full, in cash on the Effective Date, as well as any amounts allowed and required to be paid pursuant to section 506(b) of the Bankruptcy Code, including postpetition interest at the Federal Judgment Rate (as defined in the Confirmed Plans) unless there is an applicable contractual rate or rate of interest under state law, in which case interest shall be paid at such

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rate of interest, provided the claimant satisfies certain notice requirements consistent with those terms contained in the Confirmed Plans. The mechanics’ liens securing the Mechanics’ Lien Claims shall be deemed released and shall require no further action on the part of the holders of the Mechanics’ Lien Claims.

G.	Allowed Other Secured Claims	•

Treatment: At the Plan Debtors’ option, on the Effective Date, holders of allowed Other Secured Claims shall either (a) be reinstated and rendered unimpaired, (b) receive cash in an amount equal to such allowed Other Secured Claim plus any interest allowed and required to be paid under section 506(b) of the Bankruptcy Code, (c) receive the collateral securing its allowed Other Secured Claim or (d) such other treatment as the holder of the Other Secured Claim and the Plan Debtors may agree.

H.	Rouse 8.00% Note Claims	•

Treatment: On the Effective Date, the Allowed Rouse 8.00% Note Claims shall be satisfied in full, in cash or shall receive such other treatment as is permissible pursuant to section 1129 of the Bankruptcy Code. In addition, the Plan Debtors shall pay in cash any outstanding reasonable agent or trustee fees and expenses provided for under the applicable indenture.

I.	Rouse 3.625% Note Claims	•

Treatment: On the Effective Date, the Allowed Rouse 3.625% Note Claims shall be satisfied in full, in cash or shall receive such other treatment as is permissible pursuant to section 1129 of the Bankruptcy Code. In addition, the Plan Debtors shall pay in cash any outstanding reasonable agent or trustee fees and expenses provided for under the applicable indenture.

J.	Rouse 5.375% Note Claims	•

Treatment: On the Effective Date, the Allowed Rouse 5.375% Note Claims (i) shall be cured and reinstated in accordance with section 1124 of the Bankruptcy Code or at the option of such holders, shall be satisfied in cash at par plus accrued interest at the stated non-default contract rate and shall be deemed to have waived any other claims, or (ii) shall receive such other treatment as is permissible under section 1129 of the Bankruptcy Code.  In addition, the Plan Debtors shall pay in cash any outstanding reasonable agent or trustee fees and expenses provided for under the applicable indenture.

K.	Rouse 6¾% Note Claims	•

Treatment: On the Effective Date, the Allowed Rouse 6¾ % Note Claims (i) shall be cured and reinstated in accordance with section 1124 of the Bankruptcy Code or at the option of such holders, shall be satisfied in cash at par plus accrued interest at the stated non-default contract rate and shall be deemed to have waived any other claims, or (ii) shall receive such other

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treatment as is permissible under section 1129 of the Bankruptcy Code. In addition, the Plan Debtors shall pay in cash any outstanding reasonable agent or trustee fees and expenses provided for under the applicable indenture.

L.	Rouse 7.20% Note Claims	•

Treatment: On the Effective Date, the Allowed Rouse 7.20% Note Claims (i) shall be cured and reinstated in accordance with section 1124 of the Bankruptcy Code or at the option of such holders, shall be satisfied in cash at par plus accrued interest at the stated non-default contract rate and shall be deemed to have waived any other claims, or (ii) shall receive such other treatment as is permissible under section 1129 of the Bankruptcy Code. In addition, the Plan Debtors shall pay in cash any outstanding reasonable agent or trustee fees and expenses provided for under the applicable indenture.

M.	2006 Bank Loan Claims	•

Treatment: On the Effective Date, the Allowed 2006 Bank Loan Claims shall be satisfied in full, in cash. In addition, the Plan Debtors shall pay in cash any outstanding reasonable agent fees and expenses provided for under the applicable loan agreement.

N.	144A Exchangeable Notes Claims	•

Treatment: On the Effective Date, the Allowed 144A Exchangeable Note Claims (i) shall be cured and reinstated in accordance with section 1124 of the Bankruptcy Code or at the option of such holders, shall be satisfied in cash at par plus accrued interest at the stated non-default contract rate and shall be deemed to have waived any other claims, or (ii) shall receive such other treatment as is permissible under section 1129 of the Bankruptcy Code. In addition, the Plan Debtors shall pay in cash any outstanding reasonable agent or trustee fees and expenses provided for under the applicable indenture.

O.	2006 Trust Preferred Shared and Junior Subordinated Notes (the “TRUPs Claims”)	•

Treatment: On the Effective Date, the Allowed TRUPs Claims shall be cured and reinstated in accordance with section 1124 of the Bankruptcy Code or shall receive such other treatment permissible under section 1129 of the Bankruptcy Code. In addition, the Plan Debtors shall pay in cash any outstanding reasonable trustee fees and expenses provided for under the applicable trust agreement.

P.	Allowed General Unsecured Claims(2)	•	Treatment: On the Effective Date, holders of Allowed General Unsecured Claims shall (i) receive payment in

(2) General Unsecured Claims include Existing Credit Enhancement Claims (as such term is defined in the Confirmed Plans) with respect to the Special Consideration Properties (as such term is defined in the Confirmed Plans).

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full, in cash with postpetition interest at the Federal Judgment Rate, unless there is an applicable contractual rate or rate of interest under state law, in which case interest shall be paid at such rate of interest, provided the claimant satisfies certain notice requirements consistent with those terms contained in the Confirmed Plans or (ii) shall receive such other treatment permissible under section 1129 of the Bankruptcy Code.

Q.	Partner Note GGP/Homart II, L.L.C. Claims	•

Treatment: On the Effective Date, at the election of the Plan Debtors, the Allowed Partner Note GGP/Homart II L.L.C. Claims (i) shall be cured and reinstated in accordance with section 1124 of the Bankruptcy Code, (ii) shall be satisfied in full, in cash or (iii) shall receive such other treatment permissible under section 1129 of the Bankruptcy Code.

R.	Partner Note GGP Ivanhoe, Inc. Claims	•

Treatment: On the Effective Date, at the election of the Plan Debtors, the Allowed Partner Note GGP Ivanhoe, Inc. Claims (i) shall be cured and reinstated in accordance with section 1124 of the Bankruptcy Code, (ii) shall be satisfied in full, in cash or (iii) shall receive such other treatment permissible under section 1129 of the Bankruptcy Code. In the event the holders of Allowed Partner Note GGP Ivanhoe, Inc. Claims are reinstated, the guaranty currently securing the obligations under the GGP Ivanhoe, Inc. Partner Note shall be affirmed and shall continue post emergence.

S.	GGP TRS Retained Debt Claims	•	Treatment: On the Effective Date, the joint venture agreement between GGP LP and TRS JV Holdco, LLC shall be assumed, and the Plan Debtors shall make any cure payments required thereunder.

T.	Allowed Project Level Debt Guaranty Claims	•

Treatment: On the Effective Date, at the election of the Plan Debtors, the holders of allowed Project Level Debt Guaranty Claims shall receive a replacement guaranty or such other treatment under the Plan as contemplated by the Confirmed Plans.

U.	Allowed Hughes Heirs Obligations	•

Treatment: On the Effective Date, the holders of allowed Hughes Heirs Obligations shall receive property of a value (a) as agreed to by the Debtors and such holders or (b) ordered by the Bankruptcy Court, in satisfaction of the allowed amount of their claims or interests; provided that, to the extent permissible, the Hughes Heirs Obligations may be satisfied, in whole or in part, through the issuance of GGO Stock.

V.	Intercompany Obligations	•

Treatment: On the Effective Date, Intercompany Obligations shall be reinstated and treated in the ordinary course of business or eliminated in the ordinary course of business, including the elimination of any Intercompany Obligations owed to or from any

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entities to be transferred to GGO.

W.	GGPLP LLC Preferred Equity Interests	•

Treatment: On the Effective Date, the holder of GGPLP LLC preferred equity interests (“GGPLP LLC Preferred Equity Interests”) will receive (a) a distribution of Cash based on its share of dividends accrued and unpaid prior to the Effective Date and (b) reinstatement of its preferred units in Reorganized GGPLP LLC, which shall be in the same number of preferred units in Reorganized GGPLP LLC as it held as of the Record Date in GGPLP LLC, provided, however, that any prepetition redemption or conversion rights held by such holder (subject to any rights of GGP) shall be deemed to have been revised to subsequently be redeemable or convertible into New Common Stock on conversion or redemption terms consistent with its prepetition agreement.

X.	GGPLP Preferred Equity Interests	•

Treatment: On the Effective Date, holders of GGPLP Preferred Equity Interests will receive (a) a distribution of Cash based on their pro rata share of dividends accrued and unpaid prior to the Effective Date and (b) may elect between (i) reinstatement of their preferred units in Reorganized GGPLP, which shall be in the same number of preferred units in Reorganized GGPLP as they held as of the Record Date in GGPLP, provided, however, that any prepetition indirect redemption or conversion rights to receive GGP Common Stock held by such holders (subject to any rights of GGP) shall be deemed to have been revised to subsequently be redeemable or convertible into New Common Stock on conversion or redemption terms consistent with their prepetition agreements, or (ii) being deemed to have converted their GGPLP Preferred Equity Interests to GGPLP common units and then to have put such GGPLP common units to GGPLP, effective the day prior to the Record Date, and GGP will assume GGPLP’s obligation under such put and satisfy this obligation with New Common Stock and GGO Stock as if such holders had exercised their rights on the day immediately preceding the Record Date.

Y.	GGPLP Common UPREIT Units	•

Treatment: On the Effective Date, GGPLP Common UPREIT Units will receive (a) the same number of common units in Reorganized GGPLP as they held as of the Record Date, provided, however, that any prepetition redemption or conversion rights held by such GGPLP Common UPREIT Unit holders (subject to any rights of GGP) shall be deemed to have been revised to subsequently be convertible into New Common Stock on conversion or redemption terms consistent with their prepetition agreement, plus (b) GGO Common Stock calculated as if their GGPLP

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Common UPREIT Units were converted to GGP Common Stock on the day before the Record Date.

Z.	GGP Common Stock	•	Treatment: On the Effective Date, each holder of GGP Common Stock shall receive its proportionate share of (i) the New Common Stock and (ii) the GGO Share Distribution.

AA.	Outstanding Warrants	•

Treatment: On the Effective Date, each holder of an outstanding Warrant (as such term is defined in the CIA and/or the Stock Purchase Agreement), shall receive the treatment provided for such Warrant in the CIA or the Stock Purchase Agreement, as applicable.

BB.	Outstanding Options	•

Treatment: On the Effective Date, each holder of an outstanding option to purchase GGP Common Stock shall receive on account of such option, an option to purchase New Common Stock and an option to purchase GGO Common Stock.

III.                                 CLOSING DATE DEBT AND GGO PROMISSORY NOTE

A.	Closing Date Net Debt and GGO Promissory Note	•	The Closing Date Net Debt shall be determined in accordance with the CIA and the Plan and the GGO Promissory Note, if any, shall be issued on the Effective Date.

IV.                                OTHER PLAN TERMS

A.	Executory Contracts and Unexpired Leases	•

All executory contracts (including employee benefit plans, insurance, supply contracts, etc.) and unexpired leases will be assumed unless expressly rejected under the Plan or through a separate motion.

B.	Provisions Concerning Resolution of Disputed, Contingent, and Unliquidated Claims and Claims Payable by Third Parties	•

The Plan will contain usual and customary provisions for resolving disputed, contingent and unliquidated claims and claims payable by third parties, including (to the extent appropriate) provisions consistent with the terms contained in the Confirmed Plans.

C.	Employee/ Officer/ Director Indemnification Obligations	•

The Plan Debtors’ indemnification obligations for employees, officers, directors, trustees or managers shall be deemed assumed, in accordance with the provisions in the Confirmed Plans, unless otherwise expressly rejected by separate motion or under the Plan.

D.	Provisions Concerning Plan Implementation	•	The Plan shall provide for usual and customary means of implementation, including (to the extent appropriate) implementation provisions consistent with the terms contained in the Confirmed Plans.

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E.	Insurance Policies, Benefit Plans, Surety Bonds	•	The Plan Debtors’ insurance policies, benefit plans, workers’ compensation claims, and surety bonds shall be treated in a manner consistent with that provided in the Confirmed Plans.

F.	Retention of Causes of Action	•	All causes of action shall vest with GGP or GGO, as applicable

G.	Conditions for Consummation and Confirmation	•	Usual and customary for transactions of this type

H.	Discharge, Releases and Exculpation	•	The Plan will contain discharge, release and exculpation provisions in a manner consistent with those provided in the Confirmed Plans.

I.	Governing Law	•	To the extent the Bankruptcy Code or other federal law does not apply, New York law shall govern.

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EXHIBIT E

GGO ASSETS

Pursuant to Section 2.1(a), and subject to the conditions, exceptions and qualifications set forth therein, the Company will contribute to GGO (directly or indirectly) the assets (and/or equity interests related thereto) listed below:

•                  Master Planned Communities

•                  Bridgeland

•                  Columbia – subject to Section 2.1(e) of the Agreement.  For the avoidance of doubt, The Mall in Columbia and Gateway Overlook (including related development rights) shall not to be transferred to GGO.

•                  Emerson

•                  Fairwoods

•                  Summerlin

•                  Woodlands – joint venture interest

•                  110 N. Wacker (leasehold interest) – joint venture interest

•                  Ala Moana Tower – air rights over existing parking deck

•                  Alameda Plaza, Idaho

•                  Allen Towne Plaza, Texas

•                  Arizona 2 Office – capital lease revenue only; no transfer to GGO of underlying properties

•                  Bridges at Mint Hill, North Carolina

•                  Century Plaza, Alabama

•                  Circle T Ranch & Power Centre, Texas – joint venture interest

•                  Condos Nouvelle at Natick – rights to income from assets sold and for which a closing has occurred prior to Closing remain with GGP

•                  Cottonwood Mall and Cottonwood Square

•                  Elk Grove Promenade

•                  Fashion Show – springing right to acquire Fashion Show air rights upon full satisfaction of existing loans and guaranties at Fashion Show and Palazzo.

•                  Golf course interests - TPC Summerlin & TPC Canyons

•                  Kendall Towne Center, Miami – land

•                  Landmark Mall

•                  Maui Ranch property

•                  Park West Mall

•                  Princeton, New Jersey – land

•                  Rio West, New Mexico

•                  Riverwalk Market Place

•                  South Street Seaport

•                  Summerlin Centre

•                  Summerlin Hospital – joint venture interest

•                  Victoria Ward

•                  Village of Redlands, California (Redlands Mall and Redlands Promenade)

•                  Volo, Illinois – land

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EXHIBIT F - FORM OF APPROVAL ORDER

Exhibit F

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

x
:
In re	:	Chapter 11 Case No.
:
GENERAL GROWTH	:	09-11977 (ALG)
PROPERTIES, INC., et al.,	:
	:	(Jointly Administered)
Debtors.	:
x

ORDER PURSUANT TO SECTIONS 105(a) AND 363 OF THE BANKRUPTCY

CODE (A) APPROVING BIDDING PROCEDURES, (B) AUTHORIZING THE

DEBTORS TO ENTER INTO CERTAIN AGREEMENTS, (C) APPROVING

THE ISSUANCE OF WARRANTS, AND (D) GRANTING RELATED RELIEF

Upon the motion, dated March 31, 2010 (the “Motion”)(1) of South Street Seaport Limited Partnership, its ultimate parent, General Growth Properties, Inc. (“GGP”), and their debtor affiliates, as debtors and debtors in possession (collectively, “General Growth”), pursuant to sections 105(a) and 363 of title 11 of the United States Code (the “Bankruptcy Code”), seeking entry of an order (A) approving bidding procedures (the “Bidding Procedures”) substantially in the form attached hereto as Exhibit 1, (B) authorizing General Growth to enter into certain investment agreements (each an “Investment Agreement” and collectively, the “Investment Agreements”) with REP Investments LLC (“REP”), an affiliate of Brookfield Asset Management Inc. (“Brookfield”), Fairholme Capital Management, LLC (“Fairholme”), and Pershing Square Capital Management, L.P. (“Pershing” and together with REP and Fairholme, the “Commitment Parties”), (C) approving the issuance of the Warrants, and (D) granting related relief, all as more fully set forth in the Motion; and the Court having reviewed the Motion; and General Growth having provided notice of the Motion and Hearing (as

(1)                                  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Motion.

defined below) to (i) the Office of the United States Trustee for the Southern District of New York (the “U.S. Trustee”), (ii) counsel to the official committee of unsecured creditors (the “Committee”), (iii) counsel to the committee of equity holders (the “Equity Committee”), (iv) counsel to Brookfield, (v) counsel to Fairholme, (vi) counsel to Pershing, and (vii) parties entitled to receive notice in these chapter 11 cases pursuant to Rule 2002 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”); and the Court having held a hearing to consider the requested relief (the “Hearing”); and the legal and factual bases set forth in the Motion establishing just cause for the relief granted herein; and upon the record of the Hearing, and all of the proceedings before the Court, the Court finds and determines that the requested relief is in the best interests of General Growth, their estates, creditors, and all parties in interest; and after due deliberation and sufficient cause appearing therefor, the Court hereby

FINDS, DETERMINES AND CONCLUDES THAT:

A.                                   The Court has jurisdiction over the Motion pursuant to 28 U.S.C. §§ 157 and 1334 and the Standing Order M-61 Referring to Bankruptcy Judges for the Southern District of New York Any and All Proceedings Under Title 11, dated July 10, 1984 (Ward, Acting C.J.). This matter is a core proceeding pursuant to 28 U.S.C. § 157(b).  Venue of these cases and the Motion in this district is proper under 28 U.S.C. §§ 1408 and 1409.

B.                                     Good and sufficient notice of the relief sought in the Motion has been given, and no other or further notice is required.  A reasonable opportunity to object or be heard regarding the relief requested in the Motion has been afforded to all interested persons.

C.                                     The statutory predicates for the relief granted herein are sections 105(a) and 363(b) of the Bankruptcy Code. In addition the relief granted herein is in accordance with Bankruptcy Rules 2002 and 6004 and rules 2002-1 and 6004-1 of the Local Rules of Bankruptcy

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Practice and Procedure of the United States Bankruptcy Court for the Southern District of New York.

D.                                    The Bidding Procedures substantially in the form attached hereto as Exhibit 1, including reimbursement of expenses incurred by a bidder in accordance with the Bidding Procedures, are fair, reasonable, and appropriate and are designed to maximize the value General Growth may realize through a competitive process for the benefit of all stakeholders.

E.                                      General Growth has demonstrated sound business justifications for authorization to enter into the Investment Agreements, to the extent provided in this Order, with REP, Fairholme, and Pershing, and for approval to execute, deliver and perform the Warrant Agreements and the Warrants (together, with the Investment Agreements the “Reorganization Documents”).  These business justifications include without limitation:

i.                  the establishment of a ‘floor’ price for the value of the equity of General Growth for the benefit of all stakeholders while preserving the ability to capture the benefit of increasing equity value in the future,

ii.               long-term commitments of capital providing liquidity necessary to emerge from Chapter 11 in a manner intended to permit satisfaction of all unsecured creditors in full and provide a substantial recovery for shareholders,

iii.            the preservation of flexibility to cancel some or all of the commitments under the Investment Agreements and to maximize equity value by replacing part of the committed capital with financing from more favorable sources, and

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iv.           the lengthy nature of the commitments to purchase $6.55 billion of publicly-listed stock at a fixed price.

F.                                      General Growth, assisted by qualified professional advisors, has conducted a competitive process to identify alternative sources of equity capital commitments for a plan of reorganization, as well as explored strategic opportunities, which process will continue as described in the Bidding Procedures.  General Growth has made a reasonable determination that it is in the best interests of General Growth to enter into the Warrant Agreements with the Commitment Parties and grant indemnity as provided in Article IX of the REP Investment Agreement at this time.

G.                                     The Warrants and the Warrant Agreement relating to each Commitment Party were proposed and negotiated in good faith and at arm’s length.

H.                                    The execution, delivery and performance of the Warrant Agreements and the issuance of the Warrants relating to each Commitment Party are fair and reasonable and in the best interests of General Growth, and do not conflict with any federal or state law.

I.                                         The Warrant Agreement and the Warrants issued to each Commitment Party are bargained-for and integral parts of the agreement between General Growth and such Commitment Party reflected in the Reorganization Documents.  If the Warrants are not approved by the Court and issued as provided in the Warrant Agreements, each Commitment Party will have the right to terminate its obligations under the applicable Investment Agreement.

J.                                        The Warrant Agreement and the Warrants issued to each Commitment Party are supported by at least reasonably equivalent value and fair consideration given by the execution and delivery of the applicable Investment Agreement and the commitments provided thereunder.  The Warrants, once issued, will be deemed issued and sold for value fully paid on

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the date of issuance and will constitute legal, valid, binding and authorized obligations of General Growth enforceable in accordance with their terms.

K.                                    Entry of this Order is in the best interests of General Growth and its estates, creditors, and interest holders and all other parties in interest herein.

L.                                      The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014.  To the extent that any finding of fact shall later be determined to be a conclusion of law, it shall be so deemed and vice versa.

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

1.                                       The Bidding Procedures attached hereto as Exhibit 1 are APPROVED as if fully incorporated into this Order and General Growth is authorized to act in accordance therewith; provided, however, that the Bidding Procedures shall be without prejudice to the rights of the Commitment Parties under the Reorganization Documents.  The failure to specifically include a reference to any particular provision of the Bidding Procedures in this Order shall not diminish or impair the effectiveness of such provision.

2.                                       Notwithstanding any confidentiality agreement that may be contained in any agreement, contract, or other document to which General Growth is a party, General Growth is authorized to disclose the contents of such agreement, contract, or document to prospective bidders to the extent required by the Bidding Procedures and such disclosure shall not be a breach of any such contract, agreement or document.

3.                                       General Growth is authorized, in its sole discretion and subject to the exercise of its business judgment, to reimburse expenses incurred by any bidder in accordance

5

with the Bidding Procedures up to $1 million per bidder; provided, however, that in no event shall General Growth reimburse more than an aggregate of $10 million for such expenses.

4.                                       General Growth is authorized to enter into the Reorganization Documents and to issue and sell the Warrants to each Commitment Party in accordance with the terms of the Investment Agreements and Warrant Agreements.  General Growth is authorized to perform its obligations under the Warrant Agreements and the Warrants.

5.                                       The Warrant Agent is authorized to perform its obligations under the Warrant Agreement in accordance with the terms and conditions thereof.

6.                                       Upon issuance of the Warrants to any Commitment Party, such Commitment Party shall be fully and irrevocably vested with all right, title and interest in the Warrants free and clear of any adverse claim or interest.  The Warrant Agreements and the Warrants shall not be recharacterized for any purpose or avoided for any reason whatsoever and shall not constitute fraudulent conveyances under the Bankruptcy Code or other applicable nonbankruptcy law.

7.                                       The Warrant Agreement and Warrants issuable to each Commitment Party are authorized as a sale of property under section 363(b) of the Bankruptcy Code.  Each Commitment Party is purchasing the Warrants in good faith for purposes of section 363(m) of the Bankruptcy Code and, accordingly, the reversal or modification on appeal of the authorization provided herein to issue the Warrants pursuant to the Warrant Agreement shall not affect the validity of the issuance and sale of the Warrants to such Commitment Party or the right, title and interest of such Commitment Party and its successors and permitted assigns in the Warrants or any securities issued upon exercise of the Warrants.

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8.                                       The provisions of Sections 5.1(c), 5.7, 11.1, 13.11(c), 13.12, and Article IX of the REP Investment Agreement and Sections 5.1(c), 5.7, 11.1, 13.11(c), and 13.12 of the Pershing Investment Agreement and the Fairholme Investment Agreement are approved and shall be binding upon General Growth.  Each of the Warrants and the Warrant Agreements are approved.  No relief from the automatic stay or the provisions of section 362 of the Bankruptcy Code shall be required for REP, Fairholme, and/or Pershing to take any action, or send any notice, with respect to the exercise of a termination right under the terms of the Investment Agreements and/or the Warrant Agreements.

9.                                       All amounts payable by General Growth under Article IX of the REP Investment Agreement shall constitute allowed administrative expenses of General Growth under section 503(b) and section 507(a)(2) of the Bankruptcy Code.

10.                                 The failure specifically to include any particular provision of the Warrant Agreements in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Warrants or the Warrant Agreements and their exhibits, schedules, appendices and ancillary documents be authorized and approved in their entirety.

11.                                 General Growth is authorized to execute and deliver all instruments and documents and take any other actions as may be necessary or appropriate to implement and effectuate the transactions contemplated by this Order.

12.                                 All objections to the Motion or the relief requested therein that have not been withdrawn, waived, settled, or specifically addressed in this Order, and all reservations of rights included in such objections, are overruled in all respects on the merits.

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13.                                 Notwithstanding Bankruptcy Rules 6004, 6006 or otherwise, this Order shall be effective and enforceable immediately upon entry and its provisions shall be self-executing.

14.                                 All time periods set forth in this Order shall be calculated in accordance with Bankruptcy Rule 9006.

15.                                 This Court shall retain jurisdiction over any matters related to or arising from the implementation or interpretation of this Order.  To the extent any provisions of this Order shall be inconsistent with the Motion or any prior order or pleading in these cases with respect to the Motion, the terms of this Order shall control.

16.                                 The provisions of this Order are non-severable and mutually dependant.

Dated:	, 2010
New York, New York

THE HONORABLE ALLAN L. GROPPER
UNITED STATES BANKRUPTCY JUDGE

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Exhibit 1

Bidding Procedures

BIDDING PROCEDURES

The following procedures (the “Bidding Procedures”) will govern the competitive process run by General Growth Properties, Inc. (“GGP”), and its debtor and non-debtor affiliates (collectively, “General Growth” or the “Company”) to maximize the value of its estates by soliciting proposals for:

(i)                                   a purchase of all or substantially all of the Company (an “M&A Transaction”);

(ii)                                a purchase of a significant portion of the Company’s assets (an “Asset Purchase”); or

(iii)                             an investment of all or a portion of at least $1.5 billion of equity capital (a “Plan Sponsor Investment”); provided, however, that such bids are subject to a minimum investment of $100 million.

Following completion of the competitive processes, the Company will seek approval of its restructuring pursuant to a plan of reorganization (a “Plan”).

Preliminary Diligence

The Company may afford any prospective acquirers and/or investors the opportunity to conduct a reasonable due diligence review in the manner determined by General Growth, in its sole discretion.

General Growth has begun to provide certain parties who have either expressed an interest in making a proposal or who General Growth believes may have an interest in making a proposal (collectively, the “Interested Parties”) with requests for such proposals (“RFPs”) and confidential information memoranda (“CIMs”).  In addition, General Growth has provided Interested Parties with access to certain information,(2) including these Bidding Procedures, through a virtual data room (the “Data Room”) or otherwise.  The Data Room has been operational as of March 3, 2010.

Parties submitting proposals may seek reimbursement of expenses incurred in connection with these Bidding Procedures up to $1 million per bidder by providing a written request for reimbursement with a summary and detailed backup for the expenses incurred.  The Company will consider any such request and, in its sole discretion and subject to the exercise of its business judgment, determine whether to provide reimbursement; provided, however, that in no event will General Growth reimburse more than $10 million in the aggregate.

Each party submitting a Term Sheet (as defined below) shall be deemed to acknowledge and represent that it has had an opportunity to conduct due diligence on General Growth in connection with the first round prior to submitting its Term Sheet; and that it solely relied upon its own independent review, investigation and/or inspection of any documents and/or

(2)           Certain information may be restricted due to anti-trust or other concerns.

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the assets in making its proposal; and that it did not rely upon any written or oral statements, representations, promises, warranties or guaranties whatsoever, whether express, implied, by operation of law or otherwise, regarding General Growth, or the completeness of any information provided in connection therewith; provided, that the foregoing shall not apply to REP, Fairholme, and/or Pershing, who have executed Investment Agreements (respectively, the “REP Agreement,” the “Fairholme Agreement,” and the “Pershing Agreement”) and Warrant Agreements with General Growth, and the representations, warranties, and covenants set forth in such agreements.

First Round Bidding Process

The Company will provide reasonable assistance to prospective acquirers and/or investors in conducting their due diligence.  Prospective acquirers and investors will be expected to submit a non-binding, detailed term sheet for a transaction (“Term Sheets”) in writing on or before April 19, 2010 at 3:00 p.m. (Eastern Time) to the following “Bid Notification Parties”:

Ronen Bojmel	Jackson Hsieh
Managing Director	Vice Chairman
Miller Buckfire & Co., LLC	Global Head of Real Estate, Lodging and Leisure
153 E. 53rd Street, 22nd Floor	UBS Securities, LLC
New York, New York 10022	299 Park Avenue
Tel: (212) 895-1807	New York, NY 10171
Fax: (212) 895-1850	Tel: (212) 821-4545
ronen.bojmel@millerbuckfire.com	Fax: (212) 821-2545
jackson.hsieh@ubs.com.

Each Term Sheet must contain detailed descriptions of the M&A Transaction, Asset Purchase, Plan Sponsor Investment and Plan (collectively, as applicable, the “Transaction”) that are the subject of such Term Sheet.  Subject to the applicable confidentiality agreements or provisions, the Company and its professionals will share the Term Sheets received during the first round with the advisors to the official committee of equity security holders and the official committee of unsecured creditors (collectively, the “Committees”).

The Company will review those Term Sheets timely submitted and engage in negotiations with those prospective acquirer and/or investors that submitted Term Sheets complying with the preceding paragraph and as it deems appropriate in the exercise of its business judgment, subject to consultation with the Committees.  The Company will select, in its business judgment and after consultation with the Committees, those proposals qualifying for the second round on or before April 28, 2010.

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a.                                     Proposal Assumptions

Any proposal should make the following assumptions:

(i)                                   All unsecured debt is provided consideration in the form of cash, equity and/or debt (which may include reinstatement to the extent applicable) in an amount to satisfy their claims of principal and accrued interest (to the extent allowed by the Bankruptcy Court) in full;

(ii)                                Pro forma for Plan distributions, the Company retains enough cash at emergence to ensure that it has a minimum of approximately $500 million in unrestricted and available liquidity;

(iii)                             The Company’s restructured property-level debt remains in place based on the restructured terms and maturities contemplated by the consummated plans of reorganization.  Any property-level debtors that are pending restructuring are resolved based on terms that are substantially similar in all material respects to the treatment provided in the confirmed plans.  All non-debtor property-level debt remains in place on its current terms; and

(iv)                            Unless otherwise specified in your proposal, Plan Sponsor Investments that are less than $1.5 billion may be directed by the Company into consortia with other bidders, at the Company’s option.

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b.             Proposal Requirements

Based on the form of transaction proposed, a Term Sheet should include the following:

M&A TRANSACTION

(i)

Total enterprise value (“TEV”) and available equity value (“EV”) for GGP and combined company implied by proposal and any assumptions or methodologies used in analyzing TEV and EV (including any adjustments or potential decreases in net proceeds to be received by shareholders);

(ii)	Proposed treatment for each class of unsecured indebtedness outstanding;
(iii)	Proposed purchase price per share of existing common stock;
(iv)	Transaction structure (stock deal, asset purchase, etc.);
(v)	Form of consideration (cash, stock, etc.), and methodology for determining any non-cash consideration;
(vi)	If providing stock consideration, indicate the following:
• Value ascribed to synergies and related methodology, if applicable;
• Pro forma financials for combined company;
• Pro forma capital structure implied by proposal;
(vii)	Sources and certainty of capital, including equity or debt commitment letters;
(viii)	Approvals required or anticipated, including regulatory approval(s);
(ix)	A listing of all regulatory authorities with whom contact has been made, and a summary of any approvals or objections obtained or raised;
(x)	Shareholder or other required approvals;
(xi)	Transaction timing/process;
(xii)	Key contingencies and conditions precedent; and
(xiii)	Detailed list of remaining due diligence requirements.

PLAN SPONSOR INVESTMENT

(i)	TEV and EV implied by the proposal and any assumptions or methodologies used in analyzing TEV and EV (including any adjustments or potential decreases in net proceeds to be received by shareholders);
(ii)	Proposed treatment for each class of unsecured indebtedness outstanding;
(iii)	Valuation per share of common stock implied by the proposal;
(iv)	Investment structure (e.g., PIPE, rights offering, other);
(v)	Whether the investment is contemplated to complement the REP Agreement, the Fairholme Agreement, and/or the Pershing Agreement or replace the REP Agreement and/or the Fairholme/Pershing Agreements;
(vi)	Key terms of newly issued securities, including but not limited to:
• Economic terms (ownership implied by investment; discount/fees related to investment);
• Governance;
• Registration rights;
(vii)	Use of funds and pro forma capital structure (to the extent the proposal contemplates providing capital above the minimum amount requested);
(viii)	Assumption regarding maximum debt capacity at the corporate level;
(ix)	Sources and certainty of capital, including equity or debt commitment letters;
(x)	Approvals required or anticipated, including regulatory approval(s);
(xi)	A listing of all regulatory authorities with whom contact has been made, and a summary of any approvals or objections obtained or raised;
(xii)	Transaction timing and process;
(xiii)	Key contingencies and conditions precedent; and
(xiv)	Detailed list of remaining due diligence requirements.

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Second Round Process

The Company will consider the first round bids and determine those bids that will advance to the second round process.  In evaluating the Term Sheets, the Company will take into consideration, among other things, the TEV and EV implied by the proposed transaction, the form, value and certainty of recovery provided to prepetition creditors and shareholders, transaction structure and execution risk, including conditions to close, availability of financing, and approvals required.  Upon completion of this review, the Company will select a limited number of parties to complete due diligence and provide the Company with final financing commitments in advance of filing a Plan.

The Company will (i) provide additional due diligence information to prospective acquirers and/or investors (including REP, Brookfield, Fairholme, and Pershing), to the extent that they have not previously received such information or new information becomes available, and (ii) negotiate documentation of proposals selected for the second round.

Prospective acquirers and/or investors will be expected to submit solid fully financed, binding offers with proposed final documentation (“Final Proposals”) on or before June 2, 2010 at 4:00 p.m. (Eastern Time) to the Bid Notification Parties listed above.  The Company and its professionals will share, subject to applicable confidentiality agreements or provisions, the Final Proposals received during the second round with the advisors to the Committees.

The Company will analyze the Final Proposals received during the second round, and will engage in discussion with prospective acquirers and/or investors regarding their respective Final Proposal.  These discussions will provide prospective acquirers and/or investors, within a reasonable time before the Company makes a final determination, an opportunity to improve their proposals to exceed proposals the Company is considering accepting.  On or before July 2, 2010, the Company intends to select, in its business judgment and after consultation with the Committees, the proposed transaction(s) it intends to consummate (the “Successful Proposal”).

Plan Process

After selecting the Successful Proposal, the Company, in consultation with the entity or entities which submitted the Successful Proposal, will prepare and file the Plan and the accompanying disclosure statement with of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  The Company currently anticipates filing the Plan on or around July 2, 2010.  Based on this expected filing date, and subject to the Bankruptcy Court’s schedule, the relevant timeline for the Plan would be:

•                  Hearing on the disclosure statement on or around July 30, 2010;

•                  Company to commence solicitation of the Plan on or around August 6, 2010;

•                  Deadline to vote and/or object to the Plan on or around September 17, 2010;

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•                  Hearing to confirm the Plan on or around September 30, 2010.

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Reservation Of Rights

The Company reserves the right, in its sole discretion and subject to the exercise of its business judgment, to alter or terminate these capital raising processes or these Bidding Procedures, to alter the assumptions set forth herein, and/or to terminate discussions with any and all prospective acquirers and investors at any time and without specifying the reasons therefore.

Dated:  April     , 2010

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EXHIBIT G - FORM OF WARRANT AGREEMENT

EXHIBIT G

[FORM OF]

WARRANT AND REGISTRATION RIGHTS AGREEMENT

BETWEEN

GENERAL GROWTH PROPERTIES, INC.

AND

[                                                ]

WARRANT AGENT

Dated as of [  ], 2010

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8.	WARRANT HOLDERS		31

	8.1	No Voting Rights	31
	8.2	Right of Action	31

9.	WARRANT AGENT		31

	9.1	Nature of Duties and Responsibilities Assumed	31
	9.2	Compensation and Reimbursement	33
	9.3	Warrant Agent May Hold Company Securities	33
	9.4	Resignation and Removal; Appointment of Successor	33
	9.5	Damages	34

10.	REPRESENTATIONS AND WARRANTIES		34

	10.1	Representations and Warranties of the Company	34

11.	COVENANTS		34

	11.1	Reservation of Common Stock for Issuance on Exercise of Warrants	34
	11.2	Notice of Distributions	35
	11.3	Replacement of Warrants	35

12.	MISCELLANEOUS		35

	12.1	Money and Other Property Deposited with the Warrant Agent	35
	12.2	Payment of Taxes	36
	12.3	Surrender of Certificates	36
	12.4	Mutilated, Destroyed, Lost and Stolen Warrant Certificates	36
	12.5	Removal of Legends	37
	12.6	Notices	37
	12.7	Applicable Law; Jurisdiction	38
	12.8	Persons Benefiting	38
	12.9	Relationship to Investment Agreement and Stock Purchase Agreements	39
	12.10	Counterparts	39
	12.11	Amendments	39
	12.12	Headings	39
	12.13	Entire Agreement	40
	12.14	Specific Performance	40

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List of Exhibits

EXHIBIT A — Form of Warrant Certificate

EXHIBIT B — Form of Assignment

EXHIBIT C — Option Pricing Assumptions / Methodology

SCHEDULE A — Allocations of Warrants and Underlying Shares to Initial Investors

SCHEDULE B — Warrant Agent Compensation

iii

WARRANT AND REGISTRATION RIGHTS AGREEMENT

WARRANT AND REGISTRATION RIGHTS AGREEMENT, dated as of [    ], 2010 (together with the Warrants, this “Agreement”), by and between General Growth Properties, Inc., a Delaware corporation (the “Company”), and [                                        ], a [                            ] (together with its successors and assigns, the “Warrant Agent”).

WITNESSETH:

WHEREAS, the Company is issuing and delivering warrant certificates (the “Warrant Certificates”) evidencing Warrants to purchase up to an aggregate of 120,000,000 shares of its Common Stock, subject to adjustment, including (a) 60,000,000 shares of its Common Stock, subject to adjustment, in connection with that certain Cornerstone Investment Agreement, dated as of March 31, 2010, by and between REP Investments LLC and the Company (the “Investment Agreement”), (b) 42,857,143 shares of its Common Stock, subject to adjustment, in connection with that certain Stock Purchase Agreement, dated as of March 31, 2010, by and between each of The Fairholme Fund and The Fairholme Focused Income Fund (each a “Fairholme Purchaser”, and collectively, the “Fairholme Purchasers”) and the Company (the “Fairholme Stock Purchase Agreement”) and (c) 17,142,857 shares of its Common Stock, subject to adjustment, in connection with that certain Stock Purchase Agreement, dated as of March 31, 2010, by and between each of Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd. (each, a “Pershing Square Purchaser”, collectively, the “Pershing Square Purchasers”, and each of the Brookfield Purchaser (as defined herein), the Fairholme Purchasers and Pershing Square Purchasers, a “Purchaser”) and the Company (the “Pershing Square Stock Purchase Agreement” and, together with the Fairholme Stock Purchase Agreement, the “Stock Purchase Agreements”) pursuant to each of which each Purchaser has agreed to make an equity investment in the Company upon the terms and subject to the conditions specified therein; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, transfer, exchange, replacement and exercise of the Warrant Certificates and other matters as provided herein;

NOW, THEREFORE, in consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company and the record holders of the Warrants, the Company and the Warrant Agent each hereby agree as follows:

1.                                      DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

Affiliate:  of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, (i) “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise and (ii) none of the Initial Investors or their Affiliates shall be deemed to “control” the Company or any of the Company’s controlled Affiliates prior to such Initial Investor or Affiliate, as applicable, acquiring or becoming part of the acquiring group for purposes of clauses (i) or (ii) or combining with the Company for purposes of clause (iii) of the definition of Change of Control Event.

Announcement Date:  the meaning set forth in Section 5.4.

Board:  the board of directors of the Company.

Brookfield Consortium Member:  as defined in the Investment Agreement.

Brookfield Investors: means, collectively, the Brookfield Consortium Members.

Brookfield Purchaser:  the Purchaser defined in the Investment Agreement.

Business Day:  any day that is not a Saturday, Sunday, or a day on which banks in New York, New York are required or permitted to be closed.

Cash Consideration Ratio:  means, in connection with a Mixed Consideration Merger, a fraction, (i) the numerator of which shall be the aggregate Fair Market Value of cash and all other property (other than Public Stock) that holders of Common Stock will receive for each such share of Common Stock in connection with such Mixed Consideration Merger, and (ii) the denominator of which shall be the Fair Market Value of all of the consideration holders of Common Stock will receive for each such share of Common Stock in connection with such Mixed Consideration Merger; provided, that, if the holders of Common Stock have the opportunity to elect the consideration to be received in such Mixed Consideration Merger, the Cash Consideration Ratio shall be determined by reference to the weighted average of the types and amounts of consideration received in such transaction in respect of shares of Common Stock held by holders who are not affiliated with the Company or any entity acquiring the Company.

Cash Redemption Value:  the meaning set forth in Section 6.1.

Certificate of Incorporation:  the Company’s certificate of incorporation (or equivalent organizational document), as amended from time to time.

Change of Control Event:  an event or series of events, by which (i) any Person or group of Persons shall have acquired beneficial ownership (within the meaning of Rule 13d-3(a) promulgated by the SEC under the Exchange Act), directly or indirectly, of fifty percent (50%) or more (by voting power) of the outstanding shares of Voting Securities, (ii) all or substantially all of the consolidated assets of the Company are sold, leased (other than leases to tenants in the ordinary course of business), exchanged or transferred to any Person or group of Persons, (iii) the Company is consolidated, merged, amalgamated, reorganized or otherwise enters into a similar transaction in which it is combined with another Person (in each case, other than pursuant to the Plan), unless shares of Common Stock held by holders who are not affiliated with the Company or any entity acquiring the Company remain unchanged or are exchanged for, converted into or constitute solely (except to the extent of applicable appraisal rights or cash received in lieu of fractional shares) the right to receive as consideration Public Stock and the Persons who beneficially own the outstanding Voting Securities of the Company immediately before consummation of the transaction beneficially own a majority (by voting power) of the

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outstanding Voting Securities of the combined or surviving entity or new parent immediately thereafter, (iv) the Company engages in a reclassification or similar transaction pursuant to which shares of Common Stock are converted into the right to receive anything other than Public Stock, or (v) the holders of capital stock of the Company have approved any plan or proposal for the liquidation or dissolution of the Company; provided that with respect to an election by any Holder pursuant to Section 6.1, no event or series of events shall constitute a Change of Control Event if (x) such event or series of events is not approved by a majority of the disinterested directors of the Company and (y) such Holder or any of its Affiliates is the acquiror or part of the acquiring group for purposes of clause (i) or (ii) above or is combined with the Company for purposes of clause (iii) above.  For purposes of this definition, a “group” means a group of Persons within the meaning of Rule 13d-5 under the Exchange Act.

Closing Sale Price:  as of any date, the last reported per share sales price of a share of Common Stock or the applicable security on such date (or, if no last reported sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices on such date) as reported on the New York Stock Exchange, or if the Common Stock or such other security is not listed on the New York Stock Exchange, as reported by the principal U.S. national or regional securities exchange or quotation system on which the Common Stock or such other security is then listed or quoted; provided, however, that in the absence of such listing or quotations, the Closing Sale Price shall be determined by an Independent Financial Expert appointed for such purpose, using one or more valuation methods that the Independent Financial Expert in its best professional judgment determines to be most appropriate, assuming such Common Stock or securities are fully distributed and are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.

Code:  the U.S. Internal Revenue Code of 1986, as amended.

Common Stock:  the common stock, par value $0.01, of the Company.

Company:  the meaning set forth in the preamble to this Agreement and its successors and assigns.

Distribution:  the meaning set forth in Section 5.2.

Exchange Act:  the U.S. Securities Exchange Act of 1934, as amended.

Exercise Date:  the meaning set forth in Section 3.4.

Exercise Price:  the meaning set forth in Section 3.1.

Expiration Date:  the meaning set forth in Section 3.3.

Fairholme Investors: all members, collectively, of the Fairholme Purchaser Group.

Fairholme Purchasers:  the meaning set forth in the recitals hereto.

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Fairholme Purchaser Group: the Purchaser Group defined in the Fairholme Stock Purchase Agreement.

Fairholme Stock Purchase Agreement:  the meaning set forth in the recitals hereto.

Fair Market Value:

(i)                                     in the case of shares or securities, the average of the daily volume weighted average prices per share of such shares or securities for the ten consecutive trading days immediately preceding the day as of which Fair Market Value is being determined, as reported on the New York Stock Exchange, or if such shares or securities are not listed on the New York Stock Exchange, as reported by the principal U.S. national or regional securities exchange or quotation system on which such shares or securities are then listed or quoted; provided, however, that in the absence of such listing or quotations, the Fair Market Value of such securities shall be the fair market value per share or unit of such shares or securities as determined by an Independent Financial Expert appointed for such purpose, using one or more valuation methods that the Independent Financial Expert in its best professional judgment determines to be most appropriate, assuming such shares or other securities are fully distributed and are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.

(ii)                                  in the case of cash, the amount thereof.

(iii)                               in the case of other property, the Fair Market Value of such property shall be the fair market value thereof as determined by an Independent Financial Expert appointed for such purpose, using one or more valuation methods that the Independent Financial Expert in its best professional judgment determines to be most appropriate, assuming such property is to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.

Full Physical Settlement:  the settlement method pursuant to which an exercising Holder shall be entitled to receive from the Company, for each Warrant exercised, a number of shares of Common Stock equal to the Full Physical Share Amount in exchange for payment by the Holder of the aggregate Exercise Price applicable to such Warrant.

Full Physical Share Amount:  the meaning set forth in Section 3.4(a).

GGO Warrants: the meaning set forth in Section 11.3.

Holders:  from time to time, the holders of the Warrants and, unless otherwise provided or indicated herein, the holders of the Registrable Securities.

Independent Financial Expert:  a nationally recognized financial advisory firm mutually agreed by the Company and the Majority Holders. If the Company and the Majority Holders are unable to agree on an Independent Financial Expert for a valuation contemplated herein, each of them shall choose promptly a separate Independent Financial Expert and these two Independent Financial Experts shall choose promptly a third Independent Financial Expert to conduct such valuation.

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Initial Investor:  means the applicable Purchaser; provided that, solely for the purposes of this definition, in the event the Brookfield Purchaser is not in existence, the Brookfield Purchaser shall be Brookfield Asset Management Inc. or an Affiliate designated by Brookfield Asset Management Inc.

Initiating Holder(s):  the meaning set forth in Section 4.1(b).

Investment Agreement:  the meaning set forth in the recitals hereto.

Loss:  the meaning set forth in Section 4.7(a)(i).

Majority Holders:  means at any time Holders of a majority in number of the outstanding Warrants not held by the Company or any of the Company’s Affiliates.

Mixed Consideration Merger:  means an event described in clause (iii) of the definition of Change of Control Event pursuant to which all of the outstanding shares of Common Stock held by holders who are not affiliated with the Company or any entity acquiring the Company are exchanged for, converted into or constitute solely (except to the extent of applicable appraisal rights or cash received in lieu of fractional shares) the right to receive as consideration a combination of (i) Public Stock and (ii) other securities, cash or other property.

Net Share Amount:  the meaning set forth in Section 3.4(b).

Net Share Settlement:  the settlement method pursuant to which an exercising Holder shall be entitled to receive from the Company, for each Warrant exercised, a number of shares of Common Stock equal to the Net Share Amount without any payment therefor.

New Warrants:  the meaning set forth in Section 11.3.

Organic Change:  the meaning set forth in Section 5.5.

Other Stockholders:  means Persons (other than Holders) who, by virtue of agreements with the Company (other than this Agreement), are entitled to include their securities in a registration.

Pershing Investors: all members, collectively, of the Pershing Purchaser Group.

Pershing Square Purchasers:  the meaning set forth in the recitals hereto.

Pershing Purchaser Group: the Purchaser Group defined in the Pershing Stock Purchase Agreement.

Pershing Square Stock Purchase Agreement:  the meaning set forth in the recitals hereto.

Person:  any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

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Plan:  the plan of reorganization as contemplated by the Plan Term Sheet initially attached as Exhibit A to the Investment Agreement and Stock Purchase Agreements.

Preliminary Change of Control Event:  with respect to the Company, the first public announcement that describes the economic terms of a transaction that results in a Change of Control Event.

Premium Per Post-Tender Share:  the meaning set forth in Section 5.4.

Prospectus: the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.

Public Stock:  means common stock listed on a recognized U.S. national securities exchange with an aggregate market capitalization (held by non-Affiliates of the issuer) in excess of $1 billion in Fair Market Value.

Purchaser Group:  (a) means with respect to Brookfield Purchaser, the Brookfield Consortium Members, (b) with respect to Fairholme Purchasers, the Fairholme Purchaser Group and (c) with respect to Pershing Square Purchasers, the Pershing Purchaser Group.

Public Stock Merger:  means an event described in clause (iii) of the definition of Change of Control Event pursuant to which all of the outstanding shares of Common Stock held by holders who are not affiliated with the Company or any entity acquiring the Company are exchanged for, converted into or constitute solely (except to the extent of applicable appraisal rights or cash received in lieu of fractional shares) the right to receive as consideration Public Stock.

Purchaser:  the meaning set forth in the recitals hereto.

Qualifying Employee Stock:  means (i) rights and options issued in the ordinary course of business under employee benefits plans and any securities issued after the date hereof upon exercise of such rights and options and (ii) restricted stock and restricted stock units issued after the date hereof in the ordinary course of business under employee benefit plans and securities issued after the date hereof in settlement of any such restricted stock units.

Registrable Securities:  means all Warrants and shares of Common Stock issuable under the Warrants to each Initial Investor or otherwise held by each Initial Investor as of the date hereof and at any time during the term of this Agreement. Registrable Securities shall continue to be Registrable Securities (whether they continue to be held by each Initial Investor or are transferred or sold to other Persons pursuant to this Agreement) until (i) they are sold pursuant to an effective Registration Statement under the Securities Act, (ii) after such securities have been sold pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A), (iii) they shall have otherwise been transferred and new securities not subject to transfer restrictions under any federal securities laws and not bearing any legend restricting further transfer shall have been delivered by the Company, all applicable holding periods shall have expired, and no other

6

applicable and legally binding restriction on transfer by the holder thereof shall exist, (iv) they are eligible for sale pursuant to Rule 144 under the Securities Act without limitation thereunder on volume or manner of sale, or (v) when such securities cease to be outstanding.

Registration Expenses:  mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including, without limitation, all registration and filing fees, printing expenses, the reasonable fees and disbursements of one counsel for all Holders (which counsel shall be selected by a majority of the selling Holders), fees and reasonable disbursements of counsel for the Company, Blue Sky fees and expenses, and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses.

Registration Rights:  the rights of Holders set forth in Article 4 to have Registrable Securities registered under the Securities Act for sale under one or more effective Registration Statements.

Registration Statement:  any registration statement filed by the Company under the Securities Act pursuant to the Registration Rights, including the related Prospectus, any amendments and supplements to such Registration Statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

register, registered, and registration:  shall refer to, unless the context dictates otherwise, a registration effected by preparing and (a) filing a Registration Statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such Registration Statement or (b) filing a Prospectus and/or prospectus supplement in respect of an appropriate effective Registration Statement.

Rule 144, Rule 405 and Rule 415:  mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

Sale:  the meaning set forth in Section 3.6(a) of this Agreement.

Scheduled Black-Out Period:  means the period from and including the last day of a fiscal quarter of the Company to and including the earliest of (i) the Business Day after the day on which the Company publicly releases its earnings information for such quarter or annual earnings information, as applicable, and (ii) the day on which the executive officers and directors of the Company are no longer prohibited by Company policies applicable with respect to such quarterly earnings period from buying or selling equity securities of the Company.

S-1 Registration Statement:  means a registration statement of the Company on Form S-1 (or any comparable or successor form) filed with the SEC registering any Registrable Securities.

SEC:  the U.S. Securities and Exchange Commission.

Securities Act:  the U.S. Securities Act of 1933, as amended.

Securities Exchange Act:  the U.S. Securities Exchange Act of 1934, as amended.

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Sell: the meaning set forth in Section 3.6(a) of this Agreement.

Selling Expenses:  mean all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and all fees and disbursements of counsel for each of the Holders other than the reasonable fees and expenses of one counsel for all of the Holders which shall be paid for by the Company as provided in the definition of Registration Expenses.

Settlement Date:  means, in respect of a Warrant that is exercised hereunder, a reasonable time, not to exceed three Business Days, immediately following the Exercise Date for such Warrant.

Shelf Registration Statement:  means a “shelf” registration statement of the Company that covers all the Registrable Securities (and may cover other securities of the Company) on Form S-3 and under Rule 415 or, if the Company is not then eligible to file on Form S-3, on Form S-1 under the Securities Act, or any successor rule that may be adopted by the Commission, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and any document incorporated by reference therein.

Stock Consideration Ratio:  means, in connection with a Mixed Consideration Merger, 1 — the Cash Consideration Ratio for such Mixed Consideration Merger.

Stock Dividend:  the meaning set forth in Section 5.1.

Stock Purchase Agreements:  the meaning set forth in the recitals to this Agreement.

Supermajority Holders:  means at any time Holders of two-thirds or greater in number of the outstanding Warrants not held by the Company or any of the Company’s Affiliates.

Suspension Limit: the meaning set forth in Section 4.4.

Underlying Common Stock:  the shares of Common Stock issuable or issued upon the exercise of the Warrants.

Voting Securities:  means any securities of the Company, surviving entity or parent, as applicable, having power generally to vote in the election of directors of the Company, surviving entity or parent, as applicable.

Warrant Agent:  the meaning set forth in the preamble to this Agreement.

Warrant Certificates:  the meaning set forth in the recitals to this Agreement.

Warrants:  the warrants issued by the Company from time to time pursuant to this Agreement.

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2.                                      ORIGINAL ISSUE OF WARRANTS.

2.1                                 Form of Warrant Certificates.  The Warrant Certificates shall be in registered form only and substantially in the form attached hereto as Exhibit A, shall be dated the date on which countersigned by the Warrant Agent and may have such legends and endorsements typed, stamped, printed, lithographed or engraved thereon as provided in Section 3.6(f) and as required by the Certificate of Incorporation or as may be required to comply with any law or with any rule or regulation pursuant thereto or with any rule or regulation of any securities exchange on which the Warrants may be listed.

2.2                                 Execution and Delivery of Warrant Certificates.

(a)                                  Simultaneously with the execution of this Agreement, Warrant Certificates evidencing such number of Warrants as set forth on Schedule A entitling the holder to purchase an aggregate number of shares of Common Stock as set forth on Schedule A, in each case, as with respect to each Initial Investor (or their designee(s) in accordance with the next sentence) and subject to adjustment, shall be executed by the Company and delivered to the Warrant Agent for countersignature, and the Warrant Agent shall thereupon countersign and deliver such Warrant Certificates to each Initial Investor (or their designee(s) in accordance with the next sentence).  Each Initial Investor, in its sole discretion, may designate that some or all of its Warrants and Warrant Certificates be issued in the name of, and delivered to, one or more of the members of its Purchaser Group.

(b)                                 From time to time, the Warrant Agent shall countersign and deliver Warrant Certificates in required denominations to Persons entitled thereto in connection with any transfer or exchange permitted under this Agreement. The Warrant Agent is hereby irrevocably (but subject to Article 9) authorized to countersign and deliver Warrant Certificates as required by Section 2.2, Section 3.4, Article 7, and Section 12.4 or otherwise as provided herein. The Warrant Certificates shall be executed on behalf of the Company by its President or Vice President, either manually or by facsimile signature printed thereon. The Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company whose signature shall have been placed upon any of the Warrant Certificates shall cease to be such officer of the Company before countersignature by the Warrant Agent and issue and delivery thereof, such Warrant Certificates may, nevertheless, be countersigned by the Warrant Agent and issued and delivered with the same force and effect as though such Person had not ceased to be such officer of the Company.

3.                                      EXERCISE PRICE; EXERCISE OF WARRANTS AND EXPIRATION OF WARRANTS.

3.1                                 Exercise Price.  Each Warrant Certificate shall, when countersigned by the Warrant Agent, entitle the Holder thereof, subject to the provisions of this Agreement, to purchase, except as provided in Section 3.3 hereof, one share of Common Stock for each Warrant represented thereby, subject to all adjustments made on or prior to the date of exercise thereof, at an exercise price (the “Exercise Price”) of $15.00 per share, subject to all adjustments made on or prior to the date of exercise thereof as herein provided.

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3.2                                 Exercise of Warrants.  The Warrants shall be exercisable in whole or in part from time to time on any Business Day beginning on the date hereof and ending on the Expiration Date, in the manner provided for herein.

3.3                                 Expiration of Warrants.  Any unexercised Warrants shall expire and the rights of the Holders of such Warrants to purchase Underlying Common Stock shall terminate at the close of business on [                    ], 2017(1) (the “Expiration Date”).

3.4                                 Method of Exercise; Settlement of Warrant.  In order to exercise a Warrant, the Holder thereof must (i) surrender the Warrant Certificate evidencing such Warrant to the Warrant Agent, with the form on the reverse of or attached to the Warrant Certificate duly executed (the date of the surrender of such Warrant Certificate, the “Exercise Date”), and (ii) if Net Share Settlement is not elected, deliver in full the aggregate Exercise Price then in effect for the shares of Underlying Common Stock as to which a Warrant Certificate is submitted for exercise, not later than the Settlement Date as more fully set forth herein.  Full Physical Settlement shall apply to each Warrant unless the Holder elects for Net Share Settlement to apply upon exercise of such Warrant.  Such election shall be made in the form on the reverse of or attached to the Warrant Certificate for such Warrant.

(a)                                  If Full Physical Settlement is applicable with respect to the exercise of a Warrant, then, for each Warrant exercised hereunder (i) prior to 11:00 a.m., New York City time, on the Settlement Date for such Warrant, the Holder shall pay the aggregate Exercise Price (determined as of such Exercise Date) for the number of shares of Common Stock obtainable upon exercise of such Warrant at such time by federal wire or other immediately available funds payable to the order of the Company to the account maintained by the Warrant Agent and notified to the Holder upon request of the Holder, and (ii) on the Settlement Date, following receipt by the Warrant Agent of such Exercise Price, the Company shall cause to be delivered to the Holder the number of shares of Common Stock obtainable upon exercise of each Warrant at such time (the “Full Physical Share Amount”), together with cash in respect of any fractional shares of Common Stock as provided in Section 3.4(f).

(b)                                 If Net Share Settlement is applicable with respect to the exercise of a Warrant, then, for each Warrant exercised hereunder, on the Settlement Date for such Warrant, the Company shall cause to be delivered to the Holder a number of shares of Common Stock (which in no event will be less than zero) (the “Net Share Amount”) equal to (i) the number of shares of Common Stock obtainable upon exercise of such Warrant at such time, multiplied by (ii) the Closing Sale Price on the relevant Exercise Date, minus the Exercise Price (determined as of such Exercise Date), divided by (iii) such Closing Sale Price, together with cash in respect of any fractional shares of Common Stock as provided in Section 3.4(f).

(c)                                  Upon surrender of a Warrant Certificate in conformity with the foregoing provisions and receipt by the Warrant Agent of the Exercise Price therefor or, in the event of Net Share Settlement, upon the election by a Holder for Net Share Settlement, the Warrant Agent shall thereupon promptly notify the Company, and the Company shall instruct its transfer agent

(1)                                  Note to Draft: Insert the date that is the seventh anniversary of the date on which the Warrants are issued.

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to transfer to the Holder of such Warrant Certificate appropriate evidence of ownership of any shares of Underlying Common Stock or other securities or property to which the Holder is entitled, registered or otherwise placed in, or payable to the order of, such name or names as may be directed in writing by the Holder, and shall deliver such evidence of ownership to the Person or Persons entitled to receive the same, together with cash in respect of any fractional shares of Common Stock as provided in Section 3.4(f), provided that if the Holder shall direct that such securities be registered in a name other than that of the Holder, such direction shall be tendered in conjunction with a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and any other reasonable evidence of authority that may be required by the Warrant Agent.  Upon receipt by the Warrant Agent of the Exercise Price therefor or, in the event of Net Share Settlement, upon the election by a Holder for Net Share Settlement, a Holder shall be deemed to own and have all of the rights associated with any Underlying Common Stock or other securities or property to which such Holder is entitled pursuant to this Agreement upon the surrender of a Warrant Certificate in accordance with this Agreement.

(d)                                 The Company acknowledges that the bank accounts maintained by the Warrant Agent in connection with its performance under this Agreement shall be in the Warrant Agent’s name and that the Warrant Agent may receive investment earnings in connection with the investment at the Warrant Agent’s risk and for its benefit of funds held in those accounts from time to time.  The Warrant Agent shall remit any payments received in connection with the exercise of Warrants to the Company as soon as practicable and in any event within three Business Days by federal wire or other immediately available funds to an account selected by the Company and notified to the Warrant Agent.

(e)                                  If fewer than all the Warrants represented by a Warrant Certificate are surrendered, such Warrant Certificate shall be surrendered and a new Warrant Certificate of the same tenor and for the number of Warrants that were not surrendered shall promptly be executed and delivered to the Warrant Agent by the Company. The Warrant Agent shall promptly countersign the new Warrant Certificate, register it in such name or names as may be directed in writing by the Holder and deliver the new Warrant Certificate to the Person or Persons entitled to receive the same.

(f)                                    The Company shall not be required to issue any fraction of a share of Common Stock upon exercise of any Warrants; provided, that, if more than one Warrant shall be exercised hereunder at one time by the same Holder, the number of full shares of Common Stock which shall be issuable upon exercise thereof shall be computed on the basis of all Warrants so exercised, and shall include the aggregation of all fractional shares of Common Stock issuable upon exercise of such Warrants.  If after giving effect to the aggregation of all shares of Common Stock (and fractions thereof) issuable upon exercise of Warrants by the same Holder at one time as set forth in the previous sentence, any fraction of a share of Common Stock would, except for the provisions of this Section 3.4(f), be issuable on the exercise of any Warrant or Warrants, the Company shall pay the Holder cash in lieu of such fractional share valued at the Closing Sale Price on the Exercise Date.

3.5                                 Transferability of Warrants and Common Stock.  Except as any Holder may otherwise agree in writing, any Warrants, all rights with respect thereto and any shares of

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Underlying Common Stock may be sold, transferred or disposed of, in whole or in part, without any requirement of obtaining the consent of the Company to so sell, transfer or dispose of, provided that any such sale, transfer or disposition shall be in accordance with the terms of this Agreement, including, without limitation, Article 7 hereof.

3.6                                 Compliance with Law.  (a) To the extent the Warrants are Registrable Securities, no Warrant may be exercised (and the Warrant Agent shall be under no obligation to process any exercise), and no Registrable Securities may be sold, transferred, hypothecated, pledged or otherwise disposed of (any such sale, transfer or other disposition, a “Sale”, and the action of making any such sale, transfer or other disposition, to “Sell”), except in compliance with applicable Federal and state securities and other applicable laws and this Section 3.6.

(b)                                 A Holder may exercise its Warrants if it is an “accredited investor” or a “qualified institutional buyer”, as defined in Regulation D and Rule 144A under the Securities Act, respectively, and, a Holder may Sell its Registrable Securities to a transferee that is an “accredited investor” or a “qualified institutional buyer”, as such terms are defined in such Regulation and such Rule, respectively, provided that each of the following conditions is satisfied:

(i)                                     such Holder or transferee, as the case may be, provides certification establishing to the reasonable satisfaction of the Company that it is an “accredited investor”;

(ii)                                  such Holder or transferee represents to the Company in writing that it is acquiring the Underlying Common Stock (in the case of an exercise) or Registrable Securities (in the case of a Sale) for its own account and that it is not acquiring such Underlying Common Stock or the Registrable Securities with a view to, or for offer or Sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any applicable state thereof, but subject, nevertheless, to the disposition of its property being at all times within its control;

(iii)                               such Holder or transferee agrees to be bound by the provisions of this Section 3.6 with respect to any exercise of the Warrants and any Sale of the Registrable Securities; and

(iv)                              such Holder or transferee represents and warrants in writing to the Company that the Holder or transferee has sufficient knowledge and experience in investment transactions of this type to evaluate the merits and risks of the exercise of its Warrants and/or purchase of the Underlying Common Stock, as applicable.

(c)                                  A Holder may exercise its Warrants and may Sell its Registrable Securities in accordance with Regulation S under the Securities Act.

(d)                                 A Holder may exercise its Warrants or Sell its Registrable Securities if:

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(i)                                     such Holder gives written notice to the Company of its intention to exercise or effect such Sale, which notice shall describe the manner and circumstances of the proposed transaction in reasonable detail;

(ii)                                  such notice includes a customary opinion from internal or external counsel to the Holder to the effect that, in either case, such proposed exercise or Sale may be effected without registration under the Securities Act or under applicable Blue Sky laws; and

(iii)                               such Holder or transferee complies with Sections 3.6(b)(ii), 3.6(b)(iii), and 3.6(b)(iv).

(e)                                  subject to Section 12.5, each certificate representing securities issued pursuant to the exercise of the Warrants shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES MAY BE OFFERED, SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS AND SUBJECT TO THE PROVISIONS OF THE WARRANT AND REGISTRATION RIGHTS AGREEMENT DATED AS OF [    ], 2010 BETWEEN GENERAL GROWTH PROPERTIES, INC. (THE “COMPANY”), AND [                                      ], WARRANT AGENT. A COPY OF SUCH WARRANT AND REGISTRATION RIGHTS AGREEMENT IS AVAILABLE AT THE OFFICES OF THE COMPANY.

(f)                                    subject to Section 12.5, each certificate representing the Warrants shall bear the following legend:

THESE WARRANTS AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THESE WARRANTS AND SUCH SECURITIES MAY BE OFFERED, SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS AND SUBJECT TO THE PROVISIONS OF THE WARRANT AND REGISTRATION RIGHTS AGREEMENT DATED AS OF [    ], 2010 BETWEEN GENERAL GROWTH PROPERTIES, INC.  (THE “COMPANY”) AND [                              ], WARRANT AGENT. A COPY OF SUCH

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WARRANT AND REGISTRATION RIGHTS AGREEMENT IS AVAILABLE AT THE OFFICES OF THE COMPANY.

(g)                                 the provisions of Section 3.6 shall not apply to, and any Holder may exercise its Warrants and Sell its Registrable Securities:

(i)                                     in a transaction that is registered under the Securities Act; and

(ii)                                  in a transaction pursuant to Rule 144 of the Exchange Act; and

(iii)                               in a transaction following receipt of a legal opinion of counsel to a Holder that the applicable Registrable Securities are eligible for resale by the Holder without volume limitations or other limitations under Rule 144.

4.                                      REGISTRATION RIGHTS AND PROCEDURES AND LISTING.

4.1                                 Applicability; Registration.(2)

(a)                                  Subject to the limitations and conditions of this Section 4.1, upon the request of any Holder, the Company shall use reasonable best efforts to cause a Shelf Registration Statement to be declared or become effective covering all Registrable Securities no later than the effective date of a plan of reorganization of the Company (including without limitation the Plan), and use reasonable best efforts to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of all Registrable Securities for the period from the date of its initial effectiveness until such time as there are no Registrable Securities remaining in accordance with such plan of distribution as may be reasonably requested by Holders of Registrable Securities from time to time.  The underwriting provisions set forth in Section 4.1(e) hereof shall apply to an underwritten public offering requested by a Holder using such Shelf Registration Statement effected pursuant to this Section 4.1(a), provided, that the limitations set forth in Section 4.1(e) shall only apply with respect to such underwritten public offering and not more generally to the Shelf Registration Statement.

(b)                                 Subject to the conditions of this Section 4.1, if the Company shall receive from any Holder or group of Holders (such Holder or group of Holders, the “Initiating Holder(s)”), a written request that the Company effect a registration with respect to Registrable Securities owned by such Initiating Holder(s) having an estimated aggregate Fair Market Value of at least $75 million, the Company shall:

(i)                                     use its reasonable best efforts to file a Registration Statement with the SEC in accordance with the request of the Initiating Holder(s), including without limitation the method of disposition specified therein and covering resales of the Registrable Securities requested to be registered, as promptly as reasonably practicable but no later than (x) in the case of a Registration Statement other than an S-1 Registration

(2)                                  Note to Draft:  Lower dollar thresholds in the registration rights section to be applicable to GGO Warrants.

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Statement, within 30 days of receipt of the request or (y) in the case of an S-1 Registration Statement, within 60 days of receipt of the request;

(ii)                                  use reasonable best efforts to cause such Registration Statement to be declared or become effective as promptly as practicable, but in no event later than 60 days after the date of initial filing of a Registration Statement pursuant to Section 4.1(b)(i); and

(iii)                               use reasonable best efforts to keep such Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for the period as requested in writing by the Initiating Holder(s) or such longer period as may be requested in writing by any Holder participating in such registration (which periods shall be extended to the extent of any suspensions of sales pursuant to Sections 4.1(c) or 4.4);

provided, that (x) the number of demand registrations that the Brookfield Investors shall be entitled to effect pursuant to this Section 4.1(b) shall be no more than three such demand registrations in total and no more than one such demand registration in any 12-month period, (y) the number of demand registrations that The Fairholme Fund shall be entitled to effect pursuant to this Section 4.1(b) shall be no more than three such demand registrations in total and no more than one such demand registration in any 12-month period (The Fairholme Focused Income Fund will not be entitled to exercise demand registration rights under this Section 4.1(b)), and (z) the number of demand registrations that the Pershing Investors shall be entitled to effect pursuant to this Section 4.1(b) shall be no more than three such demand registrations in total and no more than one such demand registration in any 12-month period; provided, further, that the Company shall be permitted, with the consent of the Initiating Holder(s) not to be unreasonably withheld, to file a post-effective amendment or prospectus supplement to the Shelf Registration Statement filed pursuant to Section 4.1(a) in lieu of an additional registration statement pursuant to Section 4.1(b) to the extent the Company reasonably determines that the Registrable Securities of the Initiating Holder(s) may be sold thereunder by such Initiating Holder(s) pursuant to their intended plan of distribution (in which case such post-effective amendment or demand registration statement shall not be counted against the limited number of demand registrations).  It shall not be unreasonable if, following the recommendation of an underwriter, the Initiating Holder(s) do not consent to the Company filing a post-effective amendment or prospectus supplement to the Shelf Registration Statement filed pursuant to Section 4.1(a) in lieu of an additional registration statement requested by the Initiating Holder(s).

(c)                                  Notwithstanding anything to the contrary contained herein, the Company shall not be required to effect a registration pursuant to this Section 4.1: (i) with respect to securities that are not Registrable Securities; (ii) subject to Section 4.1(h), during any Scheduled Black-Out Period; or (iii) if the Company has notified the Holders that in the good faith judgment of the Company, it would be materially detrimental to the Company or its security holders for such registration to be effected at such time, in which event the Company shall have the right to defer such registration for a period of not more than 60 days; provided that (A) such right to delay a registration pursuant to clause (iii) shall be exercised by the Company only if the Company has generally exercised (or is concurrently exercising) similar black-out rights against holders of similar securities that have registration rights, if any, and (B) any rights to delay

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registration pursuant to clauses (ii) or (iii) shall be subject to the Suspension Limit described in Section 4.4.

(d)                                 If the Company shall determine to register any of its securities either (x) for its own account, (y) for the account of the Holders listed in Section 4.1(b) pursuant to the terms thereof, or (z) for the account of Other Stockholders (other than (A) a registration relating solely to employee benefit plans, (B) a registration relating solely to a Rule 145 transaction under the Securities Act or (C) a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a Registration Statement), the Company will, subject to the conditions set forth in this Section 4.1(d):

(i)                                     promptly give to each of the Holders a written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

(ii)                                  subject to Section 4.1(f) below and any transfer restrictions any Holder may be a party to, include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by the Holders.  Such written request may specify all or a part of the Holders’ Registrable Securities and shall be received by the Company within ten (10) days after written notice from the Company is given under Section 4.1(d)(i) above.

(e)                                  If any Initiating Holder(s) intends to distribute Registrable Securities pursuant to Section 4.1(b) by means of an underwriting, it shall so advise the Company.  In the case of such an underwritten offering, the price, underwriting discount and other financial terms for the Registrable Securities shall be determined by the Initiating Holder(s).  If Other Stockholders or Holders, to the extent they have any registration rights under Section 4.1(d), request inclusion of their securities or Registrable Securities, respectively, in the underwriting, the Initiating Holder(s) shall offer to include such securities or Registrable Securities of such Other Stockholders or Holders, respectively, in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Section 4.1(e).  The Holders whose Registrable Securities are to be included in such registration and the Company shall (together with all Other Stockholders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Initiating Holder(s) subject to approval by the Company not to be unreasonably withheld (which underwriters may also include a non-bookrunning co-manager selected by the Company subject to approval by the Initiating Holder(s)); provided, however, that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of any Holder greater than the obligations of the Holders under Sections 4.7(b) and 4.8.  Notwithstanding any other provision of this Section 4.1(e), if the managing underwriter or underwriters advises the Holders in writing that marketing factors require a limitation on the number of securities to be underwritten, some or all of the securities of the Company held by the Other Stockholders shall be excluded from such registration to the extent so required by such limitation.  If, after the exclusion of such securities held by the Other Stockholders, further reductions are still required due to the marketing

16

limitation, the number of Registrable Securities included in the registration by each Holder (including the Initiating Holder(s)) shall be reduced on a pro rata basis (based on the number of securities held by such Holders), by such minimum number of securities as is necessary to comply with such request.  No Registrable Securities or any other securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.  If any Holder or Other Stockholder who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such Person may elect to withdraw therefrom by providing written notice to the Company, the underwriter and the Initiating Holder(s).  The securities so withdrawn shall also be withdrawn from registration.  If the underwriter has not limited the number of Registrable Securities or other securities to be underwritten, the Company and executive officers and directors of the Company (whether or not such Persons have registration rights pursuant to Section 4.1(d) hereof) may include its or their securities for its or their own account in such registration if the managing underwriter or underwriters and the Company so agree and if the number of Registrable Securities and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.  The Company shall not be obligated to undertake more than (i) one underwritten offering requested by any of the Brookfield Investors pursuant to Sections 4.1(b) and 4.1(e) in any 12-month period, (ii) one underwritten offering requested by The Fairholme Fund pursuant to Section 4.1(b) and 4.1(e) in any 12-month period, and (iii) one underwritten offering requested by any of the Pershing Investors pursuant to Section 4.1(b) and 4.1(e) in any 12-month period.  The Holders shall reasonably cooperate in connection with requests for underwritten offerings pursuant to this Section 4.1(e) to cause the total number of days that the Company shall be subject to lock-ups in connection with any such underwritten offerings not to exceed 120 days in any 365-day period.

(f)                                    If the registration of which the Company gives notice pursuant to Section 4.1(d) is for a registered public offering involving an underwriting, the Company shall so advise each of the Holders as a part of the written notice given pursuant to Section 4.1(d) above.  In such event, the right of each of the Holders to registration pursuant to Section 4.1(d) shall be conditioned upon such Holders’ participation in such underwriting and the inclusion of such Holders’ Registrable Securities in the underwriting to the extent provided herein.  The Holders whose Registrable Securities are to be included in such registration shall (together with the Company and the Other Stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for underwriting by the Company (other than a registration pursuant to Section 4.1(b) and notified by the Company pursuant to Section 4.1(d)(y), in which case Section 4.1(e) shall apply with respect to the selection of underwriters); provided, however, that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of any Holder greater than the obligations of the Holders under Sections 4.7(b) and 4.8.  Notwithstanding any other provision of Section 4.1(d), if any registration in respect of which any Holder is exercising its rights under Section 4.1(d) involves an underwritten public offering (other than a registration pursuant to Section 4.1(b), in which case the provisions with respect to priority of inclusion in such registration set forth in Section 4.1(e) shall apply) and the managing underwriter or underwriters advises the Company that in its view marketing factors require a limitation on the number of securities to be underwritten, then there shall be included in such underwritten offering the number or dollar amount of securities of the Company that in the opinion of the managing underwriter or underwriters can be sold without adversely affecting

17

such offering, and such number of securities of the Company shall be allocated for inclusion as follows: (1) first, all securities of the Company being sold by the Company for its own account; (2) second, all Registrable Securities requested to be included by the Holders and, solely with respect to an offering of Warrants following the 180th day after the effectiveness of a plan of reorganization of the Company, securities of the Company being sold by any Person (other than a Holder) with similar piggyback registration rights, pro rata, based on the number of securities beneficially owned by each such Holder and Person; and (3) third, among any other holders of securities of the Company requesting such registration, pro rata, based on the number of securities beneficially owned by each such holder.  If any of the Holders or any officer, director or Other Stockholder disapproves of the terms of any such underwriting, he, she or it may elect to withdraw therefrom by providing written notice to the Company and the underwriter.  Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(g)                                 In the event any Holder requests or elects to participate in a registration pursuant to this Section 4.1 in connection with a distribution of Registrable Securities to its partners or members, the registration shall provide for the resale by such partners or members, if requested by such Holder.

(h)                                 The Company agrees to use reasonable best efforts to promptly respond to any request by any member of the Fairholme Purchaser Group to sell Registrable Securities under a Registration Statement or Prospectus during what would otherwise be a Scheduled Black-Out Period, provided that such consent can be given in compliance with applicable securities laws. In addition the Company agrees to use its reasonable best efforts to issue earnings releases as promptly as practicable following the end of quarterly reporting periods and to otherwise minimize the duration of Scheduled Black-Out Periods.

4.2                                 Expenses of Registration.  Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered.

4.3                                 Obligations of the Company.  In connection with the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably practicable and in accordance with the requested methods of distribution thereof, subject to the provisions of this Article 4:

(a)                                  Prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective Registration Statement and, subject to Sections 4.1(b), 4.1(c) and 4.4, use reasonable best efforts to keep such Registration Statement effective or such prospectus supplement current, until the termination of the period contemplated in Section 4.5.

(b)                                 Prepare and file with the SEC such amendments and supplements to the applicable Registration Statement and the Prospectus or prospectus supplement used in connection with such Registration Statement as may be necessary to comply with

18

the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement for the period set forth in paragraph (a) above.

(c)                                  Furnish to the Holders and any underwriters such number of copies of the applicable Registration Statement and each such amendment and supplement thereto (including in each case all exhibits) and of a Prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.

(d)                                 Use its reasonable best efforts to register and qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)                                  Notify each Holder of Registrable Securities at any time when a Prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the applicable Prospectus, as then in effect, would include an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(f)                                    Give written notice to the Holders of Registrable Securities covered by a Registration Statement:

(i)                                     when any Registration Statement filed pursuant to Section 4.1 or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii)                                  of any request by the SEC for amendments or supplements to any Registration Statement or the Prospectus included therein or for additional information;

(iii)                               of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose;

(iv)                              of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

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(v)                                 of the happening of any event that requires the Company to make changes in any effective Registration Statement or the Prospectus in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made).

(g)                                 Use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any Registration Statement referred to in Section 4.3(f)(iii) at the earliest practicable time.

(h)                                 Upon the occurrence of any event contemplated by Section 4.3(f)(v), as soon as is reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related Prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with Section 4.3(f)(v) to suspend the use of the Prospectus until the requisite changes to the Prospectus have been made, then the Holders and any underwriters shall suspend use of such Prospectus and use their commercially reasonable efforts to return to the Company all copies of such Prospectus (at the Company’s expense) other than permanently filed copies then in such Holder’s or underwriter’s possession.

(i)                                     Use its reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical security instruments into book-entry form in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s).

(j)                                     Use its reasonable best efforts to take such actions as are under its control to become or remain a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period when such Registration Statement remains in effect.

(k)                                  With respect to underwritten public offerings permitted by this Agreement, enter into an underwriting agreement in form, scope and substance as is customarily entered into for similar underwritten secondary offerings of equity securities and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities, and in connection therewith as customary for any similar underwritten secondary offering, (i) make such representations and warranties to the Holders that are selling stockholders and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by the issuer in similar secondary underwritten offerings of equity securities, and confirm

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the same if and when requested, (ii) use its reasonable best efforts to furnish underwriters opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in the opinions requested in similar secondary underwritten offerings of equity securities, (iii) use its reasonable best efforts to obtain “cold comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the Registration Statement) who have certified the financial statements included in such Registration Statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with similar secondary underwritten offerings of equity securities, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in similar secondary underwritten offerings of equity securities by similar companies, and (v) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.

(l)                                     Make available for inspection by a representative of Holders that are selling at least five percent (5%) of the Registrable Securities issued on the date hereof, the managing underwriter(s), if any, and any attorneys or accountants retained by such Holders or managing underwriter(s), at the offices where normally kept, during reasonable business hours, financial and other records and pertinent corporate documents of the Company, and cause the officers, directors and employees of the Company to supply all information in each case reasonably requested by any such representative, managing underwriter(s), attorney or accountant in connection with such Registration Statement; provided that this clause (l) shall only be applicable to a representative of such Holders that are selling stockholders and any attorneys or accountants retained by such Holders if such Holder is named in the applicable prospectus supplement as a Person who may be deemed to be an underwriter with respect to an offering and sale of Registrable Securities.

4.4                                 Suspension of Sales.  Notwithstanding anything to the contrary contained herein (but subject to the Suspension Limit described below), (i) subject to Section 4.1(h), during any Scheduled Black-Out Period or (ii) upon receipt of written notice from the Company that a Registration Statement or Prospectus contains or may contain an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such Registration Statement or Prospectus, the Holder of Registrable Securities shall forthwith discontinue the marketing of or disposition of Registrable Securities until termination of such Scheduled Black-Out Period, until the Holder has received copies of a supplemented or amended Prospectus, or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such

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Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. The total number of days that any such suspensions and any deferrals or delays in registration pursuant to Section 4.1(c) in the aggregate may be in effect in any 180 day period shall not exceed 60 days (the “Suspension Limit”).

4.5                                 Termination of Registration Rights.  A Holder’s Registration Rights as to any securities held by such Holder (and its affiliates, partners, members and former members) shall not be available unless such securities are Registrable Securities.

4.6                                 Furnishing Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 4.3 that the selling Holders and the underwriters, if any, shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registered offering of their Registrable Securities.

4.7                                 Indemnification.  (a)  In connection with each registration pursuant to Article 4, the Company agrees to indemnify and hold harmless (1) each selling Holder and each of its officers, directors, limited or general partners and members, (2) each member, limited or general partner of each such member, limited or general partner, (3) each of their respective Affiliates, officers, directors, shareholders, employees, advisors and agents, (4) each underwriter or agent participating in such offering, and (5) each Person, if any, who controls any selling Holder or any such underwriter or agent within the meaning of Section 15 of the Securities Act as follows:

(i)                                     against any and all loss, liability, claim, damage and expense (“Loss”) whatsoever, as incurred, arising out of an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of an untrue statement of a material fact included in any preliminary prospectus or the Prospectus  or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(ii)                                  against any and all Loss whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided, however, that, with respect to any selling Holder or any underwriter or agent, this indemnity does not apply to any Loss to the extent arising out of an untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by such selling Holder or underwriter or agent, respectively, expressly for use in the Registration Statement, or any preliminary prospectus or the Prospectus.

(b)                                 Each selling Holder agrees severally, and not jointly, to indemnify and hold harmless the Company, its directors, each of its officers who signed a Registration Statement, each underwriter or agent participating in such offering and the other selling Holders,

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and each Person, if any, who controls the Company, any such underwriter or agent and any other selling Holder within the meaning of Section 15 of the Securities Act, against any and all Losses described in the indemnity contained in Section 4.7(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement, or any preliminary prospectus or the Prospectus in reliance upon and in conformity with written information furnished to the Company by such selling Holder expressly for use in the Registration Statement, or any preliminary prospectus or the Prospectus.

(c)                                  The obligations of the Company under Section 4.7(a) and of the selling Holders under Section 4.7(b) to indemnify any underwriter or agent who participates in an offering (or any Person, if any, controlling such underwriter or agent within the meaning of Section 15 of the Securities Act) shall be conditioned upon the underwriting or agency agreement with such underwriter or agent containing an agreement by such underwriter or agent to indemnify and hold harmless (1) each selling Holder and each of its officers, directors, limited or general partners and members, (2) each member, limited or general partner of each such member, limited or general partner, (3) each of their respective Affiliates, officers, directors, shareholders, employees, advisors and agents, (4) the Company, its directors, and each of its officers who signed a Registration Statement, and (5) each Person, if any, who controls the Company or any such selling Holder within the meaning of Section 15 of the Securities Act, against any and all Losses described in the indemnity contained in Section 4.7(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement, or any preliminary prospectus or the Prospectus in reliance upon and in conformity with written information furnished to the Company by such underwriter or agent expressly for use in the Registration Statement or any preliminary prospectus or the Prospectus.

(d)                                 Each indemnified party shall give prompt notice to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve the indemnifying party from any liability it may have under this Agreement, except to the extent that the indemnifying party is prejudiced thereby. If it so elects, after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume the defense of such action with counsel chosen by it, provided that the indemnified party shall be entitled to participate in (but not control) the defense of such action with counsel chosen by it, the reasonable fees and expenses of which shall be paid by the indemnifying party if there would be a conflict if one counsel were to represent both the indemnified and the indemnifying party, and by the indemnified party in all other circumstances. In no event shall the indemnifying party or parties be liable for a settlement of an action with respect to which they have assumed the defense if such settlement is effected without the written consent of the indemnifying party (not to be unreasonably withheld or delayed), or for the fees and expenses of more than one counsel for (i) the Company, its officer, directors and controlling Persons as a group, (ii) the selling Holders and their controlling Persons as a group and (iii) the underwriters or agents and their controlling Persons as a group, in each case, in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

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4.8                                 Contribution.  If the indemnification provided for in this Article 4 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Loss, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such aggregate Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions (or alleged statements or omissions) which resulted in such Losses, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that the obligations of each of the Holders hereunder shall be several and not joint and shall be limited to an amount equal to the net proceeds such Holder receives in such registration and, provided, further, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  For purposes of this Section 4.8, each Person, if any, who controls an underwriter or agent within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as such underwriter or agent and each director of the Company, each officer of the Company who signed a Registration Statement, and each Person, if any, who controls the Company or a selling Holder within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Company or such selling Holder, as the case may be.

4.9                                 Representations, Warranties and Indemnities to Survive.  The indemnity and contribution agreements contained in this Article 4 and the representations and warranties of the Company referred to in Section 4.3(k) shall remain operative and in full force and effect regardless of (i) any termination of any underwriting or agency agreement, (ii) any investigation made by or on behalf of the selling Holders, the Company or any underwriter or agent or controlling Person or (iii) the consummation of the sale or successive resales of the Registrable Securities.

4.10                           Lock-Up Agreements.  The Company agrees that, if requested by the managing underwriter in any underwritten public offering permitted by this Agreement, it will not, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock (subject to customary exceptions), other than any such sale or distribution of Common Stock upon exercise of the Company’s Warrants, in the case of an underwritten offering for a period of 60 days from the effective date of the Registration Statement pertaining to such Common Stock; provided, however, that any such lock-up agreement shall not prohibit the Company from directly or indirectly (i) selling, offering to sell, granting any option for the sale of, or otherwise disposing of any Qualifying Employee Stock (or otherwise maintaining its employee benefits plans in the ordinary course of business) or (ii) issuing Common Stock or securities convertible into or exchangeable for Common Stock upon exercise or conversion of any warrant (including any other Warrant), option, right or convertible or exchangeable security issued in connection with the plan of reorganization.  The total number of days that any such lock-up agreement may

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be in effect in any 365-day period shall not exceed 120 days.  The lock-up agreements set forth in this Section 4.10 shall be subject to customary exceptions that may be contained in an underwriting agreement if any such registration involves a similar underwritten offering.

4.11                           Rule 144 Reporting.  With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees, so long as it is subject to the periodic reporting requirements of the Securities Act, to use its reasonable best efforts to:

(a)                                  make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(b)                                 file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)                                  so long as the Holders own any Registrable Securities, furnish to such Holders forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; and such other reports and documents as any Initial Investor or Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

4.12                           Obtaining Exchange Listing.  The Company will file a listing application for listing on the exchange on which the then outstanding Common Stock is listed with respect to the Underlying Common Stock as soon as practicable after the date hereof.  The Company shall use reasonable best efforts to list the Warrants, and maintain such listing, on such exchange or, if not possible, another U.S. national securities exchange, in connection with any proposed underwritten distribution of the Warrants that meets the applicable listing criteria.  A copy of any opinion of counsel accompanying a listing application by the Company with respect to the Underlying Common Stock or Warrants shall be furnished to the Warrant Agent, together with a letter to the effect that the Warrant Agent may rely on the statements made in such opinion.

5.                                      ADJUSTMENTS AND OTHER RIGHTS.

5.1                                 Stock Dividend; Subdivision or Combination of Common Stock.  If the Company at any time issues to holders of the Common Stock a dividend payable solely in, or other distribution solely of, Common Stock (a “Stock Dividend”), the Exercise Price in effect immediately prior to such Stock Dividend shall be proportionately reduced and the number of shares of Common Stock obtainable upon exercise of each Warrant shall be proportionately increased.  If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) the outstanding Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced  (but not below the par value per share of Common Stock) and the number of shares of Common Stock obtainable upon exercise of each Warrant shall be proportionately increased.  If the Company at any time combines (by reverse stock split or otherwise) the outstanding Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such

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combination shall be proportionately increased and the number of shares of Common Stock obtainable upon exercise of each Warrant shall be proportionately decreased.

5.2                                 Other Dividends and Distributions.  If at any time or from time to time prior to the exercise of any Warrant the Company shall fix a record date for the making of a dividend or other distribution (other than as contemplated by Section 5.5), other than a Stock Dividend covered by Section 5.1 or a distribution of rights or warrants covered by Section 5.3, to the holders of its Common Stock (collectively, a “Distribution”) of:

(A)                              any evidences of its indebtedness, any shares of its capital stock or any other securities or property of any nature whatsoever (including cash); or

(B)                                any options, warrants or other rights to subscribe for or purchase any of the following: any evidences of its indebtedness, any shares of its capital stock or any other securities or property of any nature whatsoever;

then, in each such case, the Exercise Price in effect immediately prior to such record date shall be reduced immediately thereafter to the price determined by multiplying such Exercise Price by the quotient of (x) the Fair Market Value of the Common Stock on the last trading day immediately preceding the first date on which the Common Stock trades regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading without the right to receive such Distribution, minus the amount of cash and/or the Fair Market Value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of Common Stock divided by (y) the Fair Market Value of the Common Stock on the last trading day immediately preceding the first date on which the Common Stock trades regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading without the right to receive such Distribution; such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of shares of Common Stock issuable upon the exercise of each Warrant as in effect immediately prior to such record date shall be increased immediately thereafter to the amount determined by multiplying such number by the quotient of (x) the Exercise Price in effect immediately prior to the adjustment contemplated by the immediately preceding sentence divided by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.  In the event that such Distribution is not so made, the Exercise Price and the number of shares of Common Stock issuable upon exercise of each Warrant then in effect shall be readjusted, effective as of the date when the Board determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

5.3                                 Rights Offerings.  If at any time the Company shall distribute rights or warrants to all or substantially all holders of its Common Stock entitling them, for a period of not more than 45 days, to subscribe for or purchase shares of Common Stock at a price per share less than the Fair Market Value of the Common Stock on the last trading day preceding the date on which the Board declares such distribution of rights or warrants, the Exercise Price in effect immediately prior to the close of business on the record date for such distribution shall be reduced immediately thereafter to the price determined by multiplying such Exercise Price by the

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quotient of (x) the number of shares of Common Stock outstanding at the close of business on such record date plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Fair Market Value divided by (y) the number of shares of Common Stock outstanding at the close of business on such record date plus the number of shares of Common Stock so offered for subscription or purchase.  In such event, the number of shares of Common Stock issuable upon the exercise of each Warrant as in effect immediately prior to the close of business on such record date shall be increased immediately thereafter to the amount determined by multiplying such number by the quotient of (x) the Exercise Price in effect immediately prior to the adjustment contemplated by the immediately preceding sentence divided by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.  In case any rights or warrants referred to in this Section 5.3 in respect of which an adjustment shall have been made shall expire unexercised and any shares that would have been underlying such rights or warrants shall not have been allocated pursuant to any backstop commitment or any similar arrangement, the Exercise Price and the number of shares of Common Stock issuable upon exercise of each Warrant then in effect shall be readjusted at the time of such expiration to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of each Warrant if no adjustment had been made on account of such expired rights or warrants.

5.4                                 Issuer Tender or Exchange Offers.  If the Company or any subsidiary of the Company shall consummate a tender or exchange offer for all or any portion of the Common Stock for a consideration per share with a Fair Market Value greater than the Fair Market Value of the Common Stock on the date such tender or exchange offer is first publicly announced (the “Announcement Date”), the Exercise Price in effect immediately prior to the expiration date for such tender or exchange offer shall be reduced immediately thereafter to the price determined by multiplying such Exercise Price by the quotient of (x) the Fair Market Value of the Common Stock on the Announcement Date minus the Premium Per Post-Tender Share divided by (y) the Fair Market Value of the Common Stock on the Announcement Date.  In such event, the number of shares of Common Stock issuable upon the exercise of each Warrant as in effect immediately prior to such expiration date shall be increased immediately thereafter to the amount determined by multiplying such number by the quotient of (x) the Exercise Price in effect immediately prior to the adjustment contemplated by the immediately preceding sentence divided by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.  As used in this Section 5.4 with respect to any tender or exchange offer, “Premium Per Post-Tender Share” means the quotient of (x) the amount by which the aggregate Fair Market Value of the consideration paid in such tender or exchange offer exceeds the aggregate Fair Market Value on the Announcement Date of the shares of Common Stock purchased therein divided by (y) the number of shares of Common Stock outstanding at the close of business on the expiration date for such tender or exchange offer (after giving pro forma effect to the purchase of shares being purchased in the tender or exchange offer).

5.5                                 Reorganization, Reclassification, Consolidation, Merger or Sale.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, which in each case is effected in such a way that the shares of Common Stock are converted into the right to receive (either directly or upon subsequent liquidation) stock, securities, other equity interests or assets (including cash) with

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respect to or in exchange for shares of Common Stock is referred to herein as “Organic Change.”  Prior to the consummation of any Organic Change, the Company shall make appropriate provision to ensure that each of the Holders shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the Common Stock immediately theretofore acquirable and receivable upon the exercise of such Holder’s Warrants, (x) in the case of a Mixed Consideration Merger, the Public Stock issued in such Mixed Consideration Merger and (y) in the case of any other Organic Change, such stock, securities, other equity interests or assets, in each case as may be issued or payable in connection with the Organic Change with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of such Holder’s Warrants, for an aggregate Exercise Price per Warrant equal to (i) in the case of a Mixed Consideration Merger, the aggregate Exercise Price per Warrant as in effect immediately prior to such Mixed Consideration Merger times the Stock Consideration Ratio and (ii) in the case of any other Organic Change, the aggregate Exercise Price per Warrant as in effect immediately prior to such Organic Change.  In any such case, the Company shall make appropriate provision to insure that all of the provisions of the Warrants shall thereafter be applicable to such stock, securities, other equity interests or assets.  The Company shall not effect any such consolidation, merger or sale of all or substantially all of the Company’s assets where the Warrants will be assumed by the successor entity, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument the obligation to deliver to each such Holder upon exercise of any Warrant, such stock, securities, equity interests or assets (including cash) as, in accordance with Article 5, such Holder may be entitled to acquire.  This Section 5.5 shall not apply to any Warrants or Common Stock redeemed or sold in connection with any Organic Change pursuant to Section 6.1, Section 6.2(b), Section 6.3(a)(i) and Section 6.3(b), provided that, for the avoidance of doubt, the adjustments set forth in this Section 5.5 shall be applicable to any Warrants that remain outstanding pursuant to this Agreement in connection with a Public Stock Merger or Mixed Consideration Merger (including any adjustment applicable in connection with such Public Stock Merger or Mixed Consideration Merger).

5.6                                 Other Adjustments.  The Board shall make appropriate adjustments to the amount of cash or number of shares of Common Stock, as the case may be, due upon exercise of the Warrants, as may be necessary or appropriate to effectuate the intent of this Article 5 and to avoid unjust or inequitable results as determined in its reasonable good faith judgment, in each case to account for any adjustment to the Exercise Price and the number of shares purchasable on exercise of Warrants for the relevant Warrant Certificate that becomes effective, or any event requiring an adjustment to the Exercise Price and the number of shares purchasable on exercise of Warrants for the relevant Warrant Certificate where the record date or effective date (in the case of a subdivision or combination of the Common Stock) of the event occurs, during the period beginning on, and including, the Exercise Date and ending on, and including, the related Settlement Date.

5.7                                 Notice of Adjustment.  Whenever the number of shares of Common Stock issuable upon the exercise of each Warrant is adjusted, as herein provided, the Company shall cause the Warrant Agent promptly to mail by first class mail, postage prepaid, to each Holder notice of such adjustment or adjustments and shall deliver to the Warrant Agent a certificate of a firm of independent public accountants selected by the Board (who may be the regular

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accountants employed by the Company) setting forth the number of shares of Common Stock issuable upon the exercise of each Warrant after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. The Warrant Agent shall be entitled to rely on such certificate and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same from time to time, to any Holder desiring an inspection thereof during reasonable business hours. The Warrant Agent shall not at any time be under any duty or responsibility to any Holders to determine whether any facts exist that may require any adjustment of the number of shares of Common Stock or other stock or property issuable on exercise of the Warrants, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making such adjustment or the validity or value (or the kind or amount) of any shares of Common Stock or other stock or property which may be issuable on exercise of the Warrants. The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any shares of Common Stock or security instruments or other securities or properties upon the exercise of any Warrant.

6.                                      CHANGE OF CONTROL.

6.1                                 Redemption in Connection with a Change of Control Event.  Upon the occurrence of a Change of Control Event (other than a Public Stock Merger or Mixed Consideration Merger), at the election of each Holder in its sole discretion by written notice to the Company or the successor to the Company on or prior to the Exercise Date, the Company shall pay to such Holder of outstanding Warrants as of the date of such Change of Control Event, an amount in immediately available funds equal to the Cash Redemption Value for such Warrants, not later than the date which is ten (10) Business Days after such Change of Control Event and the Warrants shall thereafter be extinguished. For purposes of this Section 6.1, the Exercise Date shall mean (a) if the Company entered into a definitive agreement with respect to a Change of Control Event and has provided to the Holders notice of the date on which the Change in Control Event will become effective at least twenty (20) Business Days prior to the effectiveness of such event, the tenth (10th) Business Day prior to such event and (b) otherwise, the fifth (5th) Business Day following the effectiveness of the Change of Control Event.  The “Cash Redemption Value” for any Warrant will equal the fair value of the Warrant as of the date of such Change of Control Event as determined by an Independent Financial Expert, by employing a valuation based on a computation of the option value of each Warrant using the calculation methods and making the assumptions set forth in Exhibit C.  The Cash Redemption Value of the Warrants shall be due and payable within ten (10) Business Days after the date of the applicable Change of Control Event.  If a Holder of Warrants does not elect to receive the Cash Redemption Value for such Holder’s Warrants as provided by this Section 6.1, such Warrants will remain outstanding as adjusted pursuant to the provisions of Article 5 hereof.

6.2                                 Public Stock Merger.  (a)  In connection with a Public Stock Merger, the Company may by written notice to the Holders not less than ten (10) Business Days prior to the effective date of such Public Stock Merger elect to have all the unexercised Warrants remain outstanding after the Public Stock Merger, in which case the Warrants will remain outstanding as adjusted pursuant to Section 5.5 and the other provisions of Article 5 hereof.

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(b)                                 In the case of any Public Stock Merger with respect to which the Company does not make a timely election as contemplated by Section 6.2(a) above, the Company shall pay within five (5) Business Days after the effective date of such Public Stock Merger, to the Warrant Agent on behalf of each Holder of outstanding Warrants as of the effective date of such Public Stock Merger, an amount in cash in immediately available funds equal to the Cash Redemption Value for such Warrants determined in accordance with Section 6.1 and the Warrants shall be terminated and extinguished.

6.3                                 Mixed Consideration Merger.  (a)  In connection with a Mixed Consideration Merger, the Company may by written notice to the Holders not less than ten (10) Business Days prior to the effective date of such Mixed Consideration Merger elect the following treatment with respect to each outstanding Warrant: (i) pay to the Holder of such Warrant as of the date of such Mixed Consideration Merger the product of the Cash Consideration Ratio multiplied by the Cash Redemption Value for such Warrant, which amount shall be paid in immediately available funds, not later than the date which is ten (10) Business Days after such Mixed Consideration Merger and (ii) the Warrant shall remain outstanding after the Mixed Consideration Merger, as further adjusted pursuant to Section 5.5 and the other provisions of Article 5.  The portion of the Cash Redemption Value of the Warrants payable pursuant to clause (i) of this Section 6.3(a) shall be due and payable not later than the tenth (10th) Business Day after the date of the Mixed Consideration Merger.

(b)                                 In the case of any Mixed Consideration Merger with respect to which the Company does not make a timely election as contemplated by Section 6.3(a) above, the Company shall pay, within ten (10) Business Days after the effective date of such Mixed Consideration Merger, to the Warrant Agent on behalf of each Holder of outstanding Warrants as of the effective date of such Mixed Consideration Merger, an amount in cash in immediately available funds equal to the Cash Redemption Value for such Warrants determined in accordance with Section 6.1 and the Warrants shall be terminated and extinguished.

7.                                      WARRANT TRANSFER BOOKS.

The Warrant Certificates shall be issued in registered form only. The Company shall cause to be kept at the office of the Warrant Agent a register in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Warrant Certificates and of transfers or exchanges of Warrant Certificates as herein provided.

At the option of the Holder, Warrant Certificates may be exchanged at such office, and upon payment of the charges hereinafter provided.  Whenever any Warrant Certificates are so surrendered for exchange, the Company shall execute, and the Warrant Agent shall countersign and deliver, the Warrant Certificates that the Holder making the exchange is entitled to receive.

All Warrant Certificates issued upon any registration of transfer or exchange of Warrant Certificates shall be the valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits under this Agreement, as the Warrant Certificates surrendered for such registration of transfer or exchange.

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Every Warrant Certificate surrendered for registration of transfer or exchange shall (if so required by the Company or the Warrant Agent) be duly endorsed, or be accompanied by a written instrument of transfer in the form attached hereto as Exhibit B or otherwise satisfactory to the Warrant Agent, duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge shall be made to a Holder for any registration of transfer or exchange of Warrant Certificates. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates.

Subject to compliance with any restrictions on transfer under applicable law and this Warrant Agreement, any Warrant Certificate when duly endorsed in blank shall be deemed negotiable and when a Warrant Certificate shall have been so endorsed, the Holder thereof shall be treated by the Company, the Warrant Agent and all other Persons dealing therewith as the absolute owner thereof for any purpose and as the Person entitled to exercise the rights represented thereby, or to the transfer thereof on the register of the Company maintained by the Warrant Agent.  No such transfer shall be registered until the Warrant Agent has been supplied with the aforementioned instruments of transfer and any other such documentation as the Warrant Agent may reasonably require.

8.                                      WARRANT HOLDERS.

8.1                                 No Voting Rights.  Prior to the exercise of Warrants and full payment of the Exercise Price thereof, or in the event of Net Share Settlement, prior to the election of a Holder for Net Share Settlement, in accordance with the terms of this Agreement, no Holder of a Warrant Certificate, in respect of such Warrants, shall be entitled to any rights of a stockholder of the Company, including, without limitation, the right to vote, to consent, to exercise any preemptive right (except as otherwise agreed in writing by the Company, including the subscription rights set forth in the Investment Agreement), to receive any notice of meetings of stockholders for the election of directors of the Company or any other matter or to receive any notice of any proceedings of the Company.

8.2                                 Right of Action.  All rights of action in respect of this Agreement are vested in the Holders of the Warrants, and any Holder of Warrants, without the consent of the Warrant Agent or the Holder of any other Warrant, may, on such Holder’s own behalf and for such Holder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, such Holder’s right to exercise or exchange such Holder’s Warrants in the manner provided in this Agreement or any other obligation of the Company under this Agreement.

9.                                      WARRANT AGENT

9.1                                 Nature of Duties and Responsibilities Assumed.  The Company hereby appoints the Warrant Agent to act as agent of the Company as set forth in this Agreement. The Warrant Agent hereby accepts such appointment as agent of the Company and agrees to perform that agency upon the terms and conditions herein set forth, by all of which the Company and the

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Holders, by their acceptance thereof, shall be bound. The Warrant Agent shall not by countersigning Warrant Certificates or by any other act hereunder be deemed to make any representations as to validity or authorization of the Warrants or the Warrant Certificates (except as to its countersignature thereon) or of any securities or other property delivered upon exercise or tender of any Warrant, or as to the accuracy of the computation of the Exercise Price or the number or kind or amount of stock or other securities or other property deliverable upon exercise of any Warrant, the independence of any Independent Financial Expert or the correctness of the representations of the Company made in such certificates that the Warrant Agent receives. The Warrant Agent shall not have any duty to calculate or determine any adjustments with respect to the Exercise Price and the Warrant Agent shall have no duty or responsibility in determining the accuracy or correctness of such calculation. The Warrant Agent shall not (a) be liable for any recital or statement of fact contained herein or in the Warrant Certificates or for any action taken, suffered or omitted by it in good faith on the belief that any Warrant Certificate or any other documents or any signatures are genuine or properly authorized, (b) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in the Warrant Certificates, or (c) be liable for any act or omission in connection with this Agreement except for its own negligence or willful misconduct. The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the President, any Vice President or the Secretary of the Company and to apply to any such officer for instructions (which instructions will be promptly given in writing when requested) and the Warrant Agent shall not be liable and shall be indemnified and held harmless for any action taken or suffered to be taken by it in good faith in accordance with the instructions of any such officer, but in its discretion the Warrant Agent may in lieu thereof accept other evidence of such or may require such further or additional evidence as it may deem reasonable.

The Warrant Agent may execute and exercise any of the rights and powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, provided reasonable care has been exercised in the selection and in the continued employment of any such attorney, agent or employee. The Warrant Agent shall not be under any obligation or duty to institute, appear in or defend any action, suit or legal proceeding in respect hereof, unless first indemnified to its satisfaction, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without such indemnity. The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or proceeding instituted against it arising out of or in connection with this Agreement.

The Company will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may reasonably be required by the Warrant Agent in order to enable it to carry out or perform its duties under this Agreement.

The Warrant Agent shall act solely as agent of the Company hereunder. The Warrant Agent shall not be liable except for the failure to perform such duties as are specifically set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Warrant Agent, whose duties and obligations shall be determined solely by the express provisions hereof. Notwithstanding anything in this Agreement to the contrary, Warrant Agent’s

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aggregate liability under this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Warrant Agent as fees and charges, but not including reimbursable expenses.

9.2                                 Compensation and Reimbursement.  The Company agrees to pay to the Warrant Agent from time to time compensation for all services rendered by it hereunder in accordance with Schedule B hereto and as the Company and the Warrant Agent may agree from time to time, and to reimburse the Warrant Agent for reasonable expenses and disbursements actually incurred in connection with the execution and administration of this Agreement (including the reasonable compensation and the expenses of its counsel), and further agrees to indemnify the Warrant Agent for, and to hold it harmless against, any loss, liability or expense incurred without negligence, willful misconduct or bad faith on its part, arising out of or in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

9.3                                 Warrant Agent May Hold Company Securities.  The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or its Affiliates or become pecuniarily interested in transactions in which the Company or its Affiliates may be interested, or contract with or lend money to the Company or its Affiliates or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

9.4                                 Resignation and Removal; Appointment of Successor.  (a)  No resignation or removal of the Warrant Agent and no appointment of a successor warrant agent shall become effective until the acceptance of appointment by the successor warrant agent as provided herein. The Warrant Agent may resign its duties and be discharged from all further duties and liability hereunder (except liability arising as a result of the Warrant Agent’s own negligence, willful misconduct or bad faith) after giving written notice to the Company at least thirty (30) days prior to the date such resignation will become effective. The Company shall, upon written request of Holders of a majority of the outstanding Warrants, remove the Warrant Agent upon written notice provided at least thirty (30) days prior to the date of such removal, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder, except as aforesaid. The Warrant Agent shall, at the Company’s expense, cause to be mailed at the Company’s expense (by first-class mail, postage prepaid) to each Holder of a Warrant at his last address as shown on the register of the Company maintained by the Warrant Agent a copy of said notice of resignation or notice of removal, as the case may be. Upon such resignation or removal, the Person holding the greatest number of Warrants as of the date of such event shall appoint in writing a new warrant agent reasonably acceptable to the Company. If the Person holding the greatest number of Warrants as of the date of such event shall fail to make such appointment within a period of twenty (20) days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the Company shall appoint a new warrant agent. Any new warrant agent, whether appointed by a Holder or by the Company, shall be a reputable bank, trust company or transfer agent doing business under the

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laws of the United States or any state thereof, in good standing and having a combined capital and surplus of not less than $50,000,000. The combined capital and surplus of any such new warrant agent shall be deemed to be the combined capital and surplus as set forth in the most recent annual report of its condition published by such warrant agent prior to its appointment, provided that such reports are published at least annually pursuant to law or to the requirements of a Federal or state supervising or examining authority. After acceptance in writing of such appointment by the new warrant agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning or removed Warrant Agent. Not later than the effective date of any such appointment, the Company shall give notice thereof to the resigning or removed Warrant Agent. Failure to give any notice provided for in this Section 9.4(a), however, or any defect therein, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a new warrant agent, as the case may be.

(b)                                 Any corporation into which the Warrant Agent or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Warrant Agent or any new warrant agent shall be a party, shall be a successor Warrant Agent under this Agreement without any further act, provided that such corporation would be eligible for appointment as successor to the Warrant Agent under the provisions of Section 9.4(a).  Any such successor Warrant Agent shall promptly cause notice of succession as Warrant Agent to be mailed (by first-class mail, postage prepaid) to each Holder of a Warrant at such Holder’s last address as shown on the register of the Company maintained by the Warrant Agent.

9.5                                 Damages.  No party to this Agreement shall be liable to any other party for any consequential, indirect, special or incidental damages under any provision of this Agreement or for any consequential, indirect, penal, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

10.                               REPRESENTATIONS AND WARRANTIES.

10.1                           Representations and Warranties of the Company.  The Company hereby represents and warrants that the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6 of the Investment Agreement and Stock Purchase Agreement and any other representations and warranties made by the Company in Article III of the Investment Agreement and Stock Purchase Agreements to the extent relating to the Warrants, are true and accurate in all respects and not misleading in any respect.

11.                               COVENANTS.

11.1                           Reservation of Common Stock for Issuance on Exercise of Warrants.  The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of issue upon exercise of Warrants as herein provided, such number of shares of Common Stock as shall then

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be issuable upon the exercise of all Warrants issuable hereunder plus such number of shares of Common Stock as shall then be issuable upon the exercise of other outstanding warrants, options and rights (whether or not vested), the settlement of any forward sale, swap or other derivative contract, and the conversion of all outstanding convertible securities or other instruments convertible into Common Stock or rights to acquire Common Stock. The Company covenants that all shares of Common Stock which shall be issuable shall, upon such issue, be duly and validly issued and fully paid and non-assessable.

11.2                           Notice of Distributions.  At any time when the Company declares any Distribution on its Common Stock, it shall give notice to the Holders of all the then outstanding Warrants of any such declaration not less than 15 days prior to the related record date for payment of the Distribution so declared.

11.3                           Replacement of Warrants.  Upon the effectiveness of the Plan and in accordance with the Investment Agreement and/or Stock Purchase Agreements, as applicable, each Warrant shall automatically be converted into a right to receive warrants to purchase such number of shares or New Common Stock (as defined in the Investment Agreement, as effective on the date hereof) (the “New Warrants”) and warrants to purchase such number of shares of common stock of General Growth Opportunities, Inc., a new wholly-owned subsidiary of the Company (the “GGO Warrants”), as is set forth in Section 5.2 of the Investment Agreement or Stock Purchase Agreements, as applicable.  If the conversion of the Warrants described above occurs, (i) the New Warrants and the GGO Warrants shall have substantially similar terms as are set forth herein except that (w) the Expiration Date for each New Warrant and GGO Warrant shall be the seventh year anniversary of the date on which those warrants are issued and (x) the initial Exercise Price for each New Warrant and GGO Warrant, respectively, shall be as set forth in the Investment Agreement or Stock Purchase Agreements, as applicable, and (ii) the Company and the Warrant Agent hereby jointly agree and covenant to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action (and cause entities controlled by them to take such action) as may be reasonably necessary to effect the issuance of the New Warrants and the GGO Warrants in accordance with the terms hereof and the terms of the Investment Agreement or Stock Purchase Agreements, as applicable.

12.                               MISCELLANEOUS.

12.1                           Money and Other Property Deposited with the Warrant Agent.  Any moneys, securities or other property which at any time shall be deposited by the Company or on its behalf with the Warrant Agent pursuant to this Agreement shall be and are hereby assigned, transferred and set over to the Warrant Agent in trust for the purpose for which such moneys, securities or other property shall have been deposited; but such moneys, securities or other property need not be segregated from other funds, securities or other property except to the extent required by law. The Warrant Agent shall distribute any money deposited with it for payment and distribution to a Holder to an account designated by such Holder in such amount as is appropriate. Any money deposited with the Warrant Agent for payment and distribution to the Holders that remains unclaimed for two years after the date the money was deposited with the Warrant Agent shall be paid to the Company.

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12.2                           Payment of Taxes.  The Company shall pay all transfer, stamp and other similar taxes that may be imposed in respect of the issuance or delivery of the Warrants or in respect of the issuance or delivery by the Company of any securities upon exercise of the Warrants with respect thereto. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any Warrants, certificate for shares of Common Stock or other securities underlying the Warrants or payment of cash to any Person other than the Holder of a Warrant Certificate surrendered upon the exercise or purchase of a Warrant, and in case of such transfer or payment, the Warrant Agent and the Company shall not be required to issue any security or to pay any cash until such tax or charge has been paid or it has been established to the Warrant Agent’s and the Company’s satisfaction that no such tax or other charge is due.  The Company and each Initial Investor agree that neither the issuance nor exercise of the Warrants is governed by Section 83(a) of the Code or otherwise a compensatory transaction, and the Company agrees that it will not deduct any amount as compensation in connection with such issuance or exercise for federal income tax purpose. The Company and each Initial Investor agree that for federal income tax purposes, the Warrants have been granted as an option premium in exchange for each Initial Investor agreeing, at the option of the Company, to make the equity investment described in the Investment Agreement or Stock Purchase Agreements, as applicable.

12.3                           Surrender of Certificates.  Any Warrant Certificate surrendered for exercise or purchase shall, if surrendered to the Company, be delivered to the Warrant Agent, and all Warrant Certificates surrendered or so delivered to the Warrant Agent shall be promptly cancelled by the Warrant Agent and shall not be reissued by the Company. The Warrant Agent shall destroy such cancelled Warrant Certificates.

12.4                           Mutilated, Destroyed, Lost and Stolen Warrant Certificates.  If (a) any mutilated Warrant Certificate is surrendered to the Warrant Agent or (b) the Company and the Warrant Agent receive evidence to their satisfaction of the destruction, loss or theft of any Warrant Certificate, and there is delivered to the Company and the Warrant Agent such appropriate affidavit of loss, applicable processing fee and a corporate bond of indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Company or the Warrant Agent that such Warrant Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon its written request the Warrant Agent shall countersign and deliver, in exchange for any such mutilated Warrant Certificate or in lieu of any such destroyed, lost or stolen Warrant Certificate, a new Warrant Certificate of like tenor and for a like aggregate number of Warrants.

Upon the issuance of any new Warrant Certificate under this Section 12.4, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and other expenses (including the reasonable fees and expenses of the Warrant Agent and of counsel to the Company) in connection therewith.

Every new Warrant Certificate executed and delivered pursuant to this Section 12.4 in lieu of any destroyed, lost or stolen Warrant Certificate shall constitute an original contractual obligation of the Company, whether or not the destroyed, lost or stolen Warrant Certificate shall be at any time enforceable by anyone, and shall be entitled to the benefits of this Agreement

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equally and proportionately with any and all other Warrant Certificates duly executed and delivered hereunder.

The provisions of this Section 12.4 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of mutilated, destroyed lost or stolen Warrant Certificates.

12.5                           Removal of Legends.  Certificates evidencing the Warrants and shares of Common Stock issued upon exercise of the Warrants shall not be required to contain any legend referenced in Sections 2.1, 3.6(e) and 3.6(f) (A) while a registration statement (solely for the purposes of this and the immediately following paragraph, such term to include a Registration Statement) covering the resale of the Warrants or the shares of Common Stock is effective under the Securities Act, or (B) following any sale of any such Warrants or shares of Common Stock pursuant to Rule 144, or (C) following receipt of a legal opinion of counsel to Holder that the remaining Warrants or shares of Common Stock held by Holder are eligible for resale without volume limitations or other limitations under Rule 144.  In addition, the Company and the Warrant Agent will agree to the removal of all legends with respect to Warrants or shares of Common Stock deposited with DTC from time to time in anticipation of sale in accordance with the volume limitations and other limitations under Rule 144, subject to the Company’s approval of appropriate procedures, such approval not to be unreasonably withheld, conditioned or delayed.

Following the time at which any such legend is no longer required (as provided above) for certain Warrants or shares of Common Stock, the Company shall promptly, following the delivery by Holder to the Warrant Agent of a legended certificate representing such Warrants or shares of Common Stock, as applicable, deliver or cause to be delivered to the Holder a certificate representing such Warrants or shares of Common Stock that is free from such legend.  In the event any of the legends referenced in Sections 2.1, 3.6(e) and or 3.6(f) are removed from any of the Warrants or shares of Common Stock, and thereafter the effectiveness of a registration statement covering such Warrants or shares of Common Stock is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities Laws, then the Company may require that such legends, as applicable, be placed on any such applicable Warrants or shares of Common Stock that cannot then be sold pursuant to an effective registration statement or under Rule 144 and Holder shall cooperate in the replacement of such legend.  Such legend shall thereafter be removed when such Warrants or shares of Common Stock may again be sold pursuant to an effective registration statement or under Rule 144.

12.6                           Notices.  (a)  Any notice, demand or delivery authorized by this Agreement shall be sufficiently given or made when mailed if sent by first-class mail, postage prepaid, addressed to any Holder of a Warrant at such Holder’s address shown on the register of the Company maintained by the Warrant Agent and to the Company or the Warrant Agent as follows:

If to the Company, to:

General Growth Properties, Inc.
110 N. Wacker Drive

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Chicago IL 60606
Attention: Ronald L. Gern, Esq.
Fax: 312-960-5485

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:	Marcia L. Goldstein, Esq.
Frederick S. Green, Esq.
Gary T. Holtzer, Esq.
Malcolm E. Landau, Esq.
Facsimile: (212) 310-8007

If to the Warrant Agent, to:

[•]

or such other address as shall have been furnished to the party giving or making such notice, demand or delivery.

(b)                                 Any notice required to be given by the Company to the Holders pursuant to this Agreement, shall be made by mailing by registered mail, return receipt requested, to the Holders at their respective addresses shown on the register of the Company maintained by the Warrant Agent. The Company hereby irrevocably authorizes the Warrant Agent, in the name and at the expense of the Company, to mail any such notice upon receipt thereof from the Company. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given when mailed, whether or not the Holder receives the notice.

12.7                           Applicable Law; Jurisdiction.  This Agreement and each Warrant issued hereunder and all rights arising hereunder shall be governed by the internal laws of the State of New York.  In connection with any action, suit or proceeding arising out of or relating to this Agreement or the Warrants, the parties hereto and each Holder irrevocably submit to (i) the exclusive jurisdiction of the United States Bankruptcy Court for the Southern District of New York until the chapter 11 cases of the Company and its Affiliates are closed, and (ii) the nonexclusive jurisdiction of any federal or state court located within the County of New York, State of New York.

12.8                           Persons Benefiting.  This Agreement shall be binding upon and inure to the benefit of the Company and the Warrant Agent, and their respective successors, assigns, beneficiaries, executors and administrators, and the Holders from time to time of the Warrants.  The Holders of the Warrants are express third party beneficiaries of this Agreement and each such Holder of Warrants is hereby conferred the benefits, rights and remedies under or by reason of the provisions of this Agreement as if a signatory hereto.  Nothing in this Agreement is intended or shall be construed to confer upon any Person, other than the Company, the Warrant

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Agent and the Holders of the Warrants, any right, remedy or claim under or by reason of this Agreement or any part hereof.

12.9                           Relationship to Investment Agreement and Stock Purchase Agreements.  The Warrants issued hereunder have been fully paid upon issuance and shall remain issued, outstanding and binding on the parties in accordance with the terms hereof notwithstanding any failure of the transactions contemplated by the Investment Agreement or Stock Purchase Agreements, as applicable, to be consummated, any default by any party to the Investment Agreement or Stock Purchase Agreements, as applicable, or the invalidity or unenforceability thereof.  Notwithstanding the preceding sentence, if a failure by any Purchaser to pay all amounts payable by such Purchaser under Article I and Article II of the Investment Agreement or a Stock Purchase Agreements, as applicable, causes the termination of the Investment Agreement or a Stock Purchase Agreement, as applicable, by the Company pursuant to Section 11.1(c)(iii) therein, each Holder that is a member of the Purchaser Group of such Purchaser agrees that as liquidated damages for such failure and without prejudice to the rights and remedies of the Company under the Investment Agreement or Stock Purchase Agreements, as applicable, any Warrants held by such Holder shall be deemed cancelled, null and void and of no further effect.  For the avoidance of doubt, the immediately preceding sentence applies only to a Holder that is a member of a Purchaser Group where the applicable Purchaser fails to pay all amounts payable by such Purchaser under Article I and Article II of the Investment Agreement or a Stock Purchase Agreement, as applicable, causing the termination of the Investment Agreement or a Stock Purchase Agreement, as applicable, by the Company pursuant to Section 11.1(c)(iii) thereof, and not to any permitted transferee of such member or any other Person.

12.10                     Counterparts.  This Agreement may be executed in any number of counterparts, each or which shall be deemed an original, but all of which together constitute one and the same instrument.

12.11                     Amendments.  (a)  The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Holder in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and, in each case, which shall not adversely affect the interests of any Holder.

(b)                                 In addition to the foregoing, with the consent of the Supermajority Holders, the Company and the Warrant Agent may modify this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Warrant Agreement or modifying in any manner the rights of the Holders hereunder; provided, however, that no modification effecting the terms upon which the Warrants are exercisable, redeemable or transferable, or reduction in the percentage required for consent to modification of this Agreement, may be made without the consent of each Holder affected thereby.

12.12                     Headings.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience and shall not control or affect the meaning or construction of any of the provisions hereof.

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12.13                     Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

12.14                     Specific Performance.  The parties shall be entitled to specific performance of the terms of this Agreement.  Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

GENERAL GROWTH PROPERTIES, INC.

By:

Name:

Title:

[Warrant Agent]

By:

Name:

Title:

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EXHIBIT A

FORM OF FACE OF WARRANT CERTIFICATE

THESE WARRANTS AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THESE WARRANTS AND SUCH SECURITIES MAY BE OFFERED, SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS AND SUBJECT TO THE PROVISIONS OF THE WARRANT AND REGISTRATION RIGHTS AGREEMENT DATED AS OF [    ], 2010 BETWEEN GENERAL GROWTH PROPERTIES, INC. (THE “COMPANY”) AND                                                 , WARRANT AGENT. A COPY OF SUCH WARRANT AND REGISTRATION RIGHTS AGREEMENT IS AVAILABLE AT THE OFFICES OF THE COMPANY.

WARRANTS TO PURCHASE COMMON STOCK
OF GENERAL GROWTH PROPERTIES, INC.

No.	Certificate for Warrants

This certifies that [HOLDER] , or registered assigns, is the registered holder of the number of Warrants set forth above. Each Warrant entitles the holder thereof (a “Holder”), subject to the provisions contained herein and in the Warrant and Registration Rights Agreement referred to below, to purchase from GENERAL GROWTH PROPERTIES, INC. (the “Company”), one share of the Company’s common stock, par value $0.01 (“Common Stock”), subject to adjustment upon the occurrence of certain events specified herein and in the Warrant and Registration Rights Agreement, at the exercise price (the “Exercise Price”) of $15 per share, subject to adjustment upon the occurrence of certain events specified herein and in the Warrant Agreement.

This Warrant Certificate is issued under and in accordance with the Warrant and Registration Rights Agreement, dated as of [    ], 2010 (the “Warrant Agreement”), between the Company and [                                                ], warrant agent (the “Warrant Agent”, which term includes any successor Warrant Agent under the Warrant Agreement), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the Holder of this Warrant Certificate consents by acceptance hereof. The Warrant Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the Warrant Agreement for a full statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Warrant Agent and the Holders of the Warrants.

This Warrant Certificate shall terminate and be void as of the close of business on [              ], 2017(3) (the “Expiration Date”).

(3)                                  Note to Draft:  Insert the date that is the seventh anniversary of the date on which those Warrants are issued.

As provided in the Warrant Agreement and subject to the terms and conditions therein set forth, the Warrants shall be exercisable from time to time on any Business Day and ending on the Expiration Date.

The Exercise Price and the number of shares of Common Stock issuable upon the exercise of each Warrant are subject to adjustment as provided in the Warrant Agreement.

All shares of Common Stock issuable by the Company upon the exercise of Warrants shall, upon such issue, be duly and validly issued and fully paid and non-assessable.

In order to exercise a Warrant, the registered holder hereof must surrender this Warrant Certificate at the corporate trust office of the Warrant Agent, with the Exercise Subscription Form on the reverse hereof duly executed by the Holder hereof, with signature guaranteed as therein specified, together with any required payment in full of the Exercise Price (unless the Holder shall have elected Net Share Settlement, as such term is defined in the Warrant Agreement) then in effect for the share(s) of Underlying Common Stock as to which the Warrant(s) represented by this Warrant Certificate are submitted for exercise, all subject to the terms and conditions hereof and of the Warrant Agreement.

The Company shall pay all transfer, stamp and other similar taxes that may be imposed in respect of the issuance or delivery of the Warrants or in respect of the issuance or delivery by the Company of any securities upon exercise of the Warrants with respect thereto. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any Warrants, certificate for shares of Common Stock or other securities underlying the Warrants or payment of cash in each case to any Person other than the Holder of a Warrant Certificate surrendered upon the exercise or purchase of a Warrant, and in case of such transfer or payment, the Warrant Agent and the Company shall not be required to issue any security or to pay any cash until such tax or charge has been paid or it has been established to the Warrant Agent’s and the Company’s satisfaction that no such tax or other charge is due.

This Warrant Certificate and all rights hereunder are transferable by the registered holder hereof, subject to the terms of the Warrant Agreement, in whole or in part, on the register of the Company, upon surrender of this Warrant Certificate for registration of transfer at the office of the Warrant Agent maintained for such purpose in the City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Warrant Agent duly executed by, the Holder hereof or his attorney duly authorized in writing, with signature guaranteed as specified in the attached Form of Assignment. Upon any partial transfer, the Company will issue and deliver to such holder a new Warrant Certificate or Certificates with respect to any portion not so transferred.

No service charge shall be made to a Holder for any registration of transfer or exchange of the Warrant Certificates, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Subject to compliance with any restrictions on transfer under applicable law and this Warrant Agreement, each taker and holder of this Warrant Certificate by taking or holding the

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same, consents and agrees that this Warrant Certificate when duly endorsed in blank shall be deemed negotiable and that when this Warrant Certificate shall have been so endorsed, the holder hereof may be treated by the Company, the Warrant Agent and all other Persons dealing with this Warrant Certificate as the absolute owner hereof for any purpose and as the Person entitled to exercise the rights represented hereby, or to the transfer hereof on the register of the Company maintained by the Warrant Agent, any notice to the contrary notwithstanding, but until such transfer on such register, the Company and the Warrant Agent may treat the registered Holder hereof as the owner for all purposes.

This Warrant Certificate and the Warrant Agreement are subject to amendment as provided in the Warrant Agreement.

All terms used in this Warrant Certificate that are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.

Copies of the Warrant Agreement are on file at the office of the Company and the Warrant Agent and may be obtained by writing to the Company or the Warrant Agent at the following address: [                                                ].

This Warrant Certificate shall not be valid for any purpose until it shall have been countersigned by the Warrant Agent.

Dated:               ,

By:
Name and Title:

By:
Name and Title:

Countersigned:

                            , Warrant Agent

By:
Name:
Authorized Officer

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EXHIBIT A

FORM OF REVERSE OF WARRANT CERTIFICATE

EXERCISE SUBSCRIPTION FORM

(To be executed only upon exercise of Warrant)

To:

The undersigned irrevocably exercises                                              of the Warrants for the purchase of one share (subject to adjustment in accordance with the Warrant Agreement) of common stock, par value $0.01, of General Growth Properties, Inc. for each Warrant represented by the Warrant Certificate and herewith (i) elects for Net Share Settlement of such Warrants by marking X in the space that follows         , or (ii) makes payment of $                               (such payment being by means permitted by the Warrant Agreement and the within Warrant Certificate), in each case at the Exercise Price and on the terms and conditions specified in the within Warrant Certificate and the Warrant Agreement therein referred to, and herewith surrenders this Warrant Certificate and all right, title and interest therein to                                                  and directs that the shares of Common Stock deliverable upon the exercise of such Warrants be registered in the name and delivered at the address specified below.

Date
*
(Signature of Owner)

(Street Address)

	(City)	(State) (Zip Code)

Signature Guaranteed by:

*                                         The signature must correspond with the name as written upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatever, and must be guaranteed by a financial institution satisfactory to the Warrant Agent.

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Securities to be issued to:

Please insert social security or identifying number:

Name:

Street Address:

City, State and Zip Code:

Any unexercised Warrants evidenced by the within Warrant Certificate to be issued to:

Please insert social security or identifying number:

Name:

Street Address:

City, State and Zip Code:

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EXHIBIT B

FORM OF ASSIGNMENT

FOR VALUE RECEIVED the undersigned registered holder of the within Warrant Certificate hereby sells, assigns, and transfers unto the Assignee(s) named below (including the undersigned with respect to any Warrants constituting a part of the Warrants evidenced by the within Warrant Certificate not being assigned hereby) all of the right of the undersigned under the within Warrant Certificate, with respect to the number of Warrants set forth below:

Names of Assignees	Address	Social Security or other Identifying Number of Assignee(s)	Number of Warrants

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and does hereby irrevocably constitute and appoint                              the undersigned’s attorney to make such transfer on the books of                          maintained for that purpose, with full power of substitution in the premises.

Date:
*
(Signature of Owner)

(Street Address)

	(City)	(State) (Zip Code)

Signature Guaranteed by:

*                                         The signature must correspond with the name as written upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatever, and must be guaranteed by a financial institution satisfactory to the Warrant Agent.

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EXHIBIT C

Option Pricing Assumptions / Methodology

For the purpose of this Exhibit C:

“Acquiror” means (A) the third party that has entered into definitive document for a transaction, or (B) the offeror in the event of a tender or exchange offer.

“Reference Date” means the date of consummation of a Change of Control Event.

The Cash Redemption Value of the Warrants shall be determined using the Black-Scholes Model as applied to third party options (i.e., options issued by a third party that is not affiliated with the issuer of the underlying stock).  For purposes of the model, the following terms shall have the respective meanings set forth below:

Underlying Security Price:

•                  In the event of a merger or other acquisition,

(A)        that is an “all cash” deal, the cash per share of Common Stock to be paid to the Company’s stockholders in the transaction;

(B)          that is an “all Public Stock” deal,

(1) that is a “fixed exchange ratio” transaction, a “fixed value” transaction where as a result of a cap, floor, collar or similar mechanism the number of Acquiror’s shares to be paid per share of Common Stock to the Company’s stockholders in the transaction is greater or less than it would otherwise have been or a transaction that is not otherwise described in this clause (B)(1) or clause (B)(2) below, the product of (i) the Fair Market Value of the Acquiror’s common stock on the day preceding the date of the Preliminary Change of Control Event and (ii) the number of Acquiror’s shares per share of Common Stock to be paid to the Company’s stockholders in the transaction (provided that the Independent Financial Expert shall make appropriate adjustments to the Fair Market Value of the Acquiror’s common stock referred to above as may be necessary or appropriate to effectuate the intent of this Exhibit C and to avoid unjust or inequitable results as determined in its reasonable good faith judgment, in each case to account for any event impacting the Acquiror’s common stock that is analogous to any of the events described in Article V of this Agreement if the record date, ex date or effective date of that event occurs during or after the 10 trading day period over which such Fair Market Value is measured) and

(2) that is a “fixed value” transaction not covered by clause (B)(1) above, the value per share of Common Stock to be paid to the Company’s stockholders in the transaction;

(C)          that is a transaction contemplating various forms of consideration for each share of Common Stock,

(1) the cash portion, if any, shall be valued as described in clause (A) above,

(2) the Public Stock portion shall be valued as described in clause (B) above and

(3) any other forms of consideration shall be valued by the Independent Financial Expert valuing the Warrants, using one or more valuation methods that the Independent Financial Expert in its best professional judgment determines to be most appropriate, assuming such consideration (if securities) is fully distributed and is to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors  and without applying any discounts to such consideration.

•                  In the event of all other Change of Control Event events, the Fair Market Value per share of the Common Stock on the last trading day preceding the date of the Change of Control Event.

Exercise Price:	The Exercise Price as adjusted and then in effect for the Warrant.

Dividend Rate:	0 (which reflects the fact that the antidilution adjustment provisions cover all dividends).

Interest Rate:

The annual yield as of the Reference Date (expressed on a semi-annual basis in the manner in which U.S. treasury notes are ordinarily quoted) of the U.S. treasury note maturing approximately at the Expiration Date as selected by the Independent Financial Expert.

Put or Call:	Call

Time to Expiration	The number of days from the Expiration Date (as defined in Section 3.3) to the Reference Date divided by 365.

Settlement Date:	The scheduled date of payment of the Cash Redemption Value.

Volatility:

For calculation of Cash Redemption Value in connection with a Change of Control Event with respect to (A) the Warrants or the New Warrants, 20% or (B) the GGO Warrants, the lesser of (1) 30% or (2) the volatility of General Growth Opportunities, Inc. as determined by an Independent Financial Expert engaged to make the calculation, who shall be instructed to assume for purposes of the determination of volatility referred to in this clause (B)(2) that the Change of Control Event had not occurred; provided, however, that if the Warrants, New Warrants or GGO Warrants are adjusted as a result of a Change of Control Event, volatility for purposes of calculating Cash Redemption Value in connection with succeeding Change of Control Events with respect to such warrants (or their successors) shall be as determined by an Independent Financial Expert engaged to make the calculation, who shall be instructed to assume for purposes of the calculation that such succeeding Change of Control Event had not occurred.

Such valuation of the Warrant shall not be discounted in any way.

For illustrative purposes only, an example Black-Scholes model calculation with respect to a hypothetical warrant appears on the following page.

Illustrative Example

Inputs:

S = Underlying Security Price

X = Exercise Price

PV(X) = Present value of the Exercise Price, discounted at a rate of R = X * (e^-(R * T))

V = Volatility

R = continuously compounded risk free rate = 2 * [ ln (1 + Interest Rate / 2) ]

T = Time to Expiration

W = warrant value per underlying share

Z = number of shares underlying warrants

Value = total warrant value

Formulaic inputs:

D1 = [ ln [ S / X ] + (R + (V^2 / 2)) * T)] ÷ (V * ÖT)

D2 = [ ln [ S / X ] + (R - (V^2 / 2)) * T)] ÷ (V * ÖT)

Black-Scholes Formula

W = [N(D1) * S] — [N(D2) * PV(X)]

Where “N” is the cumulative normal probability function

Value = W * Z

Example of a Hypothetical Warrant:(4)

(4)                                  Note:  Amounts calculated herein may not foot due to rounding error.  For precise calculations, decimal points should not be rounded.

Inputs:

Interest Rate = 4.00%

S = $50.00

X = $60.00

PV(X) = $55.43

V = 25%

R = 3.96%

T = 2

Z = 100

Formulaic inputs:

D1                                = [ ln [ S / X ] + (R + (V^2 / 2)) * T)] ÷ (V * ÖT)

= (-0.1149)

D2                                = [ ln [ S / X ] + (R - (V^2 / 2)) * T)] ÷ (V * ÖT)

= (-0.4684)

Black-Scholes Formula

W                                   = [N(D1) * S] — [N(D2) * PV(E)]

= $4.99

Total Warrant Value

Value                = W * Z

= $499

SCHEDULE A

ALLOCATIONS OF WARRANTS AND

UNDERLYING SHARES TO INITIAL INVESTORS

[TO COME]

SCHEDULE B

WARRANT AGENT COMPENSATION

[TO COME]

EXHIBIT K - FORM OF EQUITY COMMITMENT LETTER

[BROOKFIELD ASSET MANAGEMENT INC. LETTERHEAD]

March 31, 2010

REP Investments LLC
c/o Brookfield Asset Management Inc.
Brookfield Place, Suite 300
181 Bay Street, P.O. Box 762
Toronto, Ontario M5J 2T3

Canada

Equity Commitment Letter

Ladies and Gentlemen:

Reference is made to that certain Cornerstone Investment Agreement, dated as of the date hereof, by and between REP Investments LLC, a Delaware limited liability company (“Purchaser”), and General Growth Properties, Inc., a Delaware corporation (“GGP”), as the same may be amended from time to time (the “Investment Agreement”), pursuant to which Purchaser has agreed to, among other things: (i) purchase (the “GGP Share Purchase”) 250,000,000 shares of common stock of the Company on the terms and subject to the conditions set forth in the Investment Agreement and (ii) purchase up to 25,000,000 shares of common stock of GGO pursuant to the Backstop Commitment and GGO Minimum Allocation Right contemplated by Section 2.2 of the Investment Agreement (the transactions referred to in clauses (i) and (ii) being referred to herein as the “Transactions”).  The proceeds of this Commitment, together with the (i) funds deposited in the Escrow Accounts (as defined in the Escrow Agreements) and/or (ii) amounts available to be drawn by Purchaser to fund the Purchase Price and the GGO Purchase Price under Acceptable LCs, shall be used by Purchaser to fund the Purchase Price and the GGO Purchase Price in accordance with, and subject to the conditions contained in the Investment Agreement.  Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Investment Agreement and, for purposes of this letter agreement, the “Company” shall be deemed to refer, prior to consummation of the Plan, to GGP and, on and after consummation of the Plan, the Reorganized Company, as the context requires.

1.                                        Commitment.  In the event of satisfaction or waiver (by Purchaser) of the conditions precedent to Purchaser’s obligation to consummate the Transactions set forth in Section 7.1 of the Investment Agreement and subject to the satisfaction of the conditions set forth below, Brookfield Asset Management Inc. (“Investor”), hereby agrees to provide, or cause to be provided, directly or indirectly to Purchaser at the Closing of the Transactions, an amount in cash equal to the sum of (a) (i) $1,576,000,000 less (ii) an amount equal to the product of the Per Share Purchase Price multiplied by the number of Conversion Shares (such difference, the “GGP Share Purchase Commitment”), solely for the purpose of funding, and to the extent necessary to fund, the GGP Share Purchase, and (b) 63.2% of the amount of the GGO Purchase Price payable at the Closing, up to $79,000,000 (the “GGO Rights Offering Commitment” and, together with the GGP Share Purchase Commitment, the “Commitment”), solely for the purpose of funding, and to the extent necessary to fund, the purchase of 63.2% of the Unsubscribed Shares and 63.2% of the number of shares of GGO Common Stock subscribed for by Purchaser pursuant to the GGO Minimum Allocation Right; provided that Investor and its Permitted Assignees (as defined below) shall not, under any circumstances, be obligated to contribute to, purchase equity or debt of or otherwise provide funds to Purchaser or any other Person in any amount in excess of the Commitment.  Except as permitted in Section 6 of this letter agreement, the Commitment may not be amended, modified, withdrawn or revoked by Investor or Purchaser without the prior written consent of the Company, except in the event the Investment Agreement is terminated in accordance with its terms or this letter agreement is terminated in accordance with its terms.

2.                                        Conditions.  (a) This letter agreement, including the obligation of Investor to fund the Commitment, shall be subject to: (i) the terms of this letter agreement, (ii) the concurrent consummation of the Transactions pursuant to the Investment Agreement and (iii) the concurrent payment to the Purchaser in an amount not less than the excess of the Purchase Price and the GGP Purchase Price over the Commitment consisting of (x) all Commitment Amounts from any Escrow Accounts under the Escrow Agreements (in each case, as such terms are defined in the Escrow Agreements) plus (y) the aggregate face amount of any Acceptable LCs then outstanding.

(b) This letter agreement, and Investor’s obligation to fund the Commitment, will terminate automatically and immediately upon the earliest to occur of: (i) funding of the Commitment in connection with the Closing of the Transactions, or (ii) the Termination Date.

3.                                        Third Party Beneficiaries.  Purchaser and Investor agree that the Company has relied on the existence of this letter agreement and is an express third party beneficiary of the terms of this letter agreement.  This letter agreement shall be binding on Investor solely for the benefit of Purchaser and the Company, and nothing set forth in this letter agreement shall be construed to confer upon or give to any Person other than Purchaser or the Company any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Purchaser to enforce, the Commitment or any provisions of this letter agreement.  Purchaser’s creditors shall have no right to enforce this letter agreement or to cause Purchaser to enforce this letter agreement.  The parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and the Company, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto and the Company any rights or remedies hereunder.

4.                                        No Recourse.  Notwithstanding anything that may be expressed or implied in this letter agreement, no Person other than Investor shall have any obligation hereunder and,

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notwithstanding that Investor may be a partnership, corporation or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future controlling person, director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate, representative or assignee of Investor or any former, current or future controlling person, director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate, representative or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future controlling person, director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate, representative or assignee of Investor or any former, current or future controlling person, director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate, representative or assignee of any of the foregoing, as such, for any obligations of Investor under this letter agreement or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations or their creation.

5.                                        Confidentiality.  This letter agreement and the identity of Investor in connection herewith shall be treated as confidential and is being provided to Purchaser and, if applicable, the Company solely in connection with the transactions contemplated by the Investment Agreement. This letter agreement and the identity of Investor in connection herewith may not be used, circulated, quoted or otherwise referred to, except with the written consent of Investor and Purchaser; provided that no such written consent shall be required (and Investor and its Affiliates shall be free to release such information) for disclosures to Purchaser’s and Investor’s respective Affiliates’ and Purchaser’s, Investor’s and such Affiliates’ respective partners, members, directors, officers, employees, agents, legal, financial, accounting or other advisors, potential debt and equity financing sources, co-sponsors, related investment funds, consultants and other representatives, and representatives of any thereof, so long as such persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 5; provided, further, that Investor and Purchaser may disclose the existence of this letter agreement (i) to the extent required or requested, as appropriate, by law, regulation, judicial or governmental order, subpoena or other legal process or by any governmental, regulatory or supervisory authority or stock exchange (including, to the extent required by law, any Governmental Entity and the applicable rules of the New York Stock Exchange) and (ii) to the Company and its directors, officers and advisors; provided, further, however, to the extent that disclosure is permitted pursuant to clause (i) or (ii) of the foregoing proviso, prior to any such disclosure thereunder, (x) the disclosing party shall (to the extent legally permissible) provide Investor with a reasonable opportunity to review and provide comments on (which comments shall be considered in good faith by the disclosing party), and take reasonably available steps to resist or limit such requirement or request resulting in, such disclosure and (y) with respect to any disclosure to the Company, its directors, officers and advisors (each, a “Recipient”) pursuant to such clause (ii), such disclosure pursuant hereto and the ability of the Company to rely on and enforce the provisions of this Section 5 shall be conditioned on the agreement by such Recipient to keep such information confidential on

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substantially identical terms to those in this Section 5 (including the obligations set forth in clause (x) above).  Notwithstanding the foregoing, the Company and GGP may disclose this letter agreement in any filings required to be made with respect to the Investment Agreement or transactions contemplated thereby with the Securities and Exchange Commission or in connection with any judicial or administrative proceedings in the Bankruptcy Court without any additional notice or consent of the Investor.

6.                                        Assignment.  Except as provided in this Section 6, this letter agreement may not be assigned by any party.  With the consent of Purchaser, Investor may assign a portion of its obligations to fund the Commitment to one or more Affiliates and/or persons who may become members of Purchaser (the “Permitted Assignees”), but in each case only if such assignment shall not delay or impair the funding of the Commitment or the completion of the transactions contemplated by the Investment Agreement; provided, however, that no such assignment shall relieve Investor of its obligations hereunder.  Any attempted assignment in violation of this Section 6 shall be null and void.  This letter agreement may not be terminated, amended or otherwise modified without the prior written consent of Purchaser, the Company and Investor, except to reflect the addition of one or more Permitted Assignees of all or a portion of Investor’s obligations to fund the Commitment.

7.                                        Representations and Warranties.  Investor hereby represents and warrants as follows:

(a)                                           Investor is duly organized, validly existing and in good standing (to the extent its jurisdiction of organization recognizes the concept of good standing) under the laws of its jurisdiction of organization.

(b)                                          The execution, delivery and performance of this letter agreement by Investor is within its corporate, limited partnership, limited liability company or comparable powers and has been duly authorized by all necessary action, and no other proceedings or actions on the part of Investor are necessary to perform its obligations hereunder. This letter agreement is a valid and binding obligation of Investor enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations or similar laws affecting creditors generally or by general equitable principles (whether applied in equity or at law).

(c)                                           The execution, delivery and performance by Investor of this letter agreement do not and will not (i) violate the organizational documents of Investor, (ii) violate any applicable law or regulation or judgment, injunction, order or decree to which Investor or any of its assets are subject or (iii) constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in any breach of or give rise to any right of termination, cancellation, amendment or acceleration or conflict with any right or obligation or Investor, other than, in the case of clauses (ii) and (iii) of this Section 7(c), violations, defaults or breaches which would not impair the ability of Investor to perform its obligations hereunder.

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(d)                                          Investor has and will have on the Closing Date the funding necessary to fund the Commitment.

(e)                                           No notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by Investor of the transactions contemplated by this letter agreement.

(f)                                             The Commitment and this letter agreement reflect the entire agreement among the parties hereto and are subject to no contingencies or conditions other than those set forth herein and therein.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Investor under this letter agreement.

8.                                        Governing Law; Jurisdiction; Waiver of Jury Trial.  This letter agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York applicable to contracts executed in and to be performed therein without regard to the conflicts of law principles thereof.  The parties hereby irrevocably submit to the personal jurisdiction of the Bankruptcy Court (as defined in the Escrow Agreement), solely in respect of the interpretation and enforcement of the provisions of this letter agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided herein or in such other manner as may be permitted by law shall be valid and sufficient service thereof.  If the Bankruptcy Court determines that it does not have subject matter jurisdiction over any action or proceeding arising out of or relating to this letter agreement, then each party (i) agrees that all such actions or proceedings shall be heard and determined in a New York federal court sitting in The City of New York, (ii) irrevocably submits to the jurisdiction of such court in any such action or proceeding, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including, without limitation, a motion to dismiss on the grounds of forum non conveniens, (iv) agrees that it will not bring any action arising out of or relating to this letter agreement or any of the transactions contemplated by this letter agreement in any other court.  THE PARTIES HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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9.                                        Specific Performance; Damages.  The parties agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties (and, for the avoidance of doubt, the Company) shall be entitled to seek specific performance of the terms hereof.  The parties hereby agree that specific performance shall be the sole and exclusive remedy at law or equity with respect to breaches by any of the parties in connection with this letter agreement or the transactions contemplated hereby and that it may not seek or accept any other form of relief that may be available for breach under this letter agreement or the Other Agreements (as defined below) or otherwise in connection with this letter agreement or the transactions contemplated hereby (including monetary damages). The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this letter agreement by any party and to specifically enforce the terms and provisions of this letter agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of each party under this letter agreement. Notwithstanding any other term or condition of this letter agreement, under no circumstance shall Investor’s maximum liability hereunder for any reason, including its knowing and material breach of any of its commitments set forth herein, exceed the Commitment, and such damages shall not include any special, indirect or consequential damages.  Notwithstanding any provision of the Other Agreements or this letter agreement to the contrary, in no event shall Investor be liable to the Company for any damages resulting or stemming from or in any way related to the failure of any other party to the Escrow Agreements, Acceptable LCs or that certain Amended and Restated Limited Liability Company Agreement of Purchaser, dated as of March 31, 2010, by and among the Original Member, the Managing Member and the Members named therein (in each case, as such term is defined therein) to have failed to fund such other party’s respective commitment.

10.                                  Counterparts.  This letter agreement may be executed in any number of counterparts (including by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

11.                                  Notices.  (a) All notices or other communications to be given hereunder to a party to this letter agreement shall be in writing and shall be sent by delivery in person, by courier service, by electronic mail transmission or telecopy addressed as follows or such other address as may be substituted by notice as herein provided:

If to Purchaser, to:

REP Investments LLC

c/o Brookfield Asset Management Inc.

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, Ontario M5J 2T3

Canada
Attention:  Joseph S. Freedman
Telephone:  (416) 956-5182
Electronic Mail:  jfreedman@brookfield.com

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with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019
Attention:                 Marc Abrams, Esq.

Gregory B. Astrachan, Esq.

Paul V. Shalhoub, Esq.

Facsimile: (212) 728-8111

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention:   Stuart S. Koonce, Esq.

Facsimile: (212) 839-8741

If to the Company, to:

General Growth Properties, Inc.

110 N. Wacker Drive

Chicago, IL 60606
Attention: Ronald L. Gern, Esq.

Facsimile:  312-960-5485

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153
Attention: Frederick S. Green, Esq.
Facsimile: (212) 310-8007

If to Investor, to:

c/o Brookfield Asset Management Inc.

Brookfield Place, Suite 300

181 Bay Street

P.O. Box 762

Toronto, Ontario M5J 2T3

Canada
Attention:  Joseph S. Freedman
Telephone:  (416) 956-5182
Electronic Mail:  jfreedman@brookfield.com

with copies (which shall not constitute notice) to:

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Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019
Attention:                 Marc Abrams, Esq.

Gregory B. Astrachan, Esq.

Paul V. Shalhoub, Esq.

Facsimile: (212) 728-8111

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention:   Stuart S. Koonce, Esq.

Facsimile: (212) 839-8741

(b) Any notice given hereunder shall be deemed to have been given upon the earliest of: (i) if delivered by hand during business hours, on the date of delivery and (ii) one (1) day after being sent by any recognized overnight delivery service, return receipt requested.  In the case of notices sent by electronic mail transmission or telecopy, such notices shall be deemed to have been given upon receipt during Business Hours; provided, however, that any notice sent by electronic mail transmission shall only be effective upon confirmation (by telephone, telecopy or electronic confirmation of receipt (other than a confirmation generated automatically)) from the person to whom such notice was sent.

[The remainder of this page is intentionally left blank.]

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Very truly yours,

BROOKFIELD ASSET MANAGEMENT INC.

By:
Name: Joseph Freedman
Title: Senior Managing Partner

By:
Name: Aleksandar Novakovic
Title: Senior Vice President

ACCEPTED AND AGREED:

REP INVESTMENTS LLC

BY:	Brookfield Asset Management Private
Institutional Capital Adviser (Canada) L.P., its managing member

	By:	Brookfield Private Funds Holdings Inc., its general partner

By:
Name: Ric Clark
Title: President

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EXHIBIT L - FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT

ESCROW AGREEMENT, dated as of [•], 2010 (this “Escrow Agreement”), by and among REP Investments LLC, a Delaware limited liability company (“REP”), [                  ] (“Investor”), [                    ] (“Fund”) (solely with respect to Section 21 hereof)](1), General Growth Properties, Inc., a Delaware corporation (“GGP”) and Deutsche Bank National Trust Company, as escrow agent (the “Escrow Agent”).  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Cornerstone Investment Agreement, dated as of March 31, 2010, by and between REP and GGP (as the same may be amended, modified or supplemented from time to time, the “Investment Agreement”).

R E C I T A L S:

WHEREAS, pursuant to the Investment Agreement, REP has agreed to make certain investments in GGP and General Growth Opportunities, Inc. (“GGO”) in accordance with the terms and subject to the conditions set forth therein (the “Investment”);

WHEREAS, as a member of REP, Investor has agreed to make certain capital contributions to REP in order to enable REP to fund a portion of the Purchase Price for the Investment as well as a portion of the GGO Purchase Price;

WHEREAS, in furtherance of the foregoing, and according to the terms and subject to the conditions set forth herein, Investor has agreed to deposit into the Escrow Account (as hereinafter defined) an aggregate amount in cash equal to the Escrow Amount (as hereinafter defined); and

WHEREAS, the parties hereto are entering into this Escrow Agreement to set forth the terms and conditions upon which amounts deposited into the Escrow Account shall be held, invested, reinvested, managed, administered, distributed and disposed of by the Escrow Agent;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Escrow Agreement hereby agree as follows:

1.                                    Appointment of Escrow Agent; Escrow Amount.  REP and Investor hereby appoint the Escrow Agent as the escrow agent under the terms of this Escrow Agreement, and the Escrow Agent hereby accepts such appointment according to the terms and subject to the conditions set forth herein.  On the date hereof, Investor has deposited into the Escrow Account maintained with the Escrow Agent an aggregate of $[•] (the “Commitment Amount”) in cash (all of such aforesaid amount, together with any interest, dividends or other earnings accrued or earned thereon from the date of deposit through the date of release from the Escrow Account, shall be hereinafter referred to as the “Escrow Amount”), and the Escrow Agent hereby

(1) Note to Draft:  Applicable only to Fund agreement.

acknowledges receipt of the Escrow Amount.  The Escrow Agent shall hold, invest, reinvest, manage, administer, distribute and dispose of the Escrow Amount in accordance with the terms and subject to the conditions set forth in this Escrow Agreement.

2.                                    Investment of Escrow Amount.  Until the termination of this Escrow Agreement, the Escrow Amount shall be invested or reinvested in one or more of the following as jointly agreed and instructed by REP and Investor:

(a)                                   Cash currency of the United States of America;

(b)                                  Debt securities issued or directly or indirectly fully guaranteed or insured by the federal government of the United States or any agency or instrumentality thereof and having a maturity of one year or less; and/or

(c)                                   Time deposits or short-term market instruments of the Escrow Agent.

The parties acknowledge and agree that the Escrow Agent shall not be responsible for any diminution in value of the Escrow Account due to losses resulting from investments made pursuant to this Escrow Agreement and in accordance with the terms and conditions herein.  The Escrow Agent shall have the right to liquidate any investment held in order to provide funds necessary to make required payments under this Escrow Agreement.

3.                                    Payments From the Escrow Account.  The Escrow Agent shall hold the Escrow Amount in escrow in the Escrow Account in accordance with the terms and conditions set forth in this Escrow Agreement and shall make payments from the Escrow Account only as provided in this Section 3 or as provided in Sections 8 or 12 below.

(a)                                   REP and Investor shall be paid such amounts as are authorized to be paid to REP and Investor, as applicable, pursuant to Section 4 below.

(b)                                  Without limiting the terms of Section 3(a) above, but subject to the terms and conditions set forth in this Escrow Agreement, in the event that there is a positive balance in the Escrow Account on the Release Date, Investor shall, upon written notice to each party hereto in the form attached hereto as Exhibit II (the “Release Date Notice”), be entitled on the Release Date to be paid the balance of the Escrow Amount out of the Escrow Account; provided that the Release Date Notice may not be delivered unless GGP has consented thereto in writing which shall be evidenced by co-signing the Release Date Notice.  GGP hereby agrees to co-sign the Release Date Notice upon the request of Investor at any time after the occurrence of the Release Date.  For purposes of this Agreement, the Release Date shall mean December 31, 2010, or, in the event that GGP delivers a Termination Date Extension Notice (as defined in the Investment Agreement) prior to December 31, 2010 in the form attached hereto as Exhibit III, the date specified in the Termination Date Extension Notice; provided, however, that in the event GGP elects to extend the Termination Date (as defined in the Investment Agreement) pursuant to (x) clause (i) of the definition of Termination Date, such date shall not be later than January 31, 2011, (y) clause (ii)(B)(X) of the definition of Termination Date to pursue remedies against the non-compliant Other Sponsors (as defined in the Investment Agreement), such date shall not be later than March 31, 2011 or (z) clause (ii)(B)(Y) of the definition of Termination Date to pursue

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remedies against REP, such date shall not be later than the earlier of (A) the one year anniversary of the date a Termination Date Extension Notice is given pursuant to clause (ii)(B)(Y) of the definition of Termination Date or (B) December 31, 2011.

(c)                                   All payments that may be made to REP out of the Escrow Account in accordance with the terms and conditions set forth in this Escrow Agreement shall be made via wire transfer of immediately available funds to the account or accounts of REP set forth in a writing delivered to the Escrow Agent by REP prior to the date of any such payment.  All payments that may be made to Investor out of the Escrow Account in accordance with the terms and conditions set forth in this Escrow Agreement shall be made via wire transfer of immediately available funds to the account or accounts of Investor set forth in a writing delivered to the Escrow Agent by Investor prior to the date of any such payment.

4.                                    Payment Procedures.  The conditions for payment from the Escrow Account to REP or Investor, as applicable, shall be as follows:

(a)                                   If on or prior to 5:00 p.m. U.S. eastern standard time on the Release Date (the “Release Time”), REP and Investor provide written instructions (in the form attached hereto as Exhibit IV, a “Joint Instruction”) to the Escrow Agent instructing the Escrow Agent to pay the Escrow Amount (i) to REP, the Escrow Agent shall pay REP such portion of the Escrow Amount from the Escrow Account as is specified in the Joint Instruction in accordance with the terms hereof and thereof, or (ii) to Investor, the Escrow Agent shall pay Investor such portion of the Escrow Amount from the Escrow Account as is specified in the Joint Instruction in accordance with the terms hereof and thereof; provided that no amounts shall be paid to Investor under this Section 4(a) without the prior written consent of GGP.

(b)                                  If on or prior to the Release Time, Investor delivers an Acceptable LC in favor of REP and REP and Investor provide written instructions to the Escrow Agent instructing the Escrow Agent to pay the Escrow Amount to Investor, Investor shall be entitled to payment of a portion of the Escrow Amount in an amount equal to the face amount of the Acceptable LC plus the excess of the Escrow Amount over the Commitment Amount on the date of distribution from the Escrow Account in accordance with the terms hereof.  Immediately after giving effect to such a payment, the Commitment Amount shall be reduced by the full face amount of such Acceptable LC.  As used herein, “Acceptable LC” shall mean a letter of credit in favor of REP, which letter of credit (i) shall, at the time of issuance, be issued by a United States office of a national bank rated A or better by Standard & Poor’s or Moody’s, having total capital and surplus in excess of $10,000,000,000, (ii) shall be upon such terms as are acceptable and consented to in writing by each of REP, GGP and Investor (in each case acting reasonably), provided that (v) GGP shall have third party beneficiary rights to enforce REP’s rights under such Acceptable LC consistent with its rights hereunder, (w) the principal amount of such Acceptable LC shall equal the Commitment Amount, (x) the conditions to drawdown are equivalent to the provisions set forth in Section 4(c) hereof, (y) the Acceptable LC may not be amended or revoked by the parties thereto without the prior written consent of REP, GGP and Investor and (z) the term of such Acceptable LC shall not expire prior to the Release Date.  No fees and expenses of the Acceptable LC or related to the replacement of the Escrow Amount shall be payable out of the Commitment Amount.

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(c)                                   If on or prior to the Release Time, REP or GGP delivers a written certification in accordance with this Section 4(c), in substantially the form of Exhibit V hereto (the “Closing Funding Certification”), to the Escrow Agent (with a copy of such Closing Funding Certification to be provided to each other party hereto in accordance with the terms of Section 9 hereof), the Escrow Agent shall pay to REP the Commitment Amount from the Escrow Account upon receipt of the Closing Funding Certification by the Escrow Agent in accordance with the terms hereof.  Neither REP nor GGP shall be permitted to deliver to the Escrow Agent the Closing Funding Certification unless and until such time as REP or GGP, as applicable, can and does (i) certify that the conditions set forth in Article VII of the Investment Agreement have been satisfied (other than those conditions that are to be satisfied (and would be capable of being satisfied) by action taken at the Closing) and (ii) attach to such Closing Funding Certification a true and correct copy of (x) an order or judgment of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) requiring specific performance of REP’s obligation to purchase the Shares under the Investment Agreement and (y) an irrevocable confirmation of GGP that if the Purchase Price and GGO Purchase Price are funded, then the Closing will occur.  Upon payment of the Commitment Amount to REP pursuant to this Section 4(c), the balance of the Escrow Amount shall be paid to Investor.

(d)                                  Upon the entitlement of REP or Investor, as applicable, to receive all or a portion of the Escrow Amount, the Escrow Agent shall pay as promptly as practicable (but in no event more than one (1) Business Day following the receipt of written instructions to the Escrow Agent) to REP or Investor, as applicable, the portion of the Escrow Amount to which they are entitled.

5.                                    Conditions to Escrow.  The Escrow Agent agrees to hold the Escrow Account and Escrow Amount and to perform its duties and obligations in accordance with the terms and provisions of this Escrow Agreement.  Each of REP, GGP and Investor acknowledge and agree that the Escrow Agent does not assume any responsibility for the failure of REP, GGP or Investor to perform in accordance with the terms set forth in the Investment Agreement, the LLC Agreement or this Escrow Agreement.  The acceptance by the Escrow Agent of its duties and obligations hereunder is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to the Escrow Agent’s rights, duties, liabilities and immunities:

(a)                                   The Escrow Agent may conclusively rely, and shall be protected in acting or refraining from acting upon, any written notice, certification, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and effectiveness of its provisions but also as to the truth and accuracy of any information therein contained which the Escrow Agent reasonably believes to be genuine and to have been signed and presented by the proper party or parties.  The Escrow Agent is also relieved from the necessity of satisfying itself as to the authority of the Persons executing this Escrow Agreement in a representative capacity.  It is understood and agreed that any references herein to joint instructions or joint written instructions or words of similar import include any instructions signed in counterpart.

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(b)                                  The Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, in each case, except in cases of its own gross negligence or willful misconduct.

(c)                                   The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or its duties and obligations hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the reasonable opinion and reasonable instructions of such counsel.

(d)                                  The Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving notice in writing to each of REP and Investor of such resignation specifying a date (no earlier than thirty (30) days following the date of such written notice) when such resignation will take effect; provided, however, that until a successor Escrow Agent is appointed by REP and Investor (it being agreed that a successor Escrow Agent may only be appointed with the written consent of each of REP and Investor) and such successor accepts such appointment, the Escrow Agent shall continue to hold the Escrow Amount in the Escrow Account and otherwise comply with the terms and conditions set forth in this Escrow Agreement, including the disbursement provisions set forth herein; provided, further, however, that REP and Investor agree to use their commercially reasonable efforts to mutually agree on a successor Escrow Agent within thirty (30) days after the giving of the written notice of resignation by the Escrow Agent as contemplated hereby and if no such successor Escrow Agent shall be appointed within thirty (30) days of such written notice, the Escrow Agent may, at the expense of REP and Investor, (i) appoint a successor Escrow Agent which shall be an internationally recognized national or state-chartered banking, trust or savings association with at least equivalent financial standing and credit rating as the Escrow Agent, (ii) petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or (iii) deposit the Escrow Amount with the Clerk of the Bankruptcy Court at which time the Escrow Agent’s duties and obligations hereunder (but not its liability for any gross negligence or willful misconduct hereof that pre-date the effective date of such resignation for which the Escrow Agent may have liability under the terms of Section 5(b) hereof) shall terminate.  Any successor Escrow Agent shall execute and deliver an instrument accepting such appointment and shall, without further acts, be vested with all the estates, properties, rights, powers, duties and obligations of the predecessor Escrow Agent as if originally named as Escrow Agent.  The resigning Escrow Agent shall thereupon be discharged from any further duties and obligations under this Escrow Agreement (but not its liability for any gross negligence or willful misconduct hereof that pre-date the effective date of such resignation for which the Escrow Agent may have liability under the terms of Section 5(b) hereof).

(e)                                   Except as otherwise provided in Section 5(b), upon disbursement of the entire Escrow Amount pursuant to the terms of Sections 3 or 4 above or to a successor Escrow Agent, the Escrow Agent shall thereafter be discharged from any further obligations hereunder.  The Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees (not subject to a pending appeal) of any court of competent jurisdiction or arbitrator(s) which may be filed, entered or issued, and, if it shall so

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comply or obey, it shall not be liable to any other Person by reason of such compliance or obedience.

(f)                                     In the event that the Escrow Agent shall be uncertain as to its duties, obligations or rights hereunder or shall receive instructions with respect to the Escrow Account which, in its reasonable opinion, are in conflict with other instructions received by it or any provision of this Escrow Agreement, it shall, without liability of any kind, be entitled to hold the Escrow Account (and the Escrow Amount on deposit therein) pending the resolution of such uncertainty to the Escrow Agent’s reasonable satisfaction, by final judgment of the Bankruptcy Court, or the Escrow Agent, at its option, may, in final satisfaction of its duties hereunder, deposit the Escrow Amount with the Clerk of the Bankruptcy Court.

(g)                                  Notwithstanding anything in this Escrow Agreement to the contrary, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6.                                    Indemnification.  [Subject to Section 21 hereof,](2) REP, GGP and Investor severally hereby agree to indemnify the Escrow Agent, its directors, officers and employees and any Person who “controls” the Escrow Agent within the meaning of Section 15 of the Securities Act of 1933, as amended (collectively, the “Indemnified Parties”), for and to hold them harmless against any loss, liability or expense (including, without limitation, all expenses reasonably incurred in its investigation and defense and costs and expenses reasonably incurred in enforcing this right of indemnification) incurred without gross negligence or willful misconduct on the part of any of the Indemnified Parties arising out of or in connection with this Escrow Agreement or its following any instructions or other directions from REP, GGP and Investor, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof.  The provisions of this Section 6 shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement.  For the avoidance of doubt, notwithstanding any term of this Escrow Agreement to the contrary, no amounts payable under this Section 6 shall be paid out of the Commitment Amount.

7.                                    Banking Days.  If any date on which the Escrow Agent is required to make an investment or a payment pursuant to the provisions of this Escrow Agreement is not a banking day, then the Escrow Agent shall make such investment or payment on the next succeeding banking day.

8.                                    Escrow Costs; No Right of Set-off.  The Escrow Agent shall be entitled to be paid a fee for its services pursuant to the Fee Schedule attached as Exhibit I hereto and to be reimbursed for its reasonable costs and reasonable expenses hereunder (including reasonable counsel fees), which fees, reasonable costs and reasonable expenses shall be paid by REP.  Nothing in this Section 8 limits the Escrow Agent’s rights against REP, GGP and Investor for the payment of amounts, if any, due to the Escrow Agent under Section 6 above; provided that no

(2) Note to Draft:  Applicable only to Fund agreement.

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such amount shall be paid out of the Commitment Amount.  The Escrow Agent shall be entitled to withhold from any payment to be made hereunder (other than from payment of the Commitment Amount) to any party hereunder amounts due from such party pursuant to this Escrow Agreement.

The Escrow Agent acknowledges and agrees that it is holding the Escrow Account (and all amounts on deposit therein) in its capacity as Escrow Agent and that it has no right to apply amounts (including any investments) in the Escrow Account against any obligations of the other parties to this Escrow Agreement that do not arise under this Escrow Agreement.

9.                                    Notices.  All notices or other communications to be given hereunder to a party hereto shall be in writing and shall be sent by delivery in person, by courier service, by electronic mail transmission or telecopy addressed as follows or such other address as may be substituted by notice as herein provided:

If to REP:

REP Investments LLC
c/o Brookfield Asset Management Inc.
Brookfield Place, Suite 300
181 Bay Street, P.O. Box 762
Toronto, Ontario M5J 2T3
Attention:  Joseph S. Freedman
Telephone:  (416) 956-5182
Electronic Mail:  jfreedman@brookfield.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019
Attention:             Marc Abrams, Esq.

Gregory B. Astrachan, Esq.

Paul V. Shalhoub, Esq.

Facsimile: (212) 728-8111

Electronic Mail:                mabrams@willkie.com

gastrachan@willkie.com

pshalhoub@willkie.com

If to Investor:

[Intentionally omitted.]

with a copy (which shall not constitute notice) to:

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[Intentionally omitted.]

If to the Escrow Agent:

Deutsche Bank National Trust Company

Trust & Securities Services

101 California St, 47th Fl.

San Francisco, CA 94111

Attention:  Raafat Albert Sarkis, Vice President

Telephone:  415-617-2801

Facsimile:  415-617-4280

Electronic Mail:  raafat.sarkis@db.com

If to GGP, to:

General Growth Properties, Inc.

110 N. Wacker Drive

Chicago, IL 60606
Attention: Ronald L. Gern, Esq.

Facsimile:  312-960-5485

Telephone:  312-960-5540

Email: Ronald.Gern@ggp.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153
Attention: Frederick S. Green, Esq.
Facsimile: (212) 310-8007

Electronic Mail: frederick.green@weil.com

Any notice given hereunder shall be deemed to have been given upon the earliest of, in the case of notices to and from parties within the same country: (i) if delivered by hand during Business Hours, on the date of delivery and (ii)  one (1) day after being sent by any recognized overnight delivery service, return receipt requested.  In the case of notices to and from parties in one country to any other country, such notices shall be deemed to have been given upon the earlier of (A) receipt during Business Hours, and (B) five (5) days after being sent by any internationally recognized courier service, return receipt requested.  In the case of notices sent by electronic mail transmission or facsimile, such notices shall be deemed to have been given upon receipt during Business Hours; provided, however, that any notice sent by electronic mail transmission shall only be effective upon confirmation (by telephone, telecopy or electronic confirmation of receipt (other than a confirmation generated automatically)) from the party to whom such notice was sent.  For purposes of this Section 9, “Business Hours” shall mean between the hours of 9 a.m. and 5 p.m. on a Business Day at the address of the recipient

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for a notice or other communication hereunder.  [Any notice from Fund will only be an effective notice if signed by any two (2) Persons listed on Schedule I hereof.](3)

10.                              Entire Agreement.  This Escrow Agreement, the Subscription Agreement and the LLC Agreement (and, in each case, the schedules and exhibits attached hereto and thereto, if any) contain the entire agreement and understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions.  In the event of any conflict between the terms of this Escrow Agreement and the terms of (i) that certain Subscription Agreement, dated as of March 31, 2010 (the “Subscription Agreement”), by and among REP, Investor and those certain other parties named therein, (ii) that certain letter agreement, dated as of March 31, 2010, by and among REP, Investor, [Fund], Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P. and Trilon Bancorp Inc. (the “Side Letter”) and (iii) that certain Amended and Restated Limited Liability Company Agreement of REP, dated as of March 31, 2010 (the “LLC Agreement” and, together with the Subscription Agreement and the Side Letter, the “Other Agreements”), by and among the Original Member, the Managing Member and the Members named therein (in each case, as such term is defined therein), notwithstanding any other provision of the Other Agreements to the contrary, the terms hereof shall control.

11.                              Successors and Assigns.  None of REP, GGP or Investor shall assign this Escrow Agreement or any rights or obligations hereunder without the prior written consent of REP, GGP and Investor and any such attempted assignment without such prior written consent shall be void and of no force and effect.  Except as expressly contemplated by Section 5(d) above or by the immediately following proviso, the Escrow Agent shall not assign this Escrow Agreement or any rights or obligations hereunder without the prior written consent of REP and Investor; provided, however, that without the consent the parties hereto, the Escrow Agent shall be permitted to assign this Escrow Agreement and its rights and obligations hereunder to any Person who purchases the Escrow Agent or any material portion of its assets, provided that such consent shall be required if the purchaser in any such transaction is not an internationally recognized financial institution with at least an equivalent financial standing and credit rating as the Escrow Agent.  Subject to the foregoing, this Escrow Agreement shall inure to the benefit of and shall be binding upon the successors, heirs, legal representatives and permitted assigns of the parties hereto.

12.                              Payment and Taxation of Interest Earned on Investments of Escrow Deposit.  Investor hereby acknowledges that, for federal, provincial and state income tax purposes, any interest or other earnings earned on the investment of the Escrow Amount shall be income of Investor.  The Escrow Agent shall be responsible for reporting any such interest or other earnings earned on the investment of the Escrow Amount to the IRS, or any other taxing authority, on IRS Form 1099-INT, Form 1042-S or other appropriate form.  Investor shall furnish to the Escrow Agent as soon as practicable after the date hereof, such certificates and

(3) Note to Draft:  Applicable only to the Fund agreement.

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other documents as the Escrow Agent may reasonably request in connection with the foregoing, including, without limitation, a completed, executed Form W-9 or W-8EXP, as applicable.  Within five (5) business days following the end of each calendar quarter, the Escrow Agent shall distribute to Investor from the amount on deposit in the Escrow Account an amount equal to any interest or other earnings earned on the investment of the Escrow Amount for such calendar quarter, less such an amount as the Escrow Agent shall determine in its sole discretion with respect to any tax withholding on such interest or other earnings.

13.                              Amendment; Waiver.  This Escrow Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only, in the case of an amendment or modification, by a written instrument executed by REP, GGP, Investor and the Escrow Agent (it being agreed that the Escrow Agent shall execute such amendment or modification unless such amendment or modification adversely affects the Escrow Agent or imposes additional duties or obligations on it hereunder), or in the case of a waiver, by a written instrument executed by the party or parties waiving compliance.  Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Escrow Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, nor of the breach of any other provision, term, covenant, representation or warranty of this Escrow Agreement and, except as otherwise expressly provided herein, no failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any right of further exercise or the exercise of any other right, power or privilege.

14.                              Severability.  In the event that any part of this Escrow Agreement is declared by the Bankruptcy Court to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Escrow Agreement shall remain in full force and effect.

15.                              Governing Law; Jurisdiction.  This Escrow Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.  The parties hereto irrevocably submit to the jurisdiction of the Bankruptcy Court with respect to any suit, action or proceeding arising out of or relating to this Escrow Agreement.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS ESCROW AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  The parties hereto, on behalf of themselves and their respective heirs, successors, and assigns, hereby covenant and agree to not institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against Investor by reason of or in connection with this Escrow Agreement; provided, however, that nothing shall prohibit REP from instituting an action against Escrow Agent for release of the Escrow Amount or prohibit Escrow Agent from commencing an interpleader action that names REP as a defendant.

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16.                              Section and Paragraph Headings.  The section and paragraph headings in this Escrow Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Escrow Agreement.

17.                              Counterparts.  This Escrow Agreement may be executed and delivered (including, without limitation, by facsimile transmission) in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

18.                              Withholding. Any and all payments to be made to Investor or REP hereunder shall be subject to reduction for any applicable tax, including any applicable withholding tax, whether domestic or foreign.

19.                              Security Procedures.  In the event fund transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the Person or Persons designated on Schedule I hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the Person or Persons so designated.  The individuals authorized to give or confirm funds transfer instructions may be changed only in a writing actually received and acknowledged by the Escrow Agent.  The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Investor or REP to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank.  The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a Person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.  All funds transfer instructions must include the signature of the Person(s) authorizing said funds transfer.

20.                              Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any Person that opens a new account with it.  Accordingly, GGP, Investor and REP acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the identities of Investor and REP including, without limitation, name, address and organizational documents of such party (“identifying information”).  The Escrow Agent agrees that Investor will only provide organizational documents that constitute identifying information which Investor deems reasonably necessary in its sole discretion to comply with Section 326 of the USA PATRIOT Act.  Investor and REP agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

21.                              [Liability as a Custodian.  GGP, REP and the Escrow Agent agree that Investor has entered into this Escrow Agreement solely in its capacity as custodian for Fund and

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that the liability of Investor under this Escrow Agreement shall be limited solely to the extent that it is actually indemnified by Fund in respect of which it acts as custodian as provided in Section 12.28(b) of the LLC Agreement.  Fund agrees that, to the extent the immediately preceding sentence or Section 12.28(b) of the LLC Agreement operates to reduce the amounts for which Investor would otherwise be liable to any Person to whom Investor owes obligations under this Escrow Agreement, Fund agrees to be directly responsible and liable for any such obligations of Investor and to pay or cause to be paid any amounts owing by, or any other liabilities of, Investor to the extent Investor is relieved of liability therefor by the preceding sentence or Section 12.28 of the LLC Agreement.  Fund represents that it enters into this Escrow Agreement in accordance with its authorized functions as set out in the [Intentionally omitted] and in no other capacity and no Person will have any claim against individual members of Fund or any delegates of Fund in connection with the obligations of Fund under this Escrow Agreement and the rights of individual members and delegates of Fund under this sentence are held in trust for them by Fund.](4)

[Remainder of this page intentionally left blank.]

(4) Note to Draft:  Applicable only to Fund agreement.

12

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the date first written above.

REP INVESTMENTS LLC

BY:	Brookfield Asset Management Private Institutional Capital Adviser (Canada) L.P., its managing member

By:	Brookfield Private Funds Holdings Inc., its general partner

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Escrow Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the date first written above.

GENERAL GROWTH PROPERTIES, INC.

By:
Name:
Title:

[Signature Page to Escrow Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the date first written above.

[INVESTOR]

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Escrow Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the date first written above.

[FUND (solely with respect to Section 21 hereof)]

By:
Name:
Title

By:
Name:
Title

[Signature Page to Escrow Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the date first written above.

DEUTSCHE BANK NATIONAL TRUST COMPANY

By:
Name:
Title

By:
Name:
Title

[Signature Page to Escrow Agreement]

EXHIBIT I

Fee Schedule

Administrative Fee	$	[1,000]

The Administrative Fee is payable upon the opening of the Escrow Account.

EXHIBIT II

Release Date Notice

[Investor]

General Growth Properties, Inc.

110 N. Wacker Drive

Chicago, IL 60606

[Date]

Deutsche Bank National Trust Company

Trust & Securities Services

101 California St, 47th Fl.

San Francisco, CA 94111

Attention:  Raafat Albert Sarkis, Vice President

REP Investments LLC

c/o Brookfield Asset Management Inc.

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, Ontario M5J 2T3

Re:  Release Date Notice

Dear Sir or Madam:

This Release Date Notice is being delivered pursuant to and in accordance with Section 3(b) of that certain Escrow Agreement, dated as of [•], 2010 (the “Escrow Agreement”), by and among REP Investments LLC (“REP”), [                    ] (“Investor”) [, [                  ] (solely with respect to Section 21 thereof),] General Growth Properties, Inc. (“GGP”) and Deutsche Bank National Trust Company (the “Escrow Agent”).  Terms used but not otherwise defined herein shall have the meaning given thereto in the Escrow Agreement.

The undersigned hereby certify that this Release Date Notice is being delivered on or after the Release Date in accordance with the terms of Section 3(b) of the Escrow Agreement.  In accordance with the foregoing, the Escrow Agent is hereby instructed by the undersigned to deliver the Escrow Amount from the Escrow Account to the following account:

[insert details of Investor account]

[remainder of page intentionally left blank]

Sincerely,

[INVESTOR]

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Release Date Notice]

Sincerely,

GENERAL GROWTH PROPERTIES, INC.

By:
Name:
Title:

[Signature Page to Release Date Notice]

EXHIBIT III

Termination Date Extension Notice

General Growth Properties, Inc.

110 N. Wacker Drive

Chicago, IL 60606

[Date]

Deutsche Bank National Trust Company

Trust & Securities Services

101 California St, 47th Fl.

San Francisco, CA 94111

Attention:  Raafat Albert Sarkis, Vice President

Re:  Termination Date Extension Notice

Dear Sir or Madam:

This Termination Date Extension Notice is being delivered pursuant to and in accordance with Section 3(b) of that certain Escrow Agreement, dated as of [•], 2010 (the “Escrow Agreement”), by and among REP Investments LLC (“REP”), [                    ] (“Investor”) [, [                  ] (solely with respect to Section 21 thereof),] General Growth Properties, Inc. (“GGP”) and Deutsche Bank National Trust Company (the “Escrow Agent”).  Terms used but not otherwise defined herein shall have the meaning given thereto in the Escrow Agreement.

GGP hereby certifies that it has delivered a notice to REP in accordance with the terms of the Investment Agreement electing to extend the Termination Date to [              ] pursuant to [clause (i) of the definition of Termination Date][clause (ii)(B)(X) of the definition of Termination Date][clause (ii)(B)(Y) of the definition of Termination Date].

Accordingly, the Release Date is [              ] and GGP hereby certifies that the Release Date is not later than the date permitted by Section 3(b) of the Escrow Agreement.

[remainder of page intentionally left blank]

Sincerely,

GENERAL GROWTH PROPERTIES, INC.

By:
Name:
Title:

[Signature Page to Termination Date Extension Notice]

EXHIBIT IV

Joint Instruction

REP Investments LLC

c/o Brookfield Asset Management Inc.

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, Ontario M5J 2T3

[Investor]

[Date]

Deutsche Bank National Trust Company

Trust & Securities Services

101 California St, 47th Fl.

San Francisco, CA 94111

Attention:  Raafat Albert Sarkis, Vice President

Re:  Joint Instruction

Dear Sir or Madam:

This Joint Instruction is being delivered pursuant to and in accordance with Section 4(a) of that certain Escrow Agreement, dated as of [•], 2010 (the “Escrow Agreement”), by and among REP Investments LLC (“REP”), [                  ] (“Investor”) [, [                  ] (solely with respect to Section 21 thereof)] General Growth Properties, Inc. (“GGP”) and Deutsche Bank National Trust Company (the “Escrow Agent”).  Terms used but not otherwise defined herein shall have the meaning given thereto in the Escrow Agreement.

The Escrow Agent is hereby instructed by the undersigned to deliver the [Commitment Amount](5)[Escrow Amount] from the Escrow Account to the following account:

[insert details of REP account][insert details of Investor account]

[remainder of page intentionally left blank]

(5) Note to Draft:  Applicable where funds are paid into REP account.

Sincerely,

REP INVESTMENTS LLC

BY:	Brookfield Asset Management Private Institutional Capital Adviser (Canada) L.P., its managing member

By:	Brookfield Private Funds Holdings Inc., its general partner

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Joint Instruction]

Sincerely,

[INVESTOR]

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Joint Instruction]

AND

ONLY IF THIS JOINT INSTRUCTION IS DELIVERED PURSUANT TO SECTION 4(a)(ii) OF THE ESCROW AGREEMENT:

[GENERAL GROWTH PROPERTIES, INC.]

By:
Name:
Title:

[Signature Page to Joint Instruction]

EXHIBIT V

Closing Funding Certification

[REP Investments LLC

c/o Brookfield Asset Management Inc.

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, Ontario M5J 2T3]

[General Growth Properties, Inc.

110 N. Wacker Drive

Chicago, IL 60606]

[Date]

Deutsche Bank National Trust Company

Trust & Securities Services

101 California St, 47th Fl.

San Francisco, CA 94111

Attention:  Raafat Albert Sarkis, Vice President

Re:  Closing Funding Certification

Dear Sir or Madam:

This Closing Funding Certification is being delivered pursuant to and in accordance with Section 4(c) of that certain Escrow Agreement, dated as of [•], 2010 (the “Escrow Agreement”), by and among REP Investments LLC (“REP”), [                  ] (“Investor”) [, [                  ] (solely with respect to Section 21 thereof)] and Deutsche Bank National Trust Company (the “Escrow Agent”).  Terms used but not otherwise defined herein shall have the meaning given thereto in the Escrow Agreement.

The undersigned hereby certifies that (i) the conditions set forth in Article VII of the Investment Agreement have been satisfied (other than those conditions that are to be satisfied (and would be capable of being satisfied) by action taken at the Closing) and (ii) attached hereto is a true and correct copy of each of (x) an order or judgment of the Bankruptcy Court requiring specific performance of REP’s obligation to purchase the Shares under the Investment Agreement and (y) an irrevocable confirmation of GGP that if the Purchase Price and GGO Purchase Price are funded, then the Closing will occur.

The Escrow Agent is hereby instructed by the undersigned to deliver the Commitment Amount from the Escrow Account to the following account:

[insert details of REP account]

[remainder of page intentionally left blank]

Sincerely,

REP INVESTMENTS LLC

BY:	Brookfield Asset Management Private Institutional Capital Adviser (Canada) L.P., its managing member

By:	Brookfield Private Funds Holdings Inc., its general partner

By:
Name:
Title:

By:
Name:
Title:

CC:  [Investor]

[GGP]

[Signature Page to Closing Funding Certification]

Sincerely,

GENERAL GROWTH PROPERTIES, INC.

By:
Name:
Title:

CC:  [Investor]

[REP]

[Signature Page to Closing Funding Certification]

SCHEDULE I

Telephone Number(s) for Call-Backs and Person(s) Designated to Give or Confirm Funds Transfer Instructions

If to REP:

Name	Telephone Number

1.	[•]

2.	[•]

If to Investor:

Name	Telephone Number

1.	[•]

2.

Telephone call-backs shall be made to each of REP and Investor if joint instructions are required pursuant to this Escrow Agreement.  [For the avoidance of doubt, a call-back for the Investor must be made to one of the Fund employees listed above.](6)

Periodically, REP and/or Investor may issue payment orders to us to transfer funds by federal funds wire.  The Escrow Agent reviews the orders to determine compliance with the governing documentation and to confirm signature by the appropriate party, in accordance with the list previously supplied to the Escrow Agent.  The Escrow Agent’s policy requires that, where practicable, it undertake callbacks to a party other than the individual who signed the payment order to verify the authenticity of the payment order.

Inasmuch as a Person is the only employee in his or her office who can confirm wire transfers, the Escrow Agent will call him or her to confirm any federal funds wire transfer payment order purportedly issued by him or her.  Such Person’s continued issuance of payment orders to the Escrow Agent and confirmation in accordance with this procedure will constitute such Person’s agreement (1) to the callback security procedure outlined herein and (2) that the security procedure outlined herein constitutes a commercially reasonable method of verifying the authenticity of payment orders.  Moreover, REP and Investor agree to accept any risk associated with a deviation from this policy.

(6) Note to Draft:  Applicable to Fund agreement only.

Exhibit M

NON-CONTROL AGREEMENT

This Non-Control Agreement (this “Agreement”) is dated as of [•] 2010 (the “Effective Date”), by and between General Growth Properties, Inc., a Delaware corporation (the “Company”), [Purchaser under the Investment Agreement] (“Investor”)(1) and any Brookfield Consortium Member who signs a counterpart signature hereto.

WHEREAS, Investor has entered into that certain Cornerstone Investment Agreement, dated as of [•], 2010 (the “Investment Agreement”), that contemplates, among other things, the purchase by Investor and other Brookfield Consortium Members of shares of Common Stock subject to the terms and conditions contained therein;

WHEREAS, the transactions contemplated by the Investment Agreement are intended  to assist the Company in its plans to recapitalize and emerge from bankruptcy and is not intended to constitute a change of control of the Company or otherwise give Investor the power to control the business and affairs of the Company;

WHEREAS, as a material condition to the Company’s and Investor’s obligations to consummate the transactions contemplated by the Investment Agreement, the Company and Investor have agreed to execute this Agreement; and

WHEREAS, certain terms used in this Agreement are defined in Section 4.1.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

COMPANY RELATED PRINCIPLES

SECTION 1.1                          Board of Directors.  So long as Investor and the Investor Parties, collectively, shall Beneficially Own more than ten percent (10%) of the outstanding shares of Common Stock, none of Investor or the Investor Parties shall take any action that is inconsistent with its support for the following corporate governance principles:

(a)                                  A majority of the members of the Board shall be Independent Directors, where “Independent Director” means a director who satisfies all standards for independence promulgated by the New York Stock Exchange (or the applicable exchange where shares of Common Stock are then listed);

(b)                                 the Board shall have a nominating committee, a majority of which shall be Disinterested Directors;

(1) REP and other permitted Purchasers under the Investment Agreement will sign.

(c)                                  except as regards voting to elect the Purchaser Board Designees (as such term is defined in the Investment Agreement), in connection with any stockholder meeting or consent solicitation relating to the election of members of the Board, Investor shall, and shall cause the other Investor Parties to, vote in such election of members of the Board all Common Stock that is Beneficially Owned by the Investor Parties in proportion to the Votes Cast;

(d)                                 the Board shall consist of nine (9) members and not be increased or reduced, unless approved by seventy-five percent (75%) of the Board;

(e)                                  any Change in Control (other than a transaction contemplated by Section 2.1(b)(ii)) in which a Large Stockholder or its controlled Affiliate is the acquiror or part of the acquiror group or is proposed to be directly or indirectly combined with the Company must be approved by a majority of the Disinterested Directors as if it were an Affiliated Transaction involving such Large Stockholder and by a majority of the voting power of the stockholders (other than such Large Stockholder or its controlled Affiliates); and

(f)                                    any Change in Control (other than a transaction contemplated by Section 2.2(b)(v)) in which any Large Stockholder or its controlled Affiliate receives per share consideration in its capacity as a stockholder of the Company in excess of that to be received by other stockholders, must be approved by a majority of the Disinterested Directors as if it were an Affiliated Transaction involving such Large Stockholder and by a majority of the voting power of the stockholders (other than such Large Stockholder or its controlled Affiliates).

The Company shall not waive any provisions similar to Sections 1.1(c), (e) or (f) above for any Large Stockholder under any other agreement unless the Company grants a similar waiver under this Agreement.

SECTION 1.2                          Voting.

(a)                                  Subject to Sections 1.1(c), (e) and (f), in connection with any matter being voted on at a stockholder meeting or in a consent solicitation that the Board has recommended that the stockholders of the Company approve, Investor and the other Investor Parties may vote the shares of Common Stock that they Beneficially Own against or in favor of such matter, in their sole and absolute discretion.

(b)                                 Subject to Sections 1.1(c), (e) and (f), in connection with any matter being voted on at a stockholder meeting or in a consent solicitation that the Board has recommended that the stockholders of the Company not approve, Investor and the other Investor Parties may vote the shares of Common Stock that they Beneficially Own:

(i)                                     against such matter; or

(ii)                                  in favor of such matter; provided, however, that if Investor and the other Investor Parties (taken as a whole) Beneficially Own shares of Common Stock that represent more than the Voting Cap of the then-outstanding Common Stock, then, with respect to the shares that account for the excess over the Voting Cap, Investor shall, and shall cause the other Investor Parties to, vote in proportion to the Votes Cast.

2

(c)                                  For purposes of Section 1.2(b)(ii), the number of shares of Common Stock that are Beneficially Owned by Investor and the Brookfield Consortium Members shall not include any Common Stock held by any independently operated business unit of Brookfield Asset Management Inc. or any Affiliate thereof (each such independently operated business unit, a “Brookfield Investment Advisor”) (i) in trust for the benefit of persons other than Investor or any Brookfield Consortium Member, (ii) in mutual funds, open- or closed-end investment funds or other pooled investment vehicles sponsored, managed or advised or subadvised by such Brookfield Investment Advisor, (iii) as agent and not principal, or (iv) in any other case where such Brookfield Investment Advisor is disaggregated from Brookfield Asset Management Inc. for the purposes of Section 13(d) of the Exchange Act; provided, however, that (A) in each case, such shares of Common Stock were acquired in the ordinary course of business of the Brookfield Investment Advisor’s respective investment management or securities business and not with the intent or purpose on the part of Investor or the Brookfield Consortium Members of influencing control of the Company or avoiding the provisions of this Agreement and (B) where appropriate, “Chinese walls” or other informational barriers and other procedures have been established.

SECTION 1.3                          Related Party Transactions.

(a)                                  Without the approval of a majority of the Disinterested Directors, Investor shall not, and shall not permit any of the Investor Parties to (and use all reasonable efforts to cause any Affiliate of any Investor Party not to), engage in any Affiliated Transaction.  “Affiliated Transaction” means (i) any transaction or series of related transactions, directly or indirectly, between the Company or any Subsidiary of the Company, on the one hand, and any of the Investor Parties, on the other hand, or (ii) without limiting the Company’s obligation to comply with Sections 1.5 and 1.6 hereof, with respect to the purchase or sale of Common Stock by any of the Investor Parties, any waiver of any limitation or restriction with respect to such purchase or sale in the Charter or the Transaction Documents, including any exemption from the Ownership Limit (as defined in the Charter); provided, however, that none of the following shall constitute an Affiliated Transaction:

(i)                                     transactions expressly contemplated in the Transaction Documents;

(ii)                                  customary compensation arrangements (whether in the form of cash or equity awards), expense reimbursement, director insurance coverage and/or indemnification arrangements (and related advancement of expenses) in each case for Board designees, or any use by such persons, for Company business purposes, of aircraft, vehicles, property, equipment or other assets owned or customarily provided to members of the Board by the Company or any of its Subsidiaries; and

(iii)                               any transaction or series of transactions if the same is in the Ordinary Course of Business and does not involve payments by the Company in excess of [$•] in the aggregate for such transaction or series of transactions.

(b)                                 Following the Closing (as such term is defined in the Investment Agreement), any decisions by the Company regarding material amendments or modifications of the Plan (as such term is defined in the Investment Agreement) or waivers of the Company’s material rights under the Plan, shall require the approval of the majority of Disinterested

3

Directors to the extent such amendment, modification or waiver relates to any Brookfield Consortium Member’s rights or obligations.

SECTION 1.4                          No Other Voting Restrictions.  For the avoidance of doubt, except as restricted herein or in any Transferee Agreement or by applicable Law, Investor and the other Investor Parties may vote the Common Stock that they Beneficially Own in their sole and absolute discretion.

SECTION 1.5                          Amendment of the Charter.  The Company hereby agrees that following the Closing Date, without the consent of Investor, the Company shall not amend (or propose to amend) the provisions of the Charter in a manner that would:  (a) amend the restriction on Beneficial Ownership (as such term is defined in the Charter) of the outstanding capital stock of the Company to a level other than 9.9%; (b) amend the restriction on Constructive Ownership (as such term is defined in the Charter) of the outstanding capital stock of the Company to a level other than 9.9%; or (c) amend any waiver from the restrictions set forth in the foregoing clauses (a) and (b) granted to any Brookfield Consortium Member in any manner adverse to any Brookfield Consortium Member.

SECTION 1.6                          Waiver of Ownership Limited in the Charter.  The Company and the Board shall take all appropriate and necessary action to ensure that the ownership limitations set forth in the Charter shall be waived with respect to Investor, the Brookfield Consortium Members, any Brookfield Investment Advisor and any Person (other than a transferee under Section 2.2(b)(vi) unless such transferee executes a Transferee Agreement) to whom Investor, any Brookfield Consortium Member or any Brookfield Investment Advisor has transferred any of the Common Stock or Warrants in accordance with the terms of this Agreement and the Investment Agreement, provided, insofar as the waiver relates to Investor, a Brookfield Consortium Member, a Brookfield Investment Advisor or any transferee, as the case may be, who owns (or would, following such transfer, own) interests in excess of the Ownership Limit (as defined in the Charter), that the Company has been provided with a certificate containing the representations and covenants set forth on Exhibit D to the Investment Agreement (or, to the extent necessitated by the organizational structure of the party providing such certificate, a certificate substantially similar to such Exhibit D) from such Investor, Brookfield Consortium Member, Brookfield Investment Advisor or transferee, or in the case of a transferee, a certificate containing the representations and covenants set forth on Exhibit D to the Investment Agreement (or, to the extent necessitated by the organizational structure of the party providing such certificate, a certificate substantially similar to Exhibit D) as modified to allow such transferee to own stock or other equity interests in a tenant of the Company or its Subsidiaries to the extent such ownership would not result in (i) the Company or any of its REIT Subsidiaries other than GGP-Natick Trust or GGP Ivanhoe, Inc. recognizing more than $1 million of “related party rent” in any year or (ii) GGP Natick Trust or GGP Ivanhoe, Inc. recognizing more than $100,000 of “related party rent” in any year.  The parties hereto agree that the Company may, in the discretion of the Board, grant to third parties any other waivers from restrictions set forth in the Charter.

4

ARTICLE II

INVESTOR RELATED COVENANTS

SECTION 2.1                          Ownership Limitations.

(a)                                  Except as provided in Section 2.1(b), Investor agrees that it (together with the other Investor Parties) shall not acquire Economic Ownership of shares of Common Stock that would result in the Investor Parties in the aggregate Economically Owning a percentage of the then-outstanding Common Stock on a Fully Diluted Basis that is greater than the Ownership Cap.  For the avoidance of doubt, no Person shall be in violation of this Section 2.1 as a result of (i) any acquisition by the Company of any Common Stock; (ii) any change in the percentage of the Investor Parties’ Economic Ownership of Common Stock that results from a change in the aggregate number of shares of Common Stock outstanding; or (iii) any change in the number of shares of Common Stock Economically Owned by the Investor Parties as a result of any anti-dilution adjustments to any Equity Securities (as defined in the Investment Agreement) Economically Owned by any Investor Party.

(b)                                 Notwithstanding Section 2.1(a), any of the Investor Parties may acquire Economic Ownership of shares of Common Stock that would result in the Investor Parties (taken as a whole) having Economic Ownership of a percentage of the then-outstanding Common Stock on a Fully Diluted Basis that is greater than the Ownership Cap under any of the following circumstances:

(i)                                     acquisitions of shares pursuant to any pro-rata stock dividend or stock distribution effected by the Company and approved by a majority of the Independent Directors;

(ii)                                  if such acquisition is pursuant to a tender offer or exchange offer, in each case that includes an offer for all outstanding shares of Common Stock owned by the Target Stockholders, or a merger, consolidation, binding share exchange or similar transaction pursuant to an agreement with the Company, so long as in each case (A) such offer, merger, consolidation, binding share exchange or similar transaction is approved by a majority of the Disinterested Directors or by a special committee comprised of Disinterested Directors (such tender offer or exchange offer, an “Approved Offer”, and such merger, consolidation, binding share exchange or similar transaction, an “Approved Merger”), and (B) in any such Approved Offer, a majority of the Target Shares are tendered into such Approved Offer and not withdrawn prior to the final expiration of such Approved Offer, or in such Approved Merger, a majority of the Target Shares that are voted (in person or by proxy) on the related transaction proposal are voted in favor of such proposal.  As used in this Section 2.1(b)(ii):  “Target Shares” means the then-outstanding shares of Common Stock not owned by the Investor Parties; and “Target Stockholders” means the stockholders of the Company other than the Investor Parties.

(c)                                  The limitation set forth in Section 2.1(a) may only be waived by the Company if a majority of the Disinterested Directors consent thereto.

5

SECTION 2.2                          Transfer Restrictions.

(a)                                  Subject to Section 2.2(b), unless approved by a majority of the Independent Directors, Investor shall not, and shall not permit any of the Investor Parties to sell or otherwise transfer or agree to transfer (each of the foregoing, a “Transfer”), directly or indirectly, any shares of Common Stock that are held directly or indirectly by Investor or any of the other Investor Parties if, immediately after giving effect to such Transfer, the Person that acquires such Common Stock (other than any underwriter acting in such capacity in an underwritten public offering of such shares) would, together with its Affiliates, to the actual knowledge (“Knowledge”) of the transferor Beneficially Own more than ten percent (10%) of the then-outstanding Common Stock.  A transferor shall be deemed to have Knowledge of any transferee’s Beneficial Ownership of Common Stock if the transferor has actual knowledge of the identity of the transferee and such Beneficial Ownership has been, at the time of the agreement to transfer, publicly disclosed in accordance with Section 13 of the Exchange Act.

(b)                                 The limitations in Section 2.2(a) shall not apply, and any Investor Party may Transfer freely:

(i)                                     to any Person (including any Affiliate of Investor) if such Person (A) has executed and delivered to the Company a Transferee Agreement (as defined below), and (B) has provided the Company with a certificate containing the representations set forth on Exhibit D of the Investment Agreement (or, to the extent necessitated by the organizational structure of the party providing such certificate, a certificate substantially similar to such Exhibit D) as modified to allow such Transferee to own stock or other equity interests in a tenant of the Company or its Subsidiaries to the extent such ownership would not result in (i) the Company or any of its REIT Subsidiaries other than GGP-Natick Trust or GGP Ivanhoe, Inc. recognizing more than $1 million of “related party rent” each year or (ii) GGP-Natick Trust or GGP Ivanhoe, Inc. recognizing more than $100,000 of “related party rent” each year;

(ii)                                  to one or more underwriters or initial purchasers acting in their capacity as such in a manner not intended to circumvent the restrictions contained in Section 2.2(a);

(iii)                               in a sale in the public market, in accordance with Rule 144, including the volume and manner of sale limitations set forth therein;

(iv)                              in any Merger Transaction (other than a transaction contemplated by Section 2.2(b)(v) below) or transaction contemplated by clause (iii) of the definition of Change of Control (A) in which (in either case) no Investor Party or Affiliate thererof is the acquiror or part of the acquiring group or is proposed to be combined with the Company and (B) that has been approved by the Board and a majority of the stockholders (it being understood that this clause (iv) does not affect the agreement of the parties under Sections 1.1(e) or 1.1(f));

(v)                                 in connection with a tender or exchange offer that (A) is not solicited by any Investor Party or its Affiliate (unless such transaction was approved in accordance

6

with Section 2.1(b)(ii)) and in which all holders of Common Stock are offered the opportunity to sell shares of Common Stock and (B) complies with applicable securities laws, including Rule 14d-10 promulgated under the Exchange Act; and

(vi)                              in connection with any bona fide mortgage, encumbrance, pledge or hypothecation of capital stock to a financial institution in connection with any bona fide loan.

(c)                                  No Transfer under Sections 2.2(b)(i) shall be valid unless and until the Transferee Agreement has been executed by the Transferee and delivered to the Company.  For the purpose of this Agreement a “Transferee Agreement” means a new agreement executed between the Company and the Transferee (to which the Investor is not a party) substantially in the form of this Agreement or in such other form as is reasonably satisfactory to the Company except that:

(i)                                     notwithstanding Section 1.1(c), in connection with any stockholder meeting or consent solicitation relating to the election of members of the Board, any member of a Transferee Group that has executed a Transferee Agreement may vote the shares of Common Stock that it Beneficially Owns in favor of one director candidate in its sole and absolute discretion and regarding any other director candidates in such election, the Transferee must vote in proportion to the Votes Cast;

(ii)                                  references herein to “Investor” shall be deemed to apply to Transferees and references herein to “Brookfield Consortium Members” or “Investor Parties” shall be deemed to apply to the Transferee’s respective Transferee Groups as the context requires (other than in Sections 1.2(c), 1.5 and 3.1); and

(iii)                               any obligation on the part of Investor hereunder to cause the Investor Parties to take any action or refrain from taking any action shall only apply to the Investor Parties controlled by the Transferee and the Transferee Agreement shall provide that the Transferee shall use all reasonable efforts to cause Affiliates that the Transferee does not control to take or refrain from taking the action that it is otherwise required to cause under this Agreement.

SECTION 2.3                          Purchaser Board Designees.

(a)                                  Notwithstanding anything contained herein to the contrary, the provisions in Article I (collectively, the “Stockholder Protection Provisions”) shall be suspended and shall not apply in the event that the Purchaser Board Designees that Investor is entitled to designate under the terms of Section 5.10 of the Investment Agreement are not elected at a stockholders’ meeting at which the stockholders voted on the election of such Purchaser Board Designees (any such period, a “Suspension Period”); provided, however, that this Section 2.3(a) shall apply only if Investor has complied with its obligations under Section 5.10 of the Investment Agreement, including Investor’s timely designation of Purchaser Board Designees.  No Suspension Period shall be deemed to occur during any reasonable period of time during which a Purchaser Board Designee is being replaced upon the death, resignation, retirement, disqualification or removal from office of such Purchaser Board Designee.  Any Suspension Period shall end upon the

7

election of the Purchaser Board Designees that Investor is entitled to designate under the terms of Section 5.10 of the Investment Agreement.  At all times other than during a Suspension Period, the Stockholder Protection Provisions shall apply in full force and effect.

(b)                                 Notwithstanding anything contained herein or in the Investment Agreement, no Person that acquires Common Stock from the Investor Parties or from any other Person shall have any rights of Investor under Section 5.10 of the Investment Agreement with respect to the designation of members of the Board.

ARTICLE III

TERMINATION

SECTION 3.1                          Termination of Agreement.  This Agreement may be terminated as follows (the date of such termination, the “Termination Date”):

(a)                                  as to Investor or any Transferee, if such Person and the Company mutually agree to terminate this Agreement, but only if the Disinterested Directors have approved such termination;

(b)                                 upon five (5) days notice by the Investor, at any time after (i) the Unaffiliated Stockholders Beneficially Own more than seventy percent (70%) of the then-outstanding Common Stock and (ii) the Investor Parties Beneficially Own less than fifteen percent (15%) of the then-outstanding Common Stock on a Fully Diluted Basis;

(c)                                  without any further action by the parties hereto, as to Investor and the Investor Parties, if the Brookfield Consortium Members Beneficially Own less than ten percent (10%) of the then-outstanding Common Stock on a Fully Diluted Basis;

(d)                                 as to any Transferee, if the Transferee Group Beneficially Owns less than 10% of the then-outstanding Common Stock on a Fully Diluted Basis;

(e)                                  without any other action by the parties hereto, upon the consummation of a Change of Control not involving Investor or an Investor Party as a purchaser of any direct or indirect interest in the Company or any of its assets or properties; provided that the Investor Parties shall not have violated this Agreement in connection with any transaction under this clause; and

(f)                                    without any other action by the parties hereto, upon the consummation of: (i) a sale of all or substantially all of the assets the Company and its Subsidiaries (determined on a consolidated basis), in one transaction or series of related transactions; or (ii) the acquisition (by purchase, merger or otherwise) by any Person or Group of Beneficial Ownership of voting securities of the Company entitling such Person or Group to exercise ninety percent (90%) or more of the total voting power of all outstanding securities entitled to vote generally in elections of directors of the Company; provided that the Investor Parties shall not have violated this Agreement in connection with any transaction under the preceding clauses (i) and (ii).

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SECTION 3.2                          Procedure upon Termination.  In the event of termination pursuant to Section 3.1, this Agreement shall terminate on the Termination Date without further action by Investor and the Company.

SECTION 3.3                          Effect of Termination.  In the event that this Agreement is validly terminated as provided in this Article III, then each of the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the other party; provided, however, that Article V shall survive any such termination and shall be enforceable hereunder; provided further, however, that nothing in this Section 3.3 shall relieve any party hereto of any liability for a breach of a representation, warranty or covenant in this Agreement prior to the Termination Date.

ARTICLE IV

DEFINITIONS

SECTION 4.1                          Defined Terms.  For purposes of this Agreement, the following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Agreement:

(a)                        “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this Agreement, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

(b)                       “Beneficial Ownership” by a Person of any securities means “beneficial ownership” as used for purposes of Rule 13d-3 adopted by the SEC under the Exchange Act; provided, however, to the extent the term “Beneficial Ownership” is used in connection with any obligation on the part of an Investor Party to vote, or direct the vote, of shares of Common Stock, “Beneficial Ownership” by a Person of any securities shall be deemed to refer solely to those securities with respect to which such Person possesses the power to vote or direct the vote.  The term “Beneficially Own” shall have a correlative meaning.

(c)                        “Board” means the Board of Directors of the Company.

(d)                       “Brookfield Consortium Member” shall have the meaning ascribed thereto in the Investment Agreement.

(e)                        “Business Day” means any day other than (i) a Saturday, (ii) a Sunday, or (iii) any day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

(f)                          “Change of Control” means any transaction involving (i) a Merger Transaction, (ii) a sale of all or substantially all of the assets the Company and its Subsidiaries (determined on a consolidated basis), in one transaction or series of related transactions, or (iii) the consolidation, merger, amalgamation, reorganization (other than

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pursuant to the Plan contemplated by the Investment Agreement) of the Company or a similar transaction in which the Company is combined with another Person, unless shares of Common Stock held by holders who are not affiliated with the Company or any entity acquiring the Company remain unchanged or are exchanged for, converted into or constitute solely (except to the extent of applicable appraisal rights or cash received in lieu of fractional shares) the right to receive as consideration Public Stock and the Persons or Group who beneficially own the outstanding Common Stock of the Company immediately before consummation of the transaction beneficially own more than 50% (by voting power) of the outstanding voting stock of the combined or surviving entity or new parent immediately thereafter.

(g)                       “Charter” means [the Certificate of Incorporation of the Company dated as of xxxxxx xx, 2010][Insert Charter adopted pursuant to Section 5.14(b) of the Investment Agreement.]

(h)                       “Common Stock”  means the common stock, par value $0.01 per share, of the Company, as authorized by the Charter as of the Effective Date, and any successor security as provided by Section 5.11.

(i)                           “Disinterested Director” shall mean (i) with respect to an Affiliated Transaction or potential Affiliated Transaction, a director who (A) is not Affiliated with, and was not nominated by, any Investor Party or Affiliate of an Investor Party that is a participant in such transaction or potential transaction and (B) who has no personal financial interest in the transaction (other than the same interest, if a stockholder of the Company, as the other stockholders of the Company) and (ii) with respect to any matter other than an Affiliated Transaction, a director who is not Affiliated with, and was not nominated by, any Investor Party.

(j)                           “Economic Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has (i) “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act or (ii) economic interest in such security as a result of any cash-settled total return swap transaction or any other swap, other derivative or “synthetic” ownership arrangement (in which case the number of securities with respect to which such Person has Economic Ownership shall be determined by the Company in it reasonable judgment based on such Person’s equivalent net long position); provided, however, that for purposes of determining Economic Ownership, a Person shall be deemed to be the Economic Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).  For purposes of this Agreement, a Person shall be deemed to be the Economic Owner of any securities Economically Owned by any Group of which such Person is or becomes a member.  The term “Economically Own” shall have a correlative meaning.

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(k)                        “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same may be amended and shall be in effect from time to time.

(l)                           “Fair Market Value” means, with respect to each share of Public Stock,  the average of the daily volume weighted average prices per share of such Public Stock for the ten consecutive trading days immediately preceding the day as of which Fair Market Value is being determined, as reported on the New York Stock Exchange, or if such shares are not listed on the New York Stock Exchange, as reported by the principal U.S. national or regional securities exchange or quotation system on which such shares are then listed or quoted; provided, however, that in the absence of such listing or quotations, the Fair Market Value of such shares shall be the fair market value per share as determined by an Independent Financial Expert appointed for such purpose, using one or more valuation methods that the Independent Financial Expert in its best professional judgment determines to be most appropriate, assuming such shares are fully distributed and are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.

(m)                     “Fairholme Non-Control Agreement” means the Non-Control Agreement, dated as of the date hereof, among the Company, [The Fairholme Fund and The Fairholme Focused Income Fund].

(n)                       “Fully Diluted Basis” means all outstanding shares of the Common Stock assuming the exercise of all outstanding Share Equivalents, without regard to any restrictions or conditions with respect to the exercisability of such Share Equivalents.

(o)                       “Governmental Entity” means any (i) nation, region, state, province, county, city, town, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, court or tribunal, or other entity), (iv) multinational organization or body or (v) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature or any other self-regulatory organizations.

(p)                       “Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder.

(q)                       “Independent Financial Expert” means a nationally recognized financial advisory firm approved by a majority of the Disinterested Directors.

(r)                          “Investor Parties” means (i) with respect to any Brookfield Consortium Member that is a party to this Agreement or has executed a Transferee Agreement, the Brookfield Consortium Members and (ii) with respect to each Transferee that has executed a Transferee Agreement, the applicable Transferee Group; provided, however, that none of the Company, any Subsidiary of the Company or any Brookfield Investment Advisor shall be deemed to be an Investor Party.

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(s)                        “Large Stockholder” means a Person that is the Beneficial Owner of more than ten percent (10%) of the outstanding shares of Common Stock on a Fully Diluted Basis.

(t)                          “Law” means any statutes, laws (including common law), rules, ordinances, regulations, codes, orders, judgments, decisions, injunctions, writs, decrees, applicable to the Company, Common Stock or Investor Parties.

(u)                       “Merger Transaction” means any transaction involving the acquisition (by purchase, merger or otherwise) by any Person or Group of Beneficial Ownership of voting securities of the Company entitling such Person or Group to exercise a majority of the total voting power of all outstanding securities entitled to vote generally in elections of directors of the Company.

(v)                       “Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company consistent with past practice.

(w)                     “Ownership Cap” means (i) with respect to the Brookfield Consortium Members, forty-five percent (45%) and (ii) with respect to each Transferee, the lower of (x) forty-five (45%) of the then-outstanding Common Stock on a Fully Diluted Basis and (y) the sum of five percent (5%) and the percentage of the outstanding Common Stock on a Fully Diluted Basis that the Transferee Economically Owns as of (and after giving effect to) such Transfer.

(x)                         “Pershing Non-Control Agreement” means the Non-Control Agreement, dated the date hereof, among the Company, [Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd.]

(y)                       “Person” means an individual, a group (including a “group” under Section 13(d) of the Exchange Act), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

(z)                         “Public Stock” means common stock listed on a recognized U.S. national securities exchange with an aggregate market capitalization (held by non-Affiliates of the issuer) in excess of $1 billion in Fair Market Value.

(aa)                  “Rule 144” means Rule 144 promulgated by the SEC under the Securities Act, or any successor rule or regulation hereafter adopted by the SEC, as the same may be amended and shall be in effect from time to time.

(bb)                “SEC” means the Securities and Exchange Commission or any other federal agency then administering the Exchange Act, the Securities Act and other federal securities laws.

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(cc)                  “Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same may be amended and shall be in effect from time to time.

(dd)                “Share Equivalent” means any stock, warrants, rights, calls, options or other securities exchangeable or exercisable for, or convertible into, shares of Common Stock.

(ee)                  “Subsidiary” means, with respect to a Person, any corporation, limited liability company, partnership, trust or other entity of which such Person owns (either alone, directly, or indirectly through, or together with, one or more of its Subsidiaries) 50% or more of the equity interests the holder of which is generally entitled to vote for the election of the board of directors or governing body of such corporation, limited liability company, partnership, trust or other entity.

(ff)                      “Unaffiliated Stockholders” means, as of the date of the action in question, any Person not Affiliated with Brookfield Asset Management, Inc., Fairholme Capital Management LLC, Pershing Capital Management L.P., any transferee who is a party to a Transferee Agreement or any of their respective Affiliates.

(gg)                “Transaction Documents” means, individually or collectively, the Investment Agreement or the Warrant.

(hh)                “Transferee” means, any proposed transferee of securities pursuant to Sections 2.2(b)(i) or 2.2(b)(vi).

(ii)                        “Transferee Group” means, with respect to (i) any Transferee that is a Brookfield Consortium Member, any Brookfield Consortium Member or (ii) any other Transferee (other than Transferees that are Brookfield Consortium Members), such Transferee, its Affiliates and any Person of which such Transferee is a general partner, managing member or equivalent thereof.

(jj)                        “Votes Cast” means the aggregate number of shares of Common Stock that are properly voted for or against any action to be taken by stockholders, excluding any shares to the extent the holder of such shares is contractually required to vote in proportion of the total number of votes cast pursuant to this Agreement, the Fairholme Non-Control Agreement, the Pershing Non-Control Agreement or any transferee agreement executed hereunder or thereunder.

(kk)                  “Voting Cap” means (i) with respect to the Brookfield Consortium Members, 30% and (ii) with respect to any Transferee Group, the lower of (x) 30% of the then-outstanding Common Stock on a Fully Diluted Basis and (y) the sum of 5% and the percentage of the outstanding Common Stock on a Fully Diluted Basis that the Transferee Beneficially Owns as of (and after giving Effect to) such Transfer.

(ll)                        “Warrants” means the New Warrants (as defined in the Investment Agreement).

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ARTICLE V

MISCELLANEOUS

SECTION 5.1                          Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be considered given if given in the manner, and be deemed given at times, as follows:  (a) on the date delivered, if personally delivered; (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; or (c) on the next Business Day after being sent by recognized overnight mail service specifying next business day delivery, in each case with delivery charges pre-paid and addressed to the following addresses:

If to Investor, to:

REP Investments LLC
c/o Brookfield Asset Management Inc.
Brookfield Place, Suite 300
181 Bay Street
P.O. Box 762
Toronto, Ontario M5J 2T3
Canada
Attention: Joseph Freedman
Facsimile: (416) 365-9642

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:                         Marc Abrams, Esq.

Gregory B. Astrachan, Esq.

Paul V. Shalhoub, Esq.

Facsimile: (212) 728-8111

If to Company, to:

General Growth Properties, Inc.

110 N. Wacker Drive

Chicago, IL 60606
Attention: Ronald L. Gern, Esq.
Facsimile: 312-960-5485

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

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New York, NY 10153
Attention:                         Marcia L. Goldstein, Esq.

Frederick S. Green, Esq.

Gary T. Holtzer, Esq.

Malcolm E. Landau, Esq.

Facsimile: (212) 310-8007

SECTION 5.2                          Assignment; No Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party without the prior written consent of the other party.  This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

SECTION 5.3                          Prior Negotiations; Entire Agreement.  This Agreement (including the exhibits hereto and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties hereto with respect to the subject matter of this Agreement.

SECTION 5.4                          Governing Law; Venue.  THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE.  BOTH PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF, AND VENUE IN, DELAWARE AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

SECTION 5.5                          Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto, and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

SECTION 5.6                          Expenses.  Except as otherwise provided in this Agreement, Investor and the Company shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

SECTION 5.7                          Waivers and Amendments.  Subject to Section 5.2, this Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by Investor and the Company (with the approval of a majority of the Disinterested Directors) or, in the case of a waiver, by the party waiving compliance, and subject, to the extent required, to the approval of the Bankruptcy Court.  No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver on

15

the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.  The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

SECTION 5.8                          Construction.

(a)                        The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(b)                       Unless the context otherwise requires, as used in this Agreement:  (i) “or” shall mean “and/or”; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in visual electronic form; (v) words of one gender shall be construed to apply to each gender; and (vi) the terms “Article” and “Section” refer to the specified Article or Section of this Agreement.

SECTION 5.9                          Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 5.10                    Equitable Relief.  It is hereby acknowledged that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed fully by the parties hereto in accordance with the terms specified herein, and that monetary damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto relying hereon in the event that the undertakings and provisions contained in this Agreement were breached or violated.  Accordingly, each party hereto hereby agrees that each other party hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of the undertakings and provisions hereof and to enforce specifically the undertakings and provisions hereof in any court of the United States or any state having jurisdiction over the matter; it being understood that such remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

SECTION 5.11                    Successor Securities.  The provisions of this Agreement pertaining to shares of Common Stock shall apply to all shares of Common Stock Beneficially Owned by any Investor Party and any voting equity securities of the Company, regardless of class, series, designation or par value, that are issued as a dividend on or in any other distribution in respect of, or as a result of a reclassification (including a change in par value) in respect of, shares of

16

Common Stock or other shares of the Company which, as provided by this section, are considered as shares of Common Stock for purposes of this Agreement and shall also apply to any voting equity security issued by any company that succeeds, by merger, consolidation, a share exchange, a reorganization of the Company or any similar transaction, to all or substantially all the business of the Company, or to the ownership thereof, if such security was issued in exchange for or otherwise as consideration for or in respect of shares of Common Stock (or other shares considered as shares of Common Stock, as provided by this definition) in connection with such succession transaction.

SECTION 5.12                    Voting Procedures.  If, in connection with any stockholder meeting or consent solicitation, Investor or the Brookfield Consortium Members are required under the terms of this Agreement to vote in proportion to the Unaffiliated Stockholders, then the parties shall cooperate to determine appropriate procedures and mechanics to facilitate such proportionate voting.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

GENERAL GROWTH PROPERTIES, INC.

By:
Name:
Title:

[REP INVESTMENTS LLC]

By:
Name:
Title:

EXHIBIT N - CERTAIN REIT INVESTORS*

AEW Capital Management

AllianceBerstein

APG Investments

Cohen & Steers

Fidelity

Heitman Real Estate

ING Clarion

Invesco

JP Morgan Asset Management

LaSalle Investment Management

Morgan Stanley Investment Management

RREEF America

Wellington

*      It is not intended that private equity funds within or managed by any of the investors above be included in this list.